     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 14, 1997
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 EGGHEAD, INC.

             (Exact name of registrant as specified in its charter)

         WASHINGTON                        5734                        91-1296187
  (State of Incorporation)     (Primary Standard Industrial         (I.R.S. Employer
                                Classification Code Number)      Identification Number)

                                                                                          GEORGE P. ORBAN
                     22705 E. MISSION AVENUE                                               EGGHEAD, INC.
                 LIBERTY LAKE, WASHINGTON 99019                                       22705 E. MISSION AVENUE
                         (509) 921-2880                                           LIBERTY LAKE, WASHINGTON 99019
(Address and telephone number of registrant's principal executive                          (509) 921-2880
                            offices)                                            (Name, address and telephone number
                                                                                       of agent for service)

                            ------------------------

                                   COPIES TO:

             EVELYN CRUZ SROUFE                              THOMAS P. PALMER
                Perkins Coie                      Tonkon, Torp, Galen, Marmaduke & Booth
        1201 Third Avenue, 40th Floor                      888 S.W. Fifth Avenue
       Seattle, Washington 98101-3099                   Portland, Oregon 97204-2099
               (206) 583-8502                                 (503) 221-1440

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective and the effective time of the merger (the "Merger") of Surplus Direct with and into North Face Merger Sub, Inc., a wholly owned subsidiary of Egghead, Inc. ("Egghead"), as described in the Agreement and Plan of Merger, dated as of April 30, 1997, as amended (the "Merger Agreement"), attached as Annex I to the Proxy Statement/Prospectus forming a part of this Registration Statement.
                            ------------------------

    If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                            PROPOSED MAXIMUM    PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF              AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
     SECURITIES TO BE REGISTERED         BE REGISTERED         PER SHARE         OFFERING PRICE     REGISTRATION FEE
Common Stock
  par value $.01 per share...........     5,600,000(1)           $0.311            $1,742,000            $0(2)

(1) The number of shares of Egghead Common Stock to be issued in the transaction in exchange for shares of Surplus Direct Common Stock and Surplus Direct Preferred Stock and upon exercise of the Surplus Direct Options to be assumed by the Registrant.

(2) The filing fee of $0 is calculated in accordance with Rule 457(f) under the Securities Act. Pursuant to Rule 457(f) under the Securities Act and Section 6(b) of the Securities Act, as amended, the $528 fee is offset by the filing fee of $579 previously paid by Egghead in connection with the filing of preliminary proxy materials on May 27, 1997. Accordingly, $0 is payable upon the filing of this Registration Statement.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

                                                                   July   , 1997

Dear Shareholder:

    You are cordially invited to attend a Special Meeting of Shareholders (the "Egghead Special Meeting") of Egghead, Inc. ("Egghead"), which will be held on Thursday, August 14, 1997, at 9:00 a.m., local time, at the Crescent Court Ballroom, West 707 Main Street, Spokane, Washington 99201.

    At the Egghead Special Meeting, you will be asked to approve the issuance (the "Issuance") of shares of common stock of Egghead (the "Egghead Common Shares") to the shareholders of Surplus Software, Inc. (d.b.a. Surplus Direct) ("Surplus Direct") pursuant to an Agreement and Plan of Merger, dated as of April 30, 1997, as amended (the "Merger Agreement"), among Egghead, Surplus Direct, the principal shareholders of Surplus Direct and North Face Merger Sub, Inc., a wholly owned subsidiary of Egghead ("Merger Sub"). The Merger Agreement provides that (i) Egghead will issue up to 5,600,000 Egghead Common Shares in exchange for all outstanding shares of common stock and preferred stock of Surplus Direct and upon the exercise of certain options to acquire common stock of Surplus Direct to be assumed by Egghead and (ii) Surplus Direct will merge with and into Merger Sub (the "Merger").

    EGGHEAD'S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE ISSUANCE AND THE MERGER ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, EGGHEAD AND ITS SHAREHOLDERS AND HAS UNANIMOUSLY APPROVED THE ISSUANCE AND THE MERGER. EGGHEAD'S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE ISSUANCE AT THE EGGHEAD SPECIAL MEETING.

    You should read carefully the accompanying Notice of Egghead Special Meeting of Shareholders and the Joint Proxy Statement/Prospectus for details of the Issuance and the Merger.

    Whether or not you plan to attend the Egghead Special Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope. If you attend the Egghead Special Meeting, you may vote in person if you wish, even if you previously have returned your proxy card. Your prompt response will be greatly appreciated.

                                          Sincerely,

                                               [SIGNATURE]

                                          George P. Orban
                                          CHAIRMAN OF THE BOARD AND
                                            CHIEF EXECUTIVE OFFICER

                                 EGGHEAD, INC.
                               ------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 14, 1997

                            ------------------------

TO THE SHAREHOLDERS OF EGGHEAD, INC.:

    A Special Meeting of Shareholders (the "Egghead Special Meeting") of Egghead, Inc., a Washington corporation ("Egghead"), will be held on Thursday, August 14, 1997, at 9:00 a.m., local time, at the Crescent Court Ballroom, West 707 Main Street, Spokane, Washington 99201, to consider and vote on a proposal to approve the issuance (the "Issuance") of shares of common stock, par value $.01 per share, of Egghead (the "Egghead Common Shares") pursuant to an Agreement and Plan of Merger, dated as of April 30, 1997, as amended (the "Merger Agreement"), among Egghead, Surplus Software, Inc., an Oregon corporation (d.b.a. Surplus Direct) ("Surplus Direct"), the principal shareholders of Surplus Direct and North Face Merger Sub, Inc., a wholly owned subsidiary of Egghead. A COPY OF THE MERGER AGREEMENT IS ATTACHED AS ANNEX I TO THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.

    Only holders of record of Egghead Common Shares at the close of business on July 8, 1997, the record date for the Egghead Special Meeting, are entitled to notice of and to vote at the Egghead Special Meeting and any adjournment or postponement thereof. The affirmative vote of holders representing a majority of the Egghead Common Shares present or represented by proxy at the Egghead Special Meeting and entitled to vote is necessary to approve the Issuance.

    WHETHER OR NOT YOU PLAN TO ATTEND THE EGGHEAD SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED BY SIGNING AND RETURNING A LATER-DATED PROXY WITH RESPECT TO THE SAME SHARES, BY FILING WITH THE SECRETARY OF EGGHEAD A WRITTEN REVOCATION BEARING A LATER DATE OR BY ATTENDING AND VOTING IN PERSON AT THE EGGHEAD SPECIAL MEETING.

                                          By Order of the Board of Directors,

                                                  [SIGNATURE]

                                          Brian W. Bender
                                          SECRETARY

22705 East Mission Avenue
Liberty Lake, Washington 99019
July   , 1997
       IF YOU CANNOT ATTEND THE EGGHEAD SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD APPOINTING GEORGE P. ORBAN AND BRIAN W. BENDER AS YOUR PROXIES.

                                  [LETTERHEAD]

                                                                   July   , 1997

Dear Shareholder:

    You are cordially invited to attend a Special Meeting of Shareholders (the "Surplus Direct Special Meeting") of Surplus Software, Inc. (d.b.a. Surplus Direct) ("Surplus Direct"), which will be held on Thursday, August 14, 1997, at 9:00 a.m., local time, at the principal executive offices of Surplus Direct, 489 North Eighth Street, Suite 100, Hood River, Oregon 97031.

    At the Surplus Direct Special Meeting, you will be asked to approve the Agreement and Plan of Merger, dated as of April 30, 1997, as amended (the "Merger Agreement"), among Egghead, Inc. ("Egghead"), Surplus Direct, the principal shareholders of Surplus Direct and North Face Merger Sub, Inc. ("Merger Sub"), pursuant to which (i) Egghead will issue up to 5,600,000 shares of the common stock of Egghead (the "Egghead Common Shares") in exchange for all outstanding shares of Common Stock (the "Surplus Direct Common Stock") and Series A Preferred Stock (the "Surplus Direct Preferred Stock") of Surplus Direct and upon the exercise of options to purchase Surplus Direct Common Stock (the "Surplus Direct Options") to be assumed by Egghead, (ii) Surplus Direct will be merged with and into Merger Sub (the "Merger"), and (iii) Surplus Direct will become a wholly owned subsidiary of Egghead. The maximum number of Egghead Common Shares to be issued is fixed at 5,600,000; however, the allocation of the Egghead Common Shares among the Surplus Direct Common Stock, the Surplus Direct Preferred Stock and the Surplus Direct Options will be determined in accordance with the Merger Agreement based on the average closing price of Egghead Common Shares during the 30-day period ending three days prior to the closing of the Merger. For example, if such average price is $4.125, each outstanding share of Surplus Direct Common Stock and Surplus Direct Preferred Stock will be converted into 1.53 and 2.08 Egghead Common Shares, respectively, and the terms of each Surplus Direct Option assumed by Egghead will be adjusted to reflect the conversion ratio for the Surplus Direct Common Stock. Egghead Common Shares are traded on the Nasdaq National Market (symbol "EGGS"). Surplus Direct shareholders will receive cash in lieu of any fractional Egghead Common Share. The closing price per Egghead Common Share on July 11, 1997 was $4.50.

    SURPLUS DIRECT'S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, SURPLUS DIRECT AND ITS SHAREHOLDERS AND HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT. SURPLUS DIRECT'S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AT THE SURPLUS DIRECT SPECIAL MEETING.

    You should read carefully the accompanying Joint Proxy Statement/Prospectus for details of the Merger and additional related information.

    Whether or not you plan to attend the Surplus Direct Special Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope. If you attend the Surplus Direct Special Meeting, you may vote in person if you wish, even if you previously have returned your proxy card. Your prompt response will be greatly appreciated.

                                          Sincerely,

                                                     [SIGNATURE]

                                          Jonathan W. Brodeur
                                          PRESIDENT

                             SURPLUS SOFTWARE, INC.
                               ------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 14, 1997
                            ------------------------

TO THE SHAREHOLDERS OF SURPLUS SOFTWARE, INC.:

    A Special Meeting of Shareholders (the "Surplus Direct Special Meeting") of Surplus Software, Inc., an Oregon corporation (d.b.a. Surplus Direct) ("Surplus Direct"), will be held on Thursday, August 14, 1997, at 9:00 a.m., local time, at the principal executive offices of Surplus Direct, 489 North Eighth Street, Suite 100, Hood River, Oregon 97031, to consider and vote upon a proposal to approve the terms of an Agreement and Plan of Merger, dated as of April 30, 1997, as amended (the "Merger Agreement"), among Surplus Direct, the principal shareholders of Surplus Direct, Egghead, Inc., a Washington corporation ("Egghead"), and North Face Merger Sub, Inc., a wholly owned subsidiary of Egghead ("Merger Sub"), pursuant to which Surplus Direct will merge with and into Merger Sub (the "Merger") and Surplus Direct will become a wholly owned subsidiary of Egghead.

    THE MERGER IS DESCRIBED IN THE ACCOMPANYING JOINT PROXY
STATEMENT/PROSPECTUS, AND A COPY OF THE MERGER AGREEMENT IS ATTACHED AS ANNEX I THERETO.

    Only holders of record of the Common Stock (the "Surplus Direct Common Stock") and the Series A Preferred Stock (the "Surplus Direct Preferred Stock") of Surplus Direct (together, the "Surplus Direct Stock") at the close of business on July 8, 1997, the record date for the Surplus Direct Special Meeting, are entitled to notice of and to vote at the Surplus Direct Special Meeting and any adjournment or postponement thereof. Holders of Surplus Direct Stock will be entitled to dissenters' rights as further described in the accompanying Joint Proxy Statement/Prospectus.

    The affirmative vote at the Surplus Direct Special Meeting of holders representing a majority of the outstanding shares of Surplus Direct Common Stock and a majority of the outstanding shares of Surplus Direct Preferred Stock, each voting as a separate class, is necessary to approve the Merger Agreement. Pursuant to an agreement with Egghead, Surplus Direct shareholders who hold 93.9% of the outstanding shares of Surplus Direct Common Stock and 99.3% of the outstanding shares of Surplus Direct Preferred Stock have agreed to vote for approval of the Merger Agreement.

    WHETHER OR NOT YOU PLAN TO ATTEND THE SURPLUS DIRECT SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED BY SIGNING AND RETURNING A LATER-DATED PROXY WITH RESPECT TO THE SAME SHARES, BY FILING WITH THE SECRETARY OF SURPLUS DIRECT A WRITTEN REVOCATION BEARING A LATER DATE OR BY ATTENDING AND VOTING IN PERSON AT THE SURPLUS DIRECT SPECIAL MEETING.

                                          By Order of the Board of Directors

                                                    [SIGNATURE]

                                          Gregory J. Boudreau
                                          CHAIRMAN, CHIEF EXECUTIVE OFFICER AND
                                          SECRETARY

489 North Eighth Street, Suite 100
Hood River, Oregon 97031
July   , 1997

        IF YOU CANNOT ATTEND THE SURPLUS DIRECT SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD
        APPOINTING GREGORY J. BOUDREAU AND JONATHAN W.
        BRODEUR AS YOUR PROXIES.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD, NOR MAY OFFERS TO BUY BE ACCEPTED, PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS JOINT PROXY STATEMENT PROSPECTUS SHALL NOT CONSTITUTE AND OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JULY 14, 1997
                                 EGGHEAD, INC.
                                PROXY STATEMENT
                             ---------------------

                             SURPLUS SOFTWARE, INC.
                                PROXY STATEMENT
                             ---------------------

                                 EGGHEAD, INC.
                                   PROSPECTUS

    This Joint Proxy Statement/Prospectus is being furnished to holders (the "Egghead Shareholders") of shares of common stock, par value $.01 per share (the "Egghead Common Shares"), of Egghead, Inc., a Washington corporation ("Egghead"), in connection with the solicitation of proxies by Egghead's Board of Directors (the "Egghead Board") for use at the Special Meeting of Egghead Shareholders to be held on Thursday, August 14, 1997, at 9:00 a.m., local time, at the Crescent Court Ballroom, West 707 Main Street, Spokane, Washington 99201, and at any adjournment or postponement thereof (the "Egghead Special Meeting").

    This Joint Proxy Statement/Prospectus is also being furnished to holders (the "Surplus Direct Shareholders") of shares of common stock, no par value (the "Surplus Direct Common Stock"), and of Series A Preferred Stock, no par value (the "Surplus Direct Preferred Stock" and, together with the Surplus Direct Common Stock, the "Surplus Direct Stock"), of Surplus Software, Inc., an Oregon corporation (d.b.a. Surplus Direct) ("Surplus Direct"), in connection with the solicitation of proxies by Surplus Direct's Board of Directors (the "Surplus Direct Board") for use at the Special Meeting of Surplus Direct Shareholders to be held on Thursday, August 14, 1997, at 9:00 a.m., local time, at the principal executive offices of Surplus Direct, 489 North Eighth Street, Suite 100, Hood River, Oregon 97031, and at any adjournments or postponements thereof (the "Surplus Direct Special Meeting" and, together with the Egghead Special Meeting, the "Special Meetings").

    This Joint Proxy Statement/Prospectus relates to the Agreement and Plan of Merger, dated as of April 30, 1997, as amended (the "Merger Agreement"), among Egghead, North Face Merger Sub, Inc., a wholly owned subsidiary of Egghead ("Merger Sub"), Surplus Direct and the principal shareholders of Surplus Direct (the "Principal Shareholders"), which provides for the merger of Surplus Direct with and into Merger Sub, with Merger Sub as the surviving corporation (the "Merger"). Subject to the terms and conditions of the Merger Agreement, Egghead will issue up to 5,600,000 Egghead Common Shares in exchange for all outstanding shares of Surplus Direct Common Stock and Surplus Direct Preferred Stock and upon the exercise of options to purchase Surplus Direct Common Stock (the "Surplus Direct Options") to be assumed by Egghead. The maximum number of Egghead Common Shares to be issued is fixed at 5,600,000; however, the allocation of the Egghead Common Shares among the Surplus Direct Common Stock, the Surplus Direct Preferred Stock and the Surplus Direct Options will be determined in accordance with the Merger Agreement based on the average closing price (the "Closing Average") of Egghead Common Shares during the 30-day period ending three days prior to the closing of the Merger (the "Closing"). For example, if the Closing Average is $4.125, each outstanding share of Surplus Direct Common Stock and Surplus Direct Preferred Stock will be converted into
1.53 and 2.08 Egghead Common Shares, respectively, and the terms of each Surplus Direct Option assumed by Egghead will be adjusted to reflect the conversion ratio for the Surplus Direct Common Stock. Cash will be paid in lieu of any fractional Egghead Common Share. A copy of the Merger Agreement is attached hereto as Annex I.

    The consummation of the Merger is subject, among other things, to: (i) the approval of the issuance of Egghead Common Shares pursuant to the Merger Agreement (the "Issuance") by the affirmative vote of the holders of a majority of the Egghead Common Shares present or represented by proxy and entitled to vote at the Egghead Special Meeting; and (ii) the approval of the Merger Agreement by holders of a majority of the outstanding shares of Surplus Direct Common Stock and a majority of the outstanding shares of Surplus Direct Preferred Stock, each voting as a separate class, at the Surplus Direct Special Meeting.

    This Joint Proxy Statement/Prospectus constitutes the Prospectus of Egghead filed as part of a Registration Statement on Form S-4 (together with any amendments or supplements thereto, the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the Egghead Common Shares constituting the Issuance. All information concerning Egghead and Merger Sub contained in this Joint Proxy Statement/Prospectus has been furnished by Egghead, and all information concerning Surplus Direct contained in this Joint Proxy Statement/Prospectus has been furnished by Surplus Direct.

    The Egghead Common Shares are quoted on the Nasdaq National Market. Shares of Surplus Direct Common Stock and Surplus Direct Preferred Stock are not traded on any stock exchange or the Nasdaq National Market. On April 30, 1997, the last full trading day prior to announcement of the execution of the Merger Agreement, the closing price of an Egghead Common Share, as reported on the Nasdaq National
Market, was $4.625. On July   , 1997, the last trading day prior to the date of
this Joint Proxy Statement/Prospectus, the closing price of an Egghead Common
Share, as reported on the Nasdaq National Market, was $      .
                         ------------------------------
    FOR A DESCRIPTION OF CERTAIN SIGNIFICANT CONSIDERATIONS IN CONNECTION WITH THE MERGER AND RELATED MATTERS DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, SEE "RISK FACTORS" BEGINNING ON PAGE 20.

    This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to Egghead Shareholders and Surplus Direct Shareholders
on or about July   , 1997.

    THE EGGHEAD COMMON SHARES ISSUABLE IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                         ------------------------------
      The date of this Joint Proxy Statement/Prospectus is July   , 1997.

                                    CONTENTS

AVAILABLE INFORMATION.................          1

INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE...........................          1

TRADEMARKS............................          2

FORWARD-LOOKING INFORMATION...........          2

SUMMARY...............................          3

RISK FACTORS..........................         20

EGGHEAD SPECIAL MEETING...............         28

SURPLUS DIRECT SPECIAL MEETING........         30

BACKGROUND OF AND REASONS FOR THE
  MERGER..............................         32
  Background of the Merger............         32
  Reasons for the Merger..............         37
  Opinion of Egghead's Financial
    Advisor...........................         40

THE MERGER............................         44
  Terms of the Merger Agreement.......         44
  Effective Time of the Merger........         45
  Exchange of Certificates............         45
  Indemnification; Holdback Shares....         46
  Assumption of Surplus Direct
    Options...........................         47
  Bridge Loan; Repayment of Surplus
    Direct Debt.......................         47
  Quotation of the Egghead Common
    Shares on the Nasdaq National
    Market............................         47
  Representations and Warranties......         47
  Business of Surplus Direct Pending
    the Merger........................         48
  Certain Covenants of Egghead........         49
  No Solicitation.....................         50
  Conditions; Waivers.................         50
  Amendment; Termination..............         52
  Certain Federal Income Tax
    Consequences......................         52
  Resale of Egghead Common Shares
    Issued in the Merger..............         55
  Accounting Treatment................         55
  Composition of the Egghead Board....         55
  Management and Operations of Surplus
    Direct After the Merger...........         56
  Fees and Expenses...................         56
  Rights of Dissenting Surplus Direct
    Shareholders......................         56
  Interests of Certain Persons in the
    Merger............................         58
  Shareholders Agreement..............         59
  Registration Rights Agreement.......         59

BUSINESS OF EGGHEAD...................         60
  General.............................         60
  Market Overview.....................         60
  Products and Services...............         61
  Retail Operations...................         61
  1-800-EGGHEAD and Internet Commerce
    Operations........................         62
  Marketing, Advertising and
    Promotion.........................         63
  Merchandising.......................         63
  Distribution........................         64
  Competition.........................         64
  Employees...........................         65
  Trademarks and Trade Names..........         65
  Properties..........................         65

EGGHEAD SELECTED FINANCIAL DATA.......         67

EGGHEAD MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS...............         68

BENEFICIAL OWNERSHIP OF EGGHEAD COMMON
  SHARES..............................         75

MANAGEMENT OF EGGHEAD.................         78

EGGHEAD EXECUTIVE COMPENSATION........         80

CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS OF EGGHEAD.............         85

BUSINESS OF SURPLUS DIRECT............         86
  Market Overview.....................         86
  Business Strategy...................         86
  Products and Product Sources........         87

  Customers...........................         88
  Marketing...........................         88
  Distribution........................         89
  Competition.........................         90
  Intellectual Property...............         90
  Employees...........................         90
  Properties..........................         90

SURPLUS DIRECT SELECTED FINANCIAL
  DATA................................         91

SURPLUS DIRECT MANAGEMENT'S DISCUSSION
  AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS...........         92

BENEFICIAL OWNERSHIP OF SURPLUS DIRECT
  STOCK...............................         97

MANAGEMENT OF SURPLUS DIRECT..........         99

SURPLUS DIRECT EXECUTIVE
  COMPENSATION........................         99

CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS OF SURPLUS DIRECT......         99

PRO FORMA CONDENSED FINANCIAL
  STATEMENTS..........................        100

DESCRIPTION OF EGGHEAD CAPITAL
  STOCK...............................        106

COMPARATIVE RIGHTS OF SURPLUS DIRECT
  SHAREHOLDERS AND EGGHEAD
  SHAREHOLDERS........................        106
  Size and Classification of the Board
    of Directors......................        106
  Cumulative Voting...................        106
  Removal of Directors................        107
  Special Meetings of Shareholders....        107
  Action Without Meeting..............        107
  Amendments to Articles..............        107
  Inspection of Shareholder Lists.....        108
  Dividends...........................        108
  Amendment of Bylaws.................        109
  Transactions Involving Officers or
    Directors.........................        109
  Filling Vacancies on the Board of
    Directors.........................        109
  Limitation of Liability of Directors
    and Indemnification...............        110
  Provisions Affecting Acquisitions
    and Business Combinations.........        111
  Mergers, Consolidations and Other
    Transactions......................        112

LEGAL OPINION.........................        112

TAX OPINION...........................        112

EXPERTS...............................        112

PROPOSALS BY EGGHEAD SHAREHOLDERS.....        112

Annex I--    Agreement and Plan of Merger,
             dated as of April 30, 1997, as
             amended, among Egghead, Merger
             Sub, Surplus Direct and the
             Principal Shareholders

Annex II--   Shareholders Agreement, dated as
             of April 30, 1997

Annex III--  Amendments, dated as of April 30,
             1997, to Employment Agreements
             between Surplus Direct and each
             of Gregory J. Boudreau, Jonathan
             W. Brodeur and Stephen M. Wood

Annex IV--   Opinion of Donaldson, Lufkin &
             Jenrette Securities Corporation

Annex V--    Sections 60.551-.594 of the
             Oregon Business Corporation Act

                             AVAILABLE INFORMATION

    Egghead is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at certain regional offices of the Commission located at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such information can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a Web site (http://www.sec.gov) that contains certain reports, proxy statements and other information regarding Egghead. Material filed by Egghead also can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006. Surplus Direct is not subject to the information and reporting requirements of the Exchange Act.

    This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, also are available for inspection and copying as set forth above. Statements contained in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

    THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS THAT ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE HEREIN, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF EGGHEAD COMMON SHARES OR OF SHARES OF SURPLUS DIRECT STOCK TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO THE SECRETARY OF EGGHEAD, INC., 22705 EAST MISSION AVENUE, LIBERTY LAKE, WASHINGTON 99019, TELEPHONE NUMBER (509) 891-4858. TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BEFORE AUGUST 4, 1997.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following reports filed by Egghead pursuant to Section 13 of the Exchange Act shall be deemed to be incorporated by reference herein and to be a part hereof:

    1. Annual Report on Form 10-K for the fiscal year ended March 29, 1997, as filed with the Commission on June 27, 1997.

    2. Current Report on Form 8-K, dated April 30, 1997, as filed with the Commission on May 5, 1997.

    In addition, all reports and other documents filed with the Commission by Egghead pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Special Meetings shall be deemed to be incorporated by reference herein and to be a part hereof from the date any such report or document is filed. The information relating to Egghead contained in this Joint Proxy Statement/Prospectus does not purport to be comprehensive and should be read together with the information in the documents incorporated by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is incorporated by reference herein) modifies or supersedes such statement. Any statement in such a document so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. All information appearing in this Joint Proxy Statement/ Prospectus is qualified in its entirety by the information and consolidated financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. ANY INFORMATION OR REPRESENTATIONS WITH RESPECT TO SUCH MATTERS NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EGGHEAD OR SURPLUS DIRECT. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF EGGHEAD OR SURPLUS DIRECT SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF.

                                   TRADEMARKS

    "EGGHEAD-Registered Trademark-," "EGGHEAD DISCOUNT
SOFTWARE-Registered Trademark-," "EGGSPERT-Registered Trademark-," "All You Need to Know-Registered Trademark-," the "PROFESSOR EGGHEAD-Registered Trademark-" design and "EGGCESSORIES-Registered Trademark-" are registered in the United States Patent and Trademark Office as service marks or trademarks of Egghead. Egghead also does business under the trade names "Egghead Computer," "Egghead Software," "Egghead Discount Software" and "Mac's Place at Egghead." In addition, Egghead is the owner of a number of common-law trademarks and service marks, including "SOFTWARE ASSET MANAGEMENT-SM-," "SAM-SM-," "CUE-SM-," "EGGHEAD-Registered Trademark- EXPRESS-TM-," "EGG CARTON-TM-," "ELEKOM-TM-," "EleTrade-TM-" and certain "EGG" combination words. "SURPLUS SOFTWARE" is a trademark of Surplus Direct. This Joint Proxy Statement/Prospectus also contains trademarks of companies other than Egghead and Surplus Direct. The use of any such third-party trademark herein is for editorial purposes only, and to the benefit of the owner thereof, with no intention of commercial use or infringement of such trademark.

                          FORWARD-LOOKING INFORMATION

    When used in this Joint Proxy Statement/Prospectus with respect to Egghead and Surplus Direct, the words "estimate," "project," "intend" and "expect" and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. Such risks and uncertainties include those risks, uncertainties and risk factors identified under "RISK FACTORS," "EGGHEAD MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "SURPLUS DIRECT MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." Neither Egghead nor Surplus Direct undertakes any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                    SUMMARY

    CERTAIN SIGNIFICANT MATTERS DISCUSSED IN THIS JOINT PROXY STATEMENT/PROSPECTUS ARE SUMMARIZED BELOW. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ALL RESPECTS BY REFERENCE TO THE MORE DETAILED INFORMATION APPEARING OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING THE ANNEXES HERETO). SHAREHOLDERS ARE URGED TO READ THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE ACCOMPANYING ANNEXES IN THEIR ENTIRETY. SEE "RISK FACTORS" FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY THE EGGHEAD SHAREHOLDERS AND THE SURPLUS DIRECT SHAREHOLDERS.

                                 THE COMPANIES

Egghead................................  Egghead is a national reseller of personal computer
                                         ("PC") hardware, software, peripherals and
                                         accessories through 87 retail stores, its
                                         1-800-EGGHEAD direct response unit and its Internet
                                         commerce site. The mailing address of Egghead's
                                         principal executive offices is 22705 East Mission
                                         Avenue, Liberty Lake, Washington 99019, and its
                                         telephone number is (509) 891-4858. Egghead was
                                         incorporated in Washington in 1988 and is the
                                         successor to a corporation that was incorporated in
                                         Washington in 1984. See "BUSINESS OF EGGHEAD."

Merger Sub.............................  Merger Sub, a wholly owned subsidiary of Egghead, was formed by Egghead for the sole purpose of
                                         effecting the Merger and the other transactions
                                         contemplated by the Merger Agreement. Merger Sub
                                         has minimal assets and no business and has carried
                                         on no activities that are not directly related to
                                         its formation and its execution of the Merger
                                         Agreement. The mailing address of Merger Sub's
                                         principal executive offices is c/o Egghead, Inc.,
                                         22705 East Mission Avenue, Liberty Lake, Washington
                                         99019, and its telephone number is (509) 891-4858.

Surplus Direct.........................  Surplus Direct is a direct marketer of name brand, previous version and select current version MS/DOS
                                         and Microsoft Windows-based multimedia hardware, PC
                                         hardware and peripherals, accessories and software
                                         through a catalog, its Internet commerce and
                                         auction sites, a direct response unit and one
                                         retail store. The mailing address of Surplus
                                         Direct's principal executive offices is 489 North
                                         Eighth Street, Suite 100, Hood River, Oregon 97031,
                                         and its telephone number is (541) 387-6000. Surplus
                                         Direct was incorporated in Oregon in 1992 under the
                                         name Surplus Software International, Inc. On
                                         October 23, 1995, the name of the corporation was
                                         changed to Surplus Software, Inc. See "BUSINESS OF
                                         SURPLUS DIRECT."

                                  EGGHEAD SPECIAL MEETING

Purpose................................  The Egghead Special Meeting will be held on
                                         Thursday, August 14, 1997, at 9:00 a.m., local
                                         time, at the Crescent Court Ballroom, West 707 Main
                                         Street, Spokane, Washington 99201, or at any
                                         postponement or adjournment thereof, to consider
                                         and vote upon the

                                         Issuance. See "EGGHEAD SPECIAL MEETING-- Purpose."

Record Date............................  Only holders of record of Egghead Common Shares at the close of business on July 8, 1997 (the "Egghead
                                         Record Date"), are entitled to notice of and to
                                         vote at the Egghead Special Meeting. At the close
                                         of business on the Egghead Record Date, 17,614,342
                                         Egghead Common Shares were outstanding, each of
                                         which entitles the registered holder thereof to one
                                         vote. See "EGGHEAD SPECIAL MEETING--Record Date;
                                         Voting Rights."

Quorum; Vote Required..................  The presence in person or by proxy of holders representing a majority of the voting power of the
                                         Egghead Common Shares and entitled to vote is
                                         necessary to constitute a quorum for the
                                         transaction of business at the Egghead Special
                                         Meeting. The affirmative vote of holders
                                         representing a majority of the Egghead Common
                                         Shares present in person or represented by proxy
                                         and entitled to vote at the Egghead Special Meeting
                                         is required to approve the Issuance. An abstention
                                         with respect to approval of the Issuance will be
                                         counted for purposes of establishing a quorum, but
                                         will have the effect of a vote cast against the
                                         Issuance. Brokers who hold Egghead Common Shares as
                                         nominees will not have discretionary authority to
                                         vote such shares in the absence of instructions
                                         from the beneficial owners thereof. Any such broker
                                         nonvotes will not be counted for purposes of
                                         establishing a quorum or as votes cast on the
                                         Issuance. See "EGGHEAD SPECIAL MEETING--Quorum;
                                         Vote Required."

Share Ownership of Management..........  At the close of business on the Egghead Record
                                         Date, the directors and executive officers of
                                         Egghead and their affiliates were the beneficial
                                         owners of an aggregate of 1,348,488 (approximately
                                         7.3%) of the Egghead Common Shares then
                                         outstanding. See "BENEFICIAL OWNERSHIP OF EGGHEAD
                                         COMMON SHARES."

                               SURPLUS DIRECT SPECIAL MEETING

Purpose................................  The Surplus Direct Special Meeting will be held on
                                         Thursday, August 14, 1997, at 9:00 a.m., local
                                         time, at the principal executive offices of Surplus
                                         Direct, 489 North Eighth Street, Suite 100, Hood
                                         River, Oregon 97031, or at any postponement or
                                         adjournment thereof, to consider and vote upon a
                                         proposal to approve the Merger Agreement. See
                                         "SURPLUS DIRECT SPECIAL MEETING--Purpose."

Record Date............................  Only holders of record of Surplus Direct Stock at the close of business on July 8, 1997 (the "Surplus
                                         Direct Record Date"), are entitled to notice of and
                                         to vote at the Surplus Direct Special Meeting. At
                                         the close of business on the

                                         Surplus Direct Record Date, 2,720,167 shares of
                                         Surplus Direct Common Stock and 552,592 shares of
                                         Surplus Direct Preferred Stock were outstanding,
                                         each of which entitles the registered holder
                                         thereof to one vote. See "SURPLUS DIRECT SPECIAL
                                         MEETING--Record Date; Voting Rights."

Quorum; Vote Required..................  The presence in person or by proxy of holders representing a majority of the voting power of the
                                         Surplus Direct Stock entitled to vote is necessary
                                         to constitute a quorum for the transaction of
                                         business at the Surplus Direct Special Meeting. The
                                         affirmative vote at the Surplus Direct Special
                                         Meeting of holders representing a majority of the
                                         outstanding shares of Surplus Direct Common Stock
                                         entitled to vote and of holders representing a
                                         majority of the outstanding shares of Surplus
                                         Direct Preferred Stock entitled to vote, each
                                         voting as a separate class, is required to approve
                                         the Merger Agreement. An abstention with respect to
                                         approval of the Merger Agreement will be counted
                                         for purposes of establishing a quorum, but will
                                         have the effect of a vote cast against the Merger
                                         Agreement. Pursuant to an agreement with Egghead,
                                         the Principal Shareholders, who together hold 93.9%
                                         of the outstanding shares of Surplus Direct Common
                                         Stock and 99.3% of the outstanding shares of
                                         Surplus Direct Preferred Stock, have agreed,
                                         subject to certain conditions, to vote for approval
                                         of the Merger Agreement. Accordingly, approval of
                                         the Merger by the Surplus Direct Shareholders is
                                         assured. See "SURPLUS DIRECT SPECIAL
                                         MEETING--Quorum; Vote Required and THE
                                         MERGER--Shareholders Agreement."

Share Ownership of Management..........  At the close of business on the Surplus Direct
                                         Record Date, directors and executive officers of
                                         Surplus Direct and their affiliates were the
                                         beneficial owners of an aggregate of 2,610,000
                                         shares (approximately 96.0%) of the issued and
                                         outstanding Surplus Direct Common Stock and an
                                         aggregate of 548,781 shares (approximately 99.3%)
                                         of the issued and outstanding Surplus Direct
                                         Preferred Stock. See "BENEFICIAL OWNERSHIP OF
                                         SURPLUS DIRECT STOCK."

                            THE MERGER AND THE MERGER AGREEMENT

General................................  At the Effective Time (as defined under
                                         "--Effective Time of the Merger"), Surplus Direct
                                         will merge with and into Merger Sub, and Surplus
                                         Direct will become a wholly owned subsidiary of
                                         Egghead. In the Merger, Egghead will issue up to
                                         5,600,000 Egghead Common Shares in exchange for all
                                         outstanding shares of Surplus Direct Stock and upon
                                         the exercise of all the Surplus Direct Options to
                                         be assumed by Egghead. The maximum number of

                                         Egghead Common Shares to be issued is fixed at
                                         5,600,000; however, the allocation of the Egghead
                                         Common Shares among the Surplus Direct Common
                                         Stock, the Surplus Direct Preferred Stock and the
                                         Surplus Direct Options will be determined in
                                         accordance with the Merger Agreement based on the
                                         Closing Average. For example, if the Closing
                                         Average is $4.125, each outstanding share of
                                         Surplus Direct Common Stock and Surplus Direct
                                         Preferred Stock will be converted into 1.53 and
                                         2.08 Egghead Common Shares, respectively, and the
                                         terms of each Surplus Direct Option assumed by
                                         Egghead will be adjusted to reflect the conversion
                                         ratio for the Surplus Direct Common Stock. Cash
                                         will be paid in lieu of any fractional Egghead
                                         Common Share.

                                         The exchange ratios for the Surplus Direct Common
                                         Stock, the Surplus Direct Preferred Stock and the
                                         Surplus Direct Options will be established pursuant
                                         to a formula, set forth in Sections 4.1 and 4.5 of
                                         the Merger Agreement, that is based on certain
                                         requirements and liquidation preferences
                                         established by Surplus Direct's Restated Articles
                                         of Incorporation (the "Surplus Direct Articles of
                                         Incorporation"). The formula is designed to
                                         allocate the 5,600,000 Egghead Common Shares
                                         issuable in the Merger as follows: first, to the
                                         Surplus Direct Preferred Stock in an amount that
                                         satisfies the liquidation preference applicable to
                                         the Surplus Direct Preferred Stock of $6.56 per
                                         share; second, to the Surplus Direct Common Stock
                                         and the Surplus Direct Options in an amount that
                                         satisfies the liquidation preference applicable to
                                         the Surplus Direct Common Stock, which is equal to
                                         $5.00 per share minus $0.08 per month elapsing
                                         between November 16, 1996 and the Closing Date; and
                                         third, to the Surplus Direct Preferred Stock, the
                                         Surplus Direct Common Stock and the Surplus Direct
                                         Options on a pro rata basis. Variables affecting
                                         the exchange ratios include (i) the date on which
                                         the Merger occurs, (ii) the number of shares of
                                         Surplus Direct Common Stock and Surplus Direct
                                         Preferred Stock and the number of Surplus Direct
                                         Options outstanding, and (iii) the price of Egghead
                                         Common Shares during the 30-day period ending three
                                         days prior to the Closing. A table setting forth
                                         the resulting exchange ratios for the Surplus
                                         Direct Common Stock and the Surplus Direct
                                         Preferred Stock for each value in a range of
                                         possible Closing Averages is included in the
                                         section entitled "THE MERGER--Terms of the Merger
                                         Agreement." Each share of Surplus Direct Common
                                         Stock subject to a Surplus Direct Option will be
                                         converted, upon exercise of the Surplus Direct
                                         Option, into Egghead Common Shares at the exchange
                                         ratio applicable to the Surplus Direct Common
                                         Stock. The exercise price per Egghead Common

                                         Share to be issued upon exercise of the Surplus
                                         Direct Options will be equal to the original per
                                         share exercise price of the Surplus Direct Option,
                                         divided by the exchange ratio for the Surplus
                                         Direct Common Stock. See "THE MERGER--Terms of the
                                         Merger Agreement." The Egghead Common Shares are
                                         traded on the Nasdaq National Market (symbol
                                         "EGGS"). The closing price on July 11, 1997 was
                                         $4.50 per share.

                                         The Merger Agreement does not contain any
                                         provisions for adjustment of the total number of
                                         Egghead Common Shares constituting the Issuance
                                         based on fluctuation in the price of Egghead Common
                                         Shares. Subject to certain limitations, however,
                                         the total number of Egghead Common Shares issuable
                                         in the Merger in exchange for Surplus Direct Stock
                                         may be reduced in order to satisfy certain claims
                                         by Egghead or certain of its affiliates for
                                         indemnification pursuant to the Merger Agreement.
                                         See "--Indemnification; Holdback Shares" and "THE
                                         MERGER--Indemnification; Holdback Shares." Egghead
                                         will also issue fewer than 5,600,000 Egghead Common
                                         Shares in the Merger if any of the assumed Surplus
                                         Direct Options should be forfeited in accordance
                                         with their terms following the Closing. Assuming a
                                         Closing Average of $4.125, the Surplus Direct
                                         Shareholders will own as a result of the Merger
                                         approximately 23.2% of the outstanding Egghead
                                         Common Shares immediately following consummation of
                                         the Merger (excluding Egghead Common Shares owned
                                         by Surplus Direct Shareholders prior to the Merger
                                         and assuming no exercise of outstanding Surplus
                                         Direct Options).

Indemnification; Holdback Shares.......  Pursuant to the Merger Agreement, the Surplus
                                         Direct Shareholders have agreed to jointly and
                                         severally indemnify and hold harmless Egghead and
                                         its officers, directors and affiliates (the
                                         "Indemnified Parties") from and against, and to
                                         reimburse the Indemnified Parties for, any and all
                                         losses, liabilities and expenses (including, but
                                         not limited to, any legal or accounting fees or
                                         expenses) ("Losses") incurred and arising out of or
                                         in connection with (i) any inaccuracy in any
                                         representation or warranty made by Surplus Direct
                                         in the Merger Agreement or in any of the documents
                                         or certificates ancillary thereto or (ii) any
                                         failure by Surplus Direct or any Principal
                                         Shareholder to perform or comply, in whole or in
                                         part, with any covenant or agreement in the Merger
                                         Agreement or in any of the documents or
                                         certificates ancillary thereto, except that no such
                                         indemnification will be required unless such
                                         Losses, in the aggregate, exceed $300,000.

                                         Surplus Direct has agreed that, subject to certain
                                         limitations, the total number of Egghead Common
                                         Shares issuable in the Merger in exchange for
                                         Surplus Direct

                                         Stock (the "Share Consideration") will be reduced
                                         by a number of Egghead Common Shares equal in value
                                         to any claims for indemnification for Losses in the
                                         event such Losses, in the aggregate, exceed
                                         $300,000. With respect to each Surplus Direct
                                         Shareholder, 10% of the Share Consideration (the
                                         "Holdback Shares") will be held by Egghead and
                                         pledged by the Surplus Direct Shareholders to
                                         Egghead to effect any reduction in the Share
                                         Consideration in satisfaction of Egghead claims for
                                         indemnification. Any claims against the Holdback
                                         Shares must be asserted by Egghead not later than
                                         one year following the Effective Time. Egghead's
                                         claims for indemnification pursuant to the Merger
                                         Agreement are limited to the Holdback Shares.

                                         At the end of the one-year period following the
                                         Effective Time (the "Holdback Termination Period"),
                                         Egghead will release certificates representing the
                                         Holdback Shares (net of any shares retained to
                                         satisfy claims for losses or held in reserve
                                         pending resolution of claims) to the Surplus Direct
                                         Shareholders on a pro rata basis in accordance with
                                         their percentage interest in the Holdback Shares as
                                         of the date of the Closing (the "Closing Date").
                                         Upon final resolution of open claims that were
                                         pending at the end of the Holdback Termination
                                         Period, Egghead will release certificates for any
                                         remaining Holdback Shares not transferred to
                                         Egghead to satisfy such claims to the Surplus
                                         Direct Shareholders on a pro rata basis in
                                         accordance with their percentage interest in the
                                         Holdback Shares as of the Closing Date. No Holdback
                                         Shares will be released, however, to any Surplus
                                         Direct Shareholder who has not surrendered
                                         certificates for his or her shares of Surplus
                                         Direct Stock. See "THE MERGER--Exchange of
                                         Certificates" and "--Indemnification; Holdback
                                         Shares."

Effective Time of the Merger...........  Following receipt of all required approvals and satisfaction or waiver (where permissible) of the
                                         other conditions to the Merger, the Merger will
                                         become effective at the time (the "Effective Time")
                                         at which all documents required to be filed under
                                         the Oregon Business Corporation Act (the "OBCA") to
                                         consummate the Merger (the "Merger Documents") are
                                         accepted for filing by the appropriate governmental
                                         authorities, or such later date and time as may be
                                         specified in the Merger Documents. See "THE
                                         MERGER--Effective Time of the Merger" and
                                         "--Conditions; Waivers."

Recommendation of the Egghead Board;
  Fairness Opinion.....................  THE EGGHEAD BOARD HAS UNANIMOUSLY DETERMINED THAT
                                         THE ISSUANCE AND THE MERGER ARE ADVISABLE AND FAIR
                                         TO, AND IN THE BEST INTERESTS OF, EGGHEAD AND THE
                                         EGGHEAD SHAREHOLDERS AND HAS UNANIMOUSLY APPROVED
                                         THE ISSUANCE AND THE MERGER. THE EGGHEAD BOARD
                                         RECOMMENDS THAT

                                         EGGHEAD SHAREHOLDERS VOTE "FOR" APPROVAL OF THE
                                         ISSUANCE AT THE EGGHEAD SPECIAL MEETING. The
                                         Egghead Board's recommendation is based on a number
                                         of factors discussed in this Joint Proxy
                                         Statement/Prospectus, including, among other
                                         things, an oral opinion of Donaldson, Lufkin &
                                         Jenrette Securities Corporation ("DLJ"), Egghead's
                                         financial advisor, rendered to the Egghead Board on
                                         April 30, 1997 and confirmed by delivery of a
                                         written opinion, dated April 30, 1997, to the
                                         effect that, as of such date, and based on and
                                         subject to the assumptions, limitations and
                                         qualifications set forth in such opinion, the
                                         aggregate consideration to be paid by Egghead
                                         pursuant to the Merger Agreement is fair to Egghead
                                         and the Egghead Shareholders from a financial point
                                         of view. See "BACKGROUND OF AND REASONS FOR THE
                                         MERGER."

                                         The full text of the written opinion of DLJ (the
                                         "DLJ Opinion"), which sets forth the procedures
                                         followed, assumptions made, other matters
                                         considered and limitations of the review undertaken
                                         in arriving at such opinion, is attached hereto as
                                         Annex IV and should be read carefully in its
                                         entirety. The DLJ Opinion was prepared for the
                                         Egghead Board and addresses only the fairness of
                                         the consideration to be paid by Egghead pursuant to
                                         the Merger Agreement from a financial point of view
                                         to Egghead and the Egghead Shareholders, and does
                                         not constitute a recommendation to any Egghead
                                         Shareholder or Surplus Direct Shareholder as to how
                                         such shareholder should vote at the Egghead Special
                                         Meeting or the Surplus Direct Special Meeting,
                                         respectively. See "BACKGROUND OF AND REASONS FOR
                                         THE MERGER--Opinion of Egghead's Financial
                                         Advisor."

Recommendation of the Surplus Direct
  Board................................  THE SURPLUS DIRECT BOARD HAS UNANIMOUSLY DETERMINED
                                         THAT THE MERGER IS ADVISABLE AND FAIR TO, AND IN
                                         THE BEST INTERESTS OF, SURPLUS DIRECT AND THE
                                         SURPLUS DIRECT SHAREHOLDERS AND HAS UNANIMOUSLY
                                         APPROVED THE MERGER AGREEMENT. THE SURPLUS DIRECT
                                         BOARD RECOMMENDS THAT SURPLUS DIRECT SHAREHOLDERS
                                         VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AT THE
                                         SURPLUS DIRECT SPECIAL MEETING. The Surplus Direct
                                         Board's recommendation is based on a number of
                                         factors discussed in this Joint Proxy Statement/
                                         Prospectus. For a discussion of the interests that
                                         certain executive officers of Surplus Direct have
                                         with respect to the Merger, in addition to their
                                         interests as Surplus Direct Shareholders generally,
                                         and information regarding the treatment of the
                                         Surplus Direct Options and other rights of certain
                                         members of the Surplus Direct Board, see "THE
                                         MERGER--Interests of Certain Persons in the Merger"
                                         and "--Assumption of Surplus Direct Options." Such

                                         interests, together with other relevant factors,
                                         were considered by the Surplus Direct Board in
                                         making its recommendation and approving the Merger
                                         Agreement. See "BACKGROUND OF AND REASONS FOR THE
                                         MERGER--Reasons for the Merger--Surplus Direct's
                                         Reasons for the Merger."

Interests of Certain Persons in the
  Merger...............................  In considering the Surplus Direct Board's recommendation of the Merger, the Surplus Direct
                                         Shareholders should be aware that certain executive
                                         officers, directors and shareholders of Surplus
                                         Direct may be deemed to have conflicts of interest
                                         with respect to the Merger. For example, 11
                                         officers and key employees of Surplus Direct,
                                         including Gregory J. Boudreau, Jonathan W. Brodeur
                                         and Stephen M. Wood, have entered into new
                                         employment agreements or amendments to their
                                         existing employment agreements with Surplus Direct,
                                         to become effective at the Effective Time, that
                                         provide for adjusted base salaries and signing
                                         bonuses of up to $1.0 million in the aggregate. The
                                         amendments entered into with Messrs. Boudreau,
                                         Brodeur and Wood provide such officers with annual
                                         base salaries of $100,000, $115,000 and $100,000,
                                         respectively, and with signing bonuses of $361,667,
                                         $186,666 and $361,667, respectively. The agreements
                                         and amendments also provide for certain benefits
                                         upon termination of employment by Surplus Direct.
                                         Copies of the amendments entered into by Messrs.
                                         Boudreau, Brodeur and Wood are attached hereto as
                                         Annex III. In addition, Messrs. Boudreau, Brodeur
                                         and Wood have been granted certain registration
                                         rights with respect to the Egghead Common Shares to
                                         be issued to them in the Merger. Furthermore, four
                                         promissory notes for an aggregate principal amount
                                         of $232,000, payable by Mr. Brodeur to Surplus
                                         Direct, will be exchanged at the Closing for a
                                         single $232,000 note payable to Egghead. The terms
                                         of the four original promissory notes payable to
                                         Surplus Direct and the replacement promissory note
                                         payable to Egghead are substantially similar,
                                         except that the maturity date of the original notes
                                         is July 5, 2000 (as to $58,000) and May 15, 2001
                                         (as to $174,000), and the maturity date of the
                                         replacement note will be the earlier of (i) two
                                         years after the Closing and (ii) 30 days after Mr.
                                         Brodeur's termination of employment with Surplus
                                         Direct or any parent or subsidiary. Such interests,
                                         together with other relevant factors, were consid-
                                         ered by the Surplus Direct Board in making its
                                         recommendation and approving the Merger Agreement.
                                         See "THE MERGER--Interests of Certain Persons in
                                         the Merger."

Shareholders Agreement.................  Concurrently with the execution of the Merger
                                         Agreement, the Principal Shareholders, who together
                                         hold 93.9% of the outstanding shares of Surplus
                                         Direct Common Stock and 99.3% of the outstanding
                                         shares of Surplus Direct

                                         Preferred Stock, entered into an agreement with
                                         Egghead, dated April 30, 1997 (the "Shareholders
                                         Agreement"), pursuant to which such Principal
                                         Shareholders have agreed, subject to the continued
                                         effectiveness of the Merger Agreement, to vote all
                                         shares of Surplus Direct Stock that such Principal
                                         Shareholders have the right to vote for approval of
                                         the Merger Agreement. The Shareholders Agreement is
                                         attached hereto as Annex II. See "THE
                                         MERGER--Shareholders Agreement."

Bridge Loan............................  In connection with the signing of the Merger
                                         Agreement, Egghead and Surplus Direct entered into
                                         a Bridge Loan Agreement, dated April 30, 1997 (the
                                         "Bridge Loan Agreement"), pursuant to which Egghead
                                         loaned Surplus Direct $2.0 million to finance its
                                         working capital needs pending completion of the
                                         Merger (the "Bridge Loan"). The Bridge Loan will
                                         bear interest at the prime rate (as quoted by
                                         Seattle-First National Bank) plus 5.0% per annum
                                         and will be due on December 31, 1997 in the event
                                         that the Closing does not occur. The Bridge Loan is
                                         subordinated to up to $4.5 million of senior
                                         indebtedness (the "Bank Debt") of Surplus Direct
                                         under a credit facility with its principal bank
                                         (the "Bank") and ranks pari passu with $2.0 million
                                         of Surplus Direct debt under a subordinated note
                                         (the "SV Capital Note") payable to SV Capital
                                         Partners, L.P., which is a substantial shareholder
                                         of Surplus Direct ("SV Capital Partners"). The
                                         Bridge Loan and the SV Capital Note are secured by
                                         a second lien (behind the Bank Debt) on the
                                         principal assets of Surplus Direct. Egghead has
                                         agreed to repay the SV Capital Note and will be
                                         obligated to repay the Bank Debt at the Closing,
                                         and the Bank and SV Capital Partners have agreed
                                         not to accelerate their loans prior to the Closing,
                                         except under specified circumstances.

Composition of Egghead Board...........  The Amended Bylaws of Egghead (the "Egghead
                                         Bylaws") authorize a number of directors that is
                                         not fewer than eight or more than twelve; the
                                         number of directors on the Egghead Board is
                                         currently set at eight. The Merger Agreement
                                         provides that, following the Effective Time, the
                                         Egghead Board will take all requisite action to
                                         increase the size of the Egghead Board by two
                                         positions and to appoint Gregory J. Boudreau and
                                         Jonathan W. Brodeur to fill the resulting vacant
                                         seats on the Egghead Board as of the Effective
                                         Time.

Certain Federal Income Tax
  Consequences.........................  Egghead and Surplus Direct have received an opinion from Perkins Coie, as tax counsel, to the effect
                                         that, for federal income tax purposes, (i) the
                                         Merger will constitute a reorganization within the
                                         meaning of Section 368(a) of the Internal Revenue
                                         Code of 1986, as amended (the "Code"), (ii) each of
                                         Egghead, Merger Sub and Surplus

                                         Direct will be a party to the reorganization within
                                         the meaning of Section 368(a) of the Code, (iii) no
                                         gain or loss will be recognized by Egghead, Merger
                                         Sub or Surplus Direct, and (iv) no gain or loss
                                         will be recognized by any Surplus Direct
                                         Shareholder as a result of the Merger with respect
                                         to shares of Surplus Direct Stock converted solely
                                         into Egghead Common Shares. The tax opinion is
                                         based on certain qualifications and assumptions of
                                         tax counsel. See "THE MERGER--Certain Federal
                                         Income Tax Consequences" and "--Conditions;
                                         Waivers." The Surplus Direct Shareholders are urged
                                         to consult their own tax advisors as to the
                                         specific consequences to them of the Merger.

Accounting Treatment...................  The Merger will be accounted for as a purchase business combination. See "PRO FORMA CONDENSED
                                         FINANCIAL STATEMENTS."

Dissenters' Rights.....................  The Surplus Direct Shareholders have the right to dissent from the proposed Merger and to receive, in
                                         lieu of Egghead Common Shares, cash equal to the
                                         fair market value of their shares of Surplus Direct
                                         Stock, subject to certain conditions, as provided
                                         in the OBCA. The Principal Shareholders are
                                         obligated pursuant to the Shareholders Agreement,
                                         however, to vote in favor of the Merger Agreement,
                                         which would preclude the Principal Shareholders
                                         from exercising dissenters' rights. The Egghead
                                         Shareholders will not be entitled to dissenters'
                                         rights as a result of the Merger because Egghead
                                         will not be one of the merging corporations. See
                                         "THE MERGER--Rights of Dissenting Surplus Direct
                                         Shareholders."

Termination............................  The Merger Agreement may be terminated at any time prior to the Effective Time, before or after
                                         approval by the Egghead Shareholders or the Surplus
                                         Direct Shareholders:

                                            (i) by mutual written consent of Egghead and Surplus
                                               Direct;

                                           (ii) by either Egghead or Surplus Direct if (A) the Merger has not been consummated by September 30, 1997,
                                               subject to certain limitations, or (B) any law or
                                               regulation has been enacted, or any order, decree,
                                               ruling or other action has been taken by a court or
                                               other governmental body, that prohibits consummation
                                               of the Merger;

                                          (iii) by either Egghead or Surplus Direct if (A) the other materially breaches any of its representations,
                                               warranties, covenants or agreements set forth in the
                                               Merger Agreement such that the conditions to
                                               consummation of the Merger would not be satisfied,

                                               (B) at either the Egghead Special Meeting or the
                                               Surplus Direct Special Meeting, the requisite vote of
                                               the Egghead Shareholders or the Surplus Direct
                                               Shareholders, respectively, has not been obtained, or
                                               (C) the Surplus Direct Board has resolved to accept a
                                               Superior Proposal (as defined below);

                                           (iv) by Egghead if the Surplus Direct Board fails to
                                               recommend or withdraws, modifies or changes its
                                               recommendation of the Merger Agreement or the Merger
                                               in a manner adverse to Egghead or under specified
                                               circumstances involving certain competing
                                               transactions; or

                                            (v) by Surplus Direct if the Egghead Board fails to
                                               recommend or withdraws, modifies or changes its
                                               recommendation of the Issuance in a manner adverse to
                                               Surplus Direct.

                                        See "THE MERGER--Amendment; Termination." The Merger
                                        Agreement provides for the payment of termination fees
                                        following a termination of the Merger Agreement under
                                        certain circumstances. See "THE MERGER--Fees and Expenses."

No Solicitation......................... Under the Merger Agreement, Surplus Direct has agreed that, prior to the Closing or earlier termination of the Merger, neither it nor its sole subsidiary nor any of their
                                        respective officers, directors, employees, representatives or agents will, directly or indirectly, solicit or encourage the initiation of any inquiries or proposals concerning any merger, sale of substantial assets, sale of shares of
                                        capital stock (including, without limitation, by way of a
                                        tender offer) or similar transactions involving Surplus
                                        Direct or its subsidiary (each, an "Alternative Proposal").
                                        Surplus Direct has also agreed to notify Egghead immediately of any such Alternative Proposal received by, or any
                                        negotiations or discussions that are sought to be initiated with, Surplus Direct. The Surplus Direct Board is not
                                        prevented, however, from considering, negotiating, approving and recommending an unsolicited Alternative Proposal deemed by the Surplus Direct Board to be more favorable than the
                                        Merger to the Surplus Direct Shareholders (a "Superior
                                        Proposal") if, after consultation with advisors and counsel, the Surplus Direct Board determines that it must do so in
                                        order to discharge its fiduciary duties. See "THE MERGER--No
                                        Solicitation."

Conditions of the Merger................ The obligations of Egghead, Merger Sub and Surplus Direct to effect the Merger are subject, among other things, to the
                                        fulfillment of certain conditions, including, without
                                        limitation, the following:approval of the Issuance

                                        by the requisite vote of the Egghead Shareholders and
                                        approval of the Merger Agreement by the requisite vote of
                                        the Surplus Direct Shareholders; there not having been
                                        issued or in effect any provision of any applicable law or regulation or any judgment, writ, order or injunction
                                        prohibiting the consummation of the Merger substantially on the terms contemplated by the Merger Agreement; the
                                        obtaining of all approvals of governmental authorities
                                        required to be obtained by Egghead and Surplus Direct; the effectiveness of the Registration Statement and the absence of a stop order suspending such effectiveness; and receipt by Egghead and Surplus Direct of an opinion of tax counsel, including an opinion that the Merger will constitute a
                                        reorganization under Section 368(a) of the Code. On June 20,
                                        1997, Egghead and Surplus Direct received notification of
                                        early termination of the waiting period applicable to the
                                        consummation of the Merger under the Hart-Scott-Rodino
                                        Antitrust Improvements Act of 1976, as amended (the "HSR
                                        Act"), which was a condition to consummation of the Merger.

                                        The obligation of Surplus Direct to effect the Merger is
                                        also subject to the fulfillment of certain additional
                                        conditions, including, without limitation, the accuracy of the representations and warranties of Egghead and the
                                        performance of the obligations and covenants of Egghead
                                        under the Merger Agreement. The obligation of Egghead to
                                        effect the Merger is also subject to the fulfillment of
                                        certain additional conditions, including, without
                                        limitation, the accuracy of the representations and
                                        warranties of Surplus Direct and the performance of the
                                        obligations and covenants of Surplus Direct under the Merger
                                        Agreement. See "THE MERGER--Conditions; Waivers."

Percentage Ownership of Surplus Direct
  Shareholders After the Merger......... Based on the number of Egghead Common Shares outstanding on the Egghead Record Date, and assuming the issuance of
                                        approximately 5,314,023 Egghead Common Shares (excluding
                                        Egghead Common Shares to be issued upon exercise of
                                        outstanding Surplus Direct Options) in exchange for
                                        outstanding shares of Surplus Direct Stock pursuant to the
                                        Merger Agreement, there will be approximately 22,928,365
                                        Egghead Common Shares outstanding at the Effective Time, of which the Surplus Direct Shareholders will own approximately
                                        23.2% (approximately 20.8% on a fully diluted basis assuming the exercise of all currently outstanding options to
                                        purchase Egghead Common Shares and all assumed Surplus
                                        Direct Options).

Risk Factors............................ FOR A DESCRIPTION OF CERTAIN SIGNIFICANT CONSIDERATIONS IN
                                        CONNECTION WITH THE MERGER AND RELATED MATTERS DESCRIBED IN
                                        THIS JOINT PROXY STATEMENT/PROSPECTUS, SEE "RISK FACTORS"
                                        BEGINNING ON PAGE 20.

                        SUMMARY HISTORICAL AND PRO FORMA
                            CONDENSED FINANCIAL DATA

    The following summary historical financial data of Egghead and Surplus Direct and the summary pro forma financial data have been derived from the historical financial statements of Egghead and of Surplus Direct. The historical financial data at or for each of the five fiscal years in the period ended March 29, 1997, with respect to Egghead, have been derived from, and should be read in conjunction with, the audited consolidated financial statements of Egghead, including the notes thereto. The historical financial data at or for each of the four fiscal years ended May 31, 1997, with respect to Surplus Direct, have been derived from, and should be read in conjunction with, the audited financial statements of Surplus Direct, including the notes thereto. The historical financial data for the fiscal year ended May 31, 1993, with respect to Surplus Direct, have not been audited, but in the opinion of Surplus Direct's management reflect all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation of the results for such period. The summary pro forma combined data that follow should be read in conjunction with the historical financial statements of Egghead and of Surplus Direct and the Pro Forma Financial Information, including the notes thereto, incorporated by reference or appearing elsewhere in this Joint Proxy Statement/Prospectus. See "PRO FORMA CONDENSED FINANCIAL STATEMENTS."

                       EGGHEAD HISTORICAL FINANCIAL DATA
                    (In thousands, except per share amounts)

                                                                      AT OR FOR FISCAL YEAR ENDED
                                                       ----------------------------------------------------------
                                                        APRIL 3,    APRIL 2,    APRIL 1,   MARCH 30,   MARCH 29,
                                                          1993        1994        1995        1996        1997
                                                       ----------  ----------  ----------  ----------  ----------
OPERATING DATA:
Net sales............................................  $  321,566  $  373,510  $  434,021  $  403,841  $  360,715
Loss from continuing operations before income
  taxes..............................................      (4,385)    (13,700)     (5,397)    (18,151)    (44,173)(1)
Loss from continuing operations......................      (2,674)     (8,357)     (3,291)    (11,121)    (48,961)(2)
Net income (loss)(3).................................       6,930        (514)      2,668     (10,745)    (39,640)

PER SHARE OPERATING DATA:
Loss from continuing operations......................  $    (0.15) $    (0.49) $    (0.19) $    (0.64) $    (2.78)
Net income (loss)(3).................................        0.41       (0.03)       0.15       (0.62)      (2.25)
Weighted average common and common equivalent shares
  outstanding........................................      17,090      17,088      17,281      17,437      17,581

CONSOLIDATED BALANCE SHEET DATA:
Total assets.........................................  $  263,216  $  256,010  $  270,141  $  284,232  $  175,520
Shareholders' equity.................................     142,990     143,416     146,416     139,269     100,047

--------------------------

(1) During fiscal 1997, Egghead recorded a one-time restructuring and impairment charge of $24.0 million related to the closure of 77 retail stores, headcount reductions, closure of a distribution center and the impairment of certain real estate assets that Egghead plans to sell.

(2) During fiscal 1997, Egghead recorded a valuation allowance, offsetting its previously recorded deferred tax assets. The net noncash charge for the year of $10.7 million is a component of income tax expense. See "EGGHEAD MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

(3) Net income (loss) and net income (loss) per share for all periods presented include the results of the discontinued Corporate, Government and Education ("CGE") division, which was sold to Software Spectrum, Inc. on May 13, 1996. Fiscal 1997 net loss and net loss per share also include the cumulative effect of a change in accounting principle of $0.7 million, net of tax ($0.04 per share).

                    SURPLUS DIRECT HISTORICAL FINANCIAL DATA
                    (In thousands, except per share amounts)

                                                                    AT OR FOR FISCAL YEAR ENDED MAY 31,
                                                         ----------------------------------------------------------
                                                                        1994       1995       1996         1997
                                                            1993      ---------  ---------  ---------  ------------
                                                         -----------
                                                         (UNAUDITED)
OPERATING DATA:
Net sales..............................................   $     974   $   3,292  $  12,272  $  20,703  $  58,697
Operating income (loss)................................          (3)         14        228        616     (2,257)(1)
Net income (loss)......................................          (3)          5        129        308     (2,330)(1)

PER SHARE OPERATING DATA:
Net income (loss)......................................   $  --       $  --      $    0.05  $    0.12  $   (0.86)
Weighted average common and common equivalent shares
  outstanding..........................................       2,400       2,400      2,400      2,505      2,718

BALANCE SHEET DATA:
Working capital (deficit)..............................   $      60   $      11  $      (2) $   2,069  $    (340)
Total assets...........................................         368         644      2,335      4,527     13,153
Shareholders' equity...................................           3           8        137      2,490      1,742

------------------------

(1) For a discussion of the losses for fiscal 1997, see "SURPLUS DIRECT MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

    The following pro forma financial data at or for the fiscal year ended March 29, 1997 are presented to reflect the estimated impact of the Merger, which will be accounted for as a purchase business combination, and the issuance of up to 5,600,000 Egghead Common Shares in exchange for all outstanding shares of Surplus Direct Stock and upon the exercise of all Surplus Direct Options to be assumed by Egghead, constituting the Issuance, on the historical consolidated financial statements of Egghead. The operating data give effect to the Merger as if it had been consummated on March 31, 1996, the beginning of Egghead's 1997 fiscal year, combining the results of Egghead for the fiscal year ended March 29, 1997 with the results of Surplus Direct for the fiscal year ended May 31, 1997. The balance sheet data give effect to the Merger as if it had been consummated on March 29, 1997, combining the balance sheets of Egghead as of March 29, 1997 and of Surplus Direct as of May 31, 1997. It is expected that approximately $1.4 million of direct transaction costs will be incurred as a result of the Merger, of which approximately $0.9 million will be capitalized as part of the purchase price and of which $0.5 million represent stock issuance costs that will be charged to additional paid-in capital. The summary pro forma financial data do not reflect any cost savings or other economic efficiencies resulting from the Merger, which Egghead anticipates will be minimal, and are not indicative of the results of operations or the financial position that would have occurred had the Merger been consummated on March 31, 1996, nor are they necessarily indicative of Egghead's future results of operations or financial position. See "PRO FORMA CONDENSED FINANCIAL STATEMENTS."

              EGGHEAD AND SURPLUS DIRECT PRO FORMA FINANCIAL DATA
                    (In thousands, except per share amounts)

                                                                            AT OR FOR FISCAL
                                                                                  YEAR
                                                                                  ENDED
                                                                             MARCH 29, 1997
                                                                           -------------------
OPERATING DATA:
Net sales................................................................      $   414,569
Loss from continuing operations before income taxes......................          (47,821)
Loss from continuing operations..........................................          (52,391)

PER SHARE OPERATING DATA:
Loss from continuing operations..........................................      $     (2.29)
Weighted average common and common equivalent shares outstanding.........           22,893

CONSOLIDATED BALANCE SHEET DATA:
Working capital..........................................................      $    76,371
Total assets.............................................................          201,285
Shareholders' equity.....................................................          121,328

                           COMPARATIVE PER SHARE DATA

    The following table presents unaudited comparative per share data for Egghead (on a historical and pro forma basis) and for Surplus Direct (on a historical and equivalent per share basis) based on the historical financial statements of Egghead and of Surplus Direct. Neither company has paid any cash dividends. The pro forma information has been presented as if the Merger had been accounted for as a purchase business combination, is for illustrative purposes only, and is not necessarily indicative of actual or future operating results or financial position that would have occurred or will occur upon consummation of the Merger. The information presented below should be read in conjunction with the Pro Forma Condensed Financial Statements included elsewhere in this Joint Proxy Statement/Prospectus, the separate historical consolidated financial statements and notes thereto of Egghead and the separate historical financial statements and notes thereto of Surplus Direct contained herein. See the Consolidated Financial Statements of Egghead, the Financial Statements of Surplus Direct and "PRO FORMA CONDENSED FINANCIAL STATEMENTS."

    The pro forma data do not reflect any cost savings or other economic efficiencies resulting from the Merger, which Egghead management anticipates will be minimal.

EGGHEAD(1):

  Historical:
    Loss per share from continuing operations.......................  $   (2.78)
    Book value per share............................................       5.69

  Pro Forma:
    Loss per share from continuing operations.......................  $   (2.29)
    Book value per share............................................       5.30

SURPLUS DIRECT(1):

  Historical:
    Net loss per common share.......................................  $   (0.86)
    Book value per common share(2)..................................      (0.69)

  Pro Forma Equivalent(3):
    Net loss per common share.......................................  $   (3.50)
    Book value per common share.....................................       8.11

------------------------

(1) Historical and pro forma per share amounts for Egghead are reported as of and for the fiscal year ended March 29, 1997. Historical and pro forma equivalent per share amounts for Surplus Direct are reported as of and for the fiscal year ended May 31, 1997.

(2) The book value per common share represents the residual interest in the book value of Surplus Direct net assets after giving effect to the interest of 552,592 shares of Surplus Direct Preferred Stock, assuming a liquidation at book value as of May 31, 1997.

(3) The pro forma equivalent information for Surplus Direct was calculated by multiplying the pro forma combined per share amounts by the assumed exchange ratio of shares of Surplus Direct Common Stock to Egghead Common Shares assuming a Closing Average of $4.125. For shares of Surplus Direct Preferred Stock, the pro forma equivalent amounts would be calculated using the assumed exchange ratio of shares of Surplus Direct Preferred Stock to Egghead Common Shares, resulting in a pro forma equivalent net loss per common share and book value per common share of $(4.76) and $11.02, respectively.

                            STOCK PRICE INFORMATION

EGGHEAD

    The Egghead Common Shares are quoted on the Nasdaq National Market. The table below sets forth for the periods indicated the high and low closing prices per Egghead Common Share on the Nasdaq National Market as reported in published financial sources. For current price information, the Egghead Shareholders and the Surplus Direct Shareholders are urged to consult publicly available sources.

                                                                                HIGH        LOW
                                                                              ---------  ---------
FISCAL 1998 (ENDING MARCH 28, 1998):
Second Quarter (though July 11, 1997).......................................  $    4.50  $    3.81
First Quarter...............................................................       5.13       3.75

FISCAL 1997 (ENDED MARCH 29, 1997):
Fourth Quarter..............................................................       6.00       4.38
Third Quarter...............................................................       6.63       5.00
Second Quarter..............................................................      10.88       5.88
First Quarter...............................................................      13.63       9.50

FISCAL 1996 (ENDED MARCH 30, 1996):
Fourth Quarter..............................................................      10.69       5.13
Third Quarter...............................................................       8.75       5.88
Second Quarter..............................................................      13.75       7.88
First Quarter...............................................................      13.38       8.88

    On April 30, 1997, the last full trading day prior to announcement of the execution of the Merger Agreement, the closing price for an Egghead Common
Share, as reported on the Nasdaq National Market, was $4.625. On July   , 1997,
the most recent available date prior to printing this Joint Proxy Statement/ Prospectus, the closing price of an Egghead Common Share, as reported on the
Nasdaq National Market, was $     . On the Egghead Record Date, there were
approximately 1,050 Egghead Shareholders of record. The Egghead Shareholders and the Surplus Direct Shareholders are urged to obtain current market quotations for the Egghead Common Shares.

    No cash dividends were declared or paid by Egghead during any of the periods presented above. Although Egghead is not contractually limited in its ability to declare or pay dividends, Egghead presently does not intend to pay any cash dividends in the foreseeable future, and intends to retain all earnings for use in its business operations.

SURPLUS DIRECT

    Surplus Direct is privately held, and there is no public market for shares of Surplus Direct Stock. On the Surplus Direct Record Date, there were 15 holders of record of Surplus Direct Common Stock and four holders of record of Surplus Direct Preferred Stock.

    The Surplus Direct Articles of Incorporation provide that the holders of Surplus Direct Preferred Stock shall be entitled to receive dividends of $0.66 per share prior and in preference to any declaration or payment of any dividend on the Surplus Direct Common Stock. In addition, the terms of Surplus Direct's indebtedness to SV Capital Partners and to Egghead prevent the payment of dividends by Surplus Direct without such lender's written consent. Surplus Direct is also prohibited under the Merger Agreement from declaring or paying any dividend prior to the Effective Time without the prior written consent of Egghead. Surplus Direct has not paid the Surplus Direct Shareholders any cash dividends and does not anticipate paying any dividends in the foreseeable future.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS, THE EGGHEAD SHAREHOLDERS AND THE SURPLUS DIRECT SHAREHOLDERS SHOULD CAREFULLY CONSIDER THE FOLLOWING IN EVALUATING THE ISSUANCE AND THE MERGER. THIS JOINT PROXY STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN THIS SECTION AND ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON EGGHEAD'S AND SURPLUS DIRECT'S FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF. NEITHER EGGHEAD NOR SURPLUS DIRECT UNDERTAKES ANY OBLIGATION TO PUBLICLY RELEASE ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

    RESTRUCTURING AND REORGANIZATION OF EGGHEAD OPERATIONS; RECENT
LOSSES. Egghead has reported substantial losses from its continuing operations over its last five fiscal years, including an after-tax loss of $49.0 million and an overall net loss of $39.6 million for its fiscal year ended March 29, 1997. These losses included a $24.0 million restructuring and impairment charge and a net noncash charge of $10.7 million for the establishment of a deferred tax valuation allowance. Egghead has taken a number of steps intended to reduce or eliminate its losses. These steps included divesting a nonretail business segment, focusing its retail operations in certain geographic markets, closing unprofitable stores, upgrading existing stores, experimenting with new store formats, adding new nonsoftware merchandise categories (particularly computer systems), developing electronic commerce tools through its subsidiary Elekom Corporation ("ELEKOM") and implementing a new Internet commerce site.

    For example, in May 1996, Egghead sold its CGE division to generate cash and to allow management to focus on retail operations. The sale resulted in a net gain of $22.3 million, offset by a related loss from the CGE operations of $12.3 million. During the fourth quarter of fiscal 1997, Egghead substantially restructured and reorganized its operations by (i) closing 70 of its worst performing retail stores, (ii) substantially reducing its headquarters personnel, (iii) closing its Lancaster, Pennsylvania distribution center, and
(iv) offering for sale certain real estate assets, including its headquarters building located in Liberty Lake, Washington. Egghead intends to close an additional seven poorly performing retail stores as part of the restructuring and reorganization. Since fiscal 1996, Egghead has also opened or remodeled eight 5,000 square-foot stores, which are approximately twice the size of its traditional stores, and increased its hardware product offerings in many of its stores in an effort to improve sales.

    These initiatives have achieved mixed results. Although the increased proportion of hardware products is intended to increase Egghead's overall net revenue and gross profits, gross margins as a percentage of net sales are lower on such products; therefore revenue must increase at a sufficient rate to offset the lower gross margins in order to increase gross profits. If gross profits erode, further reductions in operating expenses may be necessary, and Egghead may need to close additional retail stores. Results from Egghead's new larger stores have been mixed. Egghead will continue to evaluate the performance of its larger format stores and expects that further refinement of its store format will be required. There can be no assurance that Egghead will be able to maintain the improved results it has achieved in its upgraded stores or replicate them in other stores. Egghead's Internet commerce site, which was activated in February 1996, did not generate significant revenue in fiscal 1997, and there can be no assurance that this distribution method will generate significant revenues in the future. Although ELEKOM is currently testing prototypes of its products, Egghead's investment in ELEKOM has not resulted in any revenue to date, and there can be no assurance that it will generate revenue in the future. Moreover, there can be no assurance that Egghead will be able to sell its real estate assets at a profit or in a timely manner that will avoid additional carrying costs. Competition is intensifying in all of Egghead's geographic markets, and prices continue to erode. Furthermore, despite the restructuring and reorganization measures described herein, Egghead anticipates that it will sustain additional losses in fiscal 1998 and a modest loss in fiscal 1999 on a stand-alone basis.

    Accordingly, it is not clear that Egghead has developed a business strategy that will accomplish its goal of reducing and eliminating its losses, and there can be no assurance that it will be able to do so. If Egghead cannot develop a profitable strategy, and its losses continue, it will deplete its financial resources and reduce shareholders' equity.

    Surplus Direct has a relatively limited operating history, and, although it reported break-even to profitable results for the three fiscal years ended May 31, 1996, it reported a significant loss for fiscal 1997. Although Egghead does not expect any significant cost savings or economic efficiencies to result from the combination of the companies, Egghead believes that it will benefit from the combination of Surplus Direct's hardware purchasing expertise, access to the surplus PC products channel, entrepreneurial management and Internet commerce development capabilities with Egghead's greater software product procurement experience and seasoned retail management. Nevertheless, there can be no assurance that these benefits will be realized or that the Merger, combined with Egghead's other initiatives, will reduce Egghead's net losses or return it to profitability.

    SURPLUS DIRECT LIMITED OPERATING HISTORY; RECENT LOSSES. Surplus Direct was founded in June 1992. Although Surplus Direct reached break-even in its 1994 fiscal year and reported profits in its 1995 and 1996 fiscal years, it recorded a net loss of $2.3 million for fiscal 1997. The loss resulted largely from (i) reduced gross margin due to increased sales of hardware products and the liquidation of older inventories of software products at substantially reduced prices, (ii) compensation expense related to a 42% increase in management and administrative personnel at May 31, 1997 compared to May 31, 1996, in order to support Surplus Direct's anticipated higher level of sales, (iii) substantial Internet marketing and advertising expenses, (iv) nonrecurring development expenses related to its Internet commerce and auction sites, (v) professional fees and expenses related to the Merger, and (vi) increased interest expense. Of Surplus Direct's $2.3 million net loss for fiscal 1997, $1.1 million was incurred in the fourth quarter. Of the factors identified above, the fourth quarter results were primarily adversely affected by the following: (i) reduced gross margin primarily attributable to price erosion; (ii) increased marketing and advertising expense related to its Internet commerce and auction sites;
(iii) professional fees and expenses related to the Merger; (iv) increased compensation expense associated with the staffing increases during fiscal 1997; and (v) the accrual of interest payments on its subordinated debt as well as interest on increased Bank borrowings.

    Following the Merger, Surplus Direct expects its interest expense to be substantially reduced as the SV Capital Note and all the existing Bank borrowings, together with accrued interest, will be paid by Egghead at the Closing. The interest expense reduction will be offset, however, by reduced interest income for the combined company due to the reduction in its cash available for investment as a result of the debt repayment. Surplus Direct does not anticipate that it will incur substantial professional fees and expenses related to the Merger beyond the first quarter of fiscal 1998.

    Surplus Direct believes that its revenues will continue to increase at a significant rate, although not at the rate experienced in fiscal 1997. Surplus Direct further believes that its investment in new management is largely complete and, therefore, that compensation expense should not increase substantially with the anticipated increase in revenues. Surplus Direct expects that it will continue to invest heavily in marketing, promotion and Internet commerce and auction site development and enhancement. Although Surplus Direct management believes that these expenditures will provide the infrastructure necessary to support future revenue growth, there can be no assurance that such growth will occur. There also can be no assurance that Surplus Direct will be able to manage its growth effectively or that any anticipated revenue growth will result in profitable operations. Furthermore, although Egghead and Surplus Direct expect that Surplus Direct's operations will contribute favorably to operating results in the combined company's 1998 fiscal year, there can be no assurance that such a favorable contribution will be achieved.

    Surplus Direct's business and prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in early stages of development, particularly companies in new and rapidly evolving markets. Such risks for Surplus Direct include a dependence on certain vendors for procurement of its products, the need for additional financing to continue expanding its business, product obsolescence, management of growth, its ability to anticipate and adapt to a developing market and its ability to locate and obtain sufficient inventory of previous version software and hardware merchandise. To address these risks, Surplus Direct must, among other things, continue to expand its vendor channels and buyer resources, obtain additional financing on acceptable terms, manage product obsolescence and pricing risks, identify consumer tastes, maintain its customer base while attracting significant numbers of new customers and continue to develop and upgrade its technologies and customer service capabilities. There can be no assurance that Surplus Direct will be successful in addressing these risks. Further, in view of the rapidly evolving nature of Surplus Direct's business and its extremely limited operating history, Surplus Direct believes that period-to-period comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. See "SURPLUS DIRECT MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

    FLUCTUATIONS IN, AND UNCERTAINTY OF, FUTURE OPERATING RESULTS; FUTURE LOSSES. Egghead's and Surplus Direct's operating results have fluctuated in the past and are likely to do so in the future, particularly on a quarterly basis. As with many retailers and direct marketers, a significant portion of both companies' sales are generated in the fiscal quarter that includes the winter holiday selling season. As a result, the annual earnings of the combined company will depend heavily on the results of that quarter. Egghead's quarterly results of operations may also fluctuate as a result of the amount of sales contributed by new stores, the timing of costs associated with the construction and opening of these stores and the timing of the closing of any stores. Both companies' quarterly results of operations may fluctuate in response to the overall demand for PC products, shifts in the mix of demand for hardware and software products, the introduction of new products or upgrades and the success of their Internet commerce sites.

    Egghead's and Surplus Direct's operating results are also highly dependent on their respective levels of gross profit as a percentage of net sales, which fluctuate due to factors that may be outside of their control. These factors include product mix, competitive pricing pressures, product availability and changes in prices from suppliers and the need to reduce prices to dispose of older inventory for which there was less demand than anticipated. In addition, shipping, postage and paper costs are significant expenses in the operation of Surplus Direct's business, and there can be no assurance that future increases in the cost of commercial delivery services can be passed on to Surplus Direct's customers. Any increases in postal or paper costs paid by Surplus Direct for its catalog production and mailings or strikes or other disruptions in service by shippers could have an adverse effect on its results of operations. See "EGGHEAD MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "SURPLUS DIRECT MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

    As a result of these and other factors, the combined company's sales for any quarter will be difficult to forecast and subject to significant variation. Results of operations for any particular period are not necessarily indicative of future performance. Due to all the foregoing factors and those discussed under "--Restructuring and Reorganization of Egghead Operations; Recent Losses" and "--Surplus Direct Limited Operating History; Recent Losses" and elsewhere in this section, it is likely that the combined company will report a loss for its 1998 fiscal year and that in some future period the combined company's operating results will be below the expectations of market analysts and investors.

    FIXED MERGER CONSIDERATION. The maximum number of Egghead Common Shares to be issued pursuant to the Merger Agreement in exchange for all outstanding shares of Surplus Direct Stock and upon the exercise of all Surplus Direct Options to be assumed by Egghead is fixed at 5,600,000 shares and will not be adjusted in the event of any increase or decrease in the price of the Egghead Common Shares. The price of the Egghead Common Shares at the Effective Time may be different from the price on the date of this Joint Proxy Statement/Prospectus and on the date of the Special Meetings. Such variations may result from changes in the business, operations or prospects of Egghead or Surplus Direct, market assessments of the likelihood that the Merger will be consummated and the timing thereof, regulatory considerations, general market and economic conditions and other factors. Because the Effective Time may occur at a date later than the Special Meetings, there can be no assurance that the price of the Egghead Common Shares on the date of the Special Meetings will be indicative of the price of the Egghead Common Shares at the Effective Time. The Effective Time is expected to occur promptly following the Special Meetings. The Egghead Shareholders and the Surplus Direct Shareholders are urged to obtain current market quotations for the Egghead Common Shares.

    TRANSACTION EXPENSES; INTEGRATION OF OPERATIONS; LIMITED OPERATING EFFICIENCIES. Egghead and Surplus Direct estimate they will incur direct transaction costs of approximately $1.4 million associated with the Merger and that the combined company will incur additional charges to operations, which are not currently reasonably estimable, to reflect costs associated with integrating the two companies. The combination of the businesses of Surplus Direct and Egghead will require the dedication of management resources, which will distract attention from the day-to-day business of both companies. Following the Merger, Egghead intends to operate Surplus Direct as a separate business unit. Operating efficiencies as a result of the Merger may be limited or difficult to achieve in the near term, and there can be no assurance that any such efficiencies will be realized from the combination of Egghead and Surplus Direct. Any significant disruption of Egghead's and Surplus Direct's businesses or additional material charges for costs associated with the Merger could have a material adverse effect on the combined company's financial condition and results of operations.

    MANAGEMENT OF GROWTH. Surplus Direct has rapidly and significantly expanded its operations and plans to continue to expand in order to address potential market opportunities. Surplus Direct's sales have increased from $1.0 million in fiscal 1993 to $58.7 million in fiscal 1997, and Surplus Direct's work force has expanded from eight employees in 1993 to 160 employees as of June 30, 1997. These expansions include the hiring of a President in July 1995, a Vice President of Sales and Marketing in October 1995, a Chief Financial Officer and a Vice President of Business Development and Product Procurement in June 1996, and a Vice President of Human Resources in February 1997, as well as key middle managers in information technology, distribution, sales and Internet development. Surplus Direct's rapid sales growth has placed significant demands on Surplus Direct's management and other resources, and, if Surplus Direct continues to grow, such demands will further increase. Although Surplus Direct will have access to Egghead's management following the Merger, Egghead has reduced its work force in connection with its strategic restructuring and reorganization and may be able to provide only limited additional assistance. There can be no assurance that Surplus Direct's current personnel, systems, procedures and controls, as supplemented by Egghead's management, will be adequate to support its future operations, that Surplus Direct will be able to hire, train, motivate and manage required personnel or that Surplus Direct will be in a position to take advantage of future market opportunities. If the combined company is unable to manage Surplus Direct's growth effectively, its business, financial condition and results of operations will be materially adversely affected. See "--Surplus Direct Limited Operating History; Recent Losses."

    COMPETITION. The business of selling PC software, hardware and related products is intensely competitive. Since its inception in 1984, Egghead has witnessed a proliferation of competing distribution outlets for PC software and hardware products, including chains of large specialty stores, systems integrators, manufacturers and publishers selling directly, mail-order firms and mass merchandise retailers. In addition, electronic communication networks such as the Internet are creating new opportunities for the distribution of software and hardware products, which has resulted in additional competition. The cost savings associated with such electronic distribution channels can also be expected to result in further product price reductions in the industry.

    Surplus Direct operates in the surplus PC software and hardware products market, which is also intensely competitive. The surplus PC market is highly fragmented and is made up of hundreds of relatively small brokers and resellers. Surplus Direct also competes with other direct marketing companies such as Micro Warehouse, Inc. ("Micro Warehouse"), as well as companies that operate exclusively on the Internet, such as ONSALE, Inc. ("ONSALE"), which specializes in selling refurbished and close-out merchandise in an auction format. Computer superstores and discount merchandisers (such as Costco Companies, Inc.) also sell previous version computer products at competitive prices.

    Because the PC product market is very competitive, resellers typically have low gross margins and operating income as a percentage of sales. Increased competition in both Egghead's and Surplus Direct's businesses may lead to reduced profit margins on PC hardware, software and related products, which could have a material adverse effect on the combined company's results of operations. Therefore, the combined company's profitability will depend heavily on effective internal operating and cost control and the ability to adapt quickly and efficiently to changes in industry trends. Many of Egghead's and Surplus Direct's current and potential competitors have significantly greater financial, technical, marketing and other resources than the combined company. As a result, such competitors may be able to secure merchandise from vendors on more favorable terms than those that may be obtained by the combined company, and may be able to respond more quickly to changes in customer preferences or to devote greater resources to the development, promotion and sale of their merchandise than the combined company. The combined company's financial condition and results of operations would be materially adversely affected if its competitors were to offer PC products at significantly lower prices, if the combined company were unable to obtain products in a timely manner for an extended period of time or if more effective competitors emerge.

    EGGHEAD DEPENDENCE ON SUPPLY SOURCES. Egghead purchases merchandise primarily through distributors. Egghead also purchases hardware, software and other products directly from approximately 300 manufacturers and publishers, including Microsoft, which is Egghead's primary vendor. In fiscal 1997, direct purchases from Microsoft represented approximately 18.3% of Egghead's total net purchases. Microsoft has determined that it will no longer sell directly to retailers, however, and Egghead believes that in the future its purchases of Microsoft products will be made through distributors. The joint venture purchases hardware products for the Egghead Computer Surplus store through Surplus Direct at Surplus Direct's cost and, in February 1997, Egghead began purchasing such products through Surplus Direct at Surplus Direct's cost for sale through its other retail stores. See "BACKGROUND OF AND REASONS FOR THE MERGER--Background." If Egghead should no longer be able to purchase hardware through Surplus Direct for any reason, there can be no assurance that it will be able to establish relationships with distributors of similar hardware products that will permit Egghead to acquire such products at comparable prices. Vendors which have established significant market share in the PC product market can, to some extent, influence Egghead's merchandising policies and other aspects of Egghead's operations. Egghead does not have long-term contracts or arrangements with its vendors that would ensure the availability of merchandise, and there can be no assurance that Egghead's current vendors will continue to supply merchandise to Egghead. To the extent that Egghead purchases from manufacturers, there is a risk that the reduction in the volume of Egghead's purchases resulting from store closures undertaken as part of its restructuring and reorganization will adversely affect its ability to purchase directly from such manufacturers. Egghead's financial performance in large part depends on the terms it obtains from its suppliers. Such terms include unit prices, unsold product return policies, advertising and market development allowances, freight charges and payment terms. If Egghead is unable to maintain favorable terms with its suppliers, its results of operations could be materially adversely affected. See "BUSINESS OF EGGHEAD-- Merchandising."

    SURPLUS DIRECT DEPENDENCE ON SUPPLY SOURCES AND UNCERTAIN SUPPLY OF SURPLUS AND PREVIOUS VERSION HARDWARE AND SOFTWARE. Surplus Direct's revenue depends substantially on the availability of products from its vendors and the expansion of its customer base. The surplus market is characterized by the inconsistency of product supply from any one source and the inability to predict availability of products with any degree of certainty. Surplus Direct has no long-term contracts or arrangements with its vendors that ensure the availability of merchandise. The supply of surplus products is, by nature, unpredictable, as it derives from unrealized business forecasts by publishers and manufacturers of PC products. There can be no assurance that Surplus Direct's current vendors will continue to offer products at favorable prices to Surplus Direct or that Surplus Direct will be able to establish sufficient new vendor relationships to ensure an adequate supply of products to support its growth. It is also possible that some suppliers of surplus and previous version products will be reluctant to continue to sell to Surplus Direct after the Merger.

    Surplus Direct's method of conducting business also depends on the continued perception of channel conflict by hardware manufacturers and software publishers. In the event hardware manufacturers and software publishers cease to believe that they can maximize profits and preserve current version product image by selling surplus and previous version products through separate distribution channels, they will likely make such products available to consumers in multiple channels. As a consequence, Surplus Direct might not be able to sustain its business model. Similarly, if hardware manufacturers and software publishers for any reason reduce the prices of current version merchandise so that such prices are more comparable to prices of surplus and previous version merchandise, consumers will likely elect to purchase current versions of such products. See "BUSINESS OF SURPLUS DIRECT--Market Overview." A substantial reduction in merchandise availability or supplier willingness to use the surplus channel would have a material adverse effect on Surplus Direct's business, financial condition and results of operations.

    LIMITED EXPERIENCE, AND RISKS ASSOCIATED, WITH INTERNET COMMERCE. Both Egghead and Surplus Direct seek to utilize the Internet and other means of electronic commerce to sell and distribute merchandise. Revenue generated through the companies' Internet commerce sites still represents only a relatively small percentage of the companies' respective total net sales. Surplus Direct established its Internet commerce site in January 1996, and sales from its site represented approximately 21.5% of its total net sales in the fourth quarter of fiscal 1997. In June 1997, Surplus Direct established its Internet auction site and also commenced delivery of certain software products to its customers through its electronic software distribution system. Egghead established its Internet commerce site in February 1996 and began directly downloading selected software products to its customers' PCs in November 1996. Total net sales from Egghead's Internet commerce site did not represent a significant portion of its total net sales in fiscal 1997. Although Egghead and Surplus Direct believe that the combined company will benefit from the complementary nature of their respective areas of expertise in Internet commerce, there can be no assurance that anticipated technology and operating synergies will be achieved or that either company will generate significant amounts of revenue through their respective Internet commerce sites.

    Demand for and market acceptance of recently introduced services and products sold over the Internet are subject to a high level of uncertainty, and there exist few proven services and products. The Internet is also characterized by rapid technological change, changes in user and customer requirements, frequent new service or product introductions and the emergence of new industry standards and practices. In addition, as with other providers of Internet services, Egghead and Surplus Direct must rely on an Internet service provider to connect their Internet commerce sites to the Internet, and on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information on the Internet. There can be no assurance that a sufficiently broad base of customers will adopt and continue to use the Internet as a medium of commerce, that the combined company will be successful in using new technologies effectively or adapting its Internet commerce sites and proprietary technology to customer requirements or industry standards, that interruptions in the combined company's Internet commerce site connections or their telecommunications access will not occur or that compromises or breaches will not occur in the encryption and authentication technology utilized by the combined company. Failure of an Internet commerce market to develop, or the occurrence of any of the events described above, could have a material adverse effect on the business, financial condition and results of operations of the combined company.

    DEPENDENCE ON SURPLUS PURCHASING EXPERTISE AND KEY EMPLOYEES. Surplus Direct relies on the extensive experience of its management in purchasing surplus, previous version and close-out products to ensure a satisfactory mix and quantity of inventory and acceptable product availability while maintaining competitive prices and avoiding obsolescence in a rapidly changing market. If Surplus Direct is unable to liquidate its purchased inventory rapidly, if Surplus Direct's management or buying staff fails to purchase inventory at attractive prices relative to its resale value or if Surplus Direct fails to predict with accuracy the resale prices for its purchased merchandise, it may be forced to sell its inventory at a discount or at a loss, and its business, financial condition and results of operations may be materially adversely affected. For example, liquidation of older inventories of software products at substantially reduced prices adversely affected Surplus Direct's gross margin and contributed to its loss in fiscal 1997. See "SURPLUS DIRECT MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." There can be no assurance that Surplus Direct's management will consistently be able to identify salable products or that Surplus Direct will be able to continue to attract or retain managers capable of developing supplier relationships and supporting and managing product flow as Surplus Direct grows.

    The combined company's future success also depends on its ability to retain other executives and key management personnel. The loss of the services of certain key employees could have a material adverse effect on the combined company. From time to time Egghead and Surplus Direct will need to attract additional skilled personnel in certain areas of their businesses. Egghead's store closures and reduction in headquarters personnel resulted in layoffs of approximately 32% of Egghead's employees and significant changes in its senior management team. These changes, any further reductions in personnel, changes in the composition of Egghead's senior management team, or any inability to attract sufficient qualified employees in the future could materially adversely affect the combined company's business, financial condition and results of operations.

    PRODUCT OBSOLESCENCE RISK. Surplus Direct typically sells a higher percentage of hardware and other nonsoftware products than Egghead, and its products are more commonly near the end of their life cycle. Surplus Direct usually purchases from sources that do not grant exchange or return privileges, although it is generally able to return defective products if they are still under a manufacturer's warranty. Consequently, Surplus Direct bears the risk of obsolescence if such products cannot be sold. Surplus Direct attempts to address this risk by relying on the product purchasing experience of its management in purchasing inventory at attractive prices relative to its resale value and by developing alternative methods to liquidate such products if they are not sold promptly, such as marketing them through its Internet commerce site or selling them to a subsidiary for resale at trade shows, although such discounted sales have in the past, and may in the future, adversely affect Surplus Direct's gross margin. See "SURPLUS DIRECT MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." Surplus Direct has also applied for authorized repair service status with certain manufacturers that, if granted, will enable them to repair defective products and sell them as new refurbished products. Surplus Direct provides reserves for obsolescence that it believes adequately provide for its product obsolescence risk. There can be no assurance that such reserves will be adequate or that Surplus Direct will be able to sell its inventory at cost.

    STATE SALES TAX COLLECTION. Surplus Direct presently does not collect sales or other similar taxes with respect to sales in any state other than the state of Washington. Shows International, Inc., its wholly owned subsidiary, collects sales tax in states in which it attends trade shows. In addition, one or more other states may seek to impose sales tax collection obligations on out-of-state companies, such as Surplus Direct, that engage in direct marketing and on-line commerce in such states. Any new operations in other states by the combined company also could subject shipments into such states to state sales taxes under current or future laws. A successful assertion by one or more states or any foreign country that Surplus Direct should collect sales or other taxes on the sale of merchandise could have a material adverse effect on its business, prospects, financial condition and results of operations.

    DILUTION; SHARES SUBJECT TO FUTURE SALE. Egghead will issue up to 5,600,000 Egghead Common Shares in the Merger in exchange for all outstanding shares of Surplus Direct Stock and upon the exercise of all Surplus Direct Options to be assumed by Egghead, which will dilute, by approximately 20.8%, the ownership interest and voting power of the Egghead Shareholders (on a fully diluted basis assuming the exercise of all currently outstanding options to purchase Egghead Common Shares and all assumed Surplus Direct Options). In addition, the Merger will adversely affect Egghead's earnings due to the amortization of goodwill, which will not initially be offset by contributions to earnings from Surplus Direct's operations.

    In general, approximately one-half of the Egghead Common Shares issued in the Merger will be freely tradable following the Merger. The Principal Shareholders, who will collectively beneficially own 5,286,791 Egghead Common Shares after the Effective Date, have agreed that they will not transfer, sell, exchange, pledge or otherwise dispose of any Egghead Common Shares now held by them or received by them in the Merger from 30 days prior to the Closing Date until such time as Egghead publicly releases financial results for a period that includes at least 30 days of combined operations of Egghead and Surplus Direct (the "Expiration Date"). In addition, each Surplus Direct Shareholder has agreed, for the one-year period following the Effective Time, not to sell, transfer or otherwise dispose of 55% of the Egghead Common Shares received in the Merger. Immediately after the Expiration Date, the remaining 45% of the Egghead Common Shares held by the Principal Shareholders will be eligible for sale in the public market, subject to compliance with Rules 144 and 145 under the Securities Act. The sale of such Egghead Common Shares may cause substantial fluctuations in the price of Egghead Common Shares. The Egghead Common Shares to be issued to the Surplus Direct Shareholders will not be registered for resale. Accordingly, each of the Principal Shareholders, who together own approximately 93.9% of the Surplus Direct Common Stock and 99.3% of the Surplus Direct Preferred Stock, will be subject to the resale limitations established by Rule 145 under the Securities Act. See "THE MERGER--Resale of Egghead Common Shares Issued in the Merger."

                            EGGHEAD SPECIAL MEETING

PURPOSE

    The Egghead Special Meeting will be held on Thursday, August 14, 1997, at 9:00 a.m., local time, at the Crescent Court Ballroom, West 707 Main Street, Spokane, Washington 99201, or at any postponement or adjournment thereof, to consider and vote on the Issuance.

    THE EGGHEAD BOARD HAS UNANIMOUSLY DETERMINED THAT THE ISSUANCE AND THE MERGER ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, EGGHEAD AND THE EGGHEAD SHAREHOLDERS AND HAS UNANIMOUSLY APPROVED THE ISSUANCE AND THE MERGER. THE EGGHEAD BOARD RECOMMENDS THAT THE EGGHEAD SHAREHOLDERS VOTE "FOR" APPROVAL OF THE ISSUANCE AT THE EGGHEAD SPECIAL MEETING. SEE "BACKGROUND OF AND REASONS FOR THE MERGER."

RECORD DATE; VOTING RIGHTS

    Only holders of record of Egghead Common Shares at the close of business on July 8, 1997, which has been fixed as the Egghead Record Date, are entitled to notice of and to vote at the Egghead Special Meeting. At the close on business on the Egghead Record Date, 17,614,342 Egghead Common Shares were outstanding, each of which entitles the registered holder thereof to one vote.

QUORUM; VOTE REQUIRED

    The presence in person or by proxy of holders representing a majority of the voting power of the Egghead Common Shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Egghead Special Meeting. Under Rule 4460(i) of the National Association of Securities Dealers, Inc. and the Restated Articles of Incorporation of Egghead (the "Egghead Articles of Incorporation") and the Egghead Bylaws, the affirmative vote of holders representing a majority of the Egghead Common Shares present in person or represented by proxy and entitled to vote at the Egghead Special Meeting is required to approve the Issuance.

    An abstention with respect to approval of the Issuance will be counted for purposes of a establishing a quorum, but will have the effect of a vote cast against the Issuance. Brokers who hold Egghead Common Shares as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Any such broker nonvotes will not be counted for purposes of establishing a quorum or as votes cast on the Issuance.

PROXIES

    Egghead Common Shares represented by properly executed proxies received at or prior to the Egghead Special Meeting that have not been revoked will be voted at the Egghead Special Meeting in accordance with the instructions contained therein. Egghead Common Shares represented by properly executed proxies for which no instruction is given will be voted "FOR" approval of the Issuance. The Egghead Shareholders are requested to complete, sign, date and return promptly the enclosed proxy card in the postage-prepaid envelope provided for this purpose to ensure that their shares are voted. An Egghead Shareholder may revoke a proxy at any time before it is voted by signing and returning a later-dated proxy with respect to the same shares, by filing with the Secretary of Egghead a written revocation bearing a later date or by attending and voting in person at the Egghead Special Meeting. Mere attendance at the Egghead Special Meeting will not in and of itself revoke a proxy.

    If the Egghead Special Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Egghead Special Meeting all proxies (except for any proxies that have theretofore effectively been revoked or withdrawn) will be voted in the same manner as such proxies would have been voted at the original convening of the Egghead Special Meeting, notwithstanding that such proxies may have been effectively voted on the same or any other matter at a previous meeting.

    Egghead will bear the cost of soliciting proxies from the Egghead Shareholders, except that Surplus Direct has agreed to pay all such expenses in the event the Merger Agreement is terminated under circumstances requiring Surplus Direct to pay a termination fee pursuant to the Merger Agreement. See "THE MERGER--Fees and Expenses." In addition to solicitation by mail, directors, officers and employees of Egghead may solicit proxies by telephone, telegram or otherwise. Such directors, officers and employees of Egghead will not receive additional compensation for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of Egghead Common Shares held of record by them will be reimbursed for their reasonable expenses incurred in forwarding such material.

    Egghead intends to retain Allen Nelson & Co. ("Nelson") to assist it with the solicitation of proxies for the Egghead Special Meeting. Pursuant to its agreement with Nelson, Egghead will pay Nelson $5,500 in fees, plus approximately $1,500 in out-of-pocket expenses.

                         SURPLUS DIRECT SPECIAL MEETING

PURPOSE

    The Surplus Direct Special Meeting will be held on Thursday, August 14, 1997, at 9:00 a.m., local time, at the principal executive offices of Surplus Direct at 489 North Eighth Street, Suite 100, Hood River, Oregon 97031, or at any postponement or adjournment thereof, to consider and vote on a proposal to approve the Merger Agreement.

    THE SURPLUS DIRECT BOARD HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, SURPLUS DIRECT AND THE SURPLUS DIRECT SHAREHOLDERS AND HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT. THE SURPLUS DIRECT BOARD RECOMMENDS THAT SURPLUS DIRECT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AT THE SURPLUS DIRECT SPECIAL MEETING. SEE "BACKGROUND OF AND REASONS FOR THE MERGER."

RECORD DATE; VOTING RIGHTS

    Only holders of record of Surplus Direct Stock at the close of business on July 8, 1997, which has been fixed as the Surplus Direct Record Date, are entitled to notice of and to vote at the Surplus Direct Special Meeting. At the close of business on the Surplus Direct Record Date, 2,720,167 shares of Surplus Direct Common Stock and 552,592 shares of Surplus Direct Preferred Stock were outstanding, each of which entitles the holder thereof to one vote. The Surplus Direct Shareholders will be entitled to dissenters' rights as a result of the Merger. See "THE MERGER--Rights of Dissenting Surplus Direct Shareholders."

QUORUM; VOTE REQUIRED

    The presence in person or by proxy of holders representing a majority of the voting power of the Surplus Direct Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Surplus Direct Special Meeting. The affirmative vote at the Surplus Direct Special Meeting of holders representing a majority of the outstanding shares of Surplus Direct Common Stock entitled to vote and of holders representing a majority of the outstanding shares of Surplus Direct Preferred Stock entitled to vote, each voting as a separate class, is required to approve the Merger Agreement. Pursuant to an agreement with Egghead, the Principal Shareholders, who together hold 93.9% of the outstanding shares of Surplus Direct Common Stock and 99.3% of the outstanding shares of Surplus Direct Preferred Stock, have agreed, subject to certain conditions, to vote for approval of the Merger Agreement. An abstention with respect to approval of the Merger Agreement will be counted for purposes of establishing a quorum, but will have the effect of a vote cast against the Merger Agreement.

PROXIES

    Shares of Surplus Direct Stock represented by properly executed proxies received at or prior to the Surplus Direct Special Meeting that have not been revoked will be voted at the Surplus Direct Special Meeting in accordance with the instructions contained therein. Shares of Surplus Direct Stock represented by properly executed proxies for which no instruction is given will be voted "FOR" approval of the Merger Agreement. The Surplus Direct Shareholders are requested to complete, sign, date and return promptly the enclosed proxy card in the postage-prepaid envelope provided for this purpose to ensure that their shares are voted. A Surplus Direct Shareholder may revoke a proxy at any time before it is voted by signing and returning a later-dated proxy with respect to the same shares, by filing with the Secretary of Surplus Direct a written revocation bearing a later date or by attending and voting in person at the Surplus Direct Special Meeting. Mere attendance at the Surplus Direct Special Meeting will not in and of itself revoke a proxy.

    If the Surplus Direct Special Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Surplus Direct Special Meeting all proxies (except for any proxies that have theretofore effectively been revoked or withdrawn) will be voted in the same manner as such proxies would have been voted at the original convening of the Surplus Direct Special Meeting, notwithstanding that such proxies may have been effectively voted on the same or any other matter at a previous meeting.

    Surplus Direct will bear the cost of soliciting proxies from the Surplus Direct Shareholders. Surplus Direct also has agreed to pay all of Egghead's expenses in connection with Egghead's proxy solicitation in the event the Merger Agreement is terminated under circumstances requiring Surplus Direct to pay a termination fee pursuant to the Merger Agreement. See "THE MERGER--Fees and Expenses." In addition to solicitation by mail, directors, officers and employees of Surplus Direct may solicit proxies by telephone, telegram or otherwise. Such directors, officers and employees of Surplus Direct will not receive additional compensation for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith.

                    BACKGROUND OF AND REASONS FOR THE MERGER

BACKGROUND OF THE MERGER

    Egghead has faced increasingly intense competition from other PC product resellers over its operating history. As a result of this intense competition and other factors identified under "RISK FACTORS," Egghead has reported significant losses on its continuing operations in each of its last five fiscal years, including a net after-tax loss of $49.0 million for its fiscal year ended March 29, 1997. See "EGGHEAD MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

    Egghead management and the Egghead Board have taken a number of steps to make Egghead a more effective competitor and to reduce or eliminate its recent losses, including divesting a nonretail business segment, closing unprofitable stores, upgrading existing stores, experimenting with new store formats, developing electronic commerce tools through ELEKOM and implementing a new Internet commerce site.

    For example, during its 1996 fiscal year, Egghead began opening stores with approximately twice the amount of floor space of its existing stores and increased its hardware product offerings in these stores in order to improve its gross margins. In May 1996, Egghead sold its CGE division and consolidated its remaining distribution facilities in order to reduce losses and overhead and create a simpler business model that could be supported by the financial resources generated by the divestiture. See "RISK FACTORS--Restructuring and Reorganization of Egghead Operations; Recent Losses."

    Also in May 1996, in order to strengthen Egghead's management team, the Egghead Board appointed George P. Orban, then a director, as Chairman of the Board. Mr. Orban brought to Egghead management extensive general experience in retailing, as well as specific expertise in reselling surplus and off-price merchandise. He and other members of Egghead management sought to analyze Egghead's business to identify the reasons for its losses and to develop an overall business strategy that could improve Egghead's operating results.

    In early July 1996, Mr. Orban was approached by a representative of Olympic Venture Partners, a venture capital firm, about serving as a director of, and possibly investing in, Surplus Direct, a fast-growing reseller of previous version hardware, software and related products. Surplus Direct was founded by Gregory J. Boudreau and Stephen M. Wood, each of whom formerly operated businesses in the wholesale surplus software market. Olympic Venture Partners is a significant shareholder of Surplus Direct, with a representative, Gerard H. Langeler, on the Surplus Direct Board.

    On July 10, 1996, Mr. Orban met with Mr. Langeler, Mr. Boudreau, the Chief Executive Officer, and Jonathan W. Brodeur, the President, of Surplus Direct to learn more about Surplus Direct's business. Mr. Orban and Messrs. Boudreau, Brodeur and Langeler identified potential opportunities for mutual benefit from the combination of Surplus Direct's business selling surplus PC products through direct sales and Egghead's retail and direct mail business selling current version products.

    In early August, Mr. Orban discussed with Terence Strom, then President, Chief Executive Officer and a director of Egghead, the possibility of a joint venture between Egghead and Surplus Direct to open and operate a new computer warehouse store offering inventories of software marked for clearance from Egghead's stores and distribution center, as well as the surplus computer hardware and related products sold by Surplus Direct. On August 7, 1996, Messrs. Orban and Strom met with Messrs. Boudreau and Brodeur in Spokane, Washington to discuss the feasibility of such a venture. During the course of these discussions, the Surplus Direct representatives raised the possibility of an acquisition of Surplus Direct by Egghead. Mr. Strom deferred such discussions, preferring to focus on the formation of the joint venture.

    Mr. Orban was appointed to the Surplus Direct Board on August 16, 1996.

    On August 21, Mr. Orban traveled to San Francisco, California and met Messrs. Boudreau and Brodeur to investigate potential distribution facility sites for Surplus Direct and to gather data on competitors in the surplus and previous version hardware and software market.

    Prior to the September 25, 1996 meeting of the Egghead Board, Mr. Orban apprised the directors individually by telephone of the discussions regarding a possible joint venture with Surplus Direct.

    At the September 25, 1996 meeting of the Egghead Board, Mr. Orban presented a plan for the proposed joint venture to the Egghead Board, also informing them of his position as a director of Surplus Direct, of the possibility that he might invest in Surplus Direct and of his resulting potential conflict of interest. Mr. Orban also informed the Egghead Board of the very limited discussion with Messrs. Boudreau and Brodeur relating to a possible acquisition of Surplus Direct and Mr. Strom's response. The Egghead Board authorized Messrs. Orban and Strom to proceed to negotiate the terms of a joint venture and directed its investment banking firm, DLJ, to prepare financial information regarding Surplus Direct for discussion at its next meeting.

    At its September 26, 1996 meeting, the Surplus Direct Board discussed the proposed joint venture with Egghead. Mr. Orban noted his conflict of interest as a director of both Egghead and Surplus Direct and left the meeting while the other directors discussed the proposed joint venture and other alternative business strategies, including a possible business combination with Egghead.

    On September 30, 1996, Egghead entered into a three-year lease for the joint venture store in Portland, Oregon. On October 1, representatives of DLJ visited the Surplus Direct headquarters in Hood River, Oregon, meeting with Messrs. Boudreau, Brodeur and Wood and various other members of the Surplus Direct management team to discuss Surplus Direct's business and financial condition. During October and November, Egghead and Surplus Direct continued to negotiate the terms of a limited liability company operating agreement defining the terms of the joint venture.

    At its October 23, 1996 meeting, the Egghead Board heard an extensive presentation by Egghead management regarding the proposed joint venture with Surplus Direct. Following this discussion, in light of the potential conflicts of interest presented by the transaction, the Egghead Board appointed a special committee of independent Egghead directors consisting of Linda Fayne Levinson, Eric P. Robison and Melvin A. Wilmore to review the proposed transaction. (Ms. Levinson has since resigned from the Egghead Board effective June 30, 1997.) A representative of DLJ then presented various financial analyses of Surplus Direct as a possible acquisition candidate, and Mr. Orban discussed potential benefits from the proposed combination in the areas of product procurement, direct marketing via catalogues and the Internet and management of the respective companies.

    On November 1, 1996, Ms. Levinson and Steven E. Lebow, then a director of Egghead and a Managing Director of the Investment Banking Division of DLJ, met with Messrs. Brodeur, Boudreau and Wood in Hood River, Oregon, to become familiar with Surplus Direct's management and to learn more about its business in connection with the establishment of the joint venture store and Egghead's consideration of a potential acquisition of Surplus Direct. (Mr. Lebow has since resigned from the Egghead Board effective July 11, 1997.)

    At a telephonic meeting of the Egghead Board on November 8, 1996, Ms. Levinson and Mr. Lebow reported on their meeting with Surplus Direct. The Egghead Board then directed Mr. Orban to advise Surplus Direct of Egghead's interest in pursuing a discussion of a potential acquisition of Surplus Direct and to continue due diligence discussions with Surplus Direct. Mr. Orban informed Mr. Brodeur of Egghead's interest in pursuing acquisition discussions, subject to DLJ's performing preliminary financial due diligence.

    On November 20, 1996, the Egghead Board met and approved, with Mr. Lebow abstaining, an amendment to Egghead's existing agreement with DLJ, engaging DLJ to represent Egghead in connection with a possible acquisition of Surplus Direct. Mr. Orban then updated the Egghead Board on the status of the joint venture with Surplus Direct. The Egghead Board also directed Egghead management to develop various scenarios for the future business of Egghead, including a scenario assuming a significant reduction in Egghead's current retail operations.

    On November 22, 1996, Egghead and Surplus Direct opened the joint venture store, Egghead Computer Surplus, and on December 5, 1996 filed the Articles of Organization for a limited liability company, 50% owned by each of them, to own and operate the joint venture store.

    In November 1996, the joint venture began purchasing hardware products through Surplus Direct at Surplus Direct's cost for sale through the Egghead Computer Surplus store and, in February 1997, Egghead began purchasing such products from Surplus Direct at Surplus Direct's cost for sale through its other retail stores. As of May 31, 1997, such purchases totaled approximately $9.4 million. These purchases have increased Surplus Direct's revenues and reduced Surplus Direct's overall gross margin. See "SURPLUS DIRECT MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

    At a meeting of the Egghead Board on December 18, 1996, representatives of DLJ presented a financial analysis of a possible acquisition of Surplus Direct. The Egghead Board discussed this information, the strategic fit between the two companies, management issues, possible acquisition structures and the desirability of accounting for the merger as a pooling of interests with representatives of DLJ and with Egghead's legal advisors, who were also present. Mr. Orban also reported on the successful opening of the Egghead Computer Surplus store and the favorable effect of that opening on his assessment of the potential benefits of a merger with Surplus Direct.

    On December 19, 1996, the Surplus Direct Board discussed the progress of the Egghead Computer Surplus store and authorized management to execute operating documents relating to the limited liability company for the joint venture with Egghead.

    On December 23, 1996, the Egghead Board met telephonically to hear Mr. Orban's report on the performance of the Egghead Computer Surplus store, a report from a representative of DLJ on its additional due diligence review of Surplus Direct and updated financial information regarding Surplus Direct and to discuss the possible terms of an offer with its legal and financial advisors. The Egghead Board then authorized Mr. Orban to present to Surplus Direct an offer for a stock-for-stock merger on the terms outlined in a written offer letter. In connection with management's ongoing efforts to improve Egghead's operating results, Mr. Orban also presented a preliminary proposal to close certain of Egghead's retail stores and to reduce Egghead's operations.

    On December 24, 1996, DLJ submitted a nonbinding letter to Surplus Direct, subject to due diligence review and other customary conditions, in which Egghead offered to acquire Surplus Direct in a tax-free, stock-for-stock merger with Surplus Direct shareholders receiving 5,000,000 Egghead Common Shares in exchange for all outstanding equity interests in Surplus Direct. The letter emphasized Egghead's desire to obtain pooling-of-interests accounting treatment for the transaction, contemplated that the Egghead Common Shares would be registered with the Commission, that employment agreements containing noncompete agreements would be entered into with key members of Surplus Direct's management and that two Surplus Direct representatives would become Egghead directors.

    On January 9, 1997, Surplus Direct's legal counsel and its financial consultant met with representatives of DLJ in San Francisco, California to discuss the proposed merger terms and a possible timetable for a merger. At the conclusion of the meeting, the parties determined, subject to completion of due diligence, to proceed with negotiations on the basis of Egghead's proposed issuance of up to 5,600,000 Egghead Common Shares to the shareholders and optionholders of Surplus Direct for all their outstanding equity interests in Surplus Direct in a merger structured to qualify as a pooling of interests and as a tax-free reorganization. Egghead also agreed to consider lending $1.0 million to Surplus Direct to provide additional working capital for the period between execution of a definitive merger agreement and the closing of a merger.

    At the January 27, 1997 meeting of the Egghead Board, representatives of DLJ reported on the discussions with Surplus Direct, Brian W. Bender, Chief Financial Officer of Egghead, reported on the financial results of Egghead Computer Surplus, and the Egghead Board discussed the risks and benefits of the proposed merger. The Egghead Board heard a detailed proposal from Egghead management regarding a restructuring and reorganization plan to close certain of Egghead's retail stores and to reduce Egghead's operations. The Egghead Board also then approved the restructuring and reorganization plan, and authorized management to implement the restructuring and reorganization. In connection with the restructuring and reorganization, on January 30, 1997 the Egghead Board acted by consent to appoint Mr. Orban to serve as Egghead's Chief Executive Officer.

    On February 5, 1997, Egghead and Surplus Direct entered into a confidentiality agreement (the "Confidentiality Agreement") pursuant to which both parties agreed not to publicly disclose any information regarding the negotiation of the proposed merger, and Surplus Direct agreed that as long as merger negotiations with Egghead were continuing, Surplus Direct would negotiate exclusively with Egghead and would not do anything that would disqualify the transaction from pooling-of-interests accounting treatment.

    Immediately thereafter, executives of Egghead and Surplus Direct and their counsel proceeded to prepare and negotiate the terms of definitive agreements in accordance with the preliminary understandings between the parties. Between February 5 and April 30, both parties conducted legal and financial due diligence investigations of each other's businesses and continued their negotiations of the merger terms.

    In early February, in order to avoid a conflict of interest with respect to the proposed merger, Mr. Orban resigned from the Surplus Direct Board effective as of January 1, 1997. In connection with his resignation, he also relinquished 18,500 shares of restricted Surplus Direct Common Stock issued to him as director compensation, leaving him with no financial interest in Surplus Direct.

    Concurrently with these negotiations, Egghead and its outside public accounting firm prepared a letter to, and on February 24, 1997 filed a letter with, the staff of the Commission (the "Staff") requesting the Staff's concurrence that the proposed merger could be accounted for as a pooling of interests.

    On February 25, 1997, Egghead and Surplus Direct amended the Confidentiality Agreement to extend the exclusive bargaining period to March 28, 1997.

    At a February 26, 1997 telephonic meeting of the Egghead Board, Mr. Orban reported on the negotiations with Surplus Direct, including the issues under discussion with the Staff related to accounting for the merger as a pooling of interests.

    On March 11, 1997, the Surplus Direct Board met to discuss the merger negotiations and the proposed loan by Egghead to Surplus Direct and to review drafts of the proposed merger agreement and the proposed loan agreement, which had been provided to the Surplus Direct Board members in advance. The Surplus Direct Board members indicated that they had reviewed the documents provided to them and found that the terms were acceptable to Surplus Direct. The Surplus Direct Board approved the terms of the merger contained in the draft of the merger agreement. The Surplus Direct Board also approved a proposal that the Surplus Direct Shareholders amend the Surplus Direct Articles of Incorporation to clarify that holders of Surplus Direct Options would receive the same treatment in the merger as holders of Surplus Direct Common Stock. The amendment was effective as of March 21, 1997.

    On March 24, 1997, the Egghead Board met telephonically with management and its legal and financial advisors to review the status of the negotiations with Surplus Direct. Mr. Bender first reviewed the discussions between Egghead's outside accountants and the Staff regarding the ability to account for the proposed merger as a pooling of interests. Mr. Bender and representatives of DLJ then reviewed

Surplus Direct's recent results of operations and the impact on their prior financial analysis of Surplus Direct. Egghead's legal counsel reviewed the terms of the draft merger agreement. The Egghead Board then discussed with management and its advisors unresolved issues in connection with the proposed transaction, including Surplus Direct's request for a bridge loan of $2.0 million and the terms of the proposed loan, negotiations with SV Capital Partners regarding subordination of the SV Capital Note to the bridge loan and related intercreditor issues, the requirement that Egghead repay approximately $4.5 million of Bank Debt upon the closing of the proposed merger and waivers required from the Bank in connection with the bridge loan, possible Surplus Direct reserves for obsolescence, proposed terms of employment agreements with certain Surplus Direct employees and other issues. The Egghead Board discussed these issues and provided guidance to Egghead management regarding negotiation of the merger agreement, bridge loan agreement and intercreditor agreements.

    On March 28, 1997, Egghead and Surplus Direct amended the Confidentiality Agreement to extend the exclusive bargaining period to April 15, 1997.

    On April 4, 1997, the Surplus Direct Board met to discuss and approve the final terms of the merger agreement and the bridge loan from Egghead. In particular, the Surplus Direct Board discussed the delays in the transaction caused by, as well as potential issues resulting from, the probable change in accounting treatment of the transaction from a pooling of interests to a purchase. The Surplus Direct Board also discussed at length the business reasons for the proposed merger, including the complementary aspects of the companies, access to additional sales channels and increased purchasing power resulting from the proposed merger. After lengthy discussion, the Surplus Direct Board concluded that the change in accounting treatment would not affect the business decision to go forward with the proposed merger. The Surplus Direct Board then approved the merger agreement in its current form and authorized the principal officers of Surplus Direct to negotiate the remaining terms and to sign the merger agreement, the bridge loan agreement and other documents related to the merger transaction.

    During April, the parties continued to negotiate the terms of the definitive merger agreement and Egghead commenced negotiations with SV Capital Partners and the Bank regarding the bridge loan and the intercreditor agreements that would be required as a condition to Egghead's commitment to extend the bridge loan. On April 11, 1997, Egghead received a definitive response from the Staff that it could not concur with Egghead's view that the proposed merger could be accounted for as a pooling of interests.

    On April 23, 1997, the Egghead Board met with Egghead management and its legal and financial advisors to consider the merger proposal. At the meeting, Messrs. Orban and Bender reported on the Staff's response regarding the use of pooling-of-interests accounting, representatives of DLJ presented a detailed financial analysis and offered orally and in writing a preliminary draft of the DLJ Opinion described under "--Opinion of Egghead's Financial Advisor," and Egghead's legal advisors summarized changes in the terms of the definitive merger agreement since the last meeting of the Egghead Board and the results of the negotiations with SV Capital Partners and the Bank. The Egghead Board discussed in detail the financial analysis provided by DLJ in light of Surplus Direct's results of operations for the nine months ended February 28, 1997, and requested that DLJ consult further with Surplus Direct and its outside accountants regarding certain reserves for obsolescence and other assumptions underlying DLJ's analysis.

    Between April 23 and April 30, 1997, representatives of DLJ and Egghead management held discussions with Surplus Direct management and Surplus Direct's outside accountants and revised their financial analyses to take into account the additional financial information obtained from Surplus Direct.

    On April 29, 1997, the Surplus Direct Board approved by consent resolution
(i) the revised unaudited February 28, 1997 financial statements of Surplus Direct that, among other changes, reduced the amount of reserves for inventory obsolescence and (ii) related changes to the Merger Agreement.

    The Egghead Board met telephonically on April 30, 1997 to consider the proposed merger. Representatives of DLJ presented their revised analyses reflecting the additional information provided by Surplus Direct, reviewed with the Egghead Board the specific changes in its analyses, summarized DLJ's additional due diligence investigation of Surplus Direct relating to the revised analysis, confirmed to the Egghead Board that Surplus Direct's projections of operating results appeared to have a reasonable basis (subject to the assumptions set forth in the DLJ Opinion) and presented in oral form the DLJ Opinion described under "--Opinion of Egghead's Financial Advisor." Egghead's legal advisors discussed final changes to the definitive Merger Agreement, including certain Surplus Direct representations regarding its reserves for obsolescence. After additional discussion, the Egghead Board unanimously approved the Merger, with Mr. Lebow abstaining.

    The Merger Agreement was executed and delivered on April 30, 1997, and the Merger was announced on May 1, 1997. Also on May 1, 1997, Egghead transferred $2.0 million to Surplus Direct to fund the Bridge Loan.

    On May 22, 1997, the parties determined that it would be advisable to restructure the Merger as a merger of Surplus Direct into Merger Sub in order to provide greater assurance that the Merger would be treated as a tax-free reorganization under the Code. In connection with the proposed amendment to the Merger Agreement, Egghead requested the restrictions on transfer of the Egghead Common Shares to be received by the Surplus Direct Shareholders reflected in Stock Restriction Agreements dated as of May 23, 1997 (the "Stock Restriction Agreements"). On May 23, 1997, the Egghead Board and the Surplus Direct Board each acted by written consent to approve the Amendment to Agreement and Plan of Merger dated as of May 23, 1997 (the "Amendment"). The Amendment and the Stock Restriction Agreements were executed effective as of such date. All references to the Merger Agreement herein mean the Merger Agreement as so amended.

    In July 1997, Egghead and Surplus Direct entered into an arrangement pursuant to which Surplus Direct will acquire inventory and resell it to Egghead at cost for Egghead to hold until Surplus Direct repurchases it from Egghead. Surplus Direct's repurchases will be at cost on an as-needed basis. Surplus Direct will bear the cost of freight to and from Egghead's warehouse and has agreed to reimburse Egghead for any losses Egghead may incur in the event Egghead must liquidate the inventory. The amount of inventory subject to this arrangement is limited to a maximum of $0.5 million at any one time.

REASONS FOR THE MERGER

    JOINT REASONS FOR THE MERGER

    The Egghead Board and the Surplus Direct Board each considered that the combined company would have the potential for competitive advantage and improved financial performance. The Egghead Board and the Surplus Direct Board each believe that the following potential mutual benefits of the Merger will contribute to the success of the combined company:

    - IMPROVED COMPETITIVE POSITION. The greater revenues and resources of the combined company will allow it to meet increasing competitive challenges from larger resellers.

    - INCREASED PRODUCT PROCUREMENT OPPORTUNITIES. Egghead and Surplus Direct will be able to obtain access to a broader range of products, on potentially more favorable pricing terms, through their increased size and combined resources.

    - ACCELERATED DEVELOPMENT OF INTERNET COMMERCE CAPABILITY. Egghead and Surplus Direct believe that they can expand their respective Internet commerce businesses by strengthening their respective distribution capabilities and product offerings and by taking advantage of their respective strengths in technology and marketing.

    - EXPANDED DISTRIBUTION OPPORTUNITIES. The combined marketing resources of Egghead and Surplus Direct will allow both companies broader access to the growing market for PC hardware and software, potentially increasing market share for the combined company.

    - EMPLOYEE RECRUITMENT AND RETENTION. The combined company, with higher visibility and expanded operations, will provide greater career opportunities, which should allow Egghead and Surplus Direct to attract and retain a larger pool of appropriately skilled and trained employees.

    In addition to the joint reasons discussed above, the Egghead Board and the Surplus Direct Board also considered separate reasons for approving the Issuance and the Merger, which are summarized below.

    EGGHEAD'S REASONS FOR THE MERGER

    The Egghead Board believes that the following are additional reasons for the Egghead Shareholders to vote "FOR" approval of the Issuance:

    - ENTREPRENEURIAL MANAGEMENT. Surplus Direct has an entrepreneurial management team with extensive experience in hardware and surplus product procurement and mail-order operations that will complement Egghead's seasoned retail management team.

    - HIGHER GROWTH POTENTIAL. The Merger will provide the Egghead Shareholders with the opportunity to participate in Surplus Direct's business of distributing prior version hardware and software, which has experienced a higher rate of revenue growth than Egghead's traditional businesses.

    - SURPLUS MARKET CHANNEL. Surplus Direct will provide Egghead with an incremental off-price channel for distributing PC products and expertise in developing this channel, thereby expanding Egghead's available markets.

    In the course of its deliberations, the Egghead Board considered and discussed a number of other factors, including the following: (i) information concerning Egghead's and Surplus Direct's respective businesses, prospects, financial performances, financial conditions and operations; (ii) the market price of the Egghead Common Shares in the recent past; (iii) an analysis of the respective contributions to revenues, operating profits and net profits of the two companies; (iv) a financial presentation by DLJ, including the DLJ Opinion described under "--Opinion of Egghead's Financial Advisor"; (v) reports from management, DLJ and Egghead's legal advisors on the results of Egghead's due diligence investigation of Surplus Direct; (vi) the terms of the Merger Agreement, including the termination fees payable to Egghead under certain circumstances, Surplus Direct's agreement not to solicit other acquisition transactions and the provision for an adjustment in the Share Consideration to compensate for certain breaches of the Merger Agreement; and (vii) the execution of new or amended employment agreements with certain key employees to be effective at the Effective Time.

    The Egghead Board also considered the following actual or potential material disadvantages of the Merger to Egghead and the Egghead Shareholders: (i) the losses incurred by Surplus Direct in the nine-month period ended February 28, 1997; (ii) the risk that the public market price of the Egghead Common Shares might be adversely affected by announcement of the Merger; (iii) the charges expected to be incurred in connection with the Merger, primarily during the quarter in which the Merger is completed, including the direct transaction costs, estimated to be approximately $1.4 million, and additional charges to operations that currently are not reasonably estimable (see "PRO FORMA CONDENSED FINANCIAL STATEMENTS"); (iv) the risk that, despite the efforts of the combined company, the services of key persons might not be retained; and (v) the risk that other benefits sought to be obtained by the Merger might not be obtained. In addition, in considering the desirability of the Merger, the Egghead Board also took into account the factors referred to under "RISK FACTORS," including, without limitation that: as a stand-alone entity Egghead has incurred significant losses in each of the last five fiscal years and its stand-alone projections show continued losses through fiscal 1999; Egghead's new larger store model has had mixed results and requires further refinement and adjustment; and Egghead faces intense and increasing competition in its basic software retail stores.

    In view of the wide variety of both positive and negative factors that it considered, the Egghead Board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered. After taking into consideration all the factors set forth above, the Egghead Board determined that the Merger is in the best interests of Egghead and the Egghead Shareholders. ACCORDINGLY, THE EGGHEAD BOARD HAS APPROVED THE MERGER AND THE ISSUANCE AND RECOMMENDS THAT THE EGGHEAD SHAREHOLDERS VOTE "FOR" APPROVAL OF THE ISSUANCE.

    SURPLUS DIRECT'S REASONS FOR THE MERGER

    The Surplus Direct Board believes that the following are additional reasons for the Surplus Direct Shareholders to vote "FOR" approval of the Merger
Agreement:

    - GREATER FINANCIAL RESOURCES. Egghead has the financial resources to provide Surplus Direct with the funds it requires to pursue existing market opportunities to purchase previous version and surplus products and support the growth of its business.

    - ADDITIONAL SOURCE OF SURPLUS PRODUCTS. As a result of the Merger, Surplus Direct will have a potential additional source of surplus and previous version products in the form of inventory unsold in Egghead's stores.

    - MANAGEMENT OF GROWTH. Surplus Direct will have access to Egghead's depth of operational, retail and organizational expertise and management resources to help manage growth of the surplus business.

    - SHAREHOLDER LIQUIDITY. The Merger will provide the Surplus Direct Shareholders and optionholders with increased liquidity by replacing their illiquid shares of Surplus Direct Common Stock (and options to purchase such shares) with publicly traded Egghead Common Shares and options to purchase such shares, thereby giving the Surplus Direct Shareholders and optionholders the opportunity both to generate cash by selling a portion of their holdings and to continue to participate in the growth potential of the businesses conducted by the combined company.

    - EMPLOYEE INCENTIVES. After the Merger, Surplus Direct employees will be eligible to participate in Egghead's stock-based compensation plans, providing them a stake in the further growth of the combined company.

    In the course of its deliberations, the Surplus Direct Board considered and discussed a number of other factors, including the following: (i) the terms of the Merger Agreement, including the percentage ownership of Egghead by the Surplus Direct Shareholders following the Merger, the circumstances under which the Merger Agreement could be terminated and the termination fees payable to Surplus Direct under certain circumstances; (ii) information concerning Surplus Direct's and Egghead's respective businesses, prospects, financial performances, financial conditions and operations; (iii) the market price of the Egghead Common Shares in the recent past; (iv) reports from management and legal advisors on the results of Surplus Direct's due diligence investigation of Egghead; (v) the requirements of a tax-free merger; and (vi) the execution of new or amended employment agreements with certain key employees to be effective at the Effective Time.

    The Surplus Direct Board also considered the following actual or potential material disadvantages of the Merger to Surplus Direct and the Surplus Direct
Shareholders: (i) the losses incurred by Egghead in the nine-month period ended December 28, 1996; (ii) the price volatility of the Egghead Common Shares; (iii) the potential disruption of Surplus Direct's business that might result following announcement of the Merger; (iv) the risk that benefits sought to be obtained by the Merger might not be obtained; and (v) other risks described under "RISK FACTORS."

    In view of the wide variety of both positive and negative factors that it considered, the Surplus Direct Board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered. After taking into consideration all the factors set forth above, the Surplus Direct Board determined that the Merger is in the best interests of Surplus Direct and the Surplus Direct Shareholders. ACCORDINGLY, THE SURPLUS DIRECT BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT THE SURPLUS DIRECT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

OPINION OF EGGHEAD'S FINANCIAL ADVISOR

    Egghead engaged DLJ to act as its financial advisor on December 5, 1996 in connection with Egghead's consideration of various strategic alternatives based upon DLJ's qualifications, expertise and reputation, as well as DLJ's prior investment banking relationship and familiarity with Egghead. Pursuant to such engagement, on April 30, 1997, DLJ rendered an oral opinion to the Egghead Board, which was confirmed by delivery of the DLJ Opinion, dated April 30, 1997, to the effect that, as of such date, and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the aggregate consideration to be paid by Egghead pursuant to the Merger Agreement (the "Merger Consideration") is fair to Egghead and the Egghead Shareholders from a financial point of view.

    The full text of the DLJ Opinion is attached hereto as Annex IV and should be read carefully in its entirety, including, without limitation, the descriptions of the procedures followed, assumptions made, other matters considered and limitations of the review undertaken in arriving at such opinion. The DLJ Opinion was prepared for the Egghead Board and addresses only the fairness from a financial point of view to Egghead and the Egghead Shareholders of the Merger Consideration to be paid by Egghead pursuant to the Merger Agreement and does not constitute a recommendation to any Egghead Shareholder or Surplus Direct Shareholder as to how such shareholder should vote at the Egghead Special Meeting or the Surplus Direct Special Meeting, respectively.

    The DLJ Opinion does not constitute an opinion as to the price at which Egghead Common Shares will actually trade at any time. The type and amount of consideration was determined in arm's-length negotiations between Egghead and Surplus Direct, in which negotiations DLJ advised Egghead. No restrictions or limitations were imposed on DLJ with respect to the investigations made or procedures followed by DLJ in rendering its opinion.

    In arriving at its opinion, DLJ reviewed drafts dated April 14, 1997 of the Merger Agreement, the Bridge Loan Agreement, the intercreditor agreements, the Registration Rights Agreement (as defined below) and the other exhibits to the Merger Agreement. DLJ also reviewed financial and other information that was publicly available or furnished to it by Egghead and Surplus Direct, including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain internal financial analyses and forecasts for Egghead and Surplus Direct prepared by their respective managements and, in the case of Egghead, its outside consultants. In addition, DLJ compared certain financial and securities data of Egghead and Surplus Direct with that of various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the Egghead Common Shares and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering its opinion.

    The DLJ Opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on information made available to DLJ as of, the date of the DLJ Opinion. DLJ does not have any obligation to update, revise or reaffirm its opinion.

    The following is a brief summary of the analyses performed by DLJ in connection with providing the DLJ Opinion to the Egghead Board. Such analyses are based on a number of assumptions, including, among other things, the projected performance of Egghead and Surplus Direct, the projected performance of the Egghead Common Shares, prevailing interest rates and the final structure of the Merger.

    COMMON STOCK PERFORMANCE ANALYSIS. DLJ's analysis of the performance of the Egghead Common Shares consisted of a historical analysis of closing prices and trading volumes for the 12 months ended April 25, 1997. During the 12 months ended April 25, 1997, the Egghead Common Shares reached a high of $13.625 per share and a low of $3.750 per share. In the 12 months ended April 25, 1997, the Egghead Common Shares underperformed the S&P 500 by approximately 74%.

    EPS IMPACT ANALYSIS. DLJ analyzed the pro forma effects on Egghead's earnings per share ("EPS") resulting from the Merger and the issuance of up to 5,600,000 Egghead Common Shares (including Egghead Common Shares issuable upon the exercise of all outstanding Surplus Direct Options) pursuant to the Merger Agreement. This analysis is based on a number of assumptions, including, among other things, the projected financial performance of Egghead and Surplus Direct and prevailing interest rates. The analysis indicated that the Merger, excluding one-time Merger-related expenses, is anticipated to reduce the estimated net loss per Egghead Common Share on a combined basis for the 1998 fiscal year and result in an increase in Egghead's EPS on a combined basis in each of the 1999 and 2000 fiscal years, in each case compared to Egghead's estimated net EPS on a stand-alone basis.

    EBITDA IMPACT ANALYSIS. DLJ analyzed the pro forma effects on Egghead's earnings before interest, taxes, depreciation and amortization ("EBITDA") per Egghead Common Share resulting from the Merger and the issuance of up to 5,600,000 Egghead Common Shares (including Egghead Common Shares issuable upon the exercise of all outstanding Surplus Direct Options) pursuant to the Merger Agreement. This analysis is based on a number of assumptions, including, among other things, the projected financial performance of Egghead and Surplus Direct. The analysis indicated that the Merger, excluding one-time Merger-related expenses, is anticipated to reduce the estimated loss before interest, taxes and depreciation per Egghead Common Share on a combined basis for the 1998 fiscal year and result in an increase in EBITDA per Egghead Common Share on a combined basis for each of the 1999 and 2000 fiscal years, in each case compared to Egghead's estimated EBITDA per Egghead Common Share on a stand-alone basis.

    RELATIVE CONTRIBUTION ANALYSIS. DLJ analyzed the relative contributions of Egghead and Surplus Direct to the estimated revenues and gross profit of the combined company for the 1997 and 1998 fiscal years. Based on the latest estimated financial information for the 1997 fiscal year, Surplus Direct's revenues and gross profit would represent 12.2% and 15.5%, respectively, of the results of the combined company. Based on the projected financial information for the 1998 fiscal year, Surplus Direct's revenues and gross profit would represent 21.3% and 26.4%, respectively, of the results of the combined company. The number of Egghead Common Shares (including shares underlying all outstanding options, calculated using the treasury method) to be issued to the Surplus Direct Shareholders and holders of Surplus Direct Options represents approximately 24.1% of the outstanding Egghead Common Shares after giving effect to the Merger, based on the number of Egghead Common Shares and shares of Surplus Direct Stock and Surplus Direct Options outstanding as of January 24, 1997.

    COMPARABLE COMPANY ANALYSIS. To provide contextual data and comparative market information, DLJ analyzed the operating performance of Surplus Direct relative to (i) ONSALE, a company whose securities began trading publicly on April 25, 1997 in an initial public offering that raised approximately $15 million and that is deemed by DLJ to be reasonably comparable to Surplus Direct; and (ii) five additional companies whose securities are publicly traded and that are deemed by DLJ to be comparable to Surplus Direct in certain more limited respects than ONSALE. These five additional companies are CDW Computer Centers, Inc., Global DirectMail Corp., Creative Computers, Inc., Micro Warehouse, Inc., and Multiple Zones International, Inc. (the "Other Comparable Companies"). Historical financial information used in connection with the ratios provided below with respect to ONSALE and the Other Comparable Companies is as of the date of the most recent financial statements publicly available for each company as of April 25, 1997.

    DLJ analyzed the relative performance and value of Surplus Direct by comparing certain commonly used financial statistics as computed for Surplus Direct with those of ONSALE and the Other Comparable

Companies. DLJ also noted the change in market conditions in general and in the specific market performance of ONSALE and the Other Comparable Companies since December 1996. DLJ examined certain publicly available financial data of ONSALE and the Other Comparable Companies, including enterprise value (defined as market value of common equity plus book value of total debt and preferred stock less cash) as multiples of latest 12 months ("LTM") revenues, EBITDA, and EBIT and price to earnings ratios based on public estimates of EPS for the calendar years ending 1997, 1998 and 1999. DLJ analyzed the implied multiples for Surplus Direct based on the Merger Consideration without including any operating efficiencies. DLJ noted that as of April 25, 1997, ONSALE and the Other Comparable Companies were trading the following at implied multiples of enterprise value and earnings, as the case may be: (i) for ONSALE, 2.2x annualized revenues based on results for the three months ended December 31, 1996 and, for the Other Comparable Companies, in a range of 0.1x to 0.9x (with an average of 0.4x) LTM revenues, compared to 0.6x for Surplus Direct based on the Merger Consideration; (ii) for ONSALE, EBITDA, EBIT and 1997 earnings multiples were not meaningful because ONSALE recorded a loss for 1997 and, for the Other Comparable Companies, in a range of 6.3x to 14.8x (with an average of 6.9x) LTM EBITDA, compared to an LTM EBITDA multiple for Surplus Direct that is negative based on the Merger Consideration; (iii) for the Other Comparable Companies, in a range of 7.3x to 15.3x (with an average of 7.4x) LTM EBIT, compared to an LTM EBIT multiple for Surplus Direct that is negative based on the Merger Consideration; (iv) for the Other Comparable Companies, in a range of 10.1x to 20.9x (with an average of 13.3x) estimated 1997 calendar year EPS, compared to a 1997 earnings multiple for Surplus Direct that is negative based on the Merger Consideration; (v) for ONSALE, 14.1x projected 1998 net income and, for the Other Comparable Companies, a range of 7.7x to 16.6x (with an average of 10.1x) estimated 1998 calendar year EPS, compared to 20.7x for Surplus Direct; and (vi) for ONSALE, 11.8x projected 1999 net income and, for the Other Comparable Companies, a range of 6.0x to 12.8x (with an average of 8.0x) estimated 1999 calendar year EPS, compared to 10.2x for Surplus Direct. EPS estimates for Surplus Direct, ONSALE and the Other Comparable Companies were based on estimates provided by Surplus Direct management and First Call Research, respectively.

    DLJ analyzed the value of Surplus Direct's Internet business by comparing it to ONSALE, which generated substantially all of its business through the Internet. For purposes of this analysis, Surplus Direct's results for the quarter ended February 28, 1997 were compared to ONSALE's results for the quarter ended December 31, 1996, the most recent financial data available for each of the respective companies. DLJ calculated the size of Surplus Direct's Internet business compared to the size of ONSALE as measured by both revenues and gross profit. Surplus Direct's Internet business generated 29.0% and 52.5% of the revenues and gross profit, respectively, generated by ONSALE. DLJ multiplied the market capitalization of ONSALE by 29.0% and 52.5% to calculate the implied market value of Surplus Direct's Internet business based on revenues and gross profit, respectively. Based on this analysis, the implied value of Surplus Direct's Internet business measured by revenues and gross profit was $21.6 million and $39.2 million, respectively. Surplus Direct's Internet business generated approximately 16.1% and 19.6% of Surplus Direct's total revenues and gross profit, respectively (excluding sales to Egghead Computer Surplus, a joint venture of Surplus Direct and Egghead); Surplus Direct made no Internet sales to Egghead Computer Surplus.

    No company utilized in the comparable company analysis is identical to Surplus Direct. Accordingly, the analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Surplus Direct and other factors that could affect the public trading value of ONSALE and the Other Comparable Companies. Mathematical analysis such as determining the average is not in itself a meaningful method of using comparable company data.

    The summary set forth above does not purport to be a complete description of the analyses performed by DLJ, but describes, in summary form, the principal elements of the analyses made by DLJ in arriving at the DLJ Opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ were carried out in order to provide a different perspective on the transaction and add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of the analyses taken as a whole. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion. In performing its analyses, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters, including the continuing shift in product mix and distribution channels and the absence of any material change in the competitive environment in the computer hardware, software and peripheral wholesale and retail distribution industry. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

    DLJ was selected to render an opinion in connection with the Merger based on DLJ's qualifications, expertise and reputation, including the fact that DLJ, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

    Pursuant to a letter agreement between Egghead and DLJ, dated December 5, 1996 (the "DLJ Engagement Letter"), Egghead agreed to pay DLJ, as compensation both for its services as exclusive financial advisor to Egghead generally and to render the DLJ Opinion, (i) a retainer fee of $100,000 (which has been paid) upon execution of the DLJ Engagement Letter, (ii) a fee of $300,000 (which has also been paid) at the time DLJ notifies the Egghead Board that it is prepared to deliver an opinion as to the fairness from a financial point of view of the consideration payable by Egghead in the Merger (without regard to the conclusion reached in such opinion), and (iii) a stock performance-dependent transaction fee (equal to approximately $400,000 based on the price of the Egghead Common Shares on April 25, 1997), less the sum of the amounts paid pursuant to clauses
(i) and (ii) above (the "Net Transaction Fee"), upon consummation of the Merger. Based on the price of Egghead Common Shares at July 11, 1997, the Net Transaction Fee would be approximately $28,000. In addition, Egghead has agreed to reimburse DLJ for its out-of-pocket expenses, including reasonable fees and expenses of its counsel, and to indemnify DLJ for certain liabilities and expenses arising out of the Merger or the transactions in connection therewith, including liabilities under federal securities laws. The terms of the fee arrangement with DLJ, which DLJ and Egghead believe are customary in transactions of this nature, were negotiated at arm's length between Egghead and DLJ, and the Egghead Board was aware of such arrangement, including the fact that an additional portion of the aggregate fee payable to DLJ is contingent on consummation of the Merger. The DLJ Engagement Letter superseded an engagement letter dated August 27, 1996, in which DLJ was engaged to act as Egghead's financial advisor, except with respect to reimbursement of certain expenses under the prior letter and survival of identical indemnification provisions.

    DLJ provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may, from time to time, effect transactions and hold positions in the securities or options on the securities of Egghead for its own account and for the accounts of customers. DLJ acted as financial advisor to Egghead in the sale of its CGE division to Software Spectrum, Inc. in May 1996, for which DLJ received usual and customary compensation. In addition, Steven E. Lebow, a managing director of DLJ, is a member of the Egghead Board.

                                   THE MERGER

    THE DESCRIPTION OF THE MERGER AGREEMENT, THE SHAREHOLDERS AGREEMENT AND THE REGISTRATION RIGHTS AGREEMENT SET FORTH BELOW DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT AND THE SHAREHOLDERS AGREEMENT, COPIES OF WHICH ARE ATTACHED HERETO AS ANNEXES I AND II, RESPECTIVELY, AND TO THE REGISTRATION RIGHTS AGREEMENT INCORPORATED BY REFERENCE HEREIN.

TERMS OF THE MERGER AGREEMENT

    THE MERGER. Subject to the terms and conditions of the Merger Agreement, Surplus Direct will merge into Merger Sub (the "Surviving Corporation") at the Effective Time, at which time the separate corporate existence of Surplus Direct will cease. Surplus Direct will become a wholly owned subsidiary of Egghead.

    CONVERSION OF SURPLUS DIRECT STOCK IN THE MERGER. Upon consummation of the Merger, Egghead will issue up to 5,600,000 Egghead Common Shares for all outstanding shares of Surplus Direct Common Stock and of Surplus Direct Preferred Stock and upon the exercise of Surplus Direct Options to be assumed by Egghead. The total number of Egghead Common Shares to be issued is fixed; however, the allocation of the Egghead Common Shares among the Surplus Direct Common Stock, the Surplus Direct Preferred Stock and the Surplus Direct Options will be determined in accordance with the Merger Agreement based on the Closing Average. For example, if the Closing Average is $4.125, each outstanding share of Surplus Direct Common Stock and Surplus Direct Preferred Stock will be converted into 1.53 and 2.08 Egghead Common Shares, respectively, and the terms of each Surplus Direct Option assumed by Egghead will be adjusted to reflect the conversion ratio for the Surplus Direct Common Stock.

    The exchange ratios for the Surplus Direct Common Stock, the Surplus Direct Preferred Stock and the Surplus Direct Options will be established pursuant to a formula, set forth in Sections 4.1 and 4.5 of the Merger Agreement, that is based on certain requirements and liquidation preferences established by the Surplus Direct Articles of Incorporation. The formula is designed to allocate the 5,600,000 Egghead Common Shares issuable in the Merger as follows: first, to the Surplus Direct Preferred Stock in an amount that satisfies the liquidation preference applicable to the Surplus Direct Preferred Stock of $6.56 per share; second, to the Surplus Direct Common Stock and the Surplus Direct Options in an amount that satisfies the liquidation preference applicable to the Surplus Direct Common Stock, which is equal to $5.00 per share minus $0.08 per month elapsing between November 16, 1996 and the Closing Date; and third, to the Surplus Direct Preferred Stock, the Surplus Direct Common Stock and the Surplus Direct Options on a pro rata basis. Variables affecting the exchange ratios include (i) the date on which the Merger occurs, (ii) the number of shares of Surplus Direct Common Stock and Surplus Direct Preferred Stock and the number of Surplus Direct Options outstanding, and (iii) the price of Egghead Common Shares during the 30-day period ending three days prior to the Closing. The following table sets forth exchange ratios for the Surplus Direct Common Stock and the Surplus Direct Preferred Stock that will result for each value in a range of possible Closing Averages, assuming that the Closing will occur in August 1997 and that the number of shares of Surplus Direct Common Stock and Surplus Direct Preferred Stock and the number of Surplus Direct Options outstanding is the same as the number outstanding on July 8, 1997.

                                                 SURPLUS DIRECT COMMON    SURPLUS DIRECT PREFERRED
CLOSING AVERAGE                                  STOCK EXCHANGE RATIO       STOCK EXCHANGE RATIO
---------------------------------------------  -------------------------  -------------------------
$3.75........................................               1.52                       2.13
 4.00........................................               1.53                       2.09
 4.25........................................               1.53                       2.07
 4.50........................................               1.54                       2.04
 4.75........................................               1.54                       2.02
 5.00........................................               1.55                       2.00
 5.25........................................               1.55                       1.98
 5.50........................................               1.55                       1.97

    Each share of Surplus Direct Common Stock subject to a Surplus Direct Option will be converted, upon exercise of the Surplus Direct Option, into Egghead Common Shares at the exchange ratio applicable to the Surplus Direct Common Stock. The exercise price per Egghead Common Share to be issued upon exercise of the Surplus Direct Options will be equal to the original per share exercise price of the Surplus Direct Option, divided by the exchange ratio for the Surplus Direct Common Stock.

    If, prior to the Effective Time, Egghead should split or combine the Egghead Common Shares, or pay a stock dividend or other stock distribution in Egghead Common Shares, or otherwise change the Egghead Common Shares into any other securities, or make any other dividend on or distribution of the Egghead Common Shares, the total number of Egghead Common Shares to be issued in the Merger and the allocation of such Egghead Common Shares among the Surplus Direct Common Stock, the Surplus Direct Preferred Stock and the Surplus Direct Options will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

    Subject to certain limitations, the total number of Egghead Common Shares issuable in the Merger in exchange for Surplus Direct Stock may be reduced in order to satisfy certain claims for indemnification by Egghead or certain of its affiliates. See "--Indemnification; Holdback Shares."

    FRACTIONAL SHARES. No fractional Egghead Common Shares will be issued in the Merger. In lieu of any such fractional shares, each holder of Surplus Direct Stock who otherwise would be entitled to receive a fractional Egghead Common Share pursuant to the Merger Agreement will be paid an amount in cash, without interest, equal to the closing price of one Egghead Common Share as reported by the Nasdaq National Market on the Closing Date, multiplied by such fraction.

    ARTICLES OF INCORPORATION AND BYLAWS. The Merger Agreement provides that the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time will become the articles of incorporation of the Surviving Corporation. The Bylaws of Merger Sub as in effect immediately prior to the Effective Time will become the bylaws of the Surviving Corporation.

    DIRECTORS AND OFFICERS. At the Effective Time, Brian W. Bender, Jonathan W. Brodeur and George P. Orban will become the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. Officers of Surplus Direct will continue as officers of the Surviving Corporation, and certain officers of Egghead will also become officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

EFFECTIVE TIME OF THE MERGER

    Following receipt of all required approvals and satisfaction or waiver (where permissible) of the other conditions to the Merger, the Merger will become effective at the time at which the Merger Documents are accepted for filing by the appropriate governmental authorities, or such later date and time as may be specified in the Merger Documents. See "--Conditions; Waivers."

EXCHANGE OF CERTIFICATES

    At the Effective Time, all shares of Surplus Direct Stock will cease to be outstanding, will be canceled and retired and will cease to exist. Each holder of Surplus Direct Stock will thereafter cease to have any rights as a Surplus Direct Shareholder, except the right to receive at the Closing, upon surrender of the holder's certificates for Surplus Direct Stock ("Certificates"), a certificate evidencing a number of whole Egghead Common Shares into which the shares of Surplus Direct Stock represented by such surrendered Certificates are to be converted pursuant to the Merger Agreement, less the Holdback Shares, and cash in lieu of fractional Egghead Common Shares. The Certificates so surrendered will then immediately be canceled. Certificates representing the Holdback Shares will be retained by Egghead in accordance with the Merger Agreement. The Egghead Common Shares that each Surplus Direct Shareholder will be entitled to receive pursuant to the Merger will be deemed to have been issued at the Effective Time. Until surrendered, each outstanding Certificate will, upon and after the Effective Time, be deemed for all purposes to evidence only the right to receive, upon surrender of the Certificate, that number of Egghead Common Shares that the holder of such Certificate is then entitled to receive pursuant to the terms of the Merger Agreement. Unless and until such outstanding Certificates are so surrendered, the holders thereof will not be entitled to receive any dividends or distributions of any kind payable to the holders of record of Egghead Common Shares. Upon the surrender and cancellation of any such Certificate, however, the record holder of the certificate for Egghead Common Shares issued in exchange therefor will be paid the aggregate amount of dividends and distributions (without interest), if any, payable in respect of the Egghead Common Shares to which such holder is entitled.

INDEMNIFICATION; HOLDBACK SHARES

    Pursuant to the Merger Agreement, the Surplus Direct Shareholders have agreed to jointly and severally indemnify and hold harmless the Indemnified Parties from and against, and to reimburse the Indemnified Parties for, any and all Losses incurred and arising out of or in connection with (i) any inaccuracy in any representation or warranty made by Surplus Direct in the Merger Agreement or in any of the documents or certificates ancillary thereto, including, but not limited to, representations and warranties relating to general corporate matters and to the conduct of Surplus Direct's business, or (ii) any failure by Surplus Direct or any Principal Shareholder to perform or comply, in whole or in part, with any covenant or agreement in the Merger Agreement or in any of the documents or certificates ancillary thereto, including, but not limited to, covenants and agreements relating to the conduct of Surplus Direct's business prior to the Effective Time, except that no such indemnification will be required unless such Losses, in the aggregate, exceed $300,000.

    Surplus Direct has agreed that, subject to certain limitations, the Share Consideration will be reduced by a number of Egghead Common Shares equal in value to any claims for indemnification for Losses in the event such Losses, in the aggregate, exceed $300,000. For these purposes, the value of Egghead Common Shares will be the average of the closing prices on the Nasdaq National Market during the 20 days immediately preceding the Closing. The Holdback Shares, constituting 10% of the Egghead Common Shares to be issued to each Surplus Direct Shareholder for outstanding shares of Surplus Direct Stock as of the Effective Time, will be held by Egghead and pledged by the Surplus Direct Shareholders to Egghead to effect any reduction in the Share Consideration in satisfaction of Egghead claims for indemnification. Any claims against the Holdback Shares must be asserted by Egghead not later than one year following the Effective Time. Egghead's claims for indemnification pursuant to the Merger Agreement are limited to the Holdback Shares.

    The Merger Agreement provides for selection of a Shareholder Representative by the holders of the Holdback Shares having full authority to settle or defend all claims by Egghead against the Holdback Shares. In addition, the Shareholder Representative may be reimbursed for certain costs and expenses through the transfer of Holdback Shares remaining after satisfaction of such Egghead claims. The Shareholder Representative is exonerated from any liability for actions taken, or omissions to act, in good faith. Any Holdback Shares transferred to Egghead will be accounted for as a reduction of the Share Consideration and will be allocated among the holders of the Holdback Shares on a pro rata basis. The Holdback Shares will be held of record by the Surplus Direct Shareholders, who will have the full right to vote such shares in matters coming before the Egghead Shareholders. Stock certificates representing any Holdback Shares not transferred either to Egghead or the Shareholder Representative will be released to the holders one year following the Effective Time, except that Holdback Shares may be held in reserve pending resolution of open claims.

    At the end of the Holdback Termination Period, Egghead will release certificates representing the Holdback Shares (net of any shares retained to satisfy claims for losses or held in reserve pending resolution of claims) to the Surplus Direct Shareholders on a pro rata basis in accordance with their percentage interest in the Holdback Shares as of the Closing Date. Upon final resolution of open claims that were pending at the end of the Holdback Termination Period, Egghead will distribute certificates for any remaining Holdback Shares not transferred to Egghead to satisfy such claims to the Surplus Direct Shareholders on a pro rata basis in accordance with their percentage interest in the Holdback Shares as of the Closing Date. No Holdback Shares will be released, however, to any Surplus Direct Shareholder who has not surrendered Certificates for his or her shares of Surplus Direct Stock.

ASSUMPTION OF SURPLUS DIRECT OPTIONS

    At the Effective Time, Egghead will assume each Surplus Direct Option and will treat such Surplus Direct Option, whether or not vested or exercisable, as an option to purchase, on the same terms and conditions as were applicable under such Surplus Direct Option, that number of Egghead Common Shares into which the shares of Surplus Direct Common Stock issuable pursuant to the Surplus Direct Option are convertible pursuant to the Merger Agreement. The Surplus Direct Option will be exercisable for Egghead Common Shares at a price per share equal to the aggregate exercise price for the Surplus Direct Option divided by the number of whole Egghead Common Shares purchasable pursuant to such Surplus Direct Option. Egghead has agreed pursuant to the Merger Agreement to take all necessary action to ensure that, in the event that the employment of any holder of any Surplus Direct Option assumed by Egghead is terminated without cause following the Effective Time, the vesting schedule applicable to such Surplus Direct Option will be accelerated such that the Surplus Direct Option will vest and become fully exercisable with respect to 50% of any Egghead Common Shares as to which the Surplus Direct Option had not yet vested.

BRIDGE LOAN; REPAYMENT OF SURPLUS DIRECT DEBT

    In connection with the signing of the Merger Agreement, Egghead and Surplus Direct entered into the Bridge Loan Agreement, dated April 30, 1997, pursuant to which, on May 1, 1997, Egghead loaned Surplus Direct $2.0 million to finance its working capital needs pending completion of the Merger. The Bridge Loan will bear interest at the prime rate (as quoted by Seattle-First National Bank) plus 5.0% per annum and will be due on December 31, 1997 in the event that the Closing does not occur. The Bridge Loan is subordinated to the Bank Debt and ranks pari passu with the SV Capital Note. The Bridge Loan and the SV Capital Note are secured by a second lien (behind the Bank Debt) on the principal assets of Surplus Direct. Egghead has agreed to repay the SV Capital Note and will be obligated to repay the Bank Debt at the Closing, and the Bank and SV Capital Partners have agreed not to accelerate their loans prior to the Closing, except under specified circumstances.

QUOTATION OF THE EGGHEAD COMMON SHARES ON THE NASDAQ NATIONAL MARKET

    In the Merger Agreement, Egghead has agreed to use all reasonable efforts to cause the Egghead Common Shares issued in connection with the Merger to be quoted on the Nasdaq National Market.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains various representations and warranties of Surplus Direct, Egghead and Merger Sub. In the Merger Agreement, Surplus Direct represents and warrants as to (i) the corporate organization, valid existence, good standing and power of Surplus Direct and its subsidiary, (ii) approvals by the Surplus Direct Board and authorization and enforceability of the Merger Agreement, (iii) Surplus Direct's capitalization, (iv) pending or threatened litigation, (v) Surplus Direct's noncontravention of any laws, regulations and orders, charter or bylaw provision or other agreement or instrument, (vi) the Merger Agreement's noncontravention of any laws, regulations and orders, charter or bylaw provision or other agreement or instrument and the absence of the need (except as specified) for governmental or third-party consents to the Merger,
(vii) the terms, existence, operations, liabilities and compliance with applicable laws of Surplus Direct employee benefit plans, and certain other matters relating to the Employee

Retirement Income Security Act of 1974, as amended, (viii) payment of taxes,
(ix) ownership of and rights to use certain intellectual property, (x) the accuracy of Surplus Direct's financial statements, (xi) the absence of changes in the conduct of Surplus Direct's business in the ordinary and usual course and the absence of any material adverse change in the business, properties, operations, condition (financial or other), assets, liabilities or, to Surplus Direct's knowledge, prospects of Surplus Direct, (xii) certain contracts and leases of Surplus Direct and its subsidiary, (xiii) certain transactions with affiliates, (xiv) brokers and finders employed by Surplus Direct, (xv) the accuracy of information to be supplied by Surplus Direct for inclusion in this Joint Proxy Statement/Prospectus and in the Registration Statement, (xvi) certain tax matters, (xvii) property owned or leased by Surplus Direct, (xviii) the accuracy of customer and supplier lists provided by Surplus Direct, (xix) the accuracy of information provided by Surplus Direct regarding purchase orders and backlog of orders, (xx) labor and employment matters, (xxi) the accuracy of information provided by Surplus Direct regarding accounts receivable, (xxii) the accuracy of information regarding Surplus Direct's inventory, (xxiii) the accuracy of Surplus Direct's corporate books and records, (xxiv) the adequacy of Surplus Direct's licenses, permits and other authorizations, (xxv) Surplus Direct's insurance coverage, (xxvi) the absence of questionable payments by Surplus Direct, (xxvii) the accuracy of information provided by Surplus Direct regarding its bank accounts, and (xxviii) the accuracy and completeness of disclosure made by representatives of Surplus Direct in connection with the Merger Agreement.

    The Merger Agreement also includes representations and warranties by Egghead and Merger Sub as to (i) the corporate organization, valid existence, good standing and power of Egghead and its subsidiaries, (ii) approvals by the Egghead Board and authorization and enforceability of the Merger Agreement,
(iii) Egghead's capitalization, (iv) the authorization of the Egghead Common Shares to be issued in the Merger, (v) pending or threatened litigation, (vi) Egghead's noncontravention of any laws, regulations and orders, charter or bylaw provision or other agreement or instrument, (vii) the Merger Agreement's noncontravention of any laws, regulations and orders, charter or bylaw provision or other agreement or instrument and the absence of the need (except as specified) for governmental or third-party consents to the Merger, (viii) payment of taxes, (ix) ownership of and rights to use certain intellectual property, (x) the accuracy of Egghead's consolidated financial statements and filings with the Commission, (xi) the absence of any material adverse change in the business, properties, operations, condition (financial or other), assets, liabilities or, to Egghead's knowledge, the prospects of Egghead, (xii) certain contracts and leases of Egghead and its subsidiaries, (xiii) the ownership, activities and assets of Merger Sub, (xiv) brokers and finders employed by Egghead, (xv) the accuracy of information to be supplied by Egghead for inclusion in this Joint Proxy Statement/Prospectus and in the Registration Statement, (xvi) certain tax matters, (xvii) the accuracy and completeness of disclosure made by representatives of Egghead in connection with the Merger Agreement, and (xviii) the accuracy of information regarding Egghead's employee benefit plans.

BUSINESS OF SURPLUS DIRECT PENDING THE MERGER

    Surplus Direct has agreed that, prior to the Effective Time or earlier termination of the Merger Agreement, except as contemplated by the Merger Agreement, it will conduct its operations according to its ordinary course of business consistent with past practice, seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others. Surplus Direct has also agreed that, prior to the Effective Time, unless Egghead agrees in writing or as otherwise permitted by the Merger Agreement, it will not:

        (i) except for shares of Surplus Direct Stock issued upon exercise of Surplus Direct Options outstanding as of April 30, 1997, and except for grants of nonqualified stock options to new employees in the ordinary course of business (not to exceed 25,000 shares), issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition, pledge or other encumbrance of, any additional shares of its capital stock or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock, or any other securities in respect of, in lieu of, or in substitution for, Surplus Direct Stock outstanding as of April 30, 1997;

        (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities;

       (iii) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or otherwise make any payments to the Surplus Direct Shareholders in their capacity as such;

        (iv) (a) grant any material increases in the compensation of any of its directors, officers or key employees, (b) pay or agree to pay any pension, retirement allowance or other material employee benefit not required or contemplated by any of the existing benefit, severance, pension or employment plans, agreements or arrangements as in effect on April 30, 1997 to any such director, officer or key employee, whether past or present, (c) enter into any new, or materially amend any existing, employment agreement with any such director, officer or key employee, (d) enter into any new, or materially amend any existing, severance agreement with any such director, officer or key employee, or (e) except as may be required to comply with applicable law, amend any existing, or become obligated under any new, employee plan or benefit arrangement;

        (v) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Surplus Direct;

        (vi) make any other acquisition, by means of merger, consolidation or otherwise, (a) of any direct or indirect ownership interest in or assets comprising any business enterprise or operation or (b) except in the ordinary course of business and consistent with past practice, of any other assets in excess of $25,000;

       (vii) adopt any amendments to the Surplus Direct Articles of Incorporation or the Bylaws of Surplus Direct (the "Surplus Direct Bylaws");

      (viii) incur any indebtedness for borrowed money or guaranty any such indebtedness or, except in the ordinary course of business and consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other person or entity;

        (ix) engage in the conduct of any business the nature of which is materially different from the business Surplus Direct is currently engaged in;

        (x) enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a change of control of Surplus Direct;

        (xi) enter into any contract, arrangement or understanding requiring the purchase of equipment, materials, supplies or services over a period greater than 12 months and for the expenditure of greater than $25,000 per year that is not cancelable without penalty on 30 days' or less notice, except in the ordinary course of business for the purchase of merchandise to be resold by Surplus Direct; or

       (xii) authorize or announce an intention, or enter into any contract, agreement, commitment or arrangement, to do any of the foregoing.

CERTAIN COVENANTS OF EGGHEAD

    Egghead has agreed that, prior to the Effective Time or earlier termination of the Merger Agreement, except as otherwise permitted by the Merger Agreement or with Surplus Direct's prior written consent, it will not

        (i) adopt any amendments to the Egghead Articles of Incorporation or take any other action requiring a vote of the holders of Egghead Common Shares, which action would adversely affect the terms and provisions of the Egghead Common Shares or the rights of the holders thereof, including, without limitation, the authorization or issuance of any shares of capital stock with rights superior to the Egghead Common Shares;

        (ii) except for the Egghead Common Shares issued under Egghead's Employee Stock Purchase Plan or upon exercise of options granted under Egghead's stock option plans, and except for option grants under such plans, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition, pledge or other encumbrance of, any additional shares of its capital stock, or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock, or any securities in respect of, in lieu of or in substitution for the Egghead Common Shares outstanding as of April 30, 1997;

       (iii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities;

        (iv) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or otherwise make any payments to the Egghead Shareholders in their capacity as such;

        (v) make any other acquisition, by means of merger, consolidation or otherwise, (a) of any direct or indirect ownership interest in or assets comprising any business enterprise or operation or (b) except in the ordinary course of business and consistent with past practice, of any other assets; provided, however, that Egghead may acquire assets the value of which is less than 10% of Egghead's total assets;

        (vi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Egghead; or

       (vii) authorize or announce an intention, or enter into any contract, agreement, commitment or arrangement, to do any of the foregoing.

NO SOLICITATION

    Under the Merger Agreement, Surplus Direct has agreed that, prior to the Closing or earlier termination of the Merger Agreement, neither it nor its sole subsidiary nor any of their respective officers, directors, employees, representatives or agents will, directly or indirectly, solicit or encourage the initiation of any Alternative Proposal. Surplus Direct has agreed to notify Egghead immediately of any Alternative Proposal received by, or any such negotiations or discussions that are sought to be initiated with, Surplus Direct. The Surplus Direct Board is not prevented, however, from considering, negotiating, approving and recommending a Superior Proposal if, after consultation with advisors and counsel, the Surplus Direct Board determines that it must do so in order to discharge its fiduciary duties.

CONDITIONS; WAIVERS

    CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The respective obligations of Surplus Direct, Egghead and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following conditions: (i) the Merger Agreement shall have been approved by the requisite holders of Surplus Direct Common Stock and by the requisite holders of Surplus Direct Preferred Stock, (ii) the Issuance shall have been approved by the holders representing a majority of the Egghead Common Shares present in person or represented by proxy at the Egghead Special Meeting, (iii) all required authorizations in connection with the execution and delivery of the Merger Agreement and the performance of the obligations thereunder shall have been obtained, (iv) there shall not be in effect any judgment, writ, order or injunction of any court or governmental body enjoining or otherwise preventing consummation of the transactions contemplated by the Merger Agreement, or permitting consummation only subject to conditions or restrictions unacceptable to either Egghead or Surplus Direct, each in its reasonable judgment, (v) the Registration Statement shall have been declared effective, and there shall be no stop order suspending the effectiveness thereof, or any action, suit, proceeding or investigation by the Commission to suspend the effectiveness thereof, and all necessary approvals under state securities laws or the Securities Act or the Exchange Act relating to the issuance or trading of the Egghead Common Shares shall have been received, (vi) Egghead and Surplus Direct shall have received a tax opinion of Perkins Coie, including an opinion that the Merger will constitute a reorganization under Section 368(a) of the Code, (vii) all Employment Agreements, as amended, between Surplus Direct and each of Gregory J. Boudreau, Jonathan W. Brodeur, Stephen M. Wood and eight other officers and key employees of Surplus Direct shall be in effect, and (viii) the Registration Rights Agreement shall have been executed and shall be in full force and effect. On June 20, 1997, Egghead and Surplus Direct received notification of early termination of the waiting period applicable to the consummation of the Merger under the HSR Act, which was a condition to consummation of the Merger.

    CONDITIONS TO THE OBLIGATIONS OF EGGHEAD AND MERGER SUB. The respective obligations of Egghead and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following additional conditions: (i) each of the representations and warranties of Surplus Direct contained in the Merger Agreement (including the Surplus Direct disclosure statement) shall be true and correct, in all material respects, in each case on and as of April 30, 1997 and as of the Closing Date, (ii) at or prior to the Closing, Surplus Direct shall have performed or complied in all material respects with all agreements and conditions required of it, (iii) all consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Surplus Direct for the authorization, execution and delivery of the Merger Agreement and the consummation by it of the transactions contemplated thereby shall have been obtained and made by Surplus Direct, (iv) certain contracts to which Surplus Direct is a party shall have been terminated, (v) Surplus Direct shall have delivered to Egghead a certificate, dated the Closing Date and signed by the President of Surplus Direct, certifying as to the fulfillment of the conditions specified in clauses (i) through (iv) of this sentence, (vi) Egghead shall have received a legal opinion from Tonkon, Torp, Galen, Marmaduke & Booth in form and substance reasonably satisfactory to Egghead, (vii) Egghead shall have received a certificate from Surplus Direct pursuant to Section 1445 of the Code (and a certificate or certificates under any analogous provisions of state or local law) to the effect that an interest in Surplus Direct is not a "United States real property interest" within the meaning of Section 897 of the Code (and any analogous provisions of state or local law), (viii) dissenters' rights of appraisal shall not have been exercised with respect to more than 5% of the Surplus Direct Stock outstanding, (ix) Egghead shall have received a certificate of the Secretary of Surplus Direct as to the authorization of Surplus Direct to enter into the Merger and the transactions contemplated by the Merger Agreement, (x) Surplus Direct shall have complied with its obligations under the Bridge Loan Agreement and no default shall exist thereunder, (xi) Surplus Direct's indebtedness to two of its lenders shall not have been accelerated and there shall not exist any default with respect to its obligations to such lenders, and (xii) Jonathan W. Brodeur and one other officer of Surplus Direct shall have performed certain obligations and executed promissory notes in favor of Egghead to replace their indebtedness to Surplus Direct.

    CONDITIONS TO THE OBLIGATIONS OF SURPLUS DIRECT. The obligations of Surplus Direct to effect the Merger are subject to the satisfaction or waiver of the following additional conditions: (i) each of the representations and warranties of Egghead and Merger Sub contained in the Merger Agreement (including the Egghead disclosure statement) shall be true and correct, in all material respects, in each case on and as of April 30, 1997 and as of the Closing Date,
(ii) at or prior to the Closing, Egghead shall have performed or complied in all material respects with all agreements and conditions required of it, (iii) all material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Egghead or Merger Sub for the authorization, execution and delivery of the Merger Agreement and the consummation by it of the transactions contemplated thereby shall have been obtained and made by Egghead and Merger Sub, (iv) Egghead shall have delivered to Surplus Direct a certificate, dated the Closing Date and signed by the President or any Vice President of Egghead, certifying as to the fulfillment of the conditions specified in clauses (i) through (iii) of this sentence, (v) Surplus Direct shall have received a legal opinion from Perkins Coie in form and substance reasonably satisfactory to Surplus Direct,

(vi) Surplus Direct shall have received a certificate of the Secretary of Egghead as to the authorization of Egghead to enter into the Merger and the transactions contemplated by the Merger Agreement, and (vii) Egghead shall have complied with its obligations under the Bridge Loan Agreement.

AMENDMENT; TERMINATION

    The parties to the Merger Agreement may not amend, change, supplement, waive or otherwise modify the Merger Agreement, except by an instrument in writing signed by the party against whom enforcement is sought.

    The Merger Agreement may be terminated at any time prior to the Effective Time, before or after approval by the Egghead Shareholders or the Surplus Direct Shareholders, by the mutual written consent of Egghead and Surplus Direct duly authorized by the Egghead Board and the Surplus Direct Board, respectively. The Merger Agreement also may be terminated by action of either the Egghead Board or the Surplus Direct Board (i) if the Merger has not been consummated by September 30, 1997 (provided that such right to terminate will not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date), (ii) if any law or regulation makes the consummation of the Merger illegal or any court or governmental body has issued a final and nonappealable order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, (iii) if the requisite vote of the Egghead Shareholders or Surplus Direct Shareholders shall not be obtained, (iv) upon a breach of any representation, warranty, covenant or agreement on the part of Surplus Direct or Egghead set forth in the Merger Agreement such that the conditions to consummation of the Merger would not be satisfied, or (v) if the Surplus Direct Board shall have resolved to accept a Superior Proposal.

    In addition, Egghead may terminate the Merger Agreement if (i) the Surplus Direct Board withdraws, modifies or changes its recommendation of the Merger in a manner adverse to Egghead, (ii) the Surplus Direct Board recommends an Alternative Proposal to the Surplus Direct Shareholders, or (iii) the Surplus Direct Board recommends that the Surplus Direct Shareholders tender their shares pursuant to any tender offer or exchange offer for 25% or more of the outstanding Surplus Direct Stock. Surplus Direct may terminate the Merger Agreement if the Egghead Board fails to recommend, withdraws, modifies or changes its recommendation of the Issuance in a manner adverse to Surplus Direct.

    The Merger Agreement provides for the payment by Surplus Direct or Egghead of breakup fees following a termination of the Merger Agreement under certain circumstances. See "--Fees and Expenses."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The Merger is intended to qualify as a reorganization under Section 368(a) of the Code. Egghead and Surplus Direct have received an opinion from Perkins Coie, tax counsel to Egghead ("Tax Counsel"), to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) each of Egghead, Merger Sub and Surplus Direct will be a party to the reorganization within the meaning of
Section 368(b) of the Code, (iii) no gain or loss will be recognized by Egghead, Merger Sub or Surplus Direct as a result of the Merger, and (iv) no gain or loss will be recognized by a Surplus Direct Shareholder as a result of the Merger with respect to shares of Surplus Direct Stock converted solely into Egghead Common Shares. The opinion of Tax Counsel is subject to the limitations discussed below, including limitations related to the effects of any cash received in lieu of fractional share interests.

    Based upon the advice of Tax Counsel, Egghead and Surplus Direct expect that the Merger will qualify as a reorganization under the Code with the consequences set forth above. Assuming that the Merger so qualifies, the tax basis of the Egghead Common Shares (including the Holdback Shares) received by Surplus Direct Shareholders in the Merger will be the same, in each instance, as the tax basis of the Surplus Direct Stock surrendered in exchange therefor, excluding any basis allocable to fractional share interests in Egghead Common Shares for which cash is received. In addition, for purposes of calculating any capital gain or loss upon any subsequent disposition of the Egghead Common Shares (including the Holdback Shares) received in the Merger by Surplus Direct Shareholders and provided that such shares of Surplus Direct Stock were held as a capital asset at the Effective Time, the holding period will include the period during which the shares of Surplus Direct Stock surrendered in exchange therefor were held.

    CASH IN LIEU OF FRACTIONAL SHARES. Surplus Direct Shareholders who receive cash in the Merger as a result of the rounding off of fractional share interests in Egghead Common Shares will be treated, in each instance, as having received the fractional share interests and then as having sold such interests for the cash received. This sale will result in the recognition of gain or loss for federal income tax purposes, measured by the difference between the amount of cash received and the portion of the basis of the share of Surplus Direct Stock allocable to such fractional share interests. Such gain or loss will be capital gain or loss, if such share of Surplus Direct Stock was held as a capital asset at the Effective Time, and will be long-term capital gain or loss if such share of Surplus Direct Stock has been held for more than one year and the receipt of such cash is not essentially equivalent to a dividend.

    BRIDGE LOAN. Pursuant to the Bridge Loan, Surplus Direct borrowed $2.0 million from Egghead. See "--Bridge Loan; Repayment of Surplus Direct Debt." An acquiring corporation's loan to a corporation that is being acquired in a reorganization can give rise to taxable income for the acquired corporation's shareholders if the proceeds of the indebtedness are used, directly or indirectly, to benefit the acquired corporation's shareholders. In the instant case, Surplus Direct has represented to Tax Counsel that none of the proceeds of the Bridge Loan will be distributed to or otherwise accrue to the benefit of a Surplus Direct Shareholder (other than the possible partial or total repayment of the SV Capital Note with the Bridge Loan proceeds at the Effective Time). Assuming the accuracy of this representation, the Bridge Loan should not give rise to taxable income for Surplus Direct or the Surplus Direct Shareholders.

    CONTINUITY OF INTEREST REQUIREMENT. To qualify as a reorganization, the Merger must satisfy certain requirements for tax-free reorganizations, including the "continuity of interest" requirement. To satisfy the "continuity of interest" requirement, Surplus Direct Shareholders must not, pursuant to a plan or intent existing at or prior to the Merger, dispose of or transfer so much of either (i) their Surplus Direct Stock in anticipation of the Merger or (ii) the Egghead Common Shares to be received in the Merger, including dispositions through the receipt of cash in lieu of fractional shares or the exercise of dissenters' rights (clauses (i) and (ii) collectively, "Planned Dispositions"), such that the holders of Surplus Direct Stock, as a group, would no longer have a significant equity interest in the Surplus Direct business conducted by Egghead after the Merger.

    Surplus Direct has represented that there is no plan or intention on the part of Surplus Direct Shareholders owning 5% or more of the Surplus Direct Stock, and that Surplus Direct knows of no plan or intention on the part of the remaining Surplus Direct Shareholders, to engage in Planned Dispositions that would reduce the holdings of Egghead Common Shares by all Surplus Direct Shareholders (taking into account any Planned Disposition of Egghead Common Shares occurring after the Effective Time) to less than 50% of the total value of the Surplus Direct Stock as of the Closing Date. Furthermore, the Principal Shareholders, who hold 93.9% of the outstanding shares of Surplus Direct Common Stock and 99.3% of the outstanding shares of Surplus Direct Preferred Stock, have represented in the Shareholders Agreement that they have no current plan or intention to sell more than 25% of the Egghead Common Shares they will receive in the Merger. See "--Shareholders Agreement."

    Assuming the accuracy of these representations as of the Effective Time, the "continuity of interest" requirement will be met. If the representations or assumptions above prove to be inaccurate, it is possible that the "continuity of interest" requirement will not be satisfied, and if such requirement is not satisfied, the Merger would not be treated as a reorganization under Section 368(c) of the Code. See "--Assumptions Made by Tax Counsel; Failure of the Merger to Qualify as a Tax-Free Reorganization."

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
    "SUBSTANTIALLY ALL" REQUIREMENT. In the case of reorganizations that are subsidiary mergers, such as the Merger, the acquiring corporation must acquire "substantially all" the assets of the acquired corporation. For advance letter ruling purposes, the Internal Revenue Service ("IRS") will rule that the "substantially all" requirement will be met if, at the time of the merger, the acquiring corporation holds at least 90% of the fair market value of the net assets and 70% of the fair market value of the gross assets of the acquired corporation. These percentages are calculated by taking into account certain pre-merger redemptions and distributions, amounts used by the acquired corporation to pay reorganization expenses and dissenting shareholders and the repayment of any indebtedness (including, in the case of the Merger, the SV Capital Note) occurring as a condition to the merger. Each of Egghead and Surplus Direct has represented that the IRS ruling standard set forth above will be met in the Merger. Accordingly, assuming the accuracy of these representations, the "substantially all" requirement will be met. If the representations or this assumption proves to be inaccurate because, for example, payments to dissenters by Surplus Direct with its own funds, taken together with other payments by Surplus Direct, constitute more than 10% of the fair market value of the net assets of Surplus Direct, it is possible that the "substantially all" requirement will not be satisfied, and if such requirement is not satisfied, the Merger would not be treated as a reorganization. See "-- Assumptions Made by Tax Counsel; Failure of the Merger to Qualify as a Tax-Free Reorganization."

    ASSUMPTIONS MADE BY TAX COUNSEL; FAILURE OF THE MERGER TO QUALIFY AS A TAX-FREE REORGANIZATION. Tax Counsel's opinion will be based on the assumptions set forth above and on the following assumptions: (i) the Merger will be consummated in accordance with the Merger Agreement, (ii) the representations given by Egghead in that certain Egghead Tax Certificate substantially in the form of Exhibit 6.17 to the Merger Agreement and by Surplus Direct in that certain Surplus Direct Tax Certificate substantially in the form of Exhibit 5.17 to the Merger Agreement (including representations by Surplus Direct and Egghead that any intercompany indebtedness between the companies (including the Bridge
Loan) was negotiated at arm's length and is commercially reasonable are accurate), and (iii) the representations given by the Principal Shareholders in the Shareholders Agreement are accurate. Should any of these assumptions or representations upon which the tax opinion regarding the Merger is based prove inaccurate, the Merger may not qualify as a tax-free reorganization under
Section 368(a) of the Code. Furthermore, the tax opinion is not binding upon the IRS, which may challenge the qualification of the Merger as a reorganization under Section 368(a)of the Code.

    If the Merger does not qualify as a reorganization under Section 368(a) of the Code, the Surplus Direct Shareholders will recognize gain or loss upon the Merger in an amount equal to the difference between the fair market value at the Effective Time of the Egghead Common Shares received, including Holdback Shares, and the adjusted tax basis of the Surplus Direct Shareholders in the shares of Surplus Direct Common Stock exchanged therefor. In such event, a former Surplus Direct Shareholder's aggregate basis in the Egghead Common Shares so received would equal the fair market value of such shares, and the Surplus Direct Shareholder's holding period for such Egghead Common Shares would begin the day after the Effective Time. In addition, if the Merger fails to qualify as a reorganization, then Surplus Direct will recognize gain or loss in the Merger in an amount equal to the excess of the fair market value of the assets over its tax basis in the assets at the Effective Time.

THE FOREGOING DISCUSSION IS INTENDED ONLY AS A GENERAL SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER TO VOTE FOR APPROVAL OF THE MERGER AGREEMENT OR FOR APPROVAL OF THE ISSUANCE. THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR SURPLUS DIRECT SHAREHOLDER SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, NON-UNITED STATES PERSONS AND SHAREHOLDERS WHO ACQUIRED THEIR SHARES OF SURPLUS DIRECT STOCK

PURSUANT TO THE EXERCISE OF SURPLUS DIRECT OPTIONS OR OTHERWISE AS COMPENSATION, NOR DOES IT ADDRESS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION. MOREOVER, THE TAX CONSEQUENCES TO HOLDERS OF SURPLUS DIRECT OPTIONS OR TO PERSONS HOLDING SHARES OF SURPLUS DIRECT STOCK THAT ARE SUBJECT TO RESTRICTION ARE NOT DISCUSSED. THE DISCUSSION IS BASED ON THE CODE, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THE DISCUSSION. SURPLUS DIRECT SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM.

RESALE OF EGGHEAD COMMON SHARES ISSUED IN THE MERGER

    The Egghead Common Shares to be issued to Surplus Direct Shareholders in connection with the Merger will be freely transferable under the Securities Act, except for the Egghead Common Shares issued to the Principal Shareholders, each of whom is deemed to be an "affiliate" of Surplus Direct under the Securities Act and the regulations promulgated thereunder. Such affiliates may not sell their Egghead Common Shares acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares, or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. The Egghead Common Shares to be issued to the Surplus Direct Shareholders will not be registered for resale. Accordingly, each of the Principal Shareholders, who together own approximately 93.9% of the Surplus Direct Common Stock and 99.3% of the Surplus Direct Preferred Stock, will be subject to the resale limitations established by Rule 145 under the Securities Act. Each Principal Shareholder has agreed not to sell, transfer or otherwise dispose of any Egghead Common Shares received in the Merger in violation of the Securities Act.

    The Principal Shareholders who are officers or directors of Surplus Direct have also agreed that they will not, without the prior written consent of Egghead, sell, transfer, or otherwise dispose of any Egghead Common Shares received by them in the Merger or otherwise until such time as financial results covering a period of at least 30 days' combined operations of Egghead and Surplus Direct have been published by Egghead in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or press release or other announcement that includes the combined sales and net income of Egghead and Surplus Direct. In addition, each Surplus Direct Shareholder has executed a Stock Restriction Agreement in which such shareholder has agreed, for the one-year period following the Effective Time, not to sell, transfer or otherwise dispose of 55% of the Egghead Common Shares received in the Merger.

ACCOUNTING TREATMENT

    The Merger will be accounted for as a purchase business combination. See "PRO FORMA CONDENSED FINANCIAL STATEMENTS."

COMPOSITION OF THE EGGHEAD BOARD

    The Egghead Bylaws authorize a number of directors that is not fewer than eight or more than 12; the number of directors on the Egghead Board is currently set at eight. The Merger Agreement provides that, following the Effective Time, the Egghead Board will take all requisite action to increase the size of the Egghead Board by two positions and to appoint Gregory J. Boudreau and Jonathan
W. Brodeur to fill the resulting vacant seats on the Egghead Board as of the Effective Time.

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
MANAGEMENT AND OPERATIONS OF SURPLUS DIRECT AFTER THE MERGER

    After the Merger, Surplus Direct will be a wholly owned subsidiary of Egghead. Surplus Direct will operate as one of Egghead's business units, and Egghead currently intends to maintain Surplus Direct's corporate headquarters in Hood River, Oregon. After the Merger, Surplus Direct will have access to resources generally available to Egghead's other business units, will participate in appropriate activities with other Egghead business units and will operate under the direction and guidance of Egghead's senior management and the Egghead Board.

FEES AND EXPENSES

    All fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except that Egghead and Surplus Direct have agreed that Egghead will pay all fees and expenses (other than Surplus Direct's attorneys' fees) incurred in relation to the printing and filing of this Joint Proxy Statement/Prospectus and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto, and that Surplus Direct will pay such printing and filing expenses in the event the Merger Agreement is terminated under circumstances requiring Surplus Direct to pay a fee, as described below.

    Surplus Direct has agreed to pay Egghead a fee of $2.0 million, plus expenses incurred by Egghead in connection with the printing and filing of this Joint Proxy Statement/Prospectus and the Registration Statement, upon the first to occur of (i) the termination of the Merger Agreement by Egghead if the Surplus Direct Board withdraws or modifies its recommendation of the Merger Agreement in a manner adverse to Egghead, recommends an Alternative Proposal or recommends a tender or exchange offer for 25% or more of the outstanding Surplus Direct Stock, (ii) the termination of the Merger Agreement by Egghead after a breach by Surplus Direct of certain provisions of the Merger Agreement, (iii) the termination of the Merger Agreement by Egghead or Surplus Direct as a result of the failure to receive the requisite vote of approval of the Merger Agreement by the Surplus Direct Shareholders at the Surplus Direct Special Meeting, or
(iv) the termination of the Merger Agreement by Surplus Direct or Egghead upon Surplus Direct's resolution to accept a Superior Proposal.

    Egghead similarly has agreed to pay Surplus Direct a fee of $2.0 million upon the first to occur of (i) the termination of the Merger Agreement by Surplus Direct after a breach by Egghead of certain provisions of the Merger Agreement or (ii) the termination of the Merger Agreement by Surplus Direct if the Egghead Board withdraws or modifies its recommendation of the Issuance in a manner adverse to Surplus Direct. Egghead also has agreed to pay Surplus Direct a fee of $1.0 million, plus reasonable, documented expenses incurred by Surplus Direct in connection with the Merger (not to exceed $300,000 in the aggregate) in the event Surplus Direct terminates the Merger Agreement as a result of failure to obtain the requisite vote for approval of the Issuance by the Egghead Shareholders.

RIGHTS OF DISSENTING SURPLUS DIRECT SHAREHOLDERS

    Surplus Direct Shareholders have the right to dissent from the Merger and, in certain circumstances, to receive payment for their shares in accordance with the terms of Sections 60.551 through 60.594 of the OBCA. The Principal Shareholders are obligated pursuant to the Shareholders Agreement, however, to vote in favor of the Merger Agreement, which would preclude the Principal Shareholders from exercising dissenters' rights. The following discussion is not a complete statement of the law pertaining to dissenters' rights under the OBCA and is qualified in its entirety by the full text of Sections 60.551 through
60.594 of the OBCA, which is reprinted in its entirety and attached hereto as Annex V.

    ANNEX V SHOULD BE REVIEWED CAREFULLY BY ANY SURPLUS DIRECT SHAREHOLDER WHO WISHES TO EXERCISE DISSENTERS' RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO, SINCE FAILURE TO COMPLY WITH THE PROCEDURES OF THE STATUTE WILL RESULT IN THE LOSS OF DISSENTERS' RIGHTS.

    A Surplus Direct Shareholder who wishes to dissent from the Merger (a "Dissenting Holder") must satisfy the following conditions, among others:

    (i) WRITTEN OBJECTION. The Surplus Direct Shareholder must file a written objection to the Merger with Surplus Direct at its offices at 489 North Eighth Street, Suite 100, Hood River, Oregon 97031, Attention: Jonathan
        W. Brodeur, President, prior to the vote to be taken at the Surplus Direct Special Meeting.

    (ii) NO VOTE IN FAVOR. The Surplus Direct Shareholder must not vote in favor of approval of the Merger Agreement.

    If the Merger is approved by the holders of Surplus Direct Stock, Surplus Direct will send written notice, along with a copy of Sections 60.551 through
60.594 of the OBCA, no later than 10 days after the corporate action is taken to each Dissenting Holder (i) stating where such Dissenting Holder must send his or her written payment demand, (ii) stating where and when certificates representing Surplus Direct Stock must be deposited, (iii) containing a form for demanding payment, which requires the Dissenting Holder to certify that he or she acquired beneficial ownership before the first public announcement of the Merger, and (iv) setting a date by which such written payment demand must be received (not fewer than 30 or more than 60 days after the date the notice was delivered to the Dissenting Holder). A Surplus Direct Shareholder who does not demand payment, certify that he or she acquired the shares before the first public announcement or deposit his or her shares within the time provided by such notice will not be entitled to dissenters' rights.

    Surplus Direct will pay to each Dissenting Holder who complies with the procedures described above, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the amount that Surplus Direct estimates to be the fair value of such Dissenting Holder's shares. The term "fair value" means the value of the shares immediately before the Merger, excluding any appreciation or depreciation in anticipation of the Merger, unless such exclusion would be inequitable. Surplus Direct will provide, along with such payment, Surplus Direct's balance sheet, income statement and statement of changes in shareholders' equity for its last fiscal year and any recent interim financial statements, an explanation of how Surplus Direct estimated the fair value of the shares and how the accrued interest was calculated and certain other information.

    Surplus Direct may elect to withhold payment from a Dissenting Holder if the Dissenting Holder was not the beneficial owner of the shares of Surplus Direct Stock before the date that the Merger was publicly announced. In that event, Surplus Direct may force the Dissenting Holder to pursue judicial determination of the value of the shares unless the Dissenting Holder agrees to accept the amount specified by Surplus Direct as the fair value in full satisfaction of the Dissenting Holder's rights.

    Any Dissenting Holder who is dissatisfied with such payment or such offer may, within 30 days following the payment or offer for payment, notify Surplus Direct in writing of his or her estimate of the fair value of his or her shares and the amount of interest due, and demand payment therefor.

    If any Dissenting Holder's demand for payment is not settled within 60 days after receipt by Surplus Direct of such holder's payment demand described in the preceding sentence, the OBCA requires that Surplus Direct commence a proceeding in Hood River County Circuit Court to determine the fair value of the shares, naming all Dissenting Holders whose demands remain unsettled as parties to the proceeding. The court may appoint one or more persons as appraisers to receive evidence and recommend the fair value of the shares. Court costs and approval fees would be assessed against Surplus Direct, except that the court may assess such costs against some or all of the Dissenting Holders to the extent that the court finds

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
the Dissenting Holders acted arbitrarily, vexatiously or not in good faith in demanding payment or to the extent the court finds equitable.

    Any Surplus Direct Shareholder who fails to follow the procedures detailed above will lose the right to dissent from the Merger. A negative vote, alone, will not constitute the written objection required prior to the Surplus Direct Special Meeting. Any Surplus Direct Shareholder making a written demand for payment is thereafter entitled only to payment as provided in the OBCA; he or she is no longer entitled to vote or otherwise exercise any shareholder rights as to his or her shares of Surplus Direct Stock. Consent of Surplus Direct is required for the withdrawal of demand for payment.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    EMPLOYMENT AGREEMENTS. In connection with the Merger, 11 officers and key employees of Surplus Direct, including Gregory J. Boudreau, Jonathan W. Brodeur and Stephen M. Wood, each of whom is also a substantial shareholder of Surplus Direct, have entered into new employment agreements or amendments to their existing employment agreements with Surplus Direct, to become effective at the Effective Time, that provide for adjusted base salaries and signing bonuses of up to $1.0 million in the aggregate. The amendments and agreements also provide for certain benefits upon termination of employment by Surplus Direct. In addition, under the amendments and agreements such employees will be eligible to receive awards of stock options under Egghead's stock incentive plan.

    The amendments entered into with Messrs. Boudreau, Brodeur and Wood, which are attached hereto as Annex III, provide such officers with annual base salaries of $100,000, $115,000 and $100,000, respectively. In the case of Messrs. Boudreau and Wood, this salary adjustment represented a $25,000 reduction from their current annual salaries. Such amendments also provide Messrs. Boudreau, Brodeur and Wood with signing bonuses of $361,667, $186,666 and $361,667, respectively. In addition, the amendments provide that, in the event that Surplus Direct terminates the employment of any of Messrs. Boudreau, Brodeur or Wood without cause, such officer will be entitled to receive, in 12 monthly payments, an amount equal to his annual base salary.

    INDEMNIFICATION OF DIRECTORS AND OFFICERS PURSUANT TO THE MERGER
AGREEMENT. Egghead and Merger Sub have agreed to continue in full force and effect all rights to exculpation and indemnification for actions or omissions occurring prior to the Effective Time currently existing in favor of the current or former directors and officers of Surplus Direct as provided in the Surplus Direct Articles of Incorporation or the Surplus Direct Bylaws or in any agreement. All such rights to indemnification will survive the Merger and will continue in full force and effect for a period of six years from the Effective Time.

    OWNERSHIP OF EGGHEAD COMMON SHARES. Gregory J. Boudreau owns 1,000 Egghead Common Shares that he purchased in July 1996.

    REGISTRATION RIGHTS AGREEMENT. Egghead has agreed to enter into a Registration Rights Agreement with Messrs. Boudreau, Brodeur and Wood pursuant to which Egghead will agree, subject to certain limitations, to include Egghead Common Shares owned by Messrs. Boudreau, Brodeur and Wood in any future registration of its securities. See "--Registration Rights Agreement."

    EXCHANGE OF NOTES. In fiscal 1996, Jonathan W. Brodeur executed four promissory notes for an aggregate principal amount of $232,000 payable to Surplus Direct, of which the entire amount remains outstanding as of May 15, 1997, to purchase Surplus Direct Common Stock. Two of the notes, representing principal indebtedness of $58,000, bear interest at the rate of 6.28% per annum, and the remaining two notes, representing principal indebtedness of $174,000, bear interest at the rate of 6.36% per annum. The four notes will be exchanged at the Closing for a single $232,000 note, bearing interest at 6.36% per annum, payable to Egghead. The terms of the four original promissory notes payable to Surplus Direct and the replacement promissory note payable to Egghead are substantially similar, except that the maturity date of the original notes is July 5, 2000 (as to $58,000) and May 15, 2001 (as to $174,000), and the

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
maturity date of the replacement note will be the earlier of (i) two years after the Closing and (ii) 30 days after termination of Mr. Brodeur's employment with Surplus Direct or any parent or subsidiary.

SHAREHOLDERS AGREEMENT

    Concurrently with the execution of the Merger Agreement, Egghead and the Principal Shareholders entered into the Shareholders Agreement, pursuant to which each Principal Shareholder has agreed to vote all shares of Surplus Direct Stock that such Principal Shareholder has the right to vote for approval of the Merger Agreement.

    Pursuant to the Shareholders Agreement, the Principal Shareholders have also acknowledged the applicability of the resale restrictions imposed by Rule 145 promulgated under the Securities Act on the Egghead Common Shares to be received by them in the Merger and have made certain representations pertaining to the "continuity of interests" requirements for a tax-free reorganization. See "--Certain Federal Income Tax Consequences."

REGISTRATION RIGHTS AGREEMENT

    To induce Gregory J. Boudreau, Jonathan W. Brodeur and Stephen M. Wood to sign the Shareholders Agreement, Egghead has agreed to enter into a registration rights agreement (the "Registration Rights Agreement") with such Principal Shareholders prior to the Closing Date. The Registration Rights Agreement provides that, subject to certain limitations, if at any time or from time to time during the term of the Registration Rights Agreement Egghead registers any of its securities, whether for its own account or for the account of a holder or holders of Egghead securities (other than a registration relating solely to an employee benefit plan or transaction to which Rule 145 promulgated under the Securities Act applies), Egghead will include in such registration, and in any underwriting involved therein, the Egghead Common Shares to be issued to such Principal Shareholder in connection with the Merger. The Registration Rights Agreement will terminate on the earlier of (i) three years following the Closing Date and (ii) such time as no Principal Shareholder that is a party thereto owns any of the Egghead Common Shares issued to such Principal Shareholder in connection with the Merger. The Registration Rights Agreement also contains usual and customary terms for such agreements.

                              BUSINESS OF EGGHEAD

GENERAL

    Egghead is a national reseller of PC hardware, software, peripherals and accessories through 87 retail stores, its 1-800-EGGHEAD direct response unit and its Internet commerce site. Egghead, a Washington corporation, was incorporated in 1988 and is the successor to a corporation that was incorporated in Washington in 1984. In 1995, Egghead moved its corporate headquarters from Issaquah, Washington to its current facility in Liberty Lake, Washington. Egghead is the parent company of DJ&J Software Corporation, EH Direct, Inc. and ELEKOM and participates in a 50-50 joint venture with Surplus Direct to operate one store under the name Egghead Computer Surplus. Egghead's 87 retail stores include this joint venture store. Unless the context indicates otherwise, references to "Egghead" include Egghead and its subsidiaries.

    Egghead's primary source of revenue is sales through its retail stores. As of March 29, 1997, Egghead operated 87 retail stores. Egghead's retail stores offer a broad selection of PC-related products and services at competitive prices. Egghead also operates the 1-800-EGGHEAD direct response unit, which processes telephone, facsimile and mail orders for the same hardware and software products that are offered in its retail stores. 1-800-EGGHEAD also allows customers access to products not ordinarily available through its retail outlets by offering a special order service. Egghead also maintains a site on the Internet (http://www.egghead.com) that contains information about Egghead and its merchandise offerings and permits customers to place orders for hardware and software products on-line.

MARKET OVERVIEW

    Sales of PC hardware, software and related products depend on the continued purchase and expanded use of PCs in households and businesses, the continued development of PC software and other changes in the PC industry. The use and acceptance of PCs has increased over the last decade due to technological changes such as improved operating systems and hardware, the availability of quality hardware and software products at reasonable prices and the ability to utilize PCs to obtain information on the Internet.

    Rapid technological change presents both opportunity and risk for PC product resellers. For example, prices of microprocessor chips are decreasing due to increased competition among computer chip manufacturers and the introduction of newer, faster microprocessor chips. The decrease in microprocessor chip prices has contributed to reductions in PC prices, resulting in increased sales of PCs to businesses and individual consumers. However, the rapid improvements in processing capability made possible by improvements in microprocessor chips, improved operating systems and other technological advances contribute to shorter product life cycles that may result in reduced margins due to rapid product obsolescence.

    The availability of more sophisticated and user-friendly software at reasonable prices has also increased demand for PC products. For example, improvements in graphical user interfaces, the development of integrated software packages, such as office suite products, and new interactive educational and entertainment products encourage purchases of PC hardware, as well as software and other PC products. New technologies, such as CD-ROM, which provide a multimedia experience involving full-motion video and stereo sound, enable home users to more effectively use PCs for educational and entertainment purposes. Sales of PC hardware accessories, such as hard drives and modems, also have increased as consumers enhance their PCs. Egghead believes that new technologies such as these result in enhanced product offerings, generating demand for software and hardware products as these technologies are developed and brought to the market place.

    Access to electronic communications networks, such as the Internet and commercially available on-line services, has also become important to both businesses and individual consumers and has increased the demand for PCs. Egghead anticipates that such networks will provide substantial opportunities both now and in the future for communications, commerce and the exchange of data. Software publishers have recognized the significance of this trend and have begun to integrate interfaces for these electronic communications networks into their operating systems and workgroup software.

    Although Egghead believes that these factors are likely to contribute to a continued increase in demand for PC products, a long-term decline in the purchase or use of home or business PCs, or an interruption in the continued development of PC software, would have a material adverse effect on Egghead's financial condition and results of operations. The number of distribution channels for PC products has also increased, and such channels have become extremely competitive. PC products are distributed through resellers that include specialty retail stores, office supply super stores, electronic superstores, merchandise clubs, mass merchandisers and direct response businesses. In addition, Internet commerce and other means of electronic distribution are becoming increasingly viable channels. Egghead believes, nevertheless, that the PC product market offers significant opportunities for resellers that can provide desired merchandise at competitive prices, supported by extensive product knowledge and service.

PRODUCTS AND SERVICES

    Through its retail outlets, its 1-800-EGGHEAD direct response unit and its Internet commerce site, Egghead sells primarily current version PC hardware, software, peripheral devices, accessories and computer-related magazines, books and tutorials. Egghead carries products categorized under approximately 2,000 separate stock-keeping units in its retail stores. Customers may also order thousands of additional products through the 1-800-EGGHEAD special order service and Egghead's Internet commerce site.

    Egghead began operations in 1984 primarily as a software reseller, but in recent years has expanded its product offering to include a greater percentage of hardware and other non-software products. Approximately 39% of Egghead's revenues for the fourth quarter of the fiscal year ended March 29, 1997 were derived from sales of hardware and other non-software products, primarily due to Egghead's increased and continuing focus on these product offerings, and Egghead expects that this percentage will continue to grow. Egghead has increased its hardware offerings in an effort to respond to a broader range of customer needs and to position itself as a one-stop shopping alternative for PC consumers. Egghead's management also believes that the PC hardware market is attractive because hardware products offer resellers higher dollar gross margins relative to software products.

    Egghead provides a variety of customer services in order to enhance and support the marketing of PC products. In all of its retail stores, Egghead employs a knowledgeable sales force and offers free product demonstrations to assist customers in selecting PC products, with PCs available for in-store evaluation of Egghead's hardware and software products. In addition, 31 of Egghead's retail stores also offer computer upgrade and installation services on a fee basis. Egghead also offers product information and customer assistance through its 1-800-EGGHEAD direct response unit and its Internet commerce site.

    Egghead has established the Custom Updates and Eggstras ("CUE-SM-") program, a preferred customer membership program that provides discounts and other benefits to Egghead's customers. Egghead regularly sends CUE-SM- members catalogs and other mailings that contain advance notice of sales promotions and new offerings of PC products and other technology. CUE-SM- provides Egghead with a database of customers, their PC equipment profiles and a history of their software purchases.

RETAIL OPERATIONS

    Egghead's retail stores offer a broad selection of computer-related products and services at competitive prices. Its retail stores are designed to provide a convenient shopping environment for individuals and organizations which purchase PC hardware, software and related products for their personal and business use. Egghead's knowledgeable sales force offers solutions-oriented assistance to its customers. As of

March 29, 1997, Egghead operated 87 retail stores, including the Egghead Computer Surplus store, which sells closeout and clearance merchandise.

    Egghead's traditional stores contain approximately 2,500 square feet of retail selling space and typically are located in strip shopping centers. New store locations are extensively researched, and Egghead seeks to locate new stores in densely populated areas with a significant concentration of PC owners and high mean income levels. Egghead recently implemented a new merchandising format in certain of its retail stores that offers a broader selection of hardware and other non-software products in an expanded space that is approximately twice the size of its traditional stores. The larger store format provides more room for bulkier merchandise such as PC hardware. Egghead's sales of hardware and other non-software products increased from approximately 33% of revenue in the fourth quarter of fiscal 1996 to approximately 39% of revenue in the fourth quarter of fiscal 1997.

    Egghead believes that additional hardware and other non-software offerings and service and upgrade capabilities will attract a broader base of customers. The performance of these new stores has been mixed, however, and management continues to evaluate results while refining the format. As of March 29, 1997, Egghead operated 24 of its retail stores under this expanded format, and as store leases expire on Egghead's traditional, smaller format stores, Egghead may replace certain of these stores with new, larger stores.

    In November 1996, Egghead and Surplus Direct opened Egghead Computer Surplus, a joint venture retail store in Portland, Oregon, that offers overstocked, close-out, discontinued and previous version computer hardware and software at discounted prices, as well as installation and upgrade services.

    On January 31, 1997, Egghead announced a strategic realignment of its business organization involving the closure of 77 of the 156 Egghead retail stores that were open as of December 28, 1996. As of March 29, 1997, 70 of these stores had been closed, reducing the number of geographic locations in which Egghead operates from 54 to 26. Concurrently with the reduction in retail stores, Egghead reduced its headquarters personnel, closed its Lancaster, Pennsylvania distribution center and offered for sale certain real estate assets, including its administrative headquarters building located in Liberty Lake, Washington.

1-800-EGGHEAD AND INTERNET COMMERCE OPERATIONS

    Egghead also sells PC-related products and provides additional customer services through its 1-800-EGGHEAD direct response unit and its Internet commerce site.

    1-800-EGGHEAD. The 1-800-EGGHEAD direct response unit processes telephone, facsimile and mail orders for the same hardware and software products that are offered in Egghead's retail stores. 1-800-EGGHEAD also allows customers access to products not ordinarily available through its retail outlets by offering a special order service. The 1-800-EGGHEAD service enables customers who do not live near an Egghead retail store, or who prefer the convenience of shopping at home, to purchase Egghead merchandise from their homes or businesses. Orders typically are placed from circulars containing lists and descriptions of available merchandise that are distributed by Egghead to individuals and organizations. Merchandise purchased through 1-800-EGGHEAD is generally shipped directly to the customer from Egghead's distribution center in Sacramento, California. Customer representatives in the 1-800-EGGHEAD direct response unit also provide customer service support for Egghead's retail stores and refer callers who would like to preview a particular product to one of Egghead's retail stores or its Internet commerce site.

    INTERNET AND ELECTRONIC COMMERCE. Egghead maintains a site on the Internet (http://www.egghead.com) that contains information about Egghead and its merchandise offerings and permits customers to place orders for software and hardware products on-line. In February 1996, Egghead began offering hardware and software products through its Internet commerce site, and in November 1996, Egghead began offering electronic delivery of selected software products. This service permits a customer to place an order for selected software products and to have the products downloaded directly onto his or her PC through purely electronic means. Egghead customers can use the Internet commerce site to search for software titles, browse Egghead's merchandise selection and view demonstrations of selected software programs before placing an order. In addition, Egghead's Internet commerce site contains lists of Egghead store locations and of manufacturers' technical support hotlines for many of the products it offers. Customers can also use the site to make customer service inquiries, offer suggestions and read articles and reviews regarding Egghead's hardware and software offerings.

    In November 1996 Egghead began offering electronic delivery of selected software products. Egghead management believes that electronic software distribution will become increasingly common and that electronic distribution may offer significant cost advantages over traditional means of delivery.

    In August 1995, Egghead formed ELEKOM to develop electronic commerce applications and services that link customers and their suppliers. An Internet-compatible commerce application developed by ELEKOM is designed to provide large organizations an easy-to-use, cost-effective, secure and reliable product ordering and order management system for goods and services. The application permits businesses to submit purchase orders to their suppliers electronically and allows the purchaser and supplier to establish pre-set pricing, quantity and other specifications for such orders. ELEKOM is currently testing prototypes of the application with one large organization.

MARKETING, ADVERTISING AND PROMOTION

    Egghead's marketing, advertising and promotional efforts are designed to position it as the PC product reseller of choice. These efforts have established strong customer identification of Egghead's name and logo. Egghead strives to create market awareness of its retail stores, and to create primary demand for the products it sells, through aggressive advertising and marketing efforts. Egghead's advertising campaigns emphasize the broad selection of merchandise and competitive prices offered by Egghead. Egghead also advertises to promote major new product launches.

    Egghead's primary advertising medium is direct mail, which is used to target the segment of the population that owns and/or uses PCs. In addition to mailing to a database of more than 3.7 million CUE-SM- customers, Egghead mails its circulars to PC owners targeted from purchased lists. Egghead also advertises in both local and national newspapers, as well as on its Internet commerce site. Egghead routinely enters into cooperative advertising and other promotional and market development fund arrangements with manufacturers, publishers and distributors.

MERCHANDISING

    Egghead purchases most of its products through a central purchasing department, which determines inventory levels and product mix based upon rates of sale, seasonality and store demographics. Egghead also places special orders of nonstocked PC products in response to customer requests.

    Egghead purchases merchandise primarily through distributors. Egghead also purchases hardware, software and other products directly from approximately 300 manufacturers and publishers, including Microsoft, which is Egghead's primary vendor. In fiscal 1997, purchases from Microsoft represented approximately 18.3% of Egghead's total net purchases.

    Beginning in February 1997, Egghead also began purchasing such products through Surplus Direct at Surplus Direct's cost for sale through its retail stores. See "BACKGROUND OF AND REASONS FOR THE MERGER--Background" and "SURPLUS DIRECT MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." If Egghead should no longer be able to purchase hardware through Surplus Direct for any reason, there can be no assurance that it will be able to establish relationships with other hardware product distributors that will permit Egghead to acquire hardware products at comparable prices.

    Egghead's purchasing department seeks to take advantage of volume discounts offered by certain manufacturers, publishers and distributors whenever consistent with Egghead's inventory policies. The closure of Egghead stores in connection with the strategic restructuring may adversely affect the level of volume discounts Egghead receives from its vendors.

    Egghead has historically managed its product obsolescence risk through its vendor exchange, return and pricing mechanisms. Egghead's exchange and return privileges with its distributors and vendors typically include time, volume and other limitations. Although such exchange and return privileges add complexity and expense to Egghead's purchasing operations, they allow Egghead to reduce the risk of loss resulting from obsolete and defective merchandise.

DISTRIBUTION

    Egghead operates a 138,000-square-foot distribution center in Sacramento, California. Most inventory that Egghead purchases is received by this distribution facility before it is sent to a customer or to a retail store, although some merchandise is shipped directly from vendors or distributors to Egghead's retail stores or customers. Egghead's distribution facility also processes returned merchandise. During June 1996, Egghead closed its distribution center in Wilmington, Ohio. It closed its Lancaster, Pennsylvania distribution facility in March 1997 in connection with the restructuring of its business.

COMPETITION

    The business of selling PC software, hardware and related products is intensely competitive. Since its inception in 1984, Egghead has witnessed a proliferation of competing distribution outlets for PC software and hardware products, including chains of large specialty stores, systems integrators, manufacturers and publishers selling directly, mail-order firms and mass merchandise retailers. In addition, electronic communications networks such as the Internet are creating new opportunities for the distribution of software and hardware products, and the cost savings associated with such electronic distribution channels may eventually result in further price reductions in the industry.

    Egghead believes that the major competitive factors in its business include price, breadth and depth of selection, customer service (including technical support), and marketing and sales capabilities. Given the highly competitive nature of the PC industry, there can be no assurance that Egghead can compete successfully with respect to these factors. Egghead's financial condition and results of operations would be materially adversely affected if its competitors were to offer PC products at significantly lower prices or if Egghead were unable to obtain products in a timely manner for an extended period of time.

    Egghead's competitors include computer and office superstores such as Comp USA, Inc. and Office Depot, Inc., consumer electronics superstores such as Fry's Electronics, mass merchandisers such as Wal-Mart Stores, Inc. and warehouse membership clubs such as Sam's Club. Computer superstores typically are very price competitive and offer a wide product selection, while office superstores have a more limited selection. Computer superstores also offer on-site installation of software and hardware upgrades, and some offer training and technical services. Mass merchandisers and warehouse clubs are price-competitive but carry relatively few software titles and a limited selection of hardware products. In addition, direct response businesses, such as Micro Warehouse, and manufacturers, such as Dell Computer Corporation, selling directly to consumers, compete directly with Egghead. Egghead faces intense competition in the electronic commerce market on the Internet, which is evolving rapidly. In the Internet market, Egghead competes with companies that have established Internet commerce sites or that derive a substantial portion of their revenue from electronic commerce. Several companies with substantial customer bases in the computer and peripherals catalog business, such as Micro Warehouse, also may devote more resources to Internet commerce in the future.

    Because the PC product market is very competitive, resellers typically have low gross margins and operating income as a percentage of sales. Increased competition may lead to reduced profit margins on

PC hardware, software and related products, which could have a material adverse effect on Egghead's results of operations. Therefore, Egghead's profitability depends heavily on effective internal operating and cost control and the ability to adapt quickly and efficiently to changes in industry trends.

EMPLOYEES

    At March 29, 1997, Egghead had approximately 1,310 employees. Egghead's employees are not represented by a collective bargaining unit. Egghead believes that its employee relations are generally good.

TRADEMARKS AND TRADE NAMES

    "EGGHEAD-Registered Trademark-," "EGGHEAD DISCOUNT
SOFTWARE-Registered Trademark-," "EGGSPERT-Registered Trademark-," "All You Need to Know-Registered Trademark-," the "PROFESSOR EGGHEAD-Registered Trademark-" design and "EGGCESSORIES-Registered Trademark-" are registered in the United States Patent and Trademark Office as service marks or trademarks of Egghead. Egghead also does business under the trade names "Egghead Computer," "Egghead Software," "Egghead Discount Software" and "Mac's Place at Egghead." In addition, Egghead is the owner of a number of common-law trademarks and service marks, including "SOFTWARE ASSET MANAGEMENT-SM-," "SAM-SM-," "CUE-SM-," "EGGHEAD-Registered Trademark- EXPRESS-TM-," "EGG CARTON-TM-," "ELEKOM-TM-," "EleTrade-TM-" and certain "EGG" combination words. Egghead believes the strength of its trademarks and service marks benefits its business and intends to continue to protect and promote its registered and common-law trademarks and service marks.

PROPERTIES

    At March 29, 1997, Egghead operated 87 retail stores (including its joint venture store with Surplus Direct) in 19 states and the District of Columbia. Most of Egghead's stores are located in strip shopping centers to provide customers convenient access. As of March 29, 1997, Egghead's retail store locations were as follows:

                                                                                     NUMBER OF
LOCATION                                                                          RETAIL OUTLETS
-------------------------------------------------------------------------------  -----------------
Arizona........................................................................              2
California.....................................................................             18
Colorado.......................................................................              2
Connecticut....................................................................              2
District of Columbia...........................................................              1
Illinois.......................................................................              3
Maryland.......................................................................              3
Massachusetts..................................................................              8
Michigan.......................................................................              5
New Jersey.....................................................................              6
New Mexico.....................................................................              1
New York.......................................................................              5
North Carolina.................................................................              2
Oregon.........................................................................              6
Pennsylvania...................................................................              3
Tennessee......................................................................              1
Texas..........................................................................              2
Utah...........................................................................              3
Virginia.......................................................................              4
Washington.....................................................................             10
                                                                                            --
Total..........................................................................             87
                                                                                            --
                                                                                            --

    As part of the restructuring and reorganization, Egghead intends to close an additional seven stores. Egghead leases all of its retail stores under leases expiring from fiscal 1998 to fiscal 2007. Egghead expects that leases with terms expiring during fiscal 1998 will be renewable at Egghead's option under substantially similar terms. Nearly all of Egghead's leases provide for a minimum monthly rent that either is constant or adjusts periodically throughout the lease term, including renewal periods.

    Egghead currently leases its distribution facility in Sacramento, California. The lease on Egghead's Sacramento distribution facility expires in September 1998, with renewal options available. During June 1996, Egghead closed its distribution center in Wilmington, Ohio. It closed its Lancaster, Pennsylvania distribution facility in March 1997 in connection with the reduction in scope of its business and plans to sublease that facility.

    Egghead owns and is currently offering for sale its administrative headquarters building in Liberty Lake, Washington. Approximately 51% of the Liberty Lake, Washington facility currently is being leased to Software Spectrum, Inc. pursuant to a call center lease agreement entered into by Egghead and Software Spectrum, Inc. in connection with the sale of Egghead's CGE division. The lease has a three-year term expiring in 1999 with an option for renewal. Egghead's Liberty Lake facility houses its corporate headquarters, information systems and Egghead's 1-800-EGGHEAD direct response operation. Egghead is evaluating whether to enter into a sale and leaseback of its existing headquarters facility or to relocate its headquarters to another facility in the Spokane, Washington area during fiscal 1998.

    Compliance with federal, state and local laws enacted for protection of the environment has had no material effect on Egghead's capital expenditures, earnings or competitive position. Egghead does not anticipate any material adverse effects in the future based on the nature of its operations and the current focus of such laws.

                        EGGHEAD SELECTED FINANCIAL DATA

    The following selected historical financial data of Egghead have been derived from Egghead's historical consolidated financial statements. Fiscal 1993 had 53 weeks. All other fiscal years presented had 52 weeks. All Statement of Operations amounts reflect the CGE activities as discontinued operations. The selected financial data presented below should be read in conjunction with such consolidated financial statements and the notes thereto.

                                                                                           FISCAL YEAR
                                                                      -----------------------------------------------------
                                                                        1993       1994       1995       1996       1997
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net sales...........................................................  $ 321,566  $ 373,510  $ 434,021  $ 403,841  $ 360,715
Cost of sales, including certain buying, occupancy and distribution
  costs.............................................................    270,266    322,210    380,428    357,373    326,044
                                                                      ---------  ---------  ---------  ---------  ---------
Gross margin........................................................     51,300     51,300     53,593     46,468     34,671

Selling, general and administrative expense.........................     48,249     56,096     53,895     59,639     60,632
Depreciation and amortization expense, net of amounts included in
  cost of sales.....................................................      6,089      7,603      7,363      7,449      6,043
Restructuring and impairment charge.................................        858     --         --         --         15,597
Provision for shareholder litigation................................     --          1,200     --         --         --
                                                                      ---------  ---------  ---------  ---------  ---------
Operating loss......................................................     (3,896)   (13,599)    (7,665)   (20,620)   (47,601)

Theft insurance recovery............................................     --         --          1,650     --         --
Other (expense) income..............................................       (489)      (101)       618      2,469      3,428
                                                                      ---------  ---------  ---------  ---------  ---------
Loss from continuing operations before income taxes.................     (4,385)   (13,700)    (5,397)   (18,151)   (44,173)
Income tax benefit (provision)......................................      1,711      5,343      2,106      7,030     (4,788)
                                                                      ---------  ---------  ---------  ---------  ---------
Loss from continuing operations.....................................     (2,674)    (8,357)    (3,291)   (11,121)   (48,961)

Income from discontinued operations, net of tax.....................      9,604      7,843      5,959        376    (12,254)
Gain on disposal of discontinued operations, net of tax.............     --         --         --         --         22,286
                                                                      ---------  ---------  ---------  ---------  ---------
Income from discontinued operations.................................      9,604      7,843      5,959        376     10,032
                                                                      ---------  ---------  ---------  ---------  ---------
Net income (loss) before cumulative effect of change in accounting
  principles........................................................      6,930       (514)     2,668    (10,745)   (38,929)
Cumulative effect of change in accounting principles, net of tax....     --         --         --         --           (711)
                                                                      ---------  ---------  ---------  ---------  ---------
Net income (loss)...................................................  $   6,930  $    (514) $   2,668  $ (10,745) $ (39,640)
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------  ---------
Earnings (loss) per share:
  Continuing operations.............................................  $   (0.15) $   (0.49) $   (0.19) $   (0.64) $   (2.78)
  Discontinued operations, net......................................  $    0.56  $    0.46  $    0.34  $    0.02  $     .57
  Cumulative effect of change in accounting principle, net..........     --         --         --         --           (.04)
                                                                      ---------  ---------  ---------  ---------  ---------
  Net income (loss).................................................  $    0.41  $   (0.03) $    0.15  $   (0.62) $   (2.25)
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------  ---------
OPERATING DATA:
Number of retail stores:
  Open at end of period.............................................        205        189        169        164         86
  Opened during period..............................................         33          3     --             10          6
  Closed during period..............................................         10         19         20         15         84
  Weighted average number open during period(1).....................        195        197        178        166        145

BALANCE SHEET DATA:
Total assets........................................................  $ 263,216  $ 256,010  $ 270,141  $ 284,232  $ 175,520
Shareholders' equity................................................    142,990    143,416    146,416    139,269    100,047

------------------------------

(1) Calculated by dividing the total number of store months open during the period by 12.

                See Notes to Consolidated Financial Statements.

      EGGHEAD MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

    Egghead is a national reseller of PC hardware, software, peripherals and accessories through 87 retail stores, its 1-800-EGGHEAD direct response unit and its Internet commerce site. Egghead began operations in 1984 primarily as a software reseller, but in recent years has expanded its product offerings to include a greater percentage of hardware and other non-software products.

    Egghead's profitability over its early operating history was mixed; however, over its last five fiscal years, Egghead has reported increasing losses from continuing operations. Egghead's losses over the last five fiscal years are attributable primarily to an increased number of competitors selling PC products through a greater variety of channels, severe price competition among PC product resellers, a trend toward lower margins on computer and related software products, Egghead's relatively high headquarters expenses and other factors described in more detail under "RISK FACTORS." Egghead has taken a number of steps intended to reduce or eliminate its losses. These steps include divesting a nonretail business segment, focusing its retail operations in certain geographic markets, closing unprofitable stores, upgrading existing stores, experimenting with new store formats, adding new nonsoftware merchandise categories (particularly computer systems), developing electronic commerce tools through its ELEKOM subsidiary and implementing a new Internet commerce site.

    For example, in May 1996, Egghead sold its CGE division to generate cash and to allow management to focus on retail operations. The sale resulted in a net gain of $22.3 million, offset by a related loss from the CGE operations of $12.3 million. During the fourth quarter of fiscal 1997, Egghead substantially restructured and reorganized its operations by (i) closing 70 of its worst performing retail stores, (ii) substantially reducing its headquarters personnel, (iii) closing its Lancaster, Pennsylvania distribution center, and
(iv) offering for sale certain real estate assets, including its headquarters building located in Liberty Lake, Washington. Egghead intends to close an additional seven poorly performing retail stores as part of the restructuring and reorganization. The restructuring and reorganization concentrated Egghead's retail stores into 26 geographic markets and is expected to reduce headquarters and distribution expenses for continuing operations to approximately $17.0 million on an annualized basis from $32.0 million in fiscal 1997. Since fiscal 1996, Egghead has also opened or remodeled eight 5,000 square foot stores, which are approximately twice the size of its traditional stores, and increased its hardware product offerings in many of its stores in an effort to improve sales. Egghead currently operates 24 of these larger format stores, 12 of which were existing stores that have been open for more than one year and were expanded, remodeled or relocated. In fiscal 1997, Egghead generated comparable store sales and operating profit increases of 17% and 28%, respectively, from these 12 stores. In November 1996, Egghead opened one Egghead Computer Surplus store, operated as a joint venture with Surplus Direct, to participate in a new retail channel for surplus PC products.

    These initiatives have achieved mixed results. Although the increased proportion of hardware products is intended to increase Egghead's overall net revenue and gross profits, gross margins as a percentage of net sales are lower on such products; therefore revenue must increase at a sufficient rate to offset the lower gross margins in order to increase gross profits. If gross profits erode, further reductions in operating expenses may be necessary. Closure of poorly performing stores should improve retail store operating performance and inventory turn ratios for the remaining stores, but results from its new larger stores have been mixed. Egghead will continue to evaluate the performance of its larger format stores and expects that further refinement of its store format will be required. There can be no assurance that Egghead will be able to maintain the improved results it has achieved in its upgraded stores or replicate them in other stores. Egghead's Internet commerce site, which was activated in February 1996, did not generate significant amounts of revenue, and there can be no assurance that this distribution method will generate significant revenue in the future. Although ELEKOM is currently testing prototypes of its products, Egghead's investment in ELEKOM has not resulted in any revenue to date, and there can be no assurance that it will generate revenue in future periods.

    Accordingly, it is not yet clear that Egghead has developed a business strategy that will accomplish the goal of further reducing and eliminating its losses, and there can be no assurance that it will be able to do so. If Egghead cannot develop a profitable strategy, and its losses continue, Egghead will deplete its financial resources and reduce shareholders' equity.

    Surplus Direct has a relatively limited operating history, and, although it reported break-even to profitable results for the fiscal years ended May 31, 1996, 1995 and 1994, it reported a $1.2 million loss for the nine months ended February 28, 1997. Although Egghead does not expect any significant cost savings or economic efficiencies to result from the combination of the companies, Egghead believes that it will benefit from the combination of Surplus Direct's hardware purchasing expertise, access to the surplus PC products channel, entrepreneurial management and Internet commerce development capabilities with Egghead's greater software product procurement expertise and seasoned retail management. Nevertheless, there can be no assurance that these benefits will be realized.

    Egghead uses a 52/53-week fiscal year ending on the Saturday nearest March
31. Each fiscal quarter consists of 13 weeks. Information contained in this Joint Proxy Statement/Prospectus excludes, unless otherwise stated, any data relative to the discontinued operations of the CGE division.

RESULTS OF OPERATIONS

    OVERVIEW

    Egghead reported a total net loss for fiscal 1997 of $39.6 million compared to a total net loss of $10.7 million for fiscal 1996 and net income of $2.7 million for fiscal 1995. On a pretax basis, the loss from continuing operations for fiscal 1997 was $44.2 million ($20.2 million excluding a restructuring and impairment charge) compared to losses of $18.2 million for fiscal 1996 and $5.4 million for fiscal 1995. In addition to the restructuring and impairment charge, the total net loss for fiscal 1997 included a net noncash charge of $10.7 million for the establishment of a deferred tax valuation allowance and a $36.5 million gain on the sale of the CGE division, partially offset by the related loss from discontinued operations of $20.1 million.

    The restructuring and impairment charge totaled $24.0 million before income taxes and was recorded during the fourth quarter of fiscal 1997. The charge included $6.5 million in gross margin expenses, $5.8 million for settlement of store and warehouse leases, $4.3 million for fixed asset dispositions, professional fees and miscellaneous expenses, $3.3 million in store closing costs and related fixed asset dispositions, $1.3 million for the impairment and disposition of real estate and $2.8 million for severance and related benefits.

    The pretax loss during fiscal 1996 was due primarily to a decrease in sales compared to fiscal 1995 resulting from a reduction in the average number of stores in full operation during the year, as well as one-time costs of approximately $4.6 million associated with the relocation of Egghead's corporate headquarters, costs of rolling out its larger format retail stores, and its investment of approximately $1.1 million in ELEKOM. Fiscal 1995 pretax income was primarily attributable to increases from fiscal 1994 in hardware and accessory sales and included a one-time theft insurance recovery of $1.7 million, pretax, related to inventory stolen from retail stores in prior years.

    Egghead has determined that its deferred tax assets no longer meet the realization criteria of SFAS No. 109 ("SFAS 109"). Under SFAS 109, the realization of the deferred tax assets depends on generating future taxable income. Based on Egghead's recent losses and the fact that it anticipates that it will sustain additional losses in fiscal 1998 and a modest loss in fiscal 1999 on a stand-alone basis, Egghead management has determined that it is more likely than not that the deferred tax assets could not currently be realized. Accordingly, Egghead recorded a net noncash charge in fiscal 1997 of $10.7 million for the establishment of a deferred tax valuation allowance in accordance with SFAS 109. Egghead's net operating losses can be recovered over a 15-year period for tax purposes if Egghead achieves profitability. Until Egghead has determined that all of its existing net operating losses are realizable, it will not record a tax charge or benefit for future operating results. For comparative purposes Egghead's results of operations are discussed below on a pretax basis.

    CONTINUING OPERATIONS

    PRETAX LOSS. Loss before income taxes includes the results of Egghead's retail stores, 1-800-EGGHEAD direct response unit, Internet commerce operations and ELEKOM, as well as the selling, general and administrative expenses related to these operations. The following table shows the relationship of certain items relating to continuing operations included in Egghead's Consolidated Statement of Operations, including the restructuring and impairment charge, expressed as a percentage of net sales:

                                                                               FISCAL YEAR
                                                                     -------------------------------
                                                                       1995       1996       1997
                                                                     ---------  ---------  ---------
Net sales..........................................................      100.0%     100.0%     100.0%
Cost of sales, including certain buying, occupancy and distribution
  costs............................................................       87.7       88.5       90.4
                                                                     ---------  ---------  ---------
Gross margin.......................................................       12.3       11.5        9.6

Selling, general and administrative expense........................       12.4       14.8       16.8

Depreciation and amortization expense, net of amounts included in
  cost of sales....................................................        1.7        1.8        1.7

Restructuring and impairment charge................................     --         --            4.3
                                                                     ---------  ---------  ---------
Operating loss.....................................................       (1.8)      (5.1)     (13.2)

Other income, net..................................................        0.5        0.6        1.0
                                                                     ---------  ---------  ---------
Loss before income taxes...........................................       (1.3)%      (4.5)%     (12.2)%
                                                                     ---------  ---------  ---------
                                                                     ---------  ---------  ---------

    NET SALES. Sales through Egghead's retail stores constitute the principal component of Egghead's net sales. Although Egghead commenced sales of PC products through the Internet in February 1996, Internet commerce sales did not represent a significant percentage of net sales in fiscal 1997. Sales through Egghead's retail stores are primarily related to the number of such stores in operation during the fiscal period, the size of those stores, the number of new retail stores and the performance of comparable retail stores during the period. Net sales are also affected by new PC product releases, competition from other resellers and a variety of other factors. As is the case with many retailers, a significant portion of Egghead's sales are generated in the fiscal quarter that includes the winter holiday selling season. As a result, Egghead's fiscal year results will be heavily dependent on the results for that quarter. See "RISK FACTORS--Fluctuations in, and Uncertainty of, Future Operating Results; Future Losses" and "--Competition."

    During fiscal 1997, Egghead opened seven stores, remodeled two stores and closed 84 stores, operating a total of 87 stores at March 29, 1997, including the Egghead Computer Surplus store. This compares to the 164 stores open at fiscal year-end 1996 and the 169 stores open at fiscal year-end 1995. Egghead intends to close an additional seven stores in connection with the restructuring and reorganization. Of the 87 stores open at the end of fiscal 1997, 24, not including the Egghead Computer Surplus store, were approximately twice the size of Egghead's traditional stores. Twelve of the 24 larger stores are existing stores that have been open for more than one year and were expanded, remodeled or relocated. In fiscal 1997, Egghead generated comparable store sales and operating profit increases of 17% and 28%, respectively, from these 12 stores. Nevertheless, the overall performance of the larger format stores has been mixed. Egghead will continue to evaluate the performance of its larger format stores and expects that further refinement of its store format will be required.

    Net sales for fiscal 1997 were $360.7 million, a decrease of 11% from the $403.8 million in the prior year. The decrease in sales is attributable primarily to the closure of 84 stores during fiscal 1997 and a decrease in overall sales volume. Egghead closed 70 stores during the fourth quarter of fiscal 1997. Sales for fiscal 1997 from the 87 Egghead stores that were open at the end of fiscal 1997 accounted for $238.4 million, or 66% of Egghead's fiscal year retail store revenue. Net sales in fiscal 1996 were $403.8 million, a decrease of $30.2 million, or 7% from net sales of $434.0 million in fiscal 1995. Fiscal 1996 sales decreases resulted primarily from the reduction in the average number of stores in full operation during the year. Fiscal 1995 sales increased $60.5 million or 16% from fiscal 1994 sales of $373.5 million. Fiscal 1995 increases primarily resulted from an increase in hardware and related accessories sales, a full year of sales from a direct mail company acquired by Egghead in 1994 and broad product price reductions initiated in 1994.

    Comparable retail store sales measure sales for stores that were open in both periods being evaluated. Comparable store sales decreased 9.5% during fiscal 1997 due to a general sales decrease in fiscal 1997 and to Microsoft's launch of Windows 95 in fiscal 1996, which increased sales in fiscal 1996. Of the 87 retail stores that were open at the end of fiscal 1997, Egghead expects that 80 stores will be retained after completion of the restructuring and reorganization. These 80 stores recorded a 1.6% decrease in comparable store sales for fiscal 1997 compared to the decrease of 9.5% in comparable store sales for the entire company. In the fourth quarter of fiscal 1997, these stores generated a comparable store increase of 6.0% over the fourth quarter of fiscal 1996. These stores also contributed store operating profits (before distribution, marketing and corporate overhead expenses) in excess of total year-to-date retail store operating profits. The increases in comparable retail store sales for fiscal 1996 and 1995 were 0.1% and 21.0%, respectively, over the prior periods. Comparable store sales for fiscal 1996 were flat compared to fiscal 1995, despite the release of Windows 95 in fiscal 1996, due to an overall decrease in sales of other products. As discussed above, fiscal 1995 comparable store sales benefited primarily from price reductions initiated in fiscal 1994.

    GROSS MARGIN. Gross margin consists of net sales minus cost of sales, including certain buying, occupancy and distribution costs. Gross margin is primarily affected by sales volume and the mix of PC products sold, as well as vendor rebates and freight and obsolescence charges. Gross margin as a percentage of net sales may also be significantly affected by industry-wide pricing pressure related to both competitors' pricing and vendors' pricing. Beginning in fiscal 1996, Egghead began to increase the percentage of hardware and other non-software products offered. Such products typically generate higher gross margins in absolute dollars, though not necessarily as a percentage of sales.

    Gross margin for fiscal 1997 was $34.7 million, or 9.6% of net sales, compared to $46.5 million, or 11.5% of net sales, for fiscal 1996. The decrease in 1997 gross margin was primarily attributable to the inventory liquidation associated with the closure of 70 stores in connection with the reorganization and restructuring. Excluding the $6.5 million gross margin restructuring charge, gross margin in fiscal 1997 would have been $41.2 million, or 11.7% of net sales. The store closures in 1997 will substantially reduce the quantity of merchandise purchased by Egghead and may adversely affect Egghead's ability to obtain volume discounts in the future. Gross margin as a percentage of net sales was also reduced by increased sales of hardware and other non-software products, which represented approximately 36% of net sales in fiscal 1997, compared to approximately 34% in fiscal 1996. Sales of hardware and other non-software related products represented 39% of net sales in the fourth quarter of fiscal 1997 compared to 33% in the fourth quarter of 1996, and Egghead expects sales of such products to increase as a proportion of net sales.

    As a percentage of net sales, gross margin was 11.5% in fiscal 1996 compared to 12.3% in fiscal year 1995. Fiscal 1996 gross margin was negatively affected by the pricing and promotion terms relating to the sale of Microsoft Windows 95 and a clearance sale during the last quarter of the fiscal year. Fiscal 1995 gross margin reflects a full year of broad price reductions initiated in the middle of 1994.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE ("SG&A"). SG&A expense consists primarily of operating expense, excluding occupancy for retail, 1-800-EGGHEAD and Internet operations and headquarters expense, and excludes product procurement and marketing. Such operating expense includes payroll and benefits for headquarters and distribution support functions, telecommunications, credit card processing costs and supplies.

    SG&A expense as a percentage of net sales was 16.8% in fiscal 1997, compared to 14.8% in the prior fiscal year. The increase was primarily due to reduced sales and to restructuring and reorganization costs of $1.9 million. These costs consist primarily of payroll and other costs relating to the closure of the 70 stores announced in January.

    In fiscal 1996, SG&A expense as a percentage of net sales was 14.8% compared to 12.4% in fiscal 1995. The increased expense in fiscal 1996 includes $4.6 million incurred in connection with the relocation of Egghead's corporate headquarters to Liberty Lake and $1.1 million related to development of products by ELEKOM. SG&A expense as a percentage of net sales, not including relocation expense and ELEKOM expenditures, would have been 13.3% in fiscal 1996 and 12.3% in fiscal 1995. The improvement in the fiscal 1995 SG&A expense as a percentage of net sales compared to fiscal 1994 was due mainly to sales increasing at a faster rate than expenses during the period.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense, net of amounts included in cost of sales, primarily includes depreciation of Egghead's headquarters facility and capital equipment. The expense of $6.0 million for fiscal 1997 declined compared to $7.4 million for the prior year, primarily due to the disposition of fixed assets related to the sale of the CGE division. Depreciation and amortization expense, net of amounts included in cost of sales, of $7.4 million in fiscal 1996 was consistent with fiscal 1995.

    Assuming consummation of the Merger, depreciation and amortization expense will increase in fiscal 1998 and subsequent periods as a result of the amortization of goodwill resulting from the Merger. See "PRO FORMA CONDENSED FINANCIAL STATEMENTS."

    OTHER INCOME, NET. Interest income in fiscal 1997, 1996 and 1995 was $3.4 million, $2.2 million and $0.8 million, respectively. Increases in interest income are primarily due to the increases in cash balances discussed under "--Liquidity and Capital Resources." In addition, fiscal 1995 included theft insurance recovery of $1.7 million, representing settlement of an insurance claim, net of expenses, for inventory stolen by members of a multistate shoplifting ring from numerous retail stores during fiscal 1991, 1992 and 1993.

DISCONTINUED OPERATIONS

    All results for the operations of the CGE division are reported as a discontinued operation. Certain general, administrative and distribution areas have traditionally supported all of Egghead's business lines. The expenses included in the results of the discontinued operations reflect only those activities directly related to the CGE division.

    Gain on the disposition of the discontinued operation during fiscal 1997 was $36.5 million ($22.3 million after tax). The sales price for the CGE division was $45.0 million cash, which did not include the accounts receivable, which were collected during fiscal 1997. The reported gain is net of fixed assets and lease write-offs of $1.2 million, transaction, legal and accounting fees of $2.0 million, transition period employment costs of $1.8 million and costs of $3.4 million related to the fulfillment of post-sale obligations.

    Loss from the discontinued operation was $20.1 ($12.3 million net of tax) for fiscal 1997. The major components of the loss were inventory write-offs of $6.9 million, accounts receivable write-offs of $5.1 million, fixed asset dispositions and equipment lease buyouts of $3.2 million, warehouse closing costs of $1.9 million and operating losses, severance and other costs of $3.0 million.

    Net sales for the discontinued operations of CGE declined $65.2 million, or 15.2%, from $428.5 million in fiscal 1995 to $363.3 million in fiscal 1996, due primarily to disruptions in sales efforts related to the consolidation of Egghead's regional sales offices and its headquarters relocation to Liberty Lake, Washington. Gross margin for CGE as a percentage of net sales was 10.1% in fiscal 1996, compared to 11.3% in fiscal 1995.

    The increase in SG&A expense as a percentage of net sales was 9.2% in fiscal 1996, compared to 8.6% in fiscal 1995. The increase is primarily attributable to the sales shortfall.

LIQUIDITY AND CAPITAL RESOURCES

    In recent fiscal years, Egghead has funded its operations through cash provided by operations, bank lines of credit and the proceeds of the sale of the CGE division. Egghead elected not to renew its bank line of credit after the line expired in April 1996 because it had sufficient cash to fund operations. Egghead had no outstanding borrowings under the line at the expiration date.

    Cash and cash equivalents increased $33.9 million from $49.6 million at the end of fiscal 1996 to $83.5 million at March 29, 1997. The increase in the cash balance was primarily due to the sale of the CGE division, the collection of related accounts receivable and a liquidation of merchandise inventories, offset by a reduction in accounts payable. Egghead expects these cash balances will be adequate to meet future cash requirements for operations.

    Net property and equipment decreased $9.8 million from $29.5 million at the end of fiscal 1996 to $19.7 million at March 29, 1997. The decrease is principally due to the sale of the CGE division, the disposition of assets related to the restructuring and reorganization and normal depreciation. Net property and equipment increased $7.6 million from $21.9 million at the end of fiscal 1995 to $29.5 million at March 30, 1996. The increase is principally due to the addition or remodel of the larger format stores, as well as improvements to the corporate headquarters building in Liberty Lake, offset by depreciation expense.

    Capital expenditures in fiscal 1997 totaled $5.1 million, primarily for new stores and computer hardware. Capital expenditures in fiscal 1996 totaling $16.2 million included leasehold improvements, fixtures, computer hardware, software and communications equipment, principally due to the remodel or addition of 19 larger format stores, and the relocation of Egghead's corporate headquarters. Capital expenditures in fiscal 1995 totaling approximately $14.7 million included land and a building in Liberty Lake, Washington for the corporate headquarters, computer software and communications equipment.

NEW ACCOUNTING STANDARDS

    In March 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This new standard requires that long-lived assets and certain identifiable intangible assets be evaluated to determine whether the carrying amount is recoverable based on estimated future cash flows expected from the use of the assets and cash to be received upon disposal of the assets. Egghead adopted this standard at the beginning of the first quarter of fiscal 1997. The cumulative effect of the change in accounting principle, which was recognized in the first quarter of fiscal 1997, was a charge of $0.7 million, after tax, or $0.04 per share. This charge represents the write down of Egghead's property held for sale in Kalispell, Montana and the related goodwill. In connection with its adoption of SFAS No. 121, Egghead also recorded a pretax charge of approximately $0.1 million related to retail assets, the carrying amounts of which were not likely to be recovered through future cash flows. In connection with Egghead's fourth quarter restructuring and reorganization and the corresponding impairment of certain other real estate assets that became properly classified as held for sale, Egghead recorded an additional $1.0 million charge in the fourth quarter of fiscal 1997.

    In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." This new standard requires entities to choose either a fair value-based method or an intrinsic value-based method of accounting for all employee stock compensation plans. Egghead adopted the standard during fiscal 1997 and has historically and will in the future use the intrinsic value-based method, which requires no compensation cost to be recognized at the date of the stock compensation grant if the option is granted at the current market price.

    In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 establishes new standards for computing and presenting earnings per share and supersedes Accounting Principles Board Opinion No. 15, "Earnings Per Share." Egghead will adopt this new standard in the third quarter of fiscal 1998. Egghead does not anticipate that the adoption of this new standard will have a material effect on loss per share for fiscal 1995, 1996 and 1997 as currently reported.

                 BENEFICIAL OWNERSHIP OF EGGHEAD COMMON SHARES

    The following table sets forth certain information regarding the beneficial ownership of Egghead Common Shares as of July 11, 1997 by (i) each person known by Egghead to own beneficially 5% or more of the Egghead Common Shares, (ii) each Egghead director, (iii) each executive officer of Egghead for whom information is given in the Summary Compensation Table in this Joint Proxy Statement/Prospectus (the "Egghead Named Executive Officers"), and (iv) all directors and executive officers of Egghead as a group.

                                                                                     EGGHEAD COMMON SHARES
                                                                          -------------------------------------------
                                                                             NUMBER OF SHARES      PERCENT OF SHARES
                                                                          BENEFICIALLY OWNED(1)       OUTSTANDING
                                                                          ----------------------  -------------------
GREATER THAN 5% SHAREHOLDERS
Morgan Stanley Asset Management Limited(2)(3) ..........................          1,763,450                 10.0%
  25 Cabot Square, Canary Wharf
  London E14 4QA, England

Paul G. Allen(4) .......................................................          1,666,934                  9.5%
  110 - 110th Ave. N.E., #550
  Bellevue, Washington 98004

David A. Rocker(2)(5) ..................................................          1,644,900                  9.3%
  45 Rockefeller Plaza, Suite 1759
  New York, New York 10111

Brookhaven Capital Management Co., Ltd.(2)(6) ..........................          1,515,883                  8.6%
  3000 Sand Hill Road
  Building 3, Suite 105
  Menlo Park, California 94025

Cramer Rosenthal McGlynn, Inc.(2)(7) ...................................            965,650                  5.5%
  707 Westchester Avenue
  White Plains, New York 10604

Vincent A. Carrino(8) ..................................................            898,003                  5.1%
  c/o Brookhaven Capital Management Co., Ltd.
  3000 Sand Hill Road
  Building 3, Suite 105
  Menlo Park, California 94025

NAMED EXECUTIVE OFFICERS
Brian W. Bender.........................................................            --                    --
Tommy E. Collins........................................................              2,430                *
Kurt S. Conklin.........................................................            --                    --
Peter F. Grossman(9)....................................................             23,334                *
James F. Kalasky(10)....................................................                800                *
George P. Orban(11).....................................................            780,494                  4.2%
Ronald J. Smith(12).....................................................             15,834                *

                                                                                     EGGHEAD COMMON SHARES
                                                                          -------------------------------------------
                                                                             NUMBER OF SHARES      PERCENT OF SHARES
                                                                          BENEFICIALLY OWNED(1)       OUTSTANDING
                                                                          ----------------------  -------------------
DIRECTORS
Richard P. Cooley(13)...................................................             35,000                *
Eric P. Robison(14).....................................................              8,750                *
Terence M. Strom(15)....................................................            293,000                  1.6%
Samuel N. Stroum(16)....................................................            180,096                *
Melvin A. Wilmore(17)...................................................              8,750                *
Directors and executive officers as a group (13 persons)(18)............          1,348,488                  7.3%

------------------------

 * Less than one percent.

(1) The persons named in the above table have sole voting and investment power with respect to all Egghead Common Shares shown as beneficially owned by them, except as otherwise described in these footnotes.

(2) Deemed beneficial owner of the Egghead Common Shares by virtue of the direct or indirect investment and/or voting discretion possessed by such person pursuant to the provisions of investment advisory agreements with clients or other fiduciary arrangements such as partnership agreements.

(3) Based on Amendment No. 3 to Schedule 13G of Morgan Stanley Group, Inc. and its wholly owned subsidiary, Morgan Stanley Asset Management Limited, dated February 13, 1997, as jointly filed with the Commission.

(4) Represents 1,648,934 shares held by Vulcan Ventures Inc., a private venture capital firm of which Mr. Allen is President and sole shareholder, and 18,000 shares subject to options that are exercisable currently or within 60 days of July 11, 1997.

(5) Based on Amendment No. 4 to Schedule 13D, dated February 21, 1996, as filed with the Commission.

(6) Based on Schedule 13D dated May 19, 1997, as jointly filed with the Commission, Brookhaven Capital Management Co., Ltd. ("BCM") has sole voting and dispositive power with respect to 42,700 shares and shared voting and dispositive power with respect to 1,473,183 shares. BCM is the investment advisor to Cadence Fund, L.P., a Delaware limited partnership ("CF"), which has shared voting and dispositive power with respect to 112,278 shares, Watershed Partners, L.P., a Delaware limited partnership ("WP"), which has shared voting and dispositive power with respect to 489,725 shares, and Focused Capital Partners, L.P. ("FCP"), a Delaware limited partnership, which has shared voting and dispositive power with respect to 85,100 shares. Vincent A. Carrino, who has sole voting and dispositive power with respect to 210,900 shares and shared voting and dispositive power with respect to 687,103 shares, and Daniel R. Coleman, who has shared voting and dispositive power with respect to 687,103 shares, are the general partners of CF, WP and FCP. Mr. Carrino is also the President of BCM.

(7) Based on Schedule 13G, dated March 28, 1997, as filed with the Commission.

(8) Based on Schedule 13D, dated May 19, 1997, as jointly filed with the Commission, Mr. Carrino has sole voting and dispositive power with respect to 210,900 shares and shared voting and dispositive power with respect to 687,103 shares. Mr. Carrino is the President of BCM and disclaims beneficial ownership of 617,880 of the 1,515,883 shares shown as beneficially owned by BCM.

(9) Represents 23,334 shares subject to options held by Mr. Grossman that are exercisable currently or within 60 days of July 11, 1997. Mr. Grossman terminated his employment with Egghead on April 25, 1997.

(10) Represents 800 shares held by Mr. Kalasky in his IRA account.

(11) Represents 84,000 shares held by Orban Partners, a general partnership of which Mr. Orban is Managing Partner, 107,494 shares held by Mr. Orban and 589,000 shares subject to options that are exercisable currently or within 60 days of July 11, 1997.

(12) Represents 15,834 shares subject to options held by Mr. Smith that are exercisable currently or within 60 days of July 11, 1997. Mr. Smith terminated his employment with Egghead on February 15, 1997.

(13) Represents 5,000 shares held by Mr. Cooley and 30,000 shares subject to options that are exercisable currently or within 60 days of July 11, 1997.

(14) Represents 8,750 shares subject to options held by Mr. Robison that are exercisable currently or within 60 days of July 11, 1997.

(15) Represents 68,000 shares held by Mr. Strom and 225,000 shares subject to options that are exercisable currently or within 60 days of July 11, 1997. Mr. Strom terminated his employment with Egghead on February 15, 1997.

(16) Represents 150,002 shares held by Mr. Stroum, 94 shares held jointly with his spouse and 30,000 shares subject to options held by Mr. Stroum that are exercisable currently or within 60 days of July 11, 1997. Excludes 300,000 shares transferred by Mr. Stroum to the Stroum Foundation and to the Stroum Family Foundation, with respect to which shares Mr. Stroum disclaims beneficial ownership.

(17) Represents 8,750 shares subject to options held by Mr. Wilmore that are exercisable currently or within 60 days of July 11, 1997.

(18) Includes 930,668 shares subject to options held by such directors and executive officers that are exercisable currently or within 60 days of July 11, 1997.

                             MANAGEMENT OF EGGHEAD

    The following table sets forth certain information as of July 11, 1997 with respect to each executive officer and director of Egghead.

NAME                                                 AGE                         POSITION WITH EGGHEAD
-----------------------------------------------      ---      -----------------------------------------------------------
George P. Orban(1).............................          51   Chairman of the Board (term expires in 1997) and Chief
                                                              Executive Officer

Brian W. Bender................................          48   Vice President, Chief Financial Officer and Secretary

Tommy E. Collins...............................          40   Vice President of Management Information Systems

Norman Hullinger...............................          37   Vice President of Store Operations

James F. Kalasky...............................          47   Vice President of Merchandising

Richard P. Cooley(1)(2)........................          73   Director (term expires in 1998)

Eric P. Robison................................          37   Director (term expires in 1997)

Terence M. Strom...............................          53   Director (term expires in 1998)

Samuel N. Stroum(2)............................          76   Director (term expires in 1998)

Melvin A. Wilmore..............................          51   Director (term expires in 1999)

------------------------

(1) Member of Audit Committee.

(2) Member of Compensation Committee.

EXECUTIVE OFFICERS

    GEORGE P. ORBAN, a director of Egghead since November 1985, was appointed Chairman of the Board in May 1996 and Chief Executive Officer in January 1997. Mr. Orban is Managing Partner of Orban Partners, a private investment company, and a director and cofounder of Ross Stores, Inc., which operates a nationwide chain of retail clothing stores. Mr. Orban also serves as a director of Theatrix Inc. and is a former director of Surplus Direct.

    BRIAN W. BENDER joined Egghead initially in May 1995, serving as Secretary, Vice President and Chief Financial Officer until his resignation in May 1996. Mr. Bender rejoined Egghead in November 1996 and currently serves as Vice President, Chief Financial Officer and Secretary. From May 1996 to November 1996, Mr. Bender served as Senior Vice President and Chief Financial Officer of Proffitts, Inc., an operator of retail department stores. From May 1993 to May 1995, Mr. Bender was Senior Vice President, Controller and Assistant Treasurer of Younkers, Inc., a department store chain, and from 1990 to May 1993, Chief Financial Officer of May D&F, a department store chain that was consolidated into Foley's by its parent, The May Department Stores Company.

    TOMMY E. COLLINS joined Egghead in July 1995 as Director of Management Information Systems ("MIS") and was promoted to Vice President of MIS in May 1996. From 1985 to 1995, Mr. Collins was employed at Key Tronic Corporation, an independent computer peripheral manufacturing company, serving from 1990 to 1995 as Director of Corporate Information Services.

    NORMAN HULLINGER joined Egghead in September 1996 as Vice President of Store Operations. From January 1993 to September 1996, he was Vice-President of Store Operations, Distribution and Real Estate at California-based Aaron Brothers, Inc., a retail art supply chain and wholly owned subsidiary of Michaels Stores Inc., a crafts and art supply chain. From February 1989 to January 1993, Mr. Hullinger served as Director of Operations and Distribution at L. Luria and Sons, a Florida-based catalog showroom retailer. Mr. Hullinger is a graduate of the University of Florida School of Business.

    JAMES F. KALASKY joined Egghead in July 1995 as Merchandising Manager and was promoted to Vice President of Merchandising in May 1996. From 1994 to 1995, Mr. Kalasky was Director of Merchandising at Damark International, a membership-driven consumer direct-marketing company, and, from 1992 to 1994, Vice President of Merchandising at Best Buy Co., Inc., a consumer electronics retail chain. From 1982 to 1992, Mr. Kalasky was the Merchandising Manager at Boscov's Department Store, Inc., a Pennsylvania-based department store chain.

DIRECTORS

    The Egghead Board is divided into three classes. Each director serves for a term ending at the third annual meeting of the Egghead Shareholders following the annual meeting at which he or she was elected, except that any director appointed by the Egghead Board serves, subject to election by the Egghead Shareholders at the next annual meeting, for a term ending at the annual meeting of the Egghead Shareholders for the class to which the director was appointed. Each director serves until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

    RICHARD P. COOLEY has been a director of Egghead since September 1992 and served as Chairman of the Board from February 1993 to June 1993. Mr. Cooley was Chairman of Seattle-First National Bank ("Seafirst Bank") from January 1983 to December 1990, was Chairman of the Executive Committee of Seafirst Bank from January 1991 to March 1994, and was named Honorary Director of Seafirst Bank in April 1994. Mr. Cooley also serves as a director of Ackerly Communications, Inc.

    ERIC P. ROBISON has been a director of Egghead since July 1996. Since 1994, Mr. Robison has been a Business Development Associate for Vulcan Ventures Inc., a venture capital firm wholly owned by Paul G. Allen, a shareholder and former director of Egghead, where he is responsible for providing strategic business consultation to the companies controlled by Mr. Allen. From 1992 to 1993, Mr. Robison was a cofounder and Vice President of The Stanton Robison Group, Inc., a business development, marketing and advertising consulting firm. He also serves as a director of ARI Network Services, Inc. and C/NET, Inc.

    TERENCE M. STROM has been a director of Egghead since June 1993 and served as President from 1993 to January 1997 and as Chief Executive Officer from September 1993 to January 1997. From January 1990 until joining Egghead, Mr. Strom served as Senior Vice President of Marketing, and from July 1989 to December 1989 as Vice President of Merchandising, of Best Buy Co., Inc., a consumer electronics retail chain. Mr. Strom also serves as a director of Ticketmaster Corporation.

    SAMUEL N. STROUM has been a director of Egghead since June 1984. Mr. Stroum is the principal of Samuel Stroum Enterprises, a private investment company, and Chairman of the Board of MACS Air, Inc., an air charter company. From 1975 to April 1991, Mr. Stroum served as a director of Seafirst Bank and Seafirst Corporation. Mr. Stroum also served on the Executive Committee of Seafirst Corporation and was Chairman of its Organization Committee. He is a Regent and Past President of the Board of Regents of the University of Washington.

    MELVIN A. WILMORE has been a director of Egghead since July 1996. Mr. Wilmore has been a director and President since 1993, and Chief Operating Officer since 1991, of Ross Stores, Inc., which operates a nationwide chain of retail clothing stores. From October 1989 to December 1991, Mr. Wilmore was President and Chief Executive Officer of Live Specialty Retail, a division of LIVE Entertainment, Inc., which operates a chain of prerecorded software home entertainment stores. He also serves as a director of Hechinger Company.

                         EGGHEAD EXECUTIVE COMPENSATION

ANNUAL AND LONG-TERM COMPENSATION

    The following table sets forth annual and long-term compensation for services rendered during fiscal 1997, 1996 and 1995 by Terence M. Strom, who served as Egghead's Chief Executive Officer until January 1997, George P. Orban, who has served as Egghead's Chief Executive Officer since January 1997, the other four most highly compensated executive officers of Egghead and two former executive officers of Egghead who served as officers during fiscal 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                                                         COMPENSATION
                                                           ANNUAL COMPENSATION              AWARDS
                                                  -------------------------------------  -------------
                                                                          OTHER ANNUAL    SECURITIES      ALL OTHER
                                       FISCAL       SALARY      BONUS     COMPENSATION    UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION             YEAR        ($)(1)       ($)           ($)        OPTIONS (#)        ($)
-----------------------------------  -----------  ----------  ----------  -------------  -------------  -------------
Terence M. Strom(2) ...............        1997   $  289,255      --           --             --          $  34,615
  Chief Executive Officer                  1996      300,000      --           --             --             66,377
                                           1995      300,000  $  300,000       --              50,000        --

George P. Orban....................        1997       --          --           --           1,022,500       220,000(3)
  Chief Executive Officer                  1996      N/A         N/A           N/A            N/A            N/A
                                           1995      N/A         N/A           N/A            N/A            N/A

Brian W. Bender(4).................        1997      117,705      --           --              40,000(10)      33,951
  Vice President, Chief                    1996      196,442      30,080       --              45,000(11)      49,703
  Financial Officer and                    1995      N/A         N/A           N/A            N/A            N/A
  Secretary

Peter F. Grossman(5)...............        1997      246,937       7,026       --              50,000(11)       3,015
  Executive Vice President                 1996      230,000      --           --              20,000        61,149
                                           1995      123,846      --           --              40,000         5,846

Tommy E. Collins(6)................        1997      132,692      20,000       --              30,000(10)       2,842
  Vice President of MIS                    1996      N/A         N/A           N/A            N/A            N/A
                                           1995      N/A         N/A           N/A            N/A            N/A

James F. Kalasky(7)................        1997      150,769       5,000       --              30,000(10)       3,088
  Vice President of                        1996      N/A         N/A           N/A            N/A            N/A
  Merchandising                            1995      N/A         N/A           N/A            N/A            N/A

Ronald J. Smith(8).................        1997      165,472      68,016       --              40,000(11)      46,679
  Senior Vice President                    1996      150,000      77,943       --              20,000        59,980
                                           1995      147,308      --           --              25,000         1,247

Kurt S. Conklin(9).................        1997      147,715      69,630       --              40,000(11)     114,628
  Senior Vice President                    1996      140,000      62,940       --              20,000        62,695
                                           1995       70,615      --           21,800           7,500        --

------------------------

(1) Fiscal 1997, 1996 and 1995 each had 52 weeks.

(2) Mr. Strom's bonus for fiscal 1995 represents a guaranteed bonus based on his former employment agreement. All Other Compensation for fiscal 1997 represents severance payments commencing on February 15, 1997 and for fiscal 1996 represents amounts paid for relocation expenses incurred as a result of the relocation of Egghead's corporate headquarters and $351 paid as a premium on a split dollar life insurance policy used to fund the 1996 Executive Deferred Compensation Plan.

(3) Represents a consulting fee paid to Retail Enterprises, Inc., a firm wholly owned by Mr. Orban. See "--Change of Control and Employment
    Arrangements--Employment Agreements." Mr. Orban was not an executive officer in fiscal 1996 and 1995.

(4) Mr. Bender joined Egghead initially in May 1995, resigning in May 1996 and rejoining in November 1996. The salary shown for each of fiscal 1997 and 1996 is for a partial fiscal year's employment. All Other Compensation for fiscal 1997 and 1996 represents amounts paid for Mr. Bender's relocation costs associated with his reemployment and initial employment, respectively, with Egghead.

(5) All Other Compensation consists, for fiscal 1997 and 1996, of $3,015 and $4,423, respectively, in Egghead-matching contributions under Egghead's 401(k) savings plan, $56,611 paid in fiscal 1996 for relocation expenses incurred in connection with the relocation of Egghead's corporate headquarters, $115 paid in fiscal 1996 as a premium on a split dollar life insurance policy used to fund the 1996 Executive Deferred Compensation Plan, and $5,846 paid in fiscal 1995 for Mr. Grossman's relocation costs. Mr. Grossman's employment with Egghead terminated in April 1997.

(6) The bonus paid in fiscal 1997 relates to the completion of the fulfillment period following the sale of Egghead's CGE division. All Other Compensation for fiscal 1997 represents Egghead-matching contributions under Egghead's 401(k) savings plan. Mr. Collins was not an executive officer in fiscal 1996 and 1995.

(7) The bonus paid in fiscal 1997 relates to the completion of the fulfillment period following the sale of Egghead's CGE division. All Other Compensation for fiscal 1997 represents Egghead-matching contributions under Egghead's 401(k) savings plan. Mr. Kalasky was not an executive officer in fiscal 1996 and 1995.

(8) All Other Compensation includes, for fiscal 1997, 1996 and 1995, $24,320, $56,459 and $0, respectively, paid for relocation expenses incurred as a result of the relocation of Egghead's corporate headquarters, and $2,744, $3,398 and $1,247, respectively, representing Egghead-matching contributions under Egghead's 401(k) savings plan. All Other Compensation for fiscal 1996 also includes $123 paid in fiscal 1996 as a premium on a split dollar life insurance policy used to fund the 1996 Executive Deferred Compensation Plan, and, for fiscal 1997, also includes $19,615 in severance payments commencing on February 16, 1997. Mr. Smith's employment with Egghead terminated in February 1997.

(9) All Other Compensation includes, for fiscal 1997 and 1996, $72,669 and $58,652, respectively, paid for relocation expenses incurred as a result of the relocation of Egghead's corporate headquarters, and $1,959 and $3,951, respectively, representing Egghead-matching contributions under Egghead's 401(k) savings plan. All Other Compensation for fiscal 1996 also includes $92 paid as a premium on a split dollar life insurance policy used to fund the 1996 Executive Deferred Compensation Plan, and, for fiscal 1997, also includes $40,000 paid for Mr. Conklin's relocation costs. Mr. Conklin joined Egghead in August 1994. His employment with Egghead terminated in February 1997.

(10) These stock options were subsequently canceled, and new options for the same number of Egghead Common Shares granted, pursuant to an option repricing in fiscal 1998. See "--Option Repricing."

(11) These stock options expired pursuant to Mr. Bender's resignation from Egghead in May 1996, Mr. Grossman's resignation in April 1997, Mr. Smith's resignation in February 1997 and Mr. Conklin's resignation in February 1997.

OPTION GRANTS IN FISCAL 1997

    The following table sets forth stock option grants made during the fiscal year ended March 29, 1997, to Egghead's Chief Executive Officers and the other Egghead Named Executive Officers pursuant to Egghead's 1993 Stock Option Plan and Egghead's 1986 Combined Incentive and Non-Qualified Stock Option Plan.

                          OPTION GRANTS IN FISCAL 1997

                                                       INDIVIDUAL GRANTS
                                     -----------------------------------------------------  POTENTIAL REALIZABLE VALUE
                                     NUMBER OF                                              AT ASSUMED ANNUAL RATES OF
                                     SECURITIES    PERCENT OF                                STOCK PRICE APPRECIATION
                                     UNDERLYING   TOTAL OPTIONS                                  FOR OPTION TERM
                                      OPTIONS        GRANTED       EXERCISE                 --------------------------
                                      GRANTED     TO EMPLOYEES       PRICE     EXPIRATION        5%           10%
NAME                                   (#)(1)    IN FISCAL YEAR    ($/SHARE)      DATE         ($)(2)        ($)(2)
-----------------------------------  ----------  ---------------  -----------  -----------  ------------  ------------
Terence M. Strom...................      --            --             --           --            --            --
George P. Orban....................      22,500          1.23%     $    5.88     09/26/06   $     83,132  $    210,673
                                      1,000,000         54.65%          5.38     01/31/07      3,383,454     8,579,334
Brian W. Bender(3).................      40,000          2.19%          6.19     11/29/06        155,714       394,451
Peter F. Grossman(4)...............      50,000          2.73%         10.94     04/25/97        --            --
Tommy E. Collins(3)................      30,000          1.64%         10.94     05/03/06        206,403       523,066
James F. Kalasky(3)................      30,000          1.64%         10.94     05/03/06        206,403       523,066
Ronald J. Smith(4).................      40,000          2.19%         10.94     02/15/97        --            --
Kurt S. Conklin(4).................      40,000          2.19%         10.94     02/14/97        --            --

--------------------------

(1) Except for certain options granted as described below, the options shown in the above table are nonqualified options, have a 10-year term from the date of grant and vest over a three-year period with the following vesting schedule: one-sixth on the first anniversary of grant, one-third on the second anniversary of grant and one-half on the third anniversary of grant. The options were granted at the fair market value of the Egghead Common Shares on the date of grant. Upon the occurrence of certain business combinations, the exercisability of the options would be accelerated, or the options would be assumed by the surviving or acquiring corporation. The option granted to Mr. Bender was issued upon his reemployment with Egghead and vests over a two-year period with the following vesting schedule: one-sixth upon grant, one-third on the first anniversary of grant and one-half on the second anniversary of grant. On January 30, 1997, Egghead granted Mr. Orban an option to purchase 1,000,000 Egghead Common Shares, which vests over a period of 18 months, with 250,300 shares vesting on January 31, 1997, 44,100 shares vesting on March 8, 1997 and an additional 44,100 shares vesting each month thereafter until July 8, 1998. Mr. Orban also was granted an option to purchase 22,500 Egghead Common Shares, which vest over a three-year period in equal one-third increments. See "--Change of Control and Employment Arrangements--Option Plans."

(2) Represent amounts that may be realized upon exercise of the options immediately prior to their expiration assuming the specified compounded rates of appreciation on the base price (5% and 10%) of the Egghead Common Shares over the option terms. The 5% and 10% amounts are calculated based on rules required by the Commission and do not reflect Egghead's estimate of future stock price growth. Actual gains, if any, on stock option exercises depend on the timing of such exercises, the future performance of the Egghead Common Shares and overall stock market conditions. There can be no assurance that the rates of appreciation assumed in these columns can be achieved or that the amounts reflected will be received by the individuals.

(3) The respective stock options were subsequently canceled, and new options for the same number of Egghead Common Shares granted, pursuant to an option repricing in the first quarter of fiscal 1998. See "--Option Repricing."

(4) The respective stock options expired on the date the individual terminated his employment with Egghead, which, in the case of Mr. Grossman, was April 25, 1997, in the case of Mr. Smith, was February 15, 1997 and, in the case of Mr. Conklin, was February 14, 1997.

    The following table sets forth certain information with respect to stock option grants made under Egghead's stock option plans to the Chief Executive Officers and the other Egghead Named Executive Officers, including (i) the number of Egghead Common Shares purchased upon exercise of options in fiscal 1997, (ii) the net value realized upon such exercise, (iii) the number of unexercised options outstanding at March 29, 1997, and (iv) the value of unexercised in-the-money options at March 29, 1997.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1997
                       AND FISCAL YEAR-END OPTION VALUES

                                                                   NUMBER OF SECURITIES
                                                                  UNDERLYING UNEXERCISED    VALUE OF UNEXERCISED IN- THE-MONEY
                                       SHARES                     OPTIONS AT FISCAL YEAR
                                      ACQUIRED        VALUE               END(#)             OPTIONS AT FISCAL YEAR END($)(1)
                                     ON EXERCISE    REALIZED    --------------------------  ----------------------------------
NAME                                     (#)           ($)      EXERCISABLE  UNEXERCISABLE    EXERCISABLE      UNEXERCISABLE
----------------------------------  -------------  -----------  -----------  -------------  ---------------  -----------------
Terence M. Strom..................       --            --          225,000        --              --                --
George P. Orban...................       --            --          316,900        728,100         --                --
Brian W. Bender...................       --            --            6,668         33,332         --                --
Peter F. Grossman(2)..............       --            --           23,334         86,666         --                --
Tommy E. Collins..................       --            --              834         34,166         --                --
James F. Kalasky..................       --            --            1,667         38,333         --                --
Ronald J. Smith...................       --            --           27,834        --              --                --
Kurt S. Conklin...................        1,251     $   4,172        5,833        --              --                --

------------------------

(1) As of March 29, 1997, the exercise prices of all the options listed in the table were above the fair market value as quoted on the Nasdaq National Market.

(2) Terminated employment on April 25, 1997; pursuant to a termination agreement between Egghead and Mr. Grossman, vested stock options are exercisable until January 1999.

CHANGE OF CONTROL AND EMPLOYMENT ARRANGEMENTS

    CHANGE OF CONTROL AGREEMENTS. In fiscal 1997, Egghead entered into Senior Management Employment Agreements with Brian W. Bender, Peter F. Grossman, Ronald
J. Smith, Kurt S. Conklin, Tommy E. Collins, James F. Kalasky and nine other executives. These agreements provide certain benefits in the event that, during the two-year period after execution, such executive's employment is terminated by Egghead for any reason other than "cause" or by the executive for "good reason" (as both terms are defined in the agreements) following a "change of control" of Egghead. Such benefits include (i) payment of the executive's base salary for the balance of such two-year period, (ii) payment of an amount equal to such executive's annual base salary for one year following termination (or six months in the case of certain executives), and (iii) continuation of life insurance, disability, medical and dental, and other similar employee benefits for the balance of such two-year period or for one year (or six months in the case of certain executives), whichever is longer. Such benefits are also payable by Egghead in the event of the executive's death or disability following a change of control of Egghead. All amounts payable under the Senior Management Employment Agreements are subject to the limitation that no amounts that would constitute an excess parachute payment (within the meaning of Section 280G(b) of the Code) may be paid to any executive. On each anniversary, the Senior Management Employment Agreements are automatically extended for an additional year, unless Egghead notifies the executive at least 60 days prior to such anniversary.

    Egghead paid severance benefits during fiscal 1997 in connection with the resignations of Terence M. Strom and Ronald J. Smith and during fiscal 1998 in connection with the resignation of Peter F. Grossman. In Mr. Strom's case, the severance benefits include monthly payments totaling $300,000 annually for each of the first two years following his termination and payment of relocation expenses of up to $80,000. The severance benefits for each of Messrs. Smith and Grossman include monthly payments equal to the executive's monthly salary ($14,167 per month and $20,834 per month, respectively) for at least nine months following the date of termination, and for up to nine and 12 additional months, respectively, in the event the executive has not obtained employment during such period, plus payment of relocation expenses of up to $40,000 each. In addition, the periods during which Messrs. Strom, Smith and Grossman are entitled to exercise their vested stock options were extended to dates two years, 18 months and 21 months, respectively, following the date of termination.

    EMPLOYMENT AGREEMENTS. Egghead has substantially negotiated the principal terms of an employment agreement with George P. Orban, setting forth the terms and conditions of his employment as Chairman of the Board and Chief Executive Officer. The draft agreement provides for an annual base salary of $300,000 through August 31, 1998, and a lump-sum payment of $1,600,000 payable (i) 30 days following a termination by Egghead of Mr. Orban's employment prior to August 31, 1998 for any reason other than "cause," as defined in the draft agreement, or (ii) in the event of a sale of substantially all the assets of Egghead or a merger or business combination of Egghead in which holders of Egghead's voting stock own less than 50% of the voting stock of the combined or surviving company following such a transaction, if Mr. Orban continues his employment through the completion of the transaction. If Mr. Orban is employed by Egghead as of August 31, 1998, he would receive a retention incentive bonus of $750,000. Should Mr. Orban choose to continue with Egghead as a consultant from September 1, 1998 through March 31, 1999, he would receive $550,000 on April 1, 1999. Funds would be segregated and pledged to secure Egghead's financial obligations to Mr. Orban, other than salary. In addition, Egghead will reimburse Mr. Orban up to $3,000 per year in fiscal 1997, 1998 and 1999 for the cost of life insurance premiums. The agreement also would provide that Mr. Orban may not compete with Egghead for two years after termination of his employment or until August 31, 2000, whichever is later. Egghead anticipates that this employment agreement will be finalized and signed in July 1997.

    Except as described in the foregoing paragraphs, Egghead has not entered into employment agreements with its executive officers as of the date of this Joint Proxy Statement/Prospectus. See "--Change of Control Agreements."

    OPTION PLANS. Egghead's stock option plans provide that, upon the occurrence of certain transactions, including certain mergers and other business combinations involving Egghead, outstanding options will fully vest, subject to termination upon consummation of such transaction. In the alternative, at the discretion of Egghead and the corporation(s) participating in such transactions, such options may be assumed by the acquiring or surviving corporation.

    DIRECTOR PLAN. Egghead's Restated Non-Employee Director Stock Option Plan provides that upon the occurrence of certain transactions, including certain mergers and business combinations involving Egghead, the vesting of outstanding options will be accelerated so that all options would be immediately exercisable. Any options not exercised would terminate upon consummation of such a transaction.

OPTION REPRICING

    On April 23, 1997, the Compensation Committee of the Egghead Board approved a plan pursuant to which certain executive officers were offered an opportunity to exchange options having exercise prices in excess of the then current fair market value for new options having an exercise price of $4.375 per Egghead Common Share. Recipients of the repriced replacement options received credit for vesting under the original options, but cannot exercise the new options for a one-year period following the date of grant of the new options.

    The Compensation Committee repriced Mr. Bender's option to purchase 40,000 Egghead Common Shares at an exercise price of $6.1875 per share; Tommy E. Collins' and James F. Kalasky's options to each purchase 30,000 Egghead Common Shares at an exercise price of $10.9375 per share; Mr. Collins' option to purchase 5,000 Egghead Common Shares at an exercise price of $13.50 per share; and Mr. Kalasky's option to purchase 10,000 Egghead Common Shares at an exercise price of $12.00 per share. The new exercise price for the replacement options was $4.375 per share.

    The Compensation Committee approved a similar option repricing for employees other than executive officers on April 4, 1997. The option repricing plan was implemented in order to, among other reasons, provide a greater incentive for employees and executives to increase Egghead's revenues and profits and to retain experienced employees and executives.

           CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF EGGHEAD

    During fiscal 1997, certain shareholders and directors of Egghead were parties to the following transactions with Egghead:

    On May 13, 1996, Egghead sold its CGE division to Software Spectrum, Inc., a Texas corporation. Steven E. Lebow, a shareholder and director of Egghead, is a Managing Director of the Investment Banking Division of DLJ, the investment banking firm that assisted Egghead with the CGE transaction. In this connection, DLJ was paid a $1,210,200 fee. In addition, during fiscal 1997, Egghead employed DLJ to represent it in connection with the Merger.

    Paul G. Allen, a shareholder and former director of Egghead, is also a shareholder and director of Microsoft Corporation, the founder and Chairman of Asymetrix Corporation, and the President and sole shareholder of Vulcan Ventures Inc. In fiscal 1997, aggregate software purchases by Egghead directly from Microsoft were approximately $79,586,000. Additional Microsoft products were purchased by Egghead through third-party distributors. In fiscal 1997, aggregate purchases by Egghead from Asymetrix were approximately $153,000. In a stock purchase agreement among Vulcan Ventures Inc. and certain shareholders of Egghead (including certain of Egghead's directors) dated June 18, 1987, such shareholders agreed to use their best efforts to encourage Egghead and its subsidiaries to do business with the above entities, as well as any other affiliate of Mr. Allen or Vulcan Ventures Inc., provided the transaction is on an arm's-length basis.

    During fiscal 1997, Egghead paid consulting fees (consisting of Mr. Orban's director's fees and compensation for his services as Chief Executive Officer) of approximately $252,000 to Retail Enterprises, Inc., which is wholly owned by George P. Orban, Egghead's Chief Executive Officer.

    Richard P. Cooley, a shareholder and director of Egghead, serves as Honorary Director of Seafirst Bank. On December 8, 1995, Egghead entered into a Revolving Loan Agreement with Seafirst Bank and U.S. Bank of Washington, National Association, which provided for secured borrowings of up to $35,000,000. The Revolving Loan Agreement expired April 30, 1996 and was not renewed.

    On April 23, 1997, the Compensation Committee of the Egghead Board approved a plan allowing executive officers holding stock options to replace them with repriced options. See "EGGHEAD EXECUTIVE COMPENSATION--Option Repricing."

                           BUSINESS OF SURPLUS DIRECT

    Surplus Direct is a direct marketer of name brand, previous version and select current version MS/ DOS and Microsoft Windows-based multimedia hardware, PC hardware and peripherals, accessories and software through a catalog, its Internet commerce and auction sites, a direct response unit and one retail store. Surplus Direct markets its products directly to cost-conscious end-users at price points that represent a significant discount to original retail prices. Surplus Direct's current product mix is approximately 85% hardware and peripherals and 15% software.

    Surplus Direct was organized in Oregon in June 1992 by Gregory J. Boudreau and Stephen M. Wood to combine and expand the operations of their separate wholesale surplus computer software businesses. Surplus Direct extended its operations, consisting of a corporate headquarters and call center in Hood River, Oregon, by adding a distribution facility in Vancouver, Washington in October 1996. Surplus Direct has grown from eight employees at the end of its 1993 fiscal year to 160 employees at June 30, 1997.

    In March 1997, Surplus Direct began operating a wholly owned subsidiary, Shows International, Inc., to attend PC-related trade shows.

MARKET OVERVIEW

    The surplus PC product market is highly fragmented, consisting of hundreds of relatively small brokers and resellers. The high level of fragmentation in the market is due to the inconsistency of product supply from any one source. Surplus Direct believes that surplus products result from unrealized business forecasts by manufacturers and publishers and that they are an unplanned byproduct of an unpredictable market. Large reseller chains are generally reluctant to sell surplus and previous version products since their systems and procedures for inventory management are geared toward the replenishment of stock items and surplus products generally cannot be reordered. In addition, large reseller chains have little incentive to sell previous version products, since many manufacturers and publishers of personal computer-related products grant "full return" or "trade-up to the newest version" product privileges to their large distributors and reseller chains to encourage those stores to focus consumer attention and shelf space on the most recent version of the product.

    Many large computer product manufacturers recycle or destroy returned products rather than selling them to brokers for fear of creating "channel conflict." Channel conflict occurs when surplus, previous version or refurbished goods are sold at discounted prices through traditional sales channels, thereby undermining the reseller's ability to sell current version and new products at the full retail price. In the past, brokers of previous version and surplus products generally have sold wherever a profit can be made, including to large distributors or resellers that are not committed to selling the products, or that sell them as supplementary product lines or loss leaders. Such indiscriminate resales may in turn adversely affect the loyalty of the vendor's traditional channels and even degrade the vendor's image. Vendors, therefore, are attracted to a distribution channel that allows them to dispose of previous version and returned products quickly, without undermining traditional distribution channels. Accordingly, Surplus Direct's management believes that the ability to market a vendor's surplus products without interfering with the vendor's sales in its principal distribution channels is the key to success in the surplus and previous version computer product business.

BUSINESS STRATEGY

    Surplus Direct's business strategy is to become a leading supplier of name brand, previous version PC software, hardware and peripherals with value pricing and superior service. Surplus Direct's market of primarily surplus, previous version products sold directly to end-users and small resellers at a discount is attractive from both a vendor and a customer perspective. Surplus Direct provides manufacturers and publishers with an alternative means of generating incremental sales without creating a channel conflict or undermining product image, while providing cost-conscious customers with recognizable values in discounted computer products.

    Surplus Direct strives to maximize its range of products while maintaining the ability to respond efficiently to unpredictable supply. Surplus Direct has sought to test prices for products and validate product demand before committing itself to large purchases from vendors by offering limited quantities of such products through its Internet commerce site and weekly catalogs. In addition, Surplus Direct believes its new Internet auction site will enhance its ability to test product acceptance. See "--Marketing." Surplus Direct relies on the extensive surplus purchasing experience of its management to maintain a satisfactory mix and quantity of inventory and acceptable product availability. There can be no assurance, however, that Surplus Direct's management will consistently be able to identify salable products or that its managers will be able to continue to attract or retain managers capable of maintaining and developing supplier relationships and supporting and managing product flow as Surplus Direct grows.

    Surplus Direct has invested, and expects that it will continue to invest, substantial amounts in marketing and promotion and in the development of its Internet commerce and auction sites. Although Surplus Direct's management believes that these expenditures will provide the infrastructure necessary to support future revenue growth, there can be no assurance that such growth will occur or that Surplus Direct will be successful in achieving these goals.

PRODUCTS AND PRODUCT SOURCES

    Surplus Direct obtains its inventory from computer product manufacturers who desire to sell previous version or surplus products through trade channels that do not conflict with the channels used for the sale of current version products. To further reduce the possibility of channel conflict, Surplus Direct offers a supplier the opportunity to select whether to sell its products through direct sales, Surplus Direct's Internet commerce and auction sites or the Egghead Computer Surplus store, or to proscribe the use of any of these distribution channels for its products. Surplus Direct's surplus product vendors are typically large, well-known publishers or manufacturers interested in selling products to an alternative channel. Surplus Direct maintains ongoing informal relationships with certain major hardware manufacturers, including IBM Corp., Hewlett-Packard Co., Compaq Computer Corp., Packard Bell Electronics Corp. and Canon USA Inc., to purchase surplus inventory and refurbished machines. Surplus Direct also sells a wide variety of previous version software packages in the business and personal productivity, utility, language, educational and entertainment categories, including word processing, spreadsheet and database software. Surplus Direct offers a large number of software programs from established vendors, such as Microsoft, Claris Corp., Lotus Development Corp., Touchstone Software Corp. and VocalTech Inc. Surplus Direct also markets new products from vendors who are typically small to medium-sized publishers or manufacturers who lack the means to market or sell their products through traditional reseller channels.

    Surplus Direct's business depends substantially on the availability of products from its vendors and the expansion of its customer base. The surplus market is characterized by the inconsistency of product supply from any one source and the inability to predict availability of products with any degree of certainty. Surplus Direct has no long-term contracts or arrangements with its vendors that ensure the availability of merchandise. Accordingly, there can be no assurance that Surplus Direct's current vendors will continue to offer products at favorable prices to Surplus Direct or that Surplus Direct will be able to establish sufficient new vendor relationships to ensure an adequate supply of products to support its growth.

    Surplus Direct usually purchases from sources that do not grant exchange or return privileges, although it is generally able to return defective products if they are still under a manufacturer's warranty. Surplus Direct therefore has developed alternative methods to liquidate its inventory if it is not sold promptly, such as marketing products through its Internet commerce site or selling them to a subsidiary for resale at or below cost at trade shows, although such discounted sales have in the past, and may in the future, adversely affect Surplus Direct's gross margins. See "SURPLUS DIRECT MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." Surplus Direct has also applied for authorized repair service status with certain manufacturers which, if granted, will enable it to repair defective products and sell them as new refurbished products. Surplus Direct bears the risk of obsolescence if products near the end of their life cycle cannot be sold and consequently provides reserves for product obsolescence risk. There can be no assurance that such reserves will be adequate or that Surplus Direct will be able to sell its inventory at cost.

CUSTOMERS

    Surplus Direct sells to the consumer, corporate, government and academic markets, selling products to individual consumers, home office users, small businesses (including single-store resellers) and large organizations. Surplus Direct is not dependent on any single customer or group of customers, but instead relies on a wide variety of customers to generate its sales. Surplus Direct has invested substantially in creating and maintaining a mailing list with over 800,000 customers. Surplus Direct's typical customer is one who would not otherwise pay full retail price for newer versions of computer software and hardware products.

MARKETING

    Surplus Direct uses a high-volume, cost-efficient direct marketing format designed to attract new customers and to stimulate additional purchases by previous customers. Surplus Direct employs four primary methods for marketing its products: a catalog, its Internet commerce and auction sites, a direct response unit and the Egghead Computer Surplus store. In fiscal 1997, more than half of Surplus Direct's revenues were derived from catalog sales. Surplus Direct continually markets to potential new customers through selective mailings of its catalog and daily "special offers" of products on the Internet, and expands its customer base by purchasing customer lists from industry sources, including manufacturers, suppliers, distributors and computer magazine publishers.

    CATALOG. Surplus Direct distributes an internally produced newspaper-style catalog on a weekly basis to current customers and new contacts obtained from purchased third-party mailing lists. Surplus Direct distributes its catalog throughout the United States and to a limited number of foreign customers. Surplus Direct published 12 editions (with weekly variations) of its catalog during 1996, distributing approximately 10 million copies during that time period. Active Surplus Direct customers (those who have ordered products in the prior 12 months) receive a mailed catalog every five weeks. Surplus Direct also includes a catalog with every order shipped. The most recent catalog included approximately 600 items. Surplus Direct creates the catalog in-house with its own design team and production department, using a computer-based desktop publishing system. Surplus Direct uses the same process to create all of its advertising campaigns.

    INTERNET. Surplus Direct has a strong commitment to maintaining a visible presence on the World Wide Web (the "Web") as marketing and selling techniques through that medium continue to develop. In January 1996, Surplus Direct launched an Internet commerce site (http://www.surplusdirect.com) that provides a listing of all of its products and offers additional "daily specials" available only on the Internet. Surplus Direct's "daily specials" are intended to attract repeat visits to its Internet commerce site. Customers may place orders directly on the Surplus Direct home page, and products are generally shipped to customers on the same day orders are placed. PC Meter, a New York research firm, ranks Internet sites by the percentage of households visiting sites by tracking usage by 10,000 U.S. households. A survey conducted by PC Meter in March 1997 found that Surplus Direct's Internet commerce site was the fifth most visited Internet commerce shopping site.

    Surplus Direct seeks to increase its name recognition on the Web through on-line articles, banner advertising, "hot sites" lists, newsgroups and the creation of additional links to its own Internet commerce site. Banner advertising refers to advertising displays on Internet Web pages, like on-line billboards, that appear as a block or "banner" within the page and display a message or series of messages and images relating to the advertiser. Hot sites lists are compiled lists, appearing throughout the Internet, which facilitate Internet users' searches for Internet sites corresponding to their interests. Surplus Direct's Internet sales have increased substantially since its inception in January 1996, to 23.0% of total sales in the fourth quarter of fiscal 1997. Surplus Direct believes its Internet commerce site is an excellent vehicle to conduct business across all markets with a low per transaction cost.

    As the Internet market expands, Surplus Direct continues to pursue additional ways to increase its name recognition and to market its products on the Internet, while attracting more potential customers to its Internet site. For example, Surplus Direct introduced in June 1997 an Internet auction site (http://www.surplusauction.com) for auction sales of certain products. Visitors to the commerce site can access the auction site by simply clicking on the hyperlink displayed prominently on the commerce site. Surplus Direct believes that competitive bidding creates interest in the products for auction and can encourage frequent visits to both of Surplus Direct's Internet sites.

    Beginning also in the summer of 1997, Surplus Direct intends to include as part of its Internet commerce site alternative Web pages in a number of foreign languages, initially Spanish, German and French.

    Demand and market acceptance for recently introduced services and products sold over the Internet and other electronic services are subject to a high level of uncertainty and are subject to rapid technological change. In addition, Surplus Direct relies on an Internet service provider to connect its Internet commerce and auction sites to the Internet and on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect payment transactions on the Internet. There can be no assurance that the Internet will continue to develop as a source of commerce, that Surplus Direct will be successful in using new technologies effectively or that compromises and breaches will not occur in the encryption and authentication technology utilized by Surplus Direct for its sales over the Internet.

    DIRECT RESPONSE UNIT. Surplus Direct's direct response unit focuses on the management of inbound telephone calls and inquiries from corporate, government, reseller and educational institution customers in order to cultivate such customers and foster long-term relationships. This service-based approach includes providing account managers with authority to vary prices to meet competitors' prices and, when necessary, obtaining products that are outside of Surplus Direct's current product line.

    EGGHEAD COMPUTER SURPLUS STORE. In November 1996, Egghead and Surplus Direct opened the Egghead Computer Surplus store, a joint venture retail store in Portland, Oregon that offers overstocked, close-out, discounted and previous version computer hardware and software at discounted prices, as well as installation and upgrade services. The Egghead Computer Surplus store creates a new market interface for Surplus Direct by attracting cost-conscious retail-oriented customers who may not otherwise be aware of Surplus Direct's products.

DISTRIBUTION

    Surplus Direct includes mail-order forms in its catalogs and also accepts telephone and Internet orders. Surplus Direct operates toll-free order numbers 15 hours a day Monday through Friday, nine hours on Saturday and six hours on Sunday. The direct response personnel are assisted by customer service and technical support personnel. In calendar 1996, Surplus Direct shipped approximately 290,000 orders with an average order size of approximately $127. Currently, all products are shipped from Surplus Direct's distribution facility located in Vancouver, Washington. Shipping, postage and paper costs are significant expenses in the operation of Surplus Direct's business, and there can be no assurance that future increases in the cost of commercial delivery services can be passed on to Surplus Direct's customers.

    In June 1997, Surplus Direct commenced delivery of various kinds of software through its electronic software distribution ("ESD") system, which benefits both Surplus Direct and its customers by eliminating the need for physical delivery of such products. ESD reduces Surplus Direct's direct costs while providing almost instantaneous delivery of products to customers. Surplus Direct has negotiated agreements with various vendors to sell their software through this channel and anticipates that the acceptance of this channel of software distribution will continue to increase.

    Excluding returns from the joint venture, approximately 8% of Surplus Direct's products are returned by customers, of which approximately half are eligible for return to the manufacturer or publisher. Surplus Direct sells the remainder through related-party sales or in Internet or catalog promotions designed to attract new customers, although such discounted sales have in the past, and may in the future, adversely affect Surplus Direct's gross margins. See "SURPLUS DIRECT MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." Related-party sales are made at cost to Surplus Direct's wholly owned subsidiary, Shows International, Inc., which participates in trade shows where software and other PC merchandise is sold at a significant discount without any warranty or return privileges.

COMPETITION

    Surplus Direct operates in the surplus PC software and hardware products market, which is intensely competitive. The surplus PC product market is highly fragmented, and is made up of hundreds of relatively small brokers and resellers. Competition has intensified as new technologies and methods of reaching consumers, such as through the Internet, are created. Surplus Direct competes with other direct marketing companies such as Micro Warehouse, as well as companies that operate exclusively on the Internet, such as ONSALE, which specializes in selling refurbished and close-out merchandise in an auction format. Computer superstores and discount merchandisers (such as Wal-Mart Stores, Inc. and Costco Companies, Inc.) are also a source of competition. Such merchandisers sell previous version consumer-related products such as games or hobby-oriented programs at competitive prices.

    Surplus Direct considers the principal competitive factors affecting its market to be product pricing, product availability and customer service, both pre- and post-sale. Surplus Direct also believes that limiting selling costs, including marketing expenses and shipping costs, is a key factor in remaining competitive in its market. Surplus Direct believes that its product prices, range of products and well-trained direct response staff currently enable it to compete favorably with respect to such factors, but there can be no assurance that Surplus Direct can maintain its competitive position against its competitors, many of whom have greater financial, marketing, service, support and technical resources than Surplus Direct.

    Surplus Direct also competes in the procurement of surplus and previous version hardware and software. Surplus Direct has no long-term contracts or arrangements with its vendors that ensure the availability of merchandise. In addition, many of Surplus Direct's current and potential competitors have significantly greater financial and other resources than Surplus Direct and may be able to secure merchandise from vendors on more favorable terms.

INTELLECTUAL PROPERTY

    "Surplus Software-Registered Trademark-" is registered in the United States Patent and Trademark Office as a service mark of Surplus Direct. Surplus Direct also does business under the assumed business name "Surplus Direct."

EMPLOYEES

    At June 30, 1997, Surplus Direct had 160 employees, including 122 full-time and 37 part-time employees and one temporary employee. Of these employees, 90 were employed in sales (including Internet sales and customer service), 52 in marketing, general and administration and 18 in distribution.

PROPERTIES

    Surplus Direct leases its corporate headquarters and call center in Hood River, Oregon under two leases with remaining terms of six months and two years, respectively. Surplus Direct also leases its distribution center in Vancouver, Washington with a remaining term of two years, and leases additional space on a month-to-month basis in the same facility. Surplus Direct considers all of its properties adequate for its present and foreseeable future needs.

                     SURPLUS DIRECT SELECTED FINANCIAL DATA

    The following selected historical financial data of Surplus Direct have been derived from Surplus Direct's historical financial statements. The selected financial data presented below should be read in conjunction with such financial statements and the Notes thereto.

                                                                                AT OR FOR FISCAL
                                                                               YEAR ENDED MAY 31,
                                                            ---------------------------------------------------------
                                                                             1994       1995       1996       1997
                                                                1993       ---------  ---------  ---------  ---------
                                                            -------------
                                                             (UNAUDITED)
                                                                                 (IN THOUSANDS)
OPERATING DATA:
Net sales.................................................    $     974    $   3,292  $  12,272  $  20,703  $  49,377
Net sales to related parties..............................       --           --         --         --          9,320
                                                                  -----    ---------  ---------  ---------  ---------
  Total net sales.........................................          974        3,292     12,272     20,703     58,697
Cost of sales.............................................          454        1,604      7,563     13,824     39,247
Cost of sales to related parties..........................       --           --         --         --          9,408
                                                                  -----    ---------  ---------  ---------  ---------
  Total cost of sales.....................................          454        1,604      7,563     13,824     48,655
                                                                  -----    ---------  ---------  ---------  ---------
  Gross margin............................................          520        1,688      4,709      6,879     10,042
Selling, general and administrative expense...............          518        1,661      4,440      6,193     12,011
Depreciation and amortization expense.....................            5           13         41         70        288
                                                                  -----    ---------  ---------  ---------  ---------
Income (loss) from operations.............................           (3)          14        228        616     (2,257)
Other income (expense)....................................       --               (9)       (21)      (100)      (291)
                                                                  -----    ---------  ---------  ---------  ---------
Income (loss) before income taxes.........................           (3)           5        207        516     (2,548)
Income tax expense (benefit)..............................       --           --             78        208       (218)
                                                                  -----    ---------  ---------  ---------  ---------
Net income (loss).........................................    $      (3)   $       5  $     129  $     308  $  (2,330)
                                                                  -----    ---------  ---------  ---------  ---------
                                                                  -----    ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
Working capital (deficit).................................    $      60    $      11  $      (2) $   2,069  $    (340)
Total assets..............................................          368          644      2,335      4,527     13,153
Shareholders' equity......................................            3            8        137      2,490      1,742

   SURPLUS DIRECT MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    Surplus Direct is a direct marketer of name brand, previous version and select current version MS/ DOS and Microsoft Windows-based multimedia hardware, PC hardware and peripherals, accessories and software through a catalog, its Internet commerce and auction sites, a direct response unit and one retail store. Since its organization in 1992, Surplus Direct's product mix has evolved from an almost exclusive reliance on sales of previous version software to include significant sales of previous version PC hardware and peripheral equipment. From the sale of almost 100% software products in fiscal 1994, Surplus Direct now sells approximately 85% hardware and peripherals and 15% software. Although the shift in product mix to lower margin computer hardware merchandise supported Surplus Direct's growth in net sales from $1.0 million in fiscal 1993 to $58.7 million in fiscal 1997, Surplus Direct's gross margin percentage was significantly adversely affected by the shift in product mix. Surplus Direct incurred a loss in the more recent fiscal year due in part to this shift in product mix, to the investment required to support the increased level of product sales, and to the liquidation of older inventories of software products at substantially reduced prices.

    Surplus Direct began offering products through an Internet commerce site in the third quarter of fiscal 1996 and since that time Internet sales have increased substantially to approximately 21.5% of total net sales in the fourth quarter of fiscal 1997. During fiscal 1997, Surplus Direct invested significant amounts in equipment and promotional activity to develop traffic on its Internet commerce site. Surplus Direct estimates that its total investment in its Internet commerce site was approximately $1.8 million through May 31, 1997. In the last quarter of fiscal 1997, Surplus Direct also invested approximately $0.1 million in its new Internet auction site, which became operational in the first quarter of fiscal 1998. In addition, Surplus Direct invested in experienced management and operating personnel in anticipation of increased sales in fiscal 1996 and 1997. There can be no assurance that such investment will result in profitable operations.

    To complement its direct marketing approach, in the second quarter of fiscal 1997, Surplus Direct and Egghead opened the Egghead Computer Surplus store pursuant to a joint venture in which Surplus Direct maintains a 50% interest. Surplus Direct's joint venture with Egghead is accounted for by the equity method. In addition, in the fourth quarter of fiscal 1997, Surplus Direct began utilizing a wholly owned subsidiary, Shows International, Inc., to conduct trade shows in various parts of the country to dispose of merchandise at a significant discount. Beginning in February 1997, Surplus Direct also began selling hardware products to Egghead for sale through Egghead's other retail stores. Merchandise is sold by Surplus Direct to the Egghead Computer Surplus store and to Egghead at Surplus Direct's cost, and such sales are recorded as "net sales to related parties."

    Surplus Direct's gross margin has declined from 38.4% of net sales in fiscal 1995 to 33.2% of net sales in fiscal 1996 and to 17.1% of net sales in fiscal 1997. The gross margin in fiscal 1997, excluding sales to related parties, was 20.5%. The decrease in gross margin is due to the significant change in product mix away from higher-margin software merchandise to lower-margin hardware and accessories. Contributing to such overall decline in fiscal 1997 were a decrease in gross margin on the remaining software sales as a result of the liquidation of older inventory discussed above and Surplus Direct's sale of merchandise to the affiliated joint venture and to Egghead at cost.

    As a result of Surplus Direct's Internet- and personnel-related investments, together with the reduced gross margin, Surplus Direct incurred a loss for fiscal 1997. Although management believes these investments have established a foundation for the anticipated growth of Surplus Direct's business, they have also significantly affected Surplus Direct's profitability. There can be no assurance that anticipated growth in net sales will occur or that such investments will result in profits in any future periods.

    Surplus Direct's fiscal year ends on May 31. The following table sets forth, for the fiscal years ended May 31, 1995, 1996 and 1997, certain financial data of Surplus Direct, expressed as a percentage of net sales:

                                                                                           YEAR ENDED MAY 31,
                                                                                     -------------------------------
                                                                                       1995       1996       1997
                                                                                     ---------  ---------  ---------
Net sales..........................................................................      100.0%     100.0%      84.1%
Net sales to related parties.......................................................     --         --           15.9
                                                                                     ---------  ---------  ---------
    Total net sales................................................................      100.0      100.0      100.0
Cost of sales......................................................................       61.6       66.8       66.9
Cost of sales to related parties...................................................     --         --           16.0
                                                                                     ---------  ---------  ---------
    Total cost of sales............................................................       61.6       66.8       82.9
Gross margin.......................................................................       38.4       33.2       17.1
Operating expenses.................................................................       36.5       30.3       21.0
                                                                                     ---------  ---------  ---------
Operating income (loss)............................................................        1.9        3.0       (3.8)
                                                                                     ---------  ---------  ---------
Net income (loss) before taxes.....................................................        1.7        2.5       (4.3)
Income tax (expense) benefit.......................................................       (0.6)      (1.0)       0.4
                                                                                     ---------  ---------  ---------
Net income (loss)..................................................................        1.1%       1.5%      (4.0)%
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------

RESULTS OF OPERATIONS

  COMPARISON OF FISCAL 1996 TO FISCAL 1997

    NET SALES. Surplus Direct's total net sales increased 184% from $20.7 million in fiscal 1996 to $58.7 million in fiscal 1997. Total net sales in fiscal 1997 includes $9.3 million of sales to the Egghead Computer Surplus store and to Egghead at Surplus Direct's cost. Exclusive of such sales to the joint venture and to Egghead, net sales increased 139% in the more recent period over the comparable prior period. This increase in sales is due primarily to a continued emphasis on hardware and system sales, which generally have higher per product prices, and the development of Surplus Direct's Internet commerce site, offset by lower software sales. Surplus Direct's average order size, excluding sales to related parties, increased from $94 in fiscal 1996 to $157 in fiscal 1997. Although a majority of Surplus Direct's net sales in fiscal 1997 were made through its catalog, other product distribution channels are growing in importance. Surplus Direct's Internet commerce site and sales to the Egghead Computer Surplus store accounted for approximately 15% and 9%, respectively, of total net sales during the 12-month period. The balance of sales in fiscal 1997 were made by the direct response unit or by other means.

    GROSS MARGIN. Gross margin consists of net sales minus cost of sales, including certain distribution costs. Gross margin dollars increased 46.0% from $6.9 million in fiscal 1996 to $10.0 million in fiscal 1997. The gross margin percentage was 33.2% of total net sales in fiscal 1996 compared to 17.1% of total net sales in fiscal 1997. The gross margin percentage on sales in fiscal 1997, excluding sales to related parties, was 20.5%.

    The decrease in the overall gross margin percentage in fiscal 1997 primarily reflects the influence of increased sales of lower-margin hardware products and the liquidation of older inventories of software products at substantially reduced prices. The decrease in the gross margin percentage in the more recent year was also attributable to the promotional pricing associated with sales made through Surplus Direct's Internet commerce site and to general price erosion experienced in the fourth quarter.

    Although the joint venture agreement provides that Surplus Direct will sell merchandise to the Egghead Computer Surplus store at cost, Surplus Direct actually incurred a small loss on sales to the joint venture during fiscal 1997. Surplus Direct expects its sales to the joint venture and to Egghead at cost will have a continuing negative effect on its gross margin percentage.

    OPERATING EXPENSE. Operating expense consists of selling, general and administrative expense and depreciation and amortization. Operating expense doubled from $6.3 million or 30.3% of net sales in fiscal 1996 to $12.3 million or 21.0% of net sales in fiscal 1997. The increase in operating expense in the more recent period was primarily due to the hiring of additional management and operating personnel to support the higher level of sales, and advertising and market development expenses related to the Internet commerce and auction sites. Surplus Direct believes this investment in management infrastructure and Internet-related activities can support a significantly higher level of sales. Operating expense in the fourth quarter of fiscal 1997 also included approximately $0.3 million of expenses related to the Merger. Cooperative advertising allowances reduced gross operating expense by approximately 2.9% in fiscal 1996 and 2.2% in fiscal 1997. Surplus Direct expects operating expense to continue to increase in absolute dollars, but to decline as a percentage of net sales, as sales increase.

    INCOME TAX EXPENSE (BENEFIT). Surplus Direct recorded income tax expense of $0.2 million in fiscal 1996 compared to an income tax benefit of $0.2 million in fiscal 1997 due to the operating loss incurred in the more recent period. Income tax expense represented combined federal and state taxes at a rate of 40% for fiscal 1996 and a benefit rate of 8.6% for fiscal 1997. At May 31, 1997, Surplus Direct had net operating loss carryforwards for federal and state income tax purposes of $1.8 million and $2.5 million, respectively.

    NET INCOME (LOSS). Surplus Direct reported net income of $0.3 million in fiscal 1996 compared to a loss of $2.3 million in fiscal 1997. The loss was due primarily to (i) reduced gross margin due to increased sales of hardware products and the liquidation of older inventories of software products at substantially reduced prices, (ii) compensation expense related to a 42% increase in management and administrative personnel at May 31, 1997 compared to May 31, 1996, in order to support Surplus Direct's anticipated higher level of sales, (iii) substantial Internet marketing and advertising expenses, (iv) nonrecurring development expenses related to its Internet commerce and auction sites, (v) professional fees and expenses related to the Merger, and (vi) increased interest expense.

    Surplus Direct incurred $1.1 million of its $2.3 million net loss for fiscal 1997 in the fourth quarter. Of the factors identified above, the fourth quarter results were primarily adversely affected by the following: (i) reduced gross margin primarily attributable to price erosion; (ii) increased marketing and advertising expense related to its Internet commerce and auction sites; (iii) professional fees and expenses related to the Merger; (iv) increased compensation expense associated with the staffing increases during fiscal 1997; and (v) the accrual of interest payments on its subordinated debt as well as interest on increased Bank borrowings. Surplus Direct's equity interest in the loss of the joint venture is included in "Other income (expense)." Surplus Direct's operating results have fluctuated in the recent past and are likely to continue to do so in the future, particularly on a quarterly basis, as a result of seasonal factors, product mix, competitive pricing pressures and product availability. See "RISK FACTORS--Fluctuations in, and Uncertainty of, Future Operating Results; Future Losses."

    Following the Merger, Surplus Direct expects its interest expense to be substantially reduced as the SV Capital Note and all the existing Bank borrowings, together with accrued interest, will be paid by Egghead at the Closing. The interest expense reduction will be offset, however, by reduced interest income for the combined company due to the reduction in its cash available for investment as a result of the debt repayment. Surplus Direct does not anticipate that it will incur substantial professional fees and expenses related to the Merger beyond the first quarter of fiscal 1998.

    Surplus Direct believes that its sales will continue to increase at a significant rate, although not at the rate experienced in fiscal 1997. Surplus Direct further believes that its investment in new management is largely complete and, therefore, that compensation expense should not increase substantially with the anticipated increase in revenues. Surplus Direct expects that it will continue to invest heavily in marketing, promotion and Internet commerce and auction site development and enhancement. Although Surplus Direct management believes that these expenditures will provide the infrastructure necessary to support future sales growth, there can be no assurance that such growth will occur. There also can be no assurance that Surplus Direct will be able to manage its growth effectively or that any anticipated sales growth will result in profitable operations. Furthermore, although Egghead and Surplus Direct expect that Surplus Direct's operations will contribute favorably to operating results in the combined company's 1998 fiscal year, there can be no assurance that such a favorable contribution will be achieved.

  COMPARISON OF FISCAL 1995 TO FISCAL 1996

    NET SALES. Surplus Direct's net sales increased 68.7% from $12.3 million in fiscal 1995 to $20.7 million in fiscal 1996. The growth over fiscal 1995 in fiscal 1996 was primarily due to the introduction of PC systems, components, peripheral equipment and accessories into Surplus Direct's catalog. As a result, Surplus Direct experienced increased average order size and response rates. The average order size in fiscal 1995 was approximately $69, compared to an average order size of $94 in fiscal 1996. In fiscal 1995, Surplus Direct sold approximately 90.0% of its merchandise through its catalog compared to approximately 75.0% in fiscal 1996. Noncatalog sales in fiscal 1996 consisted primarily of direct response sales and sales to small, privately owned retail stores.

    GROSS MARGIN. Gross margin dollars increased 46% from $4.7 million in fiscal 1995 to $6.9 million in fiscal 1996. The gross margin percentage in fiscal 1995 was 38.4% of net sales compared to 33.2% of net sales in fiscal 1996. The decrease in the gross margin percentage from fiscal 1995 to fiscal 1996 was due primarily to Surplus Direct's increasing focus on sales of computer hardware and peripherals, which typically carry lower profit margins as a percentage of sales than sales of computer software.

    OPERATING EXPENSE. Operating expense increased 39.8% from $4.5 million in fiscal 1995 to $6.3 million in fiscal 1996. Operating expense as a percentage of net sales decreased from 36.5% of net sales in fiscal 1995 to 30.3% of net sales in fiscal 1996. The increase in operating expense in absolute dollars in the more recent period was primarily due to the investment made by Surplus Direct in the hiring of additional management and operating personnel, as well as additional marketing expenses, to support the higher level of sales. The decrease in operating expense as a percentage of net sales resulted from the rapid increase in net sales compared to a lower rate of increase in operating expense.

    OTHER INCOME. Surplus Direct incurred interest expense of $20,000 in fiscal 1995 compared to $0.1 million in fiscal 1996. The increase in the more recent period resulted from increased borrowings under Surplus Direct's line of credit to finance continued inventory growth.

    NET INCOME. Surplus Direct reported net income of $0.1 million in fiscal 1995 compared to net income of $0.3 million in fiscal 1996. The increase in net income was due primarily to increased sales offset by the investment in additional corporate infrastructure described above.

LIQUIDITY AND CAPITAL RESOURCES

    Since inception, Surplus Direct has funded its operations through cash flow from operations, sales of Surplus Direct Preferred Stock, borrowings under its line of credit, vendor credit and, more recently, the SV Capital Partners loan and the Bridge Loan. Management believes that Surplus Direct's growth has been constrained by the overall availability of capital resources and that Surplus Direct will require additional financing to continue expanding its business. There can be no assurance that such financing will be available on terms acceptable to Surplus Direct, or that financing will be available at all. Management also believes that the Merger will provide it with additional resources to allow it to develop existing market opportunities.

    Cash and cash equivalents were approximately $0.5 million at May 31, 1996 and 1997. Net cash used in operating activities increased from $(1.4) million in fiscal 1996 to $(6.9) million for fiscal 1997. The increase in cash used in operating activities in fiscal 1997 is due principally to increases in inventory, trade accounts receivable and prepaid expenses, all related to sales growth. Net cash flow from operating activities in fiscal 1995 was $54,000.

    Surplus Direct's working capital position at May 31, 1996 was $2.1 million compared to working capital of $(0.3) million at May 31, 1997. Net working capital decreased by approximately $2.4 million during fiscal 1997 due primarily to the funding of growth in current assets and equipment with short-term debt. Working capital also benefited during the period from the increasing availability of trade credit from vendors, permitting trade accounts payable and accrued liabilities to increase from $1.3 million at May 31, 1996 to $2.4 million at May 31, 1997.

    Surplus Direct has credit agreements with the Bank that provide a revolving line of credit of up to $4.0 million (the "Line of Credit") and a term loan of $0.5 million (the "Term Loan" and, with the Line of Credit, the "Loans"). At May 31, 1997, $3.5 million of borrowings, bearing interest at the Bank's prime rate plus 2.0%, were outstanding under the Line of Credit. The Term Loan, of which $0.4 million principal amount was outstanding at May 31, 1997, bears interest at the fixed rate of 8.75%. The Line of Credit contains certain financial covenants, measured on a monthly basis, with which Surplus Direct was not in compliance at May 31, 1997. Pursuant to a letter dated March 21, 1997, the Bank waived the financial covenant requirements at May 31, 1997 through August 31, 1997. The Bank subsequently has agreed to amend the financial covenants for additional covenant measurement dates, to permit junior liens on Surplus Direct's assets, and to forbear from declaring any default on the Loans based on a material adverse change of Surplus Direct or insecurity while the Merger is pending. See "THE MERGER--Bridge Loan; Repayment of Surplus Direct Debt." The Loans are due on the earlier of (i) the completion of any merger, consolidation, share exchange or other combination involving Surplus Direct and (ii) November 3, 1997, in the case of the Line of Credit, and September 10, 1999, in the case of the Term Loan. As a result of the maturity of the Line of Credit and the duration of the waiver provided by the Bank, all amounts outstanding under the Loans are classified as current liabilities.

    During the third quarter of fiscal 1997, Surplus Direct borrowed $2.0 million on an unsecured basis from SV Capital Partners, which also holds Surplus Direct Preferred Stock. The loan bears interest at 20% and matures on the earlier of the Effective Date and December 31, 1997. The loan has subsequently been secured by a junior security interest shared with Egghead in all of Surplus Direct's assets as described below.

    Pursuant to the Bridge Loan Agreement executed on April 30, 1997, Egghead funded on May 1, 1997 a Bridge Loan of $2.0 million to Surplus Direct. The Bridge Loan may be used for working capital purposes, including acquisitions of inventory, pending closing of the Merger. The Bridge Loan is secured by a junior security interest shared with SV Capital Partners in all the assets of Surplus Direct and bears interest at the prime rate announced by Seafirst Bank plus 5.0% per annum. The Bridge Loan matures on December 31, 1997. A default under the Bridge Loan will occur, among other reasons, if the Merger Agreement is terminated such that Surplus Direct is obligated to pay a termination fee to Egghead. See "THE MERGER--Fees and Expenses."

    Surplus Direct's distribution facilities were relocated into a new facility in Vancouver, Washington during the second quarter of fiscal 1997 to achieve greater efficiencies in product distribution. The Term Loan was obtained to fund the fixtures and other improvements at the new distribution center and is secured by such fixtures and equipment. In addition, Surplus Direct also upgraded its mail-order catalog computer system in the second quarter of fiscal 1997. As a result of these and other capital improvements, net property and equipment increased from $0.5 million at May 31, 1996 to $1.9 million at May 31, 1997. Capital expenditures in fiscal 1996 were $0.3 million. For fiscal 1997, capital expenditures were $1.7 million, primarily for the distribution center and computer system upgrades described above. At May 31, 1997, Surplus Direct did not have any material commitments for additional capital expenditures.

NEW ACCOUNTING STANDARD

    In February 1997, FASB issued SFAS No. 128, "Earnings Per Share." SFAS 128 establishes new standards for computing and presenting earnings per share and supersedes Accounting Principles Board Opinion No. 15, Earnings Per Share. SFAS 128 will be adopted by Surplus Direct in the quarter ending December 31, 1997. Earlier adoption is not permitted. Pro forma earnings (loss) per share under SFAS 128 for fiscal 1996 and 1997 would not differ materially from the earnings
(loss) per share presently reported.

                  BENEFICIAL OWNERSHIP OF SURPLUS DIRECT STOCK

    The following table sets forth, as of July 11, 1997, certain information with respect to the beneficial ownership of shares of both classes of Surplus Direct Stock by (i) each person (or group of affiliated persons) known to Surplus Direct to be the beneficial owner of 5% or more of Surplus Direct's outstanding shares of either class of Surplus Direct Stock, (ii) each Surplus Direct director, (iii) each executive officer of Surplus Direct who is named in the Summary Compensation Table (the "Surplus Direct Named Executive Officers"), and (iv) all directors and executive officers of Surplus Direct as a group. Except as otherwise noted, Surplus Direct believes that the beneficial owners of the shares of Surplus Direct Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares.

                                                                              SHARES OF SURPLUS
                                                      SHARES OF SURPLUS        DIRECT PREFERRED         EGGHEAD COMMON
                                                     DIRECT COMMON STOCK      STOCK BENEFICIALLY      SHARES BENEFICIALLY
                                                     BENEFICIALLY OWNED                             OWNED FOLLOWING MERGER
                                                       PRIOR TO MERGER      OWNED PRIOR TO MERGER
                                                   -----------------------  ----------------------  -----------------------
BENEFICIAL OWNER                                     NUMBER      PERCENT     NUMBER      PERCENT    NUMBER(1)     PERCENT
-------------------------------------------------  ----------  -----------  ---------  -----------  ----------  -----------

GREATER THAN 5% SHAREHOLDERS:
Olympic Venture Partners III L.P.(2) ............      --          --         320,122        57.9%     666,851         2.9%
  340 Oswego Pointe Drive
  Suite 240
  Lake Oswego, OR 97034

SV Capital Partners, L.P.(3) ....................      --          --         228,659        41.4%     476,323         2.1%
  200 Concord, Suite 620
  San Antonio, TX 78216

DIRECTORS:
Stephen M. Wood(4)...............................   1,160,000        42.6%     --          --        1,775,250         7.7%
Gerard H. Langeler(5)............................      --          --         320,122        57.9%     666,851         2.9%
Willis H. Wagner(6)..............................      --          --         228,659        41.4%     476,323         2.1%

NAMED EXECUTIVE OFFICERS:
Gregory J. Boudreau(7)...........................   1,160,000        42.6%     --          --        1,775,250         7.7%
Jonathan W. Brodeur(8)...........................     232,000         8.5%     --          --          355,050         1.5%

All directors and executive officers
  as a group (6 persons).........................   2,610,000        96.0%    548,781        99.3%   5,137,486        22.4%

------------------------

(1) The Egghead Common Shares beneficially owned following the Merger are calculated assuming there will be approximately 22,928,365 Egghead Common Shares outstanding immediately after the Merger and by using the exchange ratios for the Surplus Direct Common Stock and the Surplus Direct Preferred Stock, as applicable, calculated as set forth in the Merger Agreement. The table above assumes an average price for an Egghead Common Share of $4.125 and resulting exchange ratios of 1.53 for the Surplus Direct Common Stock and 2.08 for the Surplus Direct Preferred Stock. See "THE MERGER--Terms of the Merger Agreement--Conversion of Surplus Direct Stock in the Merger."

(2) Includes 15,244 shares of Surplus Direct Common Stock owned by Olympic Venture Partners III Entrepreneurs Fund, an affiliate of Olympic Venture Partners III, L.P.

(3) Christopher Goldsbury, Jr. is the sole director and controlling shareholder of the corporate general partner of SV Capital Partners and the majority limited partner of SV Capital Partners. As a result, Mr. Goldsbury may be deemed to have indirect beneficial ownership of the shares of Surplus Direct Stock owned by SV Capital Partners. Mr. Goldsbury disclaims beneficial ownership of such shares.

(4) Includes 53,332 shares transferred by Mr. Wood to trusts, the beneficiaries of which are Mr. Wood's children, as to which shares Mr. Wood disclaims beneficial ownership.

(5) Represents 266,790 shares held by Olympic Venture Partners III, L.P. and 53,332 shares held by Olympic Venture Partners III Entrepreneurs Fund. Mr. Langeler is a general partner of the general partner of each of such shareholders and disclaims beneficial ownership of such shares, except as to his proportional interests in such funds.

(6) Represents 228,659 shares held by SV Capital Partners. Mr. Wagner is a managing director of the general partner of SV Capital Partners and disclaims beneficial ownership of such shares.

(7) Includes 79,998 shares transferred by Mr. Boudreau to trusts, the beneficiaries of which are Mr. Boudreau's children, as to which shares Mr. Boudreau disclaims beneficial ownership.

(8) Includes 26,666 shares transferred by Mr. Brodeur to trusts, the beneficiaries of which are Mr. Brodeur's children, as to which shares Mr. Brodeur disclaims beneficial ownership.

                          MANAGEMENT OF SURPLUS DIRECT

EXECUTIVE OFFICERS AND DIRECTORS

    Set forth below is certain information with respect to each executive officer and director of Surplus Direct who will become an officer or director of Egghead following the Merger. Each of the executive officers of Surplus Direct listed below will continue to serve the Surviving Corporation in the same capacity following the Merger.

    GREGORY J. BOUDREAU, age 34, is one of the founders of Surplus Direct and has been a director of Surplus Direct, as well as its Chief Executive Officer and Secretary, since Surplus Direct was founded in June 1992. From 1985 to 1992, Mr. Boudreau owned and operated Software Wholesalers, a liquidation-oriented wholesaler of computer products.

    JONATHAN W. BRODEUR, age 37, was elected a director and appointed President of Surplus Direct in July 1995. Prior to joining Surplus Direct, Mr. Brodeur was the Chief Operating/Operations Improvement Officer for Connecticut Spring & Stamping, a high-precision manufacturing company, from June 1993 to June 1995, and served as a Senior Manager of KPMG Peat Marwick LLP's National Consulting Practice from August 1988 to June 1993.

                     SURPLUS DIRECT EXECUTIVE COMPENSATION

    The following table sets forth certain information regarding compensation paid by Surplus Direct for services rendered during the fiscal year ended May 31, 1997 by Gregory J. Boudreau, Surplus Direct's Chief Executive Officer and Jonathan W. Brodeur, Surplus Direct's President, each of whom will serve as a director of Egghead following the Merger.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                COMPENSATION AWARDS
                                                     ANNUAL COMPENSATION     -------------------------
                                                  -------------------------    SECURITIES UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION                       SALARY($)     BONUS($)            OPTIONS(#)          COMPENSATION(1)($)
------------------------------------------------  ----------  -------------  -------------------------  -------------------
Gregory J. Boudreau.............................  $  125,000       --                   --                   $   1,288
Jonathan W. Brodeur.............................     100,000       --                   --                       1,326

------------------------

(1) Represents contributions to the executive officer's 401(k) plan and the premium for life insurance payable to beneficiaries designated by the executive officer.

        CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF SURPLUS DIRECT

    During fiscal 1996, Gregory J. Boudreau held a 50% interest in a partnership that sold approximately $101,000 of merchandise to Surplus Direct for resale. The partnership had purchased such merchandise during the fiscal year for approximately $80,000. Also during fiscal 1996, Surplus Direct was indebted to Mr. Boudreau for approximately $109,000, which was repaid prior to the end of fiscal 1996.

    In fiscal 1996, Jonathan W. Brodeur executed four promissory notes for an aggregate principal amount of $232,000 payable to Surplus Direct, of which the entire amount remains outstanding as of May 15, 1997, to purchase Surplus Direct Common Stock. Two of the notes, representing principal indebtedness of $58,000, bear interest at the rate of 6.28% per annum, and the remaining two notes, representing principal indebtedness of $174,000, bear interest at the rate of 6.36% per annum. The four notes will be exchanged at the Closing for a single $232,000 note, bearing interest at 6.36% per annum, payable to Egghead. The terms of the four original promissory notes payable to Surplus Direct and the replacement promissory note payable to Egghead are substantially similar, except that the maturity date of the original notes is July 5, 2000 (as to $58,000) and May 15, 2001 (as to $174,000), and the maturity date of the replacement note will be the earlier of (i) two years after the Closing and (ii) 30 days after termination of Mr. Brodeur's employment with Surplus Direct or any parent or subsidiary.

                    PRO FORMA CONDENSED FINANCIAL STATEMENTS

    The following Pro Forma Condensed Balance Sheet and Statements of Operations give effect to the Merger according to the purchase method of accounting. These Pro Forma Condensed Financial Statements have been prepared from the historical consolidated financial statements of Egghead and the historical financial statements of Surplus Direct included elsewhere herein and should be read in conjunction therewith. The pro forma condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the Merger occurred at the beginning of the period presented, nor is it necessarily indicative of future financial positions or results of operations, and does not incorporate any benefits from cost savings or synergies of operations of the combined company.

    The Pro Forma Condensed Balance Sheet gives effect to the Merger as if it had occurred on March 29, 1997, combining the balance sheets of Egghead as of March 29, 1997 and of Surplus Direct as of May 31, 1997. The Pro Forma Condensed Statements of Operations give effect to the Merger as if it had occurred on March 31, 1996, the beginning of Egghead's 1997 fiscal year, combining the results of Egghead for the fiscal year ended March 29, 1997 with the results of Surplus Direct for the fiscal year ended May 31, 1997.

    Egghead and Surplus Direct estimate that they will incur direct transaction costs of approximately $1.4 million associated with the Merger. It is expected that approximately $0.9 million of direct transaction costs will be capitalized as part of the purchase price and $0.5 million of stock issuance costs will be charged to additional paid-in capital. In addition, it is expected that following the Merger, Egghead will incur additional charges to operations to reflect costs associated with integrating the two companies. However, these integration costs cannot currently be reasonably estimated. There can be no assurance that Egghead will not incur additional charges to reflect costs associated with the Merger or that management will be successful in its efforts to integrate the operations of the two companies.

                                 EGGHEAD, INC.
                                   PRO FORMA
                            CONDENSED BALANCE SHEET

                                                                       MARCH 29, 1997
                                            --------------------------------------------------------------------
                                                                                     PRO FORMA(A)
                                                   HISTORICAL          -----------------------------------------
                                            -------------------------    NET JOINT
                                                           SURPLUS        VENTURE          OTHER
                                             EGGHEAD       DIRECT      ADJUSTMENTS(D)   ADJUSTMENTS    COMBINED
                                            ----------  -------------  --------------  -------------  ----------
                                                                       (IN THOUSANDS)
                                                     ASSETS
Current assets:
  Cash and cash equivalents and short-term
    investments...........................  $   83,473    $     539      $    1,833    $  (8,933)     $   76,912
  Accounts receivable, net................      17,917        1,511          (5,005)        --            14,423
  Merchandise inventories, net............      49,087        6,837           2,331         --            58,255
  Other current assets....................       4,116        2,138          --             --             6,254
                                            ----------  -------------       -------    -------------  ----------
    Total current assets..................     154,593       11,025            (841)      (8,933)        155,844

Property and equipment, net...............      19,710        1,898             502         --            22,110
Other assets, net.........................       1,217          230             (55)        --             1,392
Goodwill..................................      --           --              --           21,939(f)       21,939
                                            ----------  -------------       -------    -------------  ----------
                                            $  175,520    $  13,153      $     (394)   $  13,006      $  201,285
                                            ----------  -------------       -------    -------------  ----------
                                            ----------  -------------       -------    -------------  ----------

                                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable........................  $   43,027    $   1,335      $     (434)   $    --        $   43,928
  Accrued liabilities.....................      12,727        2,097              40        1,400(c)       16,264
  Bridge Loan.............................      --            2,000          --           (2,000)         --
  Bank line of credit.....................      --            3,495          --           (3,495)(e)      --
Subordinated debt.........................      --            2,000          --           (2,000)(e)      --
  Current portion of long-term debt.......      --              438          --             (438)(e)      --
  Other current liabilities...............      19,281       --              --             --            19,281
                                            ----------  -------------       -------    -------------  ----------
    Total current liabilities.............      75,035       11,365            (394)      (6,533)         79,473
Other obligations.........................         438           46          --                              484
Shareholders' equity......................     100,047        1,742          --           19,539         121,328
                                            ----------  -------------       -------    -------------  ----------
      Total liabilities and shareholders'
        equity............................  $  175,520    $  13,153      $     (394)   $  13,006      $  201,285
                                            ----------  -------------       -------    -------------  ----------
                                            ----------  -------------       -------    -------------  ----------

      See accompanying notes to pro forma condensed financial statements.

                                 EGGHEAD, INC.
                                   PRO FORMA
                       CONDENSED STATEMENTS OF OPERATIONS

                                                                 YEAR ENDED MARCH 29, 1997
                                             ------------------------------------------------------------------
                                                                                       PRO FORMA
                                                    HISTORICAL          ---------------------------------------
                                             -------------------------   NET JOINT
                                                            SURPLUS       VENTURE       OTHER
                                              EGGHEAD       DIRECT      ADJUSTMENTS  ADJUSTMENTS  PRO FORMA(B)
                                             ----------  -------------  -----------  -----------  -------------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales..................................  $  360,715    $  58,697     $  (4,843)   $  --       $  414,569
Cost of sales, including certain buying,
  occupancy and distribution costs.........     326,044       48,655        (5,723)      --          368,976
                                             ----------  -------------  -----------  -----------  -------------
Gross margin...............................      34,671       10,042           880       --           45,593
Selling, general and administrative
  expenses.................................      60,632       12,011         1,008       --           73,651
Depreciation and amortization expenses.....       6,043          288            54        1,100(f)      7,485
Restructuring and impairment charge........      15,597       --            --           --           15,597
                                             ----------  -------------  -----------  -----------  -------------
Operating loss.............................     (47,601)      (2,257)         (182)      (1,100)     (51,140)
Other income (expense).....................       3,428         (291)          182       --            3,319
                                             ----------  -------------  -----------  -----------  -------------
Loss from continuing operations before
  income taxes.............................     (44,173)      (2,548)       --           (1,100)     (47,821)
Income (tax) benefit.......................      (4,788)         218        --           --           (4,570)
                                             ----------  -------------  -----------  -----------  -------------
Loss from continuing operations before
  effects of discontinued operations and
  cumulative effect of change in accounting
  principle(h).............................  $  (48,961)   $  (2,330)    $  --        $  (1,100)  $  (52,391)
                                             ----------  -------------  -----------  -----------  -------------
                                             ----------  -------------  -----------  -----------  -------------
Loss from continuing operations per
  share....................................  $    (2.78)   $   (0.86)                             $    (2.29)
                                             ----------  -------------                            -------------
                                             ----------  -------------                            -------------
Shares used in per share calculations......      17,581        2,718                                  22,893(i)
                                             ----------  -------------                            -------------
                                             ----------  -------------                            -------------

      See accompanying notes to pro forma condensed financial statements.

                            EGGHEAD--SURPLUS DIRECT

               NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS

(a) The pro forma condensed balance sheet gives effect to the Merger as if it had occurred on March 29, 1997, combining the balance sheets of Egghead as of March 29, 1997 and Surplus Direct as of May 31, 1997.

(b) The pro forma condensed statements of operations give effect to the Merger as if it had occurred on March 31, 1996, the beginning of Egghead's 1997 fiscal year, combining the results of continuing operations of Egghead for the fiscal year ended March 29, 1997 with the results of Surplus Direct for the fiscal year ended May 31, 1997. Egghead's results of continuing operations for fiscal 1997 include a one-time restructuring and impairment charge of $24.0 million related to the closure of 77 retail stores, headcount reductions, closure of a distribution center and the impairment of certain real estate assets that Egghead plans to sell. Egghead also recorded a valuation allowance offsetting its previously recorded deferred assets. The net noncash charge for the year of $10.7 million is a component of income expense.

(c) Total direct transaction costs to be incurred by Egghead and Surplus Direct in connection with the Merger are estimated to be approximately $1.4 million and are shown as a pro forma adjustment to increase accrued liabilities. These costs relate primarily to legal, accounting, investment advisory and printing services and filing fees. It is expected that approximately $0.9 million of direct transaction costs will be capitalized as part of the purchase price and $0.5 million of stock issuance costs will be charged to additional paid-in capital. It is possible that following the Merger, Egghead will incur additional charges to operations to reflect costs associated with integrating the two companies. However, these integration costs cannot currently be reasonably estimated.

(d) Had the Merger occurred on March 29, 1997 (for balance sheet purposes) and March 31, 1996 (for statement of operations purposes), the existing joint venture (Egghead Computer Surplus) would have been consolidated. The pro forma adjustments, shown net of eliminating entities, reflect the assets, liabilities, revenues and expenses of the joint venture as of March 29, 1997 and for the period from November 1, 1996 through March 29, 1997.

(e) Under the terms of the Merger Agreement, Egghead would pay $5.9 million of Surplus Direct's borrowings outstanding as of May 31, 1997. For purposes of pro forma adjustments, this is shown as a reduction in cash and borrowings.

(f) The excess of the purchase price over the fair value of net assets purchased (goodwill) would have been $21.9 million had the Merger occurred on March 29, 1997. Egghead intends to amortize the goodwill over 20 years resulting in additional annual amortization expense of approximately $1.1 million. Pursuant to the terms of the Merger Agreement, up to 5,600,000 Egghead Common Shares would be exchanged for all outstanding shares of Surplus Direct Preferred Stock, Surplus Direct Common Stock and Surplus Direct Options. For purposes of computing the purchase price and pro

                            EGGHEAD--SURPLUS DIRECT
    forma adjustments, the Closing Average was assumed to be $4.125. The goodwill was calculated as follows:

Maximum number of Egghead Common Shares to be issued...........   5,600,000
Assumed Closing Average........................................  $    4.125
                                                                 ----------
Assumed purchase price.........................................  $23,100,000
Net assets of Surplus Direct at May 31, 1997(1)................   2,061,000
                                                                 ----------
Excess of purchase price over fair value of net assets
  acquired.....................................................  21,039,000
Add transaction costs..........................................     900,000
                                                                 ----------
Total goodwill.................................................  $21,939,000
                                                                 ----------
                                                                 ----------

    ----------------------------

    (1) For purposes of calculating pro forma adjustments, the book value of net assets acquired was assumed to approximate fair value.

(g) Pursuant to the Merger Agreement and related employment agreements, approximately $1 million in signing bonuses will be paid by Egghead to certain Surplus Direct employees and will be recorded as compensation expense. For purposes of calculating pro forma adjustments, the signing bonuses have been shown as a reduction in cash and an increase in retained deficit.

(h) In connection with the signing of the Merger Agreement, Egghead and Surplus Direct entered into a Bridge Loan Agreement, dated April 30, 1997, pursuant to which Egghead loaned Surplus Direct $2.0 million to finance its working capital needs pending completion of the Merger. For purposes of calculating the pro forma adjustments, the Bridge Loan was eliminated and shown as a reduction in cash.

(i) The following table reconciles the number of shares used in the pro forma per share calculations to the number set forth in Egghead's historical statements of operations:

                                                                        YEAR ENDED
                                                                      MARCH 29, 1997
                                                            -----------------------------------
                                                              (IN THOUSANDS, EXCEPT EXCHANGE
                                                                          RATIO)
Weighted average common and common equivalent shares used
  in per share calculation:
  Historical--Egghead.....................................                  17,581

  Historical--Surplus Direct Preferred Stock..............                     553
  Exchange ratio(1).......................................                    2.08
                                                                            ------
  Pro forma number of Egghead Common Shares...............                   1,150

  Historical--Surplus Direct Common Stock.................                   2,720
  Exchange ratio(1).......................................                    1.53
                                                                            ------
  Pro forma number of Egghead Common Shares...............                   4,162

  Pro forma combined shares...............................                  22,893
                                                                            ------
                                                                            ------

    ----------------------------

    (1) Under the terms of the Merger Agreement, the total number of Egghead Common Shares to be issued is fixed; however, the allocation of the Egghead Common Shares among the Surplus Direct Common Stock, the Surplus Direct Preferred Stock and the Surplus Direct Options will be

                            EGGHEAD--SURPLUS DIRECT
       determined based on the Closing Average of the Egghead Common Shares. Assuming the Closing Average of Egghead Common Shares is $4.125, each outstanding share of Surplus Direct Common Stock and Surplus Direct Preferred Stock would be converted into 1.53 and 2.08 Egghead Common Shares, respectively, and the terms of each Surplus Direct Option would be adjusted to reflect the conversion ratio for the Surplus Direct Common Stock. To illustrate the allocation of the 5,600,000 Egghead Common Shares, the following example is provided. Assuming a Closing Average of $4.125, the Surplus Direct Common Stock and the Surplus Direct Preferred Stock would be converted into approximately 4,162,910 and 1,151,113 Egghead Common Shares, respectively. The remaining 285,977 Egghead Common Shares would be reserved for future conversion under the Surplus Direct Options.

        For purposes of computing the pro forma combined weighted average common and common equivalent shares, the dilutive impact of the Surplus Direct Options was not considered, as Surplus Direct recorded a loss for the 12-month period ended May 31, 1997, and the impact of those options would have been antidilutive.

(j) A reconciliation of the net pro forma adjustment to cash follows:

Payment of Surplus Direct borrowings (see Note e)...................  $   5,933
Payment of signing bonuses (see Note g).............................      1,000
Elimination of Bridge Loan (see Note h).............................      2,000
                                                                      ---------
    Net adjustment..................................................  $   8,933
                                                                      ---------
                                                                      ---------

                      DESCRIPTION OF EGGHEAD CAPITAL STOCK

    The following descriptions are summarized from the provisions of the Egghead Articles of Incorporation.

    Egghead's authorized capital includes 50 million Egghead Common Shares. All Egghead Common Shares are entitled to participate equally in dividends. Each Egghead Shareholder has one vote for each share registered in such shareholder's name as of the applicable record date for any matter presented to the Egghead Shareholders. All Egghead Common Shares rank equally on liquidation. All outstanding Egghead Common Shares, and all Egghead Common Shares to be issued pursuant to the Merger, are or will be fully paid and nonassessable by Egghead. Holders of Egghead Common Shares have no preemptive rights and are not entitled to cumulate their votes in the election of directors.

    Egghead's authorized capital also includes 16,569,848 shares of Preferred Stock, 3,413,460 shares of which are designated Series A Preferred Stock, 1,656,388 shares of which are designated Series B Preferred Stock and 1,500,000 shares of which are designated Series C Preferred Stock. No shares of Preferred Stock are issued or outstanding. The Egghead Board is authorized to establish the number of shares, designations, relative rights, preferences and limitations, including voting and conversion rights, of any future series of Preferred Stock.

                      COMPARATIVE RIGHTS OF SURPLUS DIRECT
                     SHAREHOLDERS AND EGGHEAD SHAREHOLDERS

    Egghead was incorporated in Washington in 1988 and is the successor to a corporation incorporated in Washington in 1984. Surplus Direct was incorporated in Oregon in 1992. If the Merger is consummated, holders of Surplus Direct Stock will become holders of Egghead Common Shares, and the rights of the former Surplus Direct Shareholders will be governed by the Washington Business Corporation Act (the "WBCA") and by the Egghead Articles of Incorporation and the Egghead Bylaws. The rights of Surplus Direct Shareholders currently are governed by the OBCA, the Surplus Direct Articles of Incorporation and the Surplus Direct Bylaws. The following is a summary of certain material differences between the rights of the Egghead Shareholders and the Surplus Direct Shareholders and does not purport to be a complete statement of the rights of such shareholders under the above-mentioned provisions. This summary is qualified in its entirety by reference to the full text of such documents. For information as to how such documents may be obtained, see "AVAILABLE INFORMATION."

SIZE AND CLASSIFICATION OF THE BOARD OF DIRECTORS

    EGGHEAD. The WBCA provides that the board of directors of a Washington corporation shall consist of one or more directors as fixed by its articles of incorporation or bylaws. The Egghead Bylaws provide that the Egghead Board shall be comprised of between eight and 12 members, which number may be increased or decreased within such range by the Egghead Board or the Egghead Shareholders. The number of Egghead directors is currently set at eight. As permitted by the WBCA, the Egghead Board is classified into three classes that are approximately equal in number. Directors of each class serve for a term of three years, and elections are staggered such that approximately one-third of the Egghead Board is elected each year.

    SURPLUS DIRECT. The Surplus Direct Bylaws provide that the Surplus Direct Board shall be comprised of between three and nine members; the Surplus Direct Board is currently comprised of five members. Directors of Surplus Direct are elected annually for one-year terms.

CUMULATIVE VOTING

    EGGHEAD. As is permitted by the WBCA, the Egghead Articles of Incorporation expressly deny Egghead Shareholders the right to cumulate their votes in the election of directors.

    SURPLUS DIRECT. The Surplus Direct Bylaws expressly provide for election of directors by a plurality of votes cast by shares entitled to vote. Neither the Surplus Direct Articles of Incorporation nor the Surplus Direct Bylaws provide for cumulative voting.

REMOVAL OF DIRECTORS

    EGGHEAD. The Egghead Bylaws provide that the Egghead Shareholders may remove one or more of Egghead's directors, with or without cause, at a special meeting called for such purpose, by the affirmative vote of shares representing a majority of the votes cast in person or by proxy at the special meeting.

    SURPLUS DIRECT. The Surplus Direct Bylaws provide that the Surplus Direct Shareholders may remove one or more of Surplus Direct's directors, with or without cause, at a special meeting called for such purpose, by the affirmative vote of the holders of a majority of shares then entitled to vote on the election of directors. A director may be removed only if the number of votes cast to remove the director exceeds the number of votes cast to not remove the director, and if such director is elected by a particular class of Surplus Direct Shareholders, only shareholders of that class may participate in the vote to remove such director.

SPECIAL MEETINGS OF SHAREHOLDERS

    EGGHEAD. Under the Egghead Bylaws, a special meeting of the Egghead Shareholders may be called only by the President, the Egghead Board or the holders of 10% of the voting shares entitled to vote at such special meeting. Business to be transacted at a special meeting is limited to the purposes stated in the notice of the special meeting given to the Egghead Shareholders. Notice of a special meeting ordinarily must be given to the Egghead Shareholders at least 10 and not more than 60 days prior to the special meeting.

    SURPLUS DIRECT. Under the Surplus Direct Bylaws, the Surplus Direct Board, President or Chairman of the Board may call special meetings of the Surplus Direct Shareholders for any purpose. In addition, holders of at least 10% of all the outstanding Surplus Direct Stock entitled to vote on an issue may call a special meeting upon written demand to the Secretary of Surplus Direct setting forth the purpose for such meeting.

ACTION WITHOUT MEETING

    EGGHEAD. The Egghead Bylaws provide that any action that may be taken at a meeting of the Egghead Shareholders may be taken by unanimous written consent setting forth the actions taken and signed by all the Egghead Shareholders entitled to vote with respect to such action.

    SURPLUS DIRECT. The Surplus Direct Bylaws similarly provide that any action that could be taken at a meeting of the Surplus Direct Shareholders may be taken without a meeting by unanimous written consent of the Surplus Direct Shareholders entitled to vote with respect to the subject matter thereof.

AMENDMENTS TO ARTICLES

    EGGHEAD. The WBCA authorizes a corporation's board of directors to make various changes of an administrative nature to the corporation's articles of incorporation, including changes of corporate name, changes to the number of outstanding shares in order to effectuate a stock split or stock dividend in the corporation's own shares, and changes to or elimination of provisions with respect to the par value of the corporation's stock. Other amendments to a corporation's articles of incorporation must be recommended to the shareholders by the board of directors, unless the board determines that because of a conflict of interest or other special circumstances, it should make no recommendation, and must be approved by a majority (if the corporation is a public company) of all votes entitled to be cast by each voting group that has a right to vote on the amendment. The articles of incorporation of a corporation may provide for a higher percentage of shareholder approval, but the Egghead Articles of Incorporation do not.

    SURPLUS DIRECT. The OBCA permits the board of directors of a corporation to amend the corporation's articles of incorporation without shareholder approval for the limited purposes of extending the duration of the corporation (if not perpetual), deleting the names and addresses of the initial directors of the corporation, changing or deleting the name of the initial registered agent or registered office if a statement of change is on file, deleting the mailing address if an annual report has been filed, making minor changes to the corporate name, or other routine changes. Other amendments to a corporation's articles of incorporation must be recommended to the corporation's shareholders by its board of directors. The vote required for approval of an amendment depends on the voting groups entitled to vote separately on the amendment. The holders of a class or series of voting stock are entitled to vote separately as a class on proposed amendments that would increase or decrease the number of authorized shares of that class or series, effect an exchange or reclassification of all or a part of the shares into another class or series, change the designation, rights, preferences or limitations of the series, or create a new class or series having superior rights or preferences with respect to distributions or dissolution. In general, an affirmative majority of the votes cast at a meeting at which a quorum is present is necessary to approve an amendment. If classes of stock are required to vote separately, however, an affirmative majority vote of the outstanding stock of each class is required.

INSPECTION OF SHAREHOLDER LISTS

    EGGHEAD. Under the WBCA, a shareholder may inspect a corporation's shareholder list in connection with a shareholders meeting. Shareholders may inspect the voting shareholder list, which must be kept at the corporation's principal offices or at a place identified in the meeting notice in the city in which the meeting is to be held, beginning 10 days prior to the meeting and continuing through the meeting. Any demand to copy such records must be made with five days' advance written notice to the corporation. A shareholder also may inspect the corporation's shareholder list by exercising his or her right under the WBCA to inspect the corporation's records for any proper purpose, provided the shareholder's demand is made in good faith and with five days' advance notice.

    SURPLUS DIRECT. The Surplus Direct Bylaws provide that, beginning two days after notice of a shareholders meeting is given, Surplus Direct will make available a list of the Surplus Direct Shareholders entitled to vote at the meeting, arranged by class or series, with the address and number of shares held by each shareholder. The Surplus Direct Shareholders may inspect the list on written demand during Surplus Direct's normal business hours. On written demand, Surplus Direct Shareholders may copy the list (at their own expense), provided that such demand is made in good faith and for a proper purpose that is described with reasonable particularity.

DIVIDENDS

    EGGHEAD.  Under the WBCA, a corporation may declare and pay dividends unless
(i) the corporation would, as a result, become unable to pay its debts as they become due in the usual course of business or (ii) the corporation's total assets would be less than the sum of its total liabilities plus any preferential rights of shares senior to those receiving distributions. Under the Egghead Articles of Incorporation, the rights of holders of Egghead Common Shares to receive dividends are subject to the preferential rights of holders of any outstanding shares of Egghead preferred stock. The Egghead Articles of Incorporation and the Egghead Bylaws do not contain any provisions further restricting the declaration or payment of dividends.

    SURPLUS DIRECT. Distributions of dividends to shareholders are not limited or prohibited by the OBCA unless restricted by the corporation's articles of incorporation or unless, in the judgment of the board of directors, the distribution would cause (i) the corporation to be unable to pay its debts as they become due in the usual course of the corporation's business or (ii) the corporation's total assets to be less than the sum of its total liabilities plus the amount that would be needed to satisfy the preferential rights of any class of shareholders whose preferential rights are superior to those receiving the distribution. The board's determination in such instance may be based on financial statements or on any other valuation that is reasonable under the circumstances. Under the Surplus Direct Articles of Incorporation, the rights of holders of Surplus Direct Common Stock to receive dividends are subject to the preferential rights of holders of any outstanding shares of Surplus Direct Preferred Stock. The Surplus Direct Articles of Incorporation and the Surplus Direct Bylaws do not contain any further restrictions on the declaration or payment of dividends.

AMENDMENT OF BYLAWS

    EGGHEAD. Under the WBCA, the bylaws of a corporation may be amended either by the corporation's board of directors or by its shareholders. The Egghead Bylaws may be amended or repealed by the Egghead Board or by the Egghead Shareholders, except that the Egghead Shareholders may amend or repeal any bylaw that the Egghead Board has amended or adopted.

    SURPLUS DIRECT. The Surplus Direct Bylaws similarly provide that the Surplus Direct Bylaws may be amended by either the Surplus Direct Board or its shareholders, except that the shareholders, in amending or repealing a Bylaw, may provide that the Surplus Direct Board cannot amend or repeal that particular Bylaw.

TRANSACTIONS INVOLVING OFFICERS OR DIRECTORS

    EGGHEAD. The WBCA sets forth a safe harbor for transactions between a corporation and one or more of its directors. A conflicting interest transaction may not be enjoined, be set aside or give rise to damages if (i) it is approved by a majority of qualified directors, (ii) it is approved by the affirmative vote of a majority of all qualified shares, or (iii) at the time of commitment, the transaction was fair to the corporation. For purposes of this provision, a "qualified director" is one who does not have (a) a conflicting interest respecting the transaction or (b) a familial, financial, professional or employment relationship with a second director, which relationship would reasonably be expected to exert an influence on the first director's judgment when voting on the transaction. "Qualified shares" are defined generally as shares other than those beneficially owned, or the voting of which is controlled, by a director who has a conflicting interest respecting the transaction.

    SURPLUS DIRECT. The OBCA permits a conflict of interest transaction so long as (i) the material facts of the transaction and the director's interest were disclosed or known to the board of directors (or a committee thereof) and the board (or committee) authorized or ratified the transaction, (ii) the material facts of the transaction and the director's interest were disclosed or known to the shareholders and the shareholders authorized or ratified the transaction, or
(iii) the transaction was fair to the corporation. Approval of a conflict of interest transaction by the board (or committee) must be given by the affirmative vote of a majority of directors on the board (or committee) who have no direct or indirect interest in the transaction, and approval by shareholders requires the vote of a majority of the outstanding shares, voting as a single voting group.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

    EGGHEAD. Unless the articles of incorporation of the corporation state otherwise, the WBCA permits any vacant seat on the board of directors, whether caused by a director's resignation, removal or other departure, to be filled by either the corporation's board of directors or its shareholders. The WBCA permits the board to fill a vacancy even if the directors in office constitute less than a quorum. The Egghead Bylaws permit a director elected by the Egghead Board to fill a vacancy that occurs due to an increase in the number of directors to hold office for a term continuing only until the next election of directors by the Egghead Shareholders. The Egghead Articles of Incorporation do not further restrict the Egghead Board's right to fill any vacancies that may exist on the Egghead Board.

    SURPLUS DIRECT. The Surplus Direct Bylaws provide that a vacancy occurring on the Surplus Direct Board may be filled by the Surplus Direct Shareholders, the Surplus Direct Board, by the affirmative vote of a majority of the remaining directors though less than a quorum of the Surplus Direct Board, or by a sole remaining director. A director elected to fill a vacancy will be elected for the unexpired term of his or her predecessor in office, except that the term of a director elected by the Surplus Direct Board to fill a vacancy expires at the next shareholders' meeting at which directors are elected.

LIMITATION OF LIABILITY OF DIRECTORS AND INDEMNIFICATION

    EGGHEAD. The WBCA permits a corporation to provide in its articles of incorporation for the elimination or limitation of liability of directors to the corporation or its shareholders for monetary damages for their conduct as directors, except that a corporation may not limit a director's liability for acts or omissions involving intentional misconduct or knowing violation of law, for unlawful distributions, or for any transaction in which the director derived an improper personal financial benefit. The Egghead Articles of Incorporation limit directors' liability to the fullest extent permitted by the WBCA.

    Under the WBCA, if authorized by the articles of incorporation, a bylaw adopted or ratified by shareholders, or a resolution adopted or ratified, before or after the event, by the shareholders, a corporation has the power to indemnify a director or officer made a party to a proceeding, or advance or reimburse expenses incurred in a proceeding, under any circumstances, except that no such indemnification shall be allowed on account of (i) acts or omissions of a director or officer finally adjudged to be intentional misconduct or a knowing violation of law, (ii) conduct of a director or officer finally adjudged to be an unlawful distribution, or (iii) any transaction with respect to which it was finally adjudged that such director or officer personally received a benefit in money, property or services to which the director or officer was not legally entitled. Unless limited by the corporation's articles of incorporation, the WBCA requires indemnification if the director or officer was wholly successful on the merits of the action or otherwise. Any indemnification of a director in a derivative action must be reported to the shareholders in writing. Written commentary by the drafters of the WBCA, which has the status of legislative history, specifically indicates that a corporation may indemnify its directors and officers for amounts paid in settlement of derivative actions, provided that the director's or officer's conduct does not fall within one of the categories set forth above. The Egghead Bylaws provide for indemnification of directors and officers of Egghead to the fullest extent permitted by Washington law.

    SURPLUS DIRECT. Unless limited by a corporation's articles of incorporation, the OBCA requires a corporation to indemnify its officers and directors for reasonable expenses incurred in the defense of a proceeding brought against an officer or director in his or her official capacity in which the officer or director is wholly successful on the merits.

    The OBCA permits a corporation to eliminate or limit the personal liability of a director, officer, employee or agent to the corporation or its shareholders for monetary damages resulting from his or her conduct as a director, officer, employee or agent, except that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding in which the director was adjudged liable on the basis of improper personal benefit. The OBCA grants a corporation the authority to indemnify its directors, officers, employees or agents for expenses incurred by such persons in any proceeding arising out of actions or omissions by such persons, provided that the director, officer, employee or agent acted in good faith, in a manner that he or she reasonably believed was in the best interests of, or at least not opposed to the best interests of, the corporation and, in the case of a criminal proceeding, the director, officer, employee or agent had no reason to believe his or her behavior was unlawful. A corporation may not indemnify a director, officer, employee or agent under the prior sentence unless authorized in the specific case, after a determination has been made that indemnification is permissible under the circumstances by majority vote of a quorum consisting of directors not at the time party to the proceeding, or if a quorum cannot be obtained, by a majority vote of a committee duly designated by the board, by special legal counsel or by the shareholders. The Surplus Direct Articles of Incorporation limit the liability of Surplus Direct directors to the fullest extent permitted by the OBCA, and the Surplus Direct Bylaws limit the liability of Surplus Direct directors and officers to the fullest extent permitted by the OBCA.

PROVISIONS AFFECTING ACQUISITIONS AND BUSINESS COMBINATIONS

    EGGHEAD. Chapter 23B.19 of the WBCA, which applies to Washington corporations that have a class of voting stock registered under the Exchange Act, prohibits a "target corporation," with certain exceptions, from engaging in certain "significant business transactions" with a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation (an "Acquiring Person") for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the time of acquisition. Such prohibited transactions include, among other things, a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the Acquiring Person, termination of 5% or more of the employees of the target corporation as a result of the Acquiring Person's acquisition of 10% or more of the shares or allowing the Acquiring Person to receive any disproportionate benefit as a shareholder. After the five-year period, a "significant business transaction" may take place as long as it complies with certain "fair price" provisions of the statute. A corporation may not opt out of this statute. This provision may have the effect of delaying, deferring or preventing a change of control of Egghead.

    SURPLUS DIRECT.  The OBCA contains a business combination statute, ORS
60.825 ET SEQ. (the "Oregon Combination Law"), which provides that any person who acquires 15% or more of a corporation's voting stock (thereby becoming an "interested shareholder") may not engage in certain "business combinations" with the target corporation for a period of three years following the date the person becomes an interested shareholder, unless (i) the board of directors of the corporation has approved, before the acquisition date, either the business combination or the transaction that resulted in the person becoming an interested shareholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested shareholder, that person owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by persons who are both directors and officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or (iii) the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting stock not owned by the interested shareholder.

    Under the Oregon Combination Law, for purposes of determining whether a person is the "owner" of 15% or more of a corporation's voting stock, ownership is defined broadly to include the right, directly or indirectly, to acquire the stock or to control the voting or disposition of the stock. A "business combination" is also defined broadly to include (i) mergers or plans of exchange with, or caused by, the interested shareholder, (ii) sales or other dispositions of 10% or more of the assets of a corporation with or to an interested shareholder, (iii) certain transactions resulting in the issuance or transfer to the interested shareholder of any stock of the corporation or its subsidiaries,
(iv) certain transactions that would result in increasing the proportionate share of the stock of a corporation or its subsidiaries owned by the interested shareholder, and (v) receipt by the interested shareholder of the benefit (except proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

    The restrictions placed on interested shareholders by the Oregon Combination Law do not apply under certain circumstances, including, but not limited to, the following: (i) if the corporation's original articles of incorporation contain a provision expressly electing not to be governed by the Oregon Combination Law;
(ii) if, within 90 days after April 4, 1991, the corporation, by action of its board of directors, elected not to be governed by the Oregon Combination Law;
(iii) if the corporation, by action of its shareholders, adopts an amendment to its bylaws or articles of incorporation expressly electing not to be governed by the Oregon Combination Law, provided that such amendment is approved by the affirmative vote of not less than a majority of the outstanding shares entitled to vote and that such amendment will not be effective until 12 months after its adoption and will not apply to any business combination with a person who became an interested shareholder at or before such adoption; or (iv) the corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on an interdealer quotation system of a registered national securities association or held of record by more than 2,000 shareholders. The last of these circumstances exists with respect to Surplus Direct; accordingly, the requirements of the Oregon Combination Law do not apply to Surplus Direct.

MERGERS, CONSOLIDATIONS AND OTHER TRANSACTIONS

    EGGHEAD. Under the WBCA, a merger, consolidation, sale of substantially all of a corporation's assets other than in the regular course of business or dissolution of a public corporation must be approved by the affirmative vote of a majority of directors when a quorum is present, and by two-thirds of all votes entitled to be cast by each voting group entitled to vote as a separate group, unless another proportion (but not less than a majority of all votes entitled to be cast) is specified in the articles of incorporation. The Egghead Articles of Incorporation do not provide for a different proportion.

    SURPLUS DIRECT. The OBCA requires approval of a plan of merger or share exchange by each voting class entitled to vote separately on the plan by a majority of all the votes entitled to be cast on the plan by that voting class, unless a greater proportion is specified in the corporation's articles of incorporation. The Surplus Direct Articles of Incorporation do not provide for a greater proportion.

                                 LEGAL OPINION

    The legality of the Egghead Common Shares to be issued in connection with the Merger is being passed upon for Egghead by Perkins Coie.

                                  TAX OPINION

    Certain of the tax consequences of the Merger to the Surplus Direct Shareholders will be passed upon at the Effective Time, as a condition to the Merger, by Perkins Coie. See "THE MERGER--Certain Federal Income Tax Consequences."

                                    EXPERTS

    The consolidated financial statements of Egghead and its subsidiaries as of March 29, 1997 and March 30, 1996 and for each of the years in the three-year period ended March 29, 1997 included in this Joint Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance on the reports of Arthur Andersen LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing in giving said reports.

    The financial statements of Surplus Direct as of May 31, 1997 and for each of the years in the three-year period ended May 31, 1997 have been included herein in reliance on the reports of KPMG Peat Marwick LLP, independent certified public accountants, and on the authority of said firm as experts in accounting and auditing.

                       PROPOSALS BY EGGHEAD SHAREHOLDERS

    Shareholder proposals intended to be presented at Egghead's 1998 Annual Meeting of Shareholders must be received by Egghead not later than April 28, 1998 for inclusion in the proxy materials for such meeting.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
EGGHEAD, INC.

  Report of Independent Public Accountants.................................................................     F-2

  Consolidated Balance Sheets..............................................................................     F-3

  Consolidated Statements of Operations....................................................................     F-4

  Consolidated Statements of Cash Flows....................................................................     F-5

  Consolidated Statements of Shareholders' Equity..........................................................     F-6

  Notes to Consolidated Financial Statements...............................................................     F-7

SURPLUS SOFTWARE, INC.

  Independent Auditors' Report.............................................................................    F-18

  Consolidated Balance Sheets..............................................................................    F-19

  Consolidated Statements of Operations....................................................................    F-20

  Consolidated Statements of Stockholders' Equity..........................................................    F-21

  Consolidated Statements of Cash Flows....................................................................    F-22

  Notes to Consolidated Financial Statements...............................................................    F-23

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Egghead, Inc.:

    We have audited the accompanying consolidated balance sheets of Egghead, Inc. (a Washington corporation) and subsidiaries as of March 29, 1997 and March 30, 1996, and the related statements of operations, shareholders' equity and cash flows for each of the three fiscal years in the period ended March 29, 1997. These financial statements are the responsibility of Egghead's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Egghead, Inc. and subsidiaries as of March 29, 1997 and March 30, 1996, and the results of their operations and their cash flows for each of the three fiscal years in the period ended March 29, 1997, in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

Seattle, Washington
May 13, 1997

                         EGGHEAD, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                            MARCH 30,   MARCH 29,
                                                                                               1996        1997
                                                                                            ----------  ----------
                                                      ASSETS
Current assets:
  Cash and cash equivalents...............................................................  $   49,590  $   83,473
  Accounts receivable, net of allowance for doubtful accounts of $2,098 and $5,319,
    respectively..........................................................................      24,079      13,917
  Receivable from Joint Venture...........................................................      --           4,000
  Merchandise inventories, net............................................................      84,712      49,087
  Prepaid expenses and other current assets...............................................       9,455       4,116
  Current deferred income taxes...........................................................       4,859      --
  Property held for sale..................................................................       1,725       7,692
  Discontinued operations--net current assets.............................................      74,473      --
                                                                                            ----------  ----------
    Total current assets..................................................................     248,893     162,285
                                                                                            ----------  ----------
Property and equipment, net...............................................................      27,770      12,018
Non-current deferred income taxes.........................................................       4,221      --
Other assets..............................................................................       1,621       1,217
Discontinued operations--net long-term assets.............................................       1,727      --
                                                                                            ----------  ----------
                                                                                            $  284,232  $  175,520
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................................................  $  119,341  $   43,027
  Accrued liabilities.....................................................................      16,112      12,996
  Liabilities related to disposition of CGE division......................................       8,327       7,754
  Reserves and liabilities related to restructuring.......................................      --          11,258
                                                                                            ----------  ----------
    Total current liabilities.............................................................     143,780      75,035
                                                                                            ----------  ----------
Other long-term liabilities...............................................................       1,183         438
                                                                                            ----------  ----------
    Total liabilities.....................................................................     144,963      75,473
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Commitments and contingencies
Shareholders' equity:
  Preferred stock, $.01 par value: 10,000,000 authorized no shares issued and
    outstanding...........................................................................      --          --
  Common stock, $.01 par value: 50,000,000 shares authorized; 17,546,548 and 17,591,087
    shares issued and outstanding, respectively...........................................         176         176
  Additional paid-in capital..............................................................     124,104     124,457
  Retained earnings (deficit).............................................................      14,989     (24,586)
                                                                                            ----------  ----------
      Total shareholders' equity..........................................................     139,269     100,047
                                                                                            ----------  ----------
                                                                                            $  284,232  $  175,520
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                See Notes to Consolidated Financial Statements.

                         EGGHEAD, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                  1995        1996        1997
                                                                               ----------  ----------  ----------
Net sales....................................................................  $  434,021  $  403,841  $  360,715
Cost of sales, including certain buying, occupancy and distribution costs....     380,428     357,373     326,044
                                                                               ----------  ----------  ----------
Gross margin.................................................................      53,593      46,468      34,671
Selling, general and administrative expense..................................      53,895      59,639      60,632
Depreciation and amortization expense, net of amounts included in cost of
  sales......................................................................       7,363       7,449       6,043
Restructuring and impairment charges.........................................      --          --          15,597
                                                                               ----------  ----------  ----------
Operating loss...............................................................      (7,665)    (20,620)    (47,601)
                                                                               ----------  ----------  ----------
Other income, net............................................................       2,268       2,469       3,428
                                                                               ----------  ----------  ----------
Loss from continuing operations before income taxes..........................      (5,397)    (18,151)    (44,173)
Income tax (expense) benefit.................................................       2,106       7,030      (4,788)
                                                                               ----------  ----------  ----------
Net loss from continuing operations before discontinued operations and change
  in accounting principle....................................................      (3,291)    (11,121)    (48,961)
                                                                               ----------  ----------  ----------
Discontinued operations:
  Gain on disposal of discontinued operations, net of tax expense of
    $14,249..................................................................      --          --          22,286
    Income (loss) from discontinued operations, net of tax (benefit) expense
      of $3,811, $241 and $(7,833), respectively.............................       5,959         376     (12,254)
                                                                               ----------  ----------  ----------
Net income (loss) before cumulative effect of change in accounting
  principle..................................................................       2,668     (10,745)    (38,929)
Cumulative effect of change in accounting principle, net of tax of $451......      --          --            (711)
                                                                               ----------  ----------  ----------
Net income (loss)............................................................  $    2,668  $  (10,745) $  (39,640)
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Earnings (loss) per share:
    Continuing operations....................................................  $    (0.19) $    (0.64) $    (2.78)
    Discontinued operations:
      Gain on disposal of discontinued operations............................      --          --            1.27
      Income (loss) from discontinued operations.............................        0.34        0.02       (0.70)
    Change in accounting principle...........................................      --          --           (0.04)
                                                                               ----------  ----------  ----------
  Earnings (loss) per share..................................................  $     0.15  $    (0.62) $    (2.25)
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
  Weighted average common shares outstanding.................................      17,281      17,437      17,581
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

                See Notes to Consolidated Financial Statements.

                         EGGHEAD, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                                   1995        1996        1997
                                                                                ----------  ----------  ----------
Cash flows from operating activities:
  Net loss from operations....................................................  $    2,668  $  (10,745) $  (39,640)
                                                                                ----------  ----------  ----------
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Depreciation and amortization.............................................      10,468      10,721       7,099
    Deferred rent.............................................................        (108)       (411)       (465)
    Deferred income taxes.....................................................       1,084        (729)     10,750
    (Gain) loss on disposition of property and equipment......................         187         (55)      2,490
    Gain on sale of CGE division..............................................      --          --         (36,535)
    Restructuring charges.....................................................      --          --          23,000
    Provisions for asset impairment...........................................      --          --           2,343
    Changes in assets and liabilities:
      Accounts receivable, net................................................       1,089      (3,585)     10,162
      Merchandise inventories.................................................      13,558      13,831      30,495
      Prepaid expenses & other current assets.................................        (574)     (5,410)      3,669
      Other assets............................................................        (245)        128        (658)
      Discontinued operations, net............................................      (6,881)      3,005      67,101
      Accounts payable........................................................      13,401      14,916     (76,373)
      Accrued liabilities.....................................................      (2,528)       (903)     (7,268)
                                                                                ----------  ----------  ----------
        Total adjustments.....................................................      29,451      31,508      35,810
                                                                                ----------  ----------  ----------
  Net cash provided by (used in) operating activities.........................      32,119      20,763      (3,830)
                                                                                ----------  ----------  ----------
Cash flows from investing activities:
  Additions to property and equipment.........................................     (14,741)    (16,174)     (5,091)
  Proceeds from sale of property and equipment................................         103          86       1,757
  Advances to Joint Venture...................................................      --          --          (4,000)
  Proceeds from sale of CGE division..........................................      --          --          45,000
  Discontinued operations, net................................................        (520)       (788)     --
                                                                                ----------  ----------  ----------
      Net cash provided by (used in) investing activities.....................     (15,158)    (16,876)     37,666
                                                                                ----------  ----------  ----------
Cash flows from financing activities:
  Proceeds from stock issuances...............................................         286       3,536         353
  Payments made on capital lease obligations..................................        (308)       (487)       (306)
                                                                                ----------  ----------  ----------
      Net cash provided by (used in) financing activities.....................         (22)      3,049          47
                                                                                ----------  ----------  ----------
Effect of exchange rates on cash..............................................         (24)         62      --
                                                                                ----------  ----------  ----------
Net increase in cash and cash equivalents.....................................      16,915       6,998      33,883
Cash and cash equivalents at beginning of period..............................      25,677      42,592      49,590
                                                                                ----------  ----------  ----------
Cash and cash equivalents at end of period....................................  $   42,592  $   49,590  $   83,473
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------
SUPPLEMENTAL DISCLOSURES OF CASH PAID DURING THE YEAR :
  Interest....................................................................  $       39  $       77  $       30
  Income taxes................................................................  $      668  $      334  $   --
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

    Capital lease obligations totaling $0.2 million and $0.7 million were recorded in fiscal 1995 and 1996 respectively, when Egghead acquired new equipment.

                See Notes to Consolidated Financial Statements.

                         EGGHEAD, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                             (AMOUNTS IN THOUSANDS)

                                                                 COMMON STOCK       ADDITIONAL   RETAINED
                                                            ----------------------   PAID-IN     EARNINGS
                                                             SHARES      AMOUNT      CAPITAL    (DEFICIT)     TOTAL
                                                            ---------  -----------  ----------  ----------  ----------
Balance, April 2, 1994....................................     17,121   $     171   $  120,287  $   22,958  $  143,416
  Stock issued for cash, pursuant to employee stock
    purchase plan.........................................         42           1          258      --             259
  Stock issued for cash, pursuant to stock option plan....          3      --               27      --              27
  Translation adjustment..................................     --          --           --              46          46
  Net income..............................................     --          --           --           2,668       2,668
                                                            ---------       -----   ----------  ----------  ----------
Balance, April 1, 1995....................................     17,166         172      120,572      25,672     146,416
  Stock issued for cash, pursuant to employee stock
    purchase plan.........................................         46           1          286      --             287
  Stock issued for cash, pursuant to stock option plan....        335           3        3,246      --           3,249
  Translation adjustment..................................     --          --           --              62          62
  Net loss................................................     --          --           --         (10,745)    (10,745)
                                                            ---------       -----   ----------  ----------  ----------
Balance, March 30, 1996...................................     17,547         176      124,104      14,989     139,269
  Stock issued for cash, pursuant to employee stock
    purchase plan.........................................         17      --              161      --             161
  Stock issued for cash, pursuant to stock option plan....         27      --              192      --             192
  Translation adjustment..................................     --          --           --              65          65
  Net loss................................................     --          --           --         (39,640)    (39,640)
                                                            ---------       -----   ----------  ----------  ----------
Balance, March 29, 1997...................................     17,591   $     176   $  124,457  $  (24,586) $  100,047
                                                            ---------       -----   ----------  ----------  ----------
                                                            ---------       -----   ----------  ----------  ----------

                See Notes to Consolidated Financial Statements.

                         EGGHEAD, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

All references herein to fiscal 1995, 1996 and 1997 relate to the fiscal years ended April 1, 1995, March 30, 1996, and March 29, 1997, respectively.

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BUSINESS

    Egghead, Inc. sells personal computer software, hardware and related products through its wholly owned subsidiaries, DJ&J Software Corporation (DJ&J, d/b/a Egghead Software) and Eggspert Software, Ltd. (Eggspert, a Canadian subsidiary), EH Direct, Inc. (EH Direct), Egghead International, Inc. (Egghead International), and ELEKOM Corporation (ELEKOM). References to "Egghead" include Egghead, Inc., its predecessors, and its subsidiaries. Eggspert and Egghead International became inactive subsidiaries on May 13, 1996 following the sale of the corporate, government, and education (CGE) division to Software Spectrum, Inc. (SSI). SEE NOTE 10.

    CONSOLIDATION

    The consolidated financial statements include the accounts of Egghead, Inc. and its wholly owned subsidiaries, DJ&J, Eggspert, EH Direct, Egghead International, and ELEKOM, and include all such adjustments and reclassifications necessary to eliminate the effect of significant intercompany accounts and transactions. Operating results for Eggspert and Egghead International are included in discontinued operations. SEE NOTE 10.

    ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates with regard to these financial statements are the restructure and reorganization reserves and liabilities and the discontinued operations reserves and liabilities.

    CASH AND CASH EQUIVALENTS

    Egghead considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. The carrying amount of cash equivalents approximates fair value because of the short-term maturity of those instruments.

    ACCOUNTS RECEIVABLE AND REVENUE RECOGNITION

    Certain advertising and promotional expenditures are reimbursable from suppliers under cooperative advertising and other promotional and market development fund arrangements. Amounts qualifying for reimbursement are recorded as receivables from the suppliers and as a corresponding reduction of net advertising expense in the period the promotion occurs. Also included in accounts receivable are credit card receivables and amounts due from vendors for returned inventory and other programs. Egghead records a provision for uncollectible vendor receivables based upon historical experience.

    Egghead sales made on credit generally have terms of net 30 days. The sales and corresponding trade receivables for inventoried product are recorded upon merchandise shipment. Egghead records provisions for doubtful accounts and sales returns and allowances based upon historical experience.

                         EGGHEAD, INC. AND SUBSIDIARIES

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    MERCHANDISE INVENTORIES

    Merchandise inventories are accounted for using the moving weighted average cost method and are stated at the lower of cost or market. Egghead maintains reserves for the obsolescence of merchandise inventory. These reserves totaled approximately $6.7 million and $3.7 million at March 30, 1996 and March 29, 1997, respectively. Management has developed a plan to dispose of this obsolete inventory and believes the reserve is adequate to cover any losses on disposition. Inventories on the balance sheet are shown net of reserves.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, net of accumulated depreciation. Depreciation of equipment, furniture and fixtures is provided using the straight-line method over their estimated useful lives ranging from two to seven years. Depreciation of buildings is provided using the straight-line method over their estimated useful lives of up to 30 years. Amortization of leasehold improvements is provided using the straight-line method over the lesser of the lease term or the assets' estimated useful lives.

    PROPERTY HELD FOR SALE

    Property held for sale is stated at the lower of carrying value or estimated net realizable value.

    GOODWILL

    Net assets of organizations acquired in purchase transactions are recorded at fair value at date of acquisition. Unidentified intangibles are amortized on a straight line basis over the estimated lives of the remaining long-term assets acquired. Unidentified intangibles at March 30, 1996 were $998,000, net of accumulated amortization of $993,000. Unidentified intangibles at March 29, 1997 were fully amortized.

    ACCOUNTS PAYABLE

    Outstanding checks included in accounts payable were $9.0 million and $7.0 million at March 30, 1996 and March 29, 1997, respectively.

    DEFERRED RENT

    Certain store lease agreements provide for scheduled rent increases or for rent payments to commence at a date later than the date of occupancy. In these cases, Egghead recognizes the aggregate rent expense on a straight-line basis over the lease term beginning when the store opens.

    INCOME TAXES

    Egghead determines its income tax accounts in accordance with Statement of Financial Accounting Standards No. 109. Deferred income taxes result primarily from temporary differences in the recognition of certain items for income tax and financial reporting purposes.

    EARNINGS (LOSS) PER SHARE

    Earnings (loss) per share amounts are computed using the weighted average number of common shares and dilutive common equivalent shares outstanding during each period using the treasury stock

                         EGGHEAD, INC. AND SUBSIDIARIES

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) method. Common equivalent shares result from the assumed exercise of stock options and from the conversion of cash related to the employee stock purchase plan into common shares based upon the terms of the plan which would have a dilutive effect in years where there are earnings. Common equivalent shares had no material effect on the computation in fiscal 1995, 1996 or 1997.

    RECENT ACCOUNTING PRONOUNCEMENTS

    In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This new standard requires that long-lived assets and certain identifiable intangible assets be evaluated to determine whether the carrying amount is recoverable based on estimated future cash flows expected from the use of the assets and cash to be received upon disposal of the assets. Egghead adopted this standard at the beginning of the first quarter of fiscal 1997. The cumulative effect of the change in accounting principle, which was recognized in the first quarter of fiscal 1997, was a charge of $0.7 million, after tax, or $0.04 per share. This charge represents the write down of Egghead's property held for sale in Kalispell, Montana and the related goodwill. In connection with its adoption of SFAS No. 121, Egghead also recorded a pretax charge of approximately $0.1 million related to retail assets, the carrying amounts of which were not likely to be recovered through future cash flows. In connection with Egghead's fourth quarter restructuring and reorganization and the corresponding impairment of certain other real estate assets that became properly classified as held for sale, Egghead recorded an additional $1.0 million charge in the fourth quarter of fiscal 1997. SEE NOTE 10.

    In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." This new standard requires entities to choose either a fair value-based or intrinsic value-based method of accounting for all employee stock compensation plans. Egghead adopted the standard during fiscal 1997 and has historically, and will in the future, use the intrinsic value-based method, which requires no compensation cost to be recognized at the date of the stock compensation grant if the option is granted at the current market price.

    In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128 (SFAS 128), "Earnings Per Share." SFAS 128 establishes new standards for computing and presenting earnings per share and supersedes Accounting Principles Board Opinion No. 15, "Earnings Per Share." SFAS 128 will be adopted by Egghead in the third quarter of fiscal 1998. Management does not believe the adoption of this new standard would have a material effect on earnings (loss) per share for fiscal 1995, 1996 or 1997, as currently reported.

    FISCAL YEARS

    Egghead uses a 52/53-week fiscal year, ending on the Saturday nearest March
31. Fiscal quarters are such that the first three quarters consist of 13 weeks and the fourth quarter consists of the remaining 13/14 weeks. Fiscal 1995, 1996 and 1997 each had 52 weeks.

                         EGGHEAD, INC. AND SUBSIDIARIES

NOTE 2 PROPERTY AND EQUIPMENT

    The components of property and equipment at March 30, 1996 and March 29, 1997 were as follows (in thousands):

                                                                        MARCH 30,   MARCH 29,
                                                                           1996        1997
                                                                        ----------  ----------
Land and buildings, net...............................................  $    7,000  $   --
Equipment.............................................................      38,814      16,937
Leasehold improvements................................................      13,700       6,078
Furniture and fixtures................................................       7,080       8,399
                                                                        ----------  ----------
                                                                            66,603      31,414
Less accumulated depreciation and amortization........................     (38,833)    (19,396)
                                                                        ----------  ----------
  Property and equipment, net.........................................  $   27,770  $   12,018
                                                                        ----------  ----------
                                                                        ----------  ----------

    Property held for sale at March 29, 1997 includes Egghead's headquarters building in Liberty Lake, Washington and property in Kalispell, Montana.

NOTE 3 INCOME TAXES

    The provision (benefit) for income taxes from continuing operations is comprised of the following (in thousands):

                                                                       FISCAL YEAR
                                                            ----------------------------------
                                                               1995        1996        1997
                                                            ----------  ----------  ----------
Current:
  Federal.................................................  $   (2,048) $   (4,383) $   --
  State...................................................        (896)     (1,917)     --
                                                            ----------  ----------  ----------
                                                                (2,944)     (6,300)     --
                                                            ----------  ----------  ----------
Deferred:
  Federal.................................................         730        (404)      4,170
  State...................................................         108        (326)        618
                                                            ----------  ----------  ----------
                                                                   838        (730)      4,788
                                                            ----------  ----------  ----------
Total.....................................................  $   (2,106) $   (7,030) $    4,788
                                                            ----------  ----------  ----------
                                                            ----------  ----------  ----------

    During fiscal 1995 and fiscal 1996, tax expense of $3,811 and $241, respectively, was recorded against income from discontinued operations. During fiscal 1997, Egghead also recorded income tax expense on the sale of the discontinued CGE operations of $14,249 and income tax benefits against the loss from discontinued operations and cumulative effect of change in accounting principle of $7,833 and $451, respectively.

                         EGGHEAD, INC. AND SUBSIDIARIES

NOTE 3 INCOME TAXES (CONTINUED)
    Deferred income taxes result primarily from temporary differences in certain items for income tax and financial reporting purposes. The tax effects of temporary differences giving rise to the deferred tax assets are as follows:

                                                                        MARCH 30,   MARCH 29,
                                                                           1996        1997
                                                                        ----------  ----------
Accounts receivable...................................................  $      857  $    2,695
Merchandise inventories...............................................       2,651       1,595
Property and equipment................................................       3,625       3.008
Net operating loss carryforwards......................................      --           5,000
Reserves and liabilities related to restructure.......................      --           4,391
Accrued liabilities and other.........................................       1,947       4,623
                                                                        ----------  ----------
Total deferred tax assets.............................................       9.080      21,312
Less valuation allowance..............................................      --         (21,312)
                                                                        ----------  ----------
Net deferred tax assets...............................................  $    9,080      --
                                                                        ----------  ----------
                                                                        ----------  ----------

    Given its recent losses, Egghead determined that its deferred tax assets no longer meet the realization criteria of Statement of Financial Accounting Standards No. 109 (SFAS 109). Under SFAS 109, the realization of the deferred tax assets depends on generating future taxable income. Egghead management has determined that it is more likely than not that the deferred tax assets could not be currently realized. Accordingly, Egghead recorded a net noncash charge in fiscal 1997 of $10.7 million for the establishment of a deferred tax valuation allowance in accordance with SFAS 109. The charge is included in continuing operations as a component of income tax expense. Egghead's net operating loss carryforwards can be recovered over a 15-year period and begin to expire in 2011.

    Egghead's income tax provision (benefit) differs from the amount computed by applying the statutory federal tax rate to loss from continuing operations before taxes as follows:

                                                                             FISCAL YEAR
                                                                   -------------------------------
                                                                     1995       1996       1997
                                                                   ---------  ---------  ---------
Statutory Federal tax rate.......................................      (34.0)%     (34.0)%     (34.0)%
State taxes, net of Federal benefit..............................       (4.0)      (4.6)      (4.0)
Tax exempt interest income.......................................       (3.3)      (1.8)      (1.4)
Other, net.......................................................        2.3        1.7        2.0
Change in valuation allowance....................................     --         --           48.2
                                                                   ---------  ---------  ---------
                                                                       (39.0)%     (38.7)%      10.8%
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

NOTE 4 STOCK OPTION AND STOCK PURCHASE PLANS

    EMPLOYEE STOCK PURCHASE PLAN

    The Egghead, Inc. 1989 Employee Stock Purchase Plan (the 1989 Plan) currently provides options to acquire the Common Stock of Egghead to substantially all full-time and certain other employees at the lesser of 85% of the fair market value of the Common Stock on August 1 of the first and second plan years and July 1 thereafter, or 85% of the fair market value on the following July 31 of the first plan year and June 30 of each plan year thereafter. Under the 1989 Plan, a maximum of 650,000 shares were reserved for issuance. As of March 29, 1997, there were 323,844 shares available for future issuance.

                         EGGHEAD, INC. AND SUBSIDIARIES

NOTE 4 STOCK OPTION AND STOCK PURCHASE PLANS (CONTINUED)

    THE 1993 STOCK OPTION PLAN

    In September 1993, Egghead's shareholders approved the 1993 Stock Option Plan (the 1993 Plan and, together with the 1989 Plan, the Plans), under which 2,000,000 shares of Egghead's Common Stock were reserved for issuance. The 1993 Plan replaced the 1986 Combined Incentive and Non-Qualified Stock Option Plan (the 1986 Combined Plan) under which 2,000,000 shares were originally reserved for issuance. The number of shares reserved for issuance under the 1993 Plan was increased by the shares reserved for issuance under the 1986 Combined Plan that were not subject to outstanding stock options. Shares presently subject to outstanding stock options under the 1986 Combined Plan, which subsequently are canceled or will expire, will increase the number of shares reserved for issuance under the 1993 Plan. No additional stock options will be granted under the 1986 Combined Plan. Options granted under the 1993 Plan vest annually over three years and terminate after 10 years, unless otherwise noted.

    Egghead accounts for these plans under the intrinsic value-based method of accounting, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with Statement of Financial Accounting Standards No. 123 (SFAS 123), Egghead's net income and earnings per share would have been reduced to the following pro forma amounts:

                                                                             FISCAL YEAR
                                                                        ----------------------
                                                                           1996        1997
                                                                        ----------  ----------
Net Loss
  As Reported.........................................................  $  (10,745) $  (39,640)
  Pro Forma...........................................................     (11,846)    (40,800)

Loss per share
  As Reported.........................................................  $    (0.62) $    (2.25)
  Pro Forma...........................................................       (0.68)      (2.32)

    The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. SFAS 123 does not apply to options granted prior to April 1, 1995, and additional grants in future years are anticipated.

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, with the following assumptions used for grants in fiscal 1996 and 1997:

                                                                          FISCAL YEAR
                                                                   --------------------------
                                                                       1996          1997
                                                                   ------------  ------------
Dividend yield...................................................          0%            0%
Volatility.......................................................         67%           67%
Risk-free interest rate..........................................       5.91%         5.61%
Expected stock option life.......................................        4.4yrs.       4.4yrs.

    Using these assumptions, the weighted average fair value of options granted was $6.17 and $3.67 in fiscal 1996 and 1997, respectively.

                         EGGHEAD, INC. AND SUBSIDIARIES

NOTE 4 STOCK OPTION AND STOCK PURCHASE PLANS (CONTINUED)
    Options granted, exercised, and canceled under the Plans are summarized as follows:

                                                                              FISCAL YEAR
                                               -------------------------------------------------------------------------
                                                        1995                     1996                     1997
                                               -----------------------  -----------------------  -----------------------
                                                            EXERCISE                 EXERCISE                 EXERCISE
                                                 SHARES       PRICE       SHARES       PRICE       SHARES       PRICE
                                               ----------  -----------  ----------  -----------  ----------  -----------
Outstanding, beginning of year...............     702,322   $   11.88    1,513,089   $    8.63    1,372,887   $    9.33
Options granted(1)...........................   1,140,900        6.49      621,100       10.67    1,444,200        6.80
Options exercised............................      (2,625)      10.25      (55,395)       6.47      (27,891)       7.01
Options canceled.............................    (327,508)       7.45     (705,907)       8.94     (605,668)       9.50
                                               ----------               ----------               ----------
Outstanding, end of year.....................   1,513,089        8.63    1,372,887        9.33    2,183,528        7.75
                                               ----------               ----------               ----------
                                               ----------               ----------               ----------
Exercisable, end of year.....................     293,139   $   13.18      359,277   $   10.85      837,156   $    8.19
                                               ----------               ----------               ----------
                                               ----------               ----------               ----------
Available for grant in future years..........   1,776,066                1,860,873                1,022,341
                                               ----------               ----------               ----------
                                               ----------               ----------               ----------

------------------------

(1) One million options granted during fiscal 1997 vest over a period of 18 months, with 294,400 vested as of March 29, 1997. The remaining 705,600 options vest monthly at a rate of 44,100 until all options are vested.

    The following table summarizes information regarding all stock options outstanding at March 29, 1997:

                                                                OPTIONS OUTSTANDING
                                                        ------------------------------------    OPTIONS EXERCISABLE
                                                                     REMAINING                -----------------------
                                                                    CONTRACTUAL   EXERCISE                 EXERCISE
RANGE OF EXERCISE PRICES                                  NUMBER       LIFE         PRICE       NUMBER       PRICE
------------------------------------------------------  ----------  -----------  -----------  ----------  -----------
$5.375 - $8.125.......................................   1,686,668  8.97 years    $    5.97      670,386   $    6.57
$9.00 - $10.75........................................     591,501  4.64 years        10.52      477,809       10.46
$10.8125 - $16.00.....................................     976,716  4.85 years        12.72      602,818       13.79
$17.00 - $20.00.......................................     312,467  2.39 years        18.10      312,467       18.10
                                                        ----------                            ----------  -----------
$5.375 - $20.00.......................................   3,567,352  6.55 years    $    9.63    2,063,480   $   11.33
                                                        ----------                            ----------  -----------
                                                        ----------                            ----------  -----------

    OPTION REPRICING

    On April 23, 1997, the Compensation Committee of the Egghead Board approved a plan pursuant to which certain executive officers were offered an opportunity to exchange options having exercise prices in excess of the then current fair market value of new options having an exercise price of $4.375 per Egghead Common Share. Recipients of the repriced replacement options received credit for vesting under the original options, but cannot exercise the new options for a one-year period following the date of grant of the new options. The Compensation Committee approved a similar option repricing for employees other than executive officers on April 4, 1997.

    THE NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

    In September 1993, Egghead's shareholders approved the Non-employee Director Stock Option Plan, and in August 1995, Egghead's shareholders approved amendments thereto (as amended, the Director

                         EGGHEAD, INC. AND SUBSIDIARIES

NOTE 4 STOCK OPTION AND STOCK PURCHASE PLANS (CONTINUED)
Plan) under which 450,000 shares of Egghead's Common Stock were reserved for issuance. Options granted under the Director Plan vest annually over three years and terminate after 10 years. As of March 29, 1997, 162,500 shares were available for grant and 287,500 shares were subject to outstanding options, which have been granted at prices ranging from $5.88 to $13.75 per share. As of March 29, 1997, options for 130,000 shares were vested.

    THE EXECUTIVE PLAN

    In February 1989, the Board of Directors approved four-year employment agreements and stock option agreements for three executive officers who are no longer with Egghead, whereby the officers' compensation was based on equity incentives. Each drew an annual salary of $1 per year during his term of employment. Options to acquire up to 1,700,000 shares of Common Stock are authorized under the Executive Plan. As of March 29, 1997, 325,000 options approved under the Executive Plan were never granted and 1,096,324 were subject to outstanding options, which have been granted to such executive officers of Egghead at prices ranging from $10.38 to $20.00 per share. All outstanding options are vested and expire in February 1999. As of March 29, 1997, 278,676 of the options had been exercised at $10.38 per share. The Executive Plan is no longer active and no further options will be granted under the Executive Plan, which will terminate on February 22, 1999.

NOTE 5 401(K) PLAN

    Egghead has a 401(k) retirement plan for the benefit of its employees. After six months of full-time employment (more than 1,000 hours), an employee is eligible to participate in the plan. Employee contributions are matched by Egghead at 50% of the employee's contribution up to 4% of their compensation. Egghead contributions are fully vested upon the completion of two years of service. Egghead contributions were approximately $446,000, $228,000 and $466,000 in fiscal 1995, 1996 and 1997, respectively. Subsequent to March 29, 1997, Egghead discontinued the guaranteed matching of employee contributions. Egghead may, however, make voluntary contributions in the future.

NOTE 6 COMMITMENTS AND CONTINGENCIES

    SIGNIFICANT SUPPLIERS

    In fiscal 1996 and 1997, three supplier/distributors in the aggregate accounted for approximately 40% and 33%, respectively, of Egghead's purchases. The loss of these suppliers could have a material adverse effect on Egghead's operating results and financial condition.

    LEASES

    Egghead leases retail stores and a distribution facility under operating leases with remaining lives on most leases ranging from one to five years. Some leases contain renewal options of one to five years which Egghead may exercise at the end of the initial lease term. The leases generally require Egghead to pay taxes, insurance and certain common area maintenance costs.

    Aggregate rental expense, including common area maintenance charges, for all operating leases for fiscal 1995, 1996 and 1997 was approximately $16.8 million, $16.0 million and $15.4 million, respectively. As of March 29, 1997, future minimum rental payments under noncancelable operating leases for

                         EGGHEAD, INC. AND SUBSIDIARIES

NOTE 6 COMMITMENTS AND CONTINGENCIES (CONTINUED) continuing retail stores and the distribution facility, and equipment consisted of the following (in thousands):

                                                                                      OPERATING
FISCAL YEAR                                                                            LEASES
-----------------------------------------------------------------------------------  -----------
1998...............................................................................   $   6,215
1999...............................................................................       4,036
2000...............................................................................       2,318
2001...............................................................................       1,532
Thereafter.........................................................................       2,007
                                                                                     -----------
Total minimum payments.............................................................   $  16,108
                                                                                     -----------
                                                                                     -----------

NOTE 7 THEFT INSURANCE RECOVERY

    Theft insurance recovery of $1.65 million included in other income, net, in fiscal 1995 represents settlement of an insurance claim, net of expenses, for inventory stolen from numerous retail stores during fiscal 1991, 1992 and 1993 by members of a multi-state shoplifting ring.

NOTE 8 JOINT VENTURE

    Effective November 22, 1996, Egghead invested $250,000 for a 50% interest in a limited liability company joint venture (the JV). The other principal shareholder of the JV is Surplus Software, Inc. (Surplus Direct). The JV operates a retail outlet for surplus computer hardware, software and related accessories and services. As of March 29, 1997, Egghead had loaned the JV $4.0 million at a variable rate of % above the prime interest rate as published by Seattle-First National Bank (8.5% at March 29, 1997).

    Egghead accounts for this investment under the equity method and any income or loss is reflected in other income. Summary financial information of the JV's revenue, expenses, assets and liabilities as of and for the period ended March 29, 1997 are as follows (in thousands):

Revenue.............................................................  $   4,477
Expenses............................................................      4,660
                                                                      ---------
Loss before income taxes............................................  $     183
                                                                      ---------
                                                                      ---------
Assets..............................................................  $   4,723
Liabilities.........................................................      4,656
                                                                      ---------
                                                                      $      67
                                                                      ---------
                                                                      ---------

    During fiscal 1997, Egghead had gross sales of $2.1 million to the JV. Sales to this related party are transacted based on current market prices and are typically at or below the original cost to Egghead. Egghead records any markdowns on merchandise sold to the JV as a component of cost of sales.

                         EGGHEAD, INC. AND SUBSIDIARIES

NOTE 9 RESTRUCTURING AND REORGANIZATION

    In the fourth quarter of fiscal 1997, Egghead recorded a $24.0 million restructuring and impairment charge to reorganize its operations as announced on January 31, 1997. This plan involves, among other things, closing 70 of the 156 Egghead stores, which reduced the number of geographic locations in which Egghead operated stores from 54 to 26, a significant reduction in its headquarters staff and the closure of its Lancaster, Pennsylvania distribution center. This charge includes $6.5 million of gross margin expense, $5.8 million in settlement of store and warehouse leases, $3.3 million of store closing costs and related fixed asset dispositions, $1.3 million in disposition and impairment of real estate, and $7.1 million of severance payments, other fixed asset dispositions, professional fees and other expenses associated with the restructuring plan. Egghead anticipates that the sale of real estate, the closure of all activities and stores and the settlement of all leases and claims related to the restructuring will be completed by the end of fiscal 1998.

NOTE 10 DISCONTINUED OPERATIONS

    Effective May 13, 1996, Egghead sold its CGE division to SSI, a Texas corporation, for $45.0 million in cash pursuant to the terms of an asset purchase agreement entered into on March 23, 1996. The asset purchase agreement required Egghead to provide SSI with certain support services for a period not to exceed 120 days on Egghead's behalf, SSI's collection of Egghead's CGE-related accounts receivable for a period not to exceed 150 days and a lease to SSI for a period of three years of a portion of Egghead's Spokane facility.

    Gain on the disposition of the discontinued operation was $36.5 million ($22.3 million after tax). The sales price for the CGE division was $45.0 million, which did not include the accounts receivable, which were collected during the fiscal year. The reported gain is net of fixed assets and lease write-offs of $1.2 million, transaction, legal and accounting fees of $2.0 million, transition period employment costs of $1.8 million and costs of $3.4 million related to the fulfillment of post-sale obligations, as noted above.

    The net assets and liabilities relating to discontinued operations have been segregated on the consolidated balance sheet from their historic classifications to separately identify them as being related to the discontinued operations. Liabilities related to the disposition of the CGE division at March 29, 1997 consisted of liabilities relating to CGE activities and additional reserves deemed necessary to complete the disposition of remaining CGE assets, including the settlement of remaining claims. The balance at March 30, 1996 consisted of liabilities to be assumed by SSI upon completion of the sale.

    The income from discontinued operations for fiscal 1995, 1996, and 1997 is comprised of the following (in millions):

                                                                                                 FISCAL YEAR
                                                                                       -------------------------------
                                                                                         1995       1996       1997
                                                                                       ---------  ---------  ---------
Net sales............................................................................  $   428.5  $   363.3  $    39.3
Costs and expenses...................................................................      418.7      362.7       59.4
                                                                                       ---------  ---------  ---------
Income (loss) before provision for income taxes......................................        9.8        0.6      (20.1)
Income tax expense (benefit).........................................................        3.8        0.2       (7.8)
                                                                                       ---------  ---------  ---------
Income (loss) from discontinued operations...........................................  $     6.0  $     0.4  $   (12.3)
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

                         EGGHEAD, INC. AND SUBSIDIARIES

NOTE 11 SUBSEQUENT EVENTS

    On May 1, 1997, Egghead announced a definitive agreement to acquire closely held Surplus Direct for up to 5,600,000 newly issued shares of Egghead Common Stock in a transaction valued at $31.5 million, based on Egghead's share price as of April 30, 1997. The transaction includes repayment of $5.6 million of Surplus Direct debt. Surplus Direct, engaged in the direct marketing of previous version computer hardware and software, had sales for the nine months ended February 28, 1997 of approximately $35 million. The transaction is subject to shareholder approval and customary closing conditions, including normal governmental approval, and is expected to be completed in August 1997.

    In connection with the signing of the agreement, Egghead and Surplus Direct entered into a Bridge Loan Agreement, dated April 30, 1997, pursuant to which Egghead loaned Surplus Direct $2.0 million to finance its working capital needs pending completion of the merger (the Bridge Loan). The Bridge Loan bears interest at the prime rate (as quoted by Seattle-First National Bank) plus 5.0% per annum and is due on December 31, 1997 in the event that the merger does not occur. The Bridge Loan is subordinated to up to $4.5 million of senior indebtedness (the Bank Debt) of Surplus Direct under a credit facility with its principal bank (the Bank) and ranks pari passu with $2.0 million of Surplus Direct debt under a subordinated note (the SV Capital Note) payable to SV Capital Partners, L.P., which is a substantial shareholder of Surplus Direct (SV Capital Partners). The Bridge Loan and the SV Capital Note are secured by a second lien (behind the Bank Debt) on the principal assets of Surplus Direct. Egghead has agreed to repay the Bank Debt and the SV Capital Note at the closing of the Merger and the Bank and SV Capital Partners have agreed not to accelerate their loans prior to the closing of the transaction, except under specified circumstances.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Surplus Software, Inc.:

    We have audited the accompanying consolidated balance sheets of Surplus Software, Inc. (dba Surplus Direct) and subsidiary as of May 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended May 31, 1997. These financial statements are the responsibility of Surplus Software, Inc. management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Surplus Software, Inc. and subsidiary as of May 31, 1996 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended May 31, 1997 in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Portland, Oregon
June 27, 1997

                             SURPLUS SOFTWARE, INC.
                                 AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                                                                     MAY 31,
                                                                                               --------------------
                                                                                                 1996       1997
                                                                                               ---------  ---------
                                                      ASSETS
Current assets:
  Cash and cash equivalents..................................................................  $     501  $     539
  Trade accounts receivable, net.............................................................        332      1,511
  Inventories, net...........................................................................      2,569      6,837
  Prepaid and other current assets...........................................................        579      1,832
  Income taxes receivable....................................................................     --            306
  Deferred income taxes......................................................................         17     --
                                                                                               ---------  ---------
    Total current assets.....................................................................      3,998     11,025
Equipment, net...............................................................................        529      1,898
Other assets.................................................................................     --             58
Investment in joint venture..................................................................     --            172
                                                                                               ---------  ---------
                                                                                               $   4,527  $  13,153
                                                                                               ---------  ---------
                                                                                               ---------  ---------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable.....................................................................  $   1,089  $   1,335
  Accrued liabilities........................................................................        288      2,097
  Bank line of credit........................................................................        500      3,495
  Current portion of long-term debt..........................................................     --            386
  Bridge loan................................................................................     --          2,000
  Subordinated debt..........................................................................     --          2,000
  Current portion of capitalized lease obligation............................................         52         52
                                                                                               ---------  ---------
    Total current liabilities................................................................      1,929     11,365
Capitalized lease obligations, net of current portion........................................         91         39
Deferred income taxes........................................................................         17          7
                                                                                               ---------  ---------
    Total liabilities........................................................................      2,037     11,411
                                                                                               ---------  ---------
Stockholders' equity:
  Preferred stock, no par value; 3,000,000 shares authorized; 320,112 and 552,592 shares issued and outstanding at May 31, 1996 and 1997, respectively; liquidation preference of
    $6.56 per share..........................................................................      2,045      3,570
  Common stock, no par value; 20,000,000 shares authorized; 2,682,000 and 2,719,959 shares issued and outstanding at May 31, 1996 and 1997, respectively; liquidation preference of
    $4.52 per share..........................................................................        331        388
  Receivable from sale of common stock.......................................................       (319)      (319)
  Retained earnings (deficit)................................................................        433     (1,897)
                                                                                               ---------  ---------
    Total stockholders' equity...............................................................      2,490      1,742
                                                                                               ---------  ---------
                                                                                               $   4,527  $  13,153
                                                                                               ---------  ---------
                                                                                               ---------  ---------

          See accompanying notes to consolidated financial statements.

                             SURPLUS SOFTWARE, INC.
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                      YEAR ENDED MAY 31,
                                                                             -------------------------------------
                                                                                1995         1996         1997
                                                                             -----------  -----------  -----------
Net sales..................................................................   $  12,272    $  20,703    $  49,377
Net sales to related parties...............................................      --           --            9,320
                                                                             -----------  -----------  -----------
    Total net sales........................................................      12,272       20,703       58,697
Cost of sales..............................................................       7,563       13,824       39,247
Cost of sales to related parties...........................................      --           --            9,408
                                                                             -----------  -----------  -----------
    Total cost of sales....................................................       7,563       13,824       48,655
                                                                             -----------  -----------  -----------
    Gross margin...........................................................       4,709        6,879       10,042
Operating expenses:
  Selling, general and administrative......................................       4,440        6,193       12,011
  Depreciation and amortization............................................          41           70          288
                                                                             -----------  -----------  -----------
    Income (loss) from operations..........................................         228          616       (2,257)
Other income (expense):
  Interest expense.........................................................         (23)        (102)        (314)
  Interest income..........................................................      --           --               26
  Equity in loss of joint venture..........................................      --           --              (78)
  Other, net...............................................................           2            2           75
                                                                             -----------  -----------  -----------
    Income (loss) before income taxes......................................         207          516       (2,548)
Income taxes expense (benefit).............................................          78          208         (218)
                                                                             -----------  -----------  -----------
    Net income (loss)......................................................   $     129    $     308    $  (2,330)
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
Net income (loss) per common share.........................................   $    0.05    $    0.12    $   (0.86)
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
Weighted average shares outstanding........................................   2,400,000    2,504,574    2,718,128

          See accompanying notes to consolidated financial statements.

                             SURPLUS SOFTWARE, INC.
                                 AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                PREFERRED STOCK          COMMON STOCK
                                              --------------------  ----------------------   RECEIVABLE     RETAINED
                                                          STATED                 STATED     FROM SALE OF    EARNINGS
                                               SHARES      VALUE     SHARES       VALUE     COMMON STOCK    (DEFICIT)
                                              ---------  ---------  ---------  -----------  -------------  -----------
Balance at May 31, 1994.....................     --      $  --      2,400,000   $      12     $  --         $      (4)
Net income..................................     --         --         --          --            --               129
                                              ---------  ---------  ---------       -----         -----    -----------
Balance at May 31, 1995.....................     --         --      2,400,000          12        --               125
Cancellation of shares......................     --         --         (8,000)     --            --            --
Issuance of common shares for notes.........     --         --        290,000         319          (319)       --
Issuance of preferred shares, net of
  expenses..................................    320,122      2,045     --          --            --            --
Net income..................................     --         --         --          --            --               308
                                              ---------  ---------  ---------       -----         -----    -----------
Balance at May 31, 1996.....................    320,122      2,045  2,682,000         331          (319)          433
Issuance of preferred shares................    232,470      1,525     --          --            --            --
Issuance of common shares...................     --         --         37,959          57        --            --
Net loss....................................     --         --         --          --            --            (2,330)
                                              ---------  ---------  ---------       -----         -----    -----------
Balance at May 31, 1997.....................    552,592  $   3,570  2,719,959   $     388     $    (319)    $  (1,897)
                                              ---------  ---------  ---------       -----         -----    -----------
                                              ---------  ---------  ---------       -----         -----    -----------


                                                  TOTAL
                                              STOCKHOLDERS'
                                                 EQUITY
                                              -------------
Balance at May 31, 1994.....................    $       8
Net income..................................          129
                                              -------------
Balance at May 31, 1995.....................          137
Cancellation of shares......................       --
Issuance of common shares for notes.........       --
Issuance of preferred shares, net of
  expenses..................................        2,045
Net income..................................          308
                                              -------------
Balance at May 31, 1996.....................        2,490
Issuance of preferred shares................        1,525
Issuance of common shares...................           57
Net loss....................................       (2,330)
                                              -------------
Balance at May 31, 1997.....................    $   1,742
                                              -------------
                                              -------------

          See accompanying notes to consolidated financial statements.

                             SURPLUS SOFTWARE, INC.
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                          YEAR ENDED MAY 31,
                                                                                    -------------------------------
                                                                                      1995       1996       1997
                                                                                    ---------  ---------  ---------
Cash flows from operating activities:
  Net income (loss)...............................................................  $     129  $     308  $  (2,330)
  Adjustments to reconcile net income (loss) to net cash provided (used) in operating activities:
    Depreciation..................................................................         41         70        346
    Deferred income taxes.........................................................        (24)        27          7
    Equity in loss of joint venture...............................................     --         --             78
    Changes in operating assets and liabilities:
      Trade accounts receivable, net..............................................        (84)      (191)    (1,179)
      Inventories, net............................................................     (1,532)      (616)    (4,268)
      Prepaid expenses and other current assets...................................          3       (579)    (1,253)
      Income taxes receivable.....................................................     --         --           (306)
      Other assets................................................................         (4)         4        (58)
      Trade accounts payable......................................................      1,006       (142)       246
      Accrued liabilities.........................................................        198         44      1,809
      Due to affiliate............................................................        321       (321)    --
                                                                                    ---------  ---------  ---------
        Net cash provided (used) in operating activities..........................         54     (1,396)    (6,908)
                                                                                    ---------  ---------  ---------
Cash flows from investing activities:
  Purchase of equipment...........................................................       (145)      (298)    (1,715)
  Proceeds from sale of equipment.................................................          3     --         --
  Purchase of investment in joint venture.........................................     --         --           (250)
                                                                                    ---------  ---------  ---------
        Net cash used by investing activities.....................................       (142)      (298)    (1,965)
                                                                                    ---------  ---------  ---------
Cash flows from financing activities:
  Borrowings from bank line of credit, net........................................         15        325      2,995
  Borrowings from subordinated debt...............................................     --         --          2,000
  Borrowings from bridge loan.....................................................     --         --          2,000
  Borrowings (repayments) of loans from shareholders..............................         16       (218)    --
  Proceeds from long-term debt....................................................     --         --            500
  Payments on long-term debt......................................................     --         --           (114)
  Payments on capital leases......................................................     --            (15)       (52)
  Proceeds from issuance of common shares.........................................     --         --             57
  Proceeds from issuance of preferred shares......................................     --          2,045      1,525
                                                                                    ---------  ---------  ---------
        Net cash provided by financing activities.................................         31      2,137      8,911
                                                                                    ---------  ---------  ---------
        Net change in cash and cash equivalents...................................        (57)       443         38
Cash and cash equivalents at beginning of year....................................        115         58        501
                                                                                    ---------  ---------  ---------
Cash and cash equivalents at end of year..........................................  $      58  $     501  $     539
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest......................................................................  $       7  $     102  $     258
    Income taxes..................................................................     --            137         82
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
Noncash financing activities:
  Capital lease obligations for equipment.........................................  $  --      $     156  $  --
  Issuance of common stock for notes receivable...................................     --            319     --
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

          See accompanying notes to consolidated financial statements.

                             SURPLUS SOFTWARE, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION

    Surplus Software, Inc. (Surplus Direct) is a direct marketer of name brand, previous version and select current version MS/DOS and Microsoft Windows-based multimedia hardware, PC hardware and peripherals, accessories and software through a catalog, its Internet commerce and auction sites, a direct response unit and one retail store. Since its organization in 1992, Surplus Direct's product mix has evolved from an almost exclusive reliance on sales of prior version software to include significant sales of computer hardware and peripheral equipment. Surplus Direct's current product mix is approximately 85% hardware and peripherals and 15% software.

    The consolidated financial statements include the accounts of Shows International, Inc., a wholly owned subsidiary of Surplus Direct. It commenced operations on March 1, 1997 for the purpose of selling products at trade shows. All significant intercompany balances and transactions have been eliminated.

    CASH AND CASH EQUIVALENTS

    Surplus Direct considers all investments with a maturity of three months or less to be cash and cash equivalents.

    INVENTORIES

    Inventories are stated at the lower of average cost or market. Cost is determined using the first-in, first-out method. Provision for potentially obsolete or slow moving inventory is made based on management's analysis of inventory levels and future sales forecasts.

    EQUIPMENT

    Equipment is stated at cost less accumulated depreciation. The cost of equipment is depreciated on a straight-line basis. Depreciation is taken based upon the following estimated useful lives.

                                                                      5 to 7
Furniture and fixtures.........................................        years
                                                                      5 to 7
Machinery and equipment........................................        years
                                                                      3 to 5
Computer equipment.............................................        years

    Maintenance and repair costs are expensed as incurred; renewals and repair costs are capitalized. Upon the sale or retirement of properties, the accounts are relieved of the cost and the related accumulated depreciation, with any resulting profit or loss included in income.

    REVENUE RECOGNITION

    Revenues from product sales are recognized at the time of shipment, net of estimated sales returns and allowances.

    INCOME TAXES

    Surplus Direct uses the asset and liability method of accounting for income taxes. Under the asset and liability method of accounting for income taxes, deferred tax assets and liabilities are recognized for the

                             SURPLUS SOFTWARE, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    FINANCIAL INSTRUMENTS

    The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, long- and short-term debt and line of credit approximate fair value because of the short-term nature of these instruments.

    USE OF ESTIMATES

    Management of Surplus Direct has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

    ADVERTISING EXPENSES

    Surplus Direct expenses the production costs of advertising the first time the advertising takes place, except for direct-response advertising, which is capitalized and amortized over its expected period of future benefits.

    Direct-response advertising consists primarily of catalogs that include Surplus Direct's products. The capitalized costs of the catalog advertising are amortized over the eight-week period following the publication of the catalog.

    At May 31, 1996 and 1997, approximately $224 and $441, respectively, of advertising were reported as assets. Advertising expense was approximately $2,200, $3,013 and $5,205 for the fiscal years ended May 31, 1995, 1996 and 1997, respectively.

    NET INCOME (LOSS) PER COMMON SHARE

    Net income (loss) per share is computed using the weighted average number of shares and common stock equivalents (if dilutive) outstanding during each period using the treasury stock method.

                             SURPLUS SOFTWARE, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(2) TRADE ACCOUNTS RECEIVABLE, NET

    Trade accounts receivable, net consist of the following:

                                                                                     MAY 31,
                                                                               --------------------
                                                                                 1996       1997
                                                                               ---------  ---------
Trade accounts receivable....................................................  $     383  $   1,866
Allowance for doubtful accounts..............................................        (26)      (127)
Allowance for sales returns..................................................        (25)      (228)
                                                                               ---------  ---------
    Trade accounts receivable, net...........................................  $     332  $   1,511
                                                                               ---------  ---------
                                                                               ---------  ---------

(3) INVENTORIES, NET

    Inventories consist of the following:

                                                                                   MAY 31,
                                                                             --------------------
                                                                               1996       1997
                                                                             ---------  ---------
Inventories................................................................  $   2,744  $   7,115
Reserve for obsolescence...................................................       (175)      (278)
                                                                             ---------  ---------
    Inventories, net.......................................................  $   2,569  $   6,837
                                                                             ---------  ---------
                                                                             ---------  ---------

(4) PREPAID EXPENSES

    Prepaid expenses consist of the following:

                                                                                     MAY 31,
                                                                               --------------------
                                                                                 1996       1997
                                                                               ---------  ---------
Prepaid inventories..........................................................  $     350  $   1,095
Prepaid advertising..........................................................        224        441
Prepaid other................................................................          5        296
                                                                               ---------  ---------
    Prepaid expenses.........................................................  $     579  $   1,832
                                                                               ---------  ---------
                                                                               ---------  ---------

                             SURPLUS SOFTWARE, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(5) EQUIPMENT, NET

    Equipment, net consists of the following:

                                                                                     MAY 31,
                                                                               --------------------
                                                                                 1996       1997
                                                                               ---------  ---------
Furniture and fixtures.......................................................  $     246  $     429
Machinery and equipment......................................................        111        593
Computer equipment...........................................................        300      1,350
                                                                               ---------  ---------
                                                                                     657      2,372
Less accumulated depreciation................................................       (128)      (474)
                                                                               ---------  ---------
    Equipment, net...........................................................  $     529  $   1,898
                                                                               ---------  ---------
                                                                               ---------  ---------

(6) LEASES

    OBLIGATIONS UNDER OPERATING LEASES

    Surplus Direct is obligated under various noncancelable operating leases for warehouse space. These leases expire over the next three years and have renewal options.

    Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of May 31, 1997 are as follows:

Year ending May 31:
  1998...............................................................  $     257
  1999...............................................................        204
  2000...............................................................         26
                                                                       ---------
    Net minimum lease payments.......................................  $     487
                                                                       ---------
                                                                       ---------

    Rental expense for operating leases amounted to $77, $114 and $284 for the fiscal years ended May 31, 1995, 1996 and 1997, respectively.

                             SURPLUS SOFTWARE, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(6) LEASES (CONTINUED)
    OBLIGATIONS UNDER CAPITAL LEASE

    Surplus Direct leases equipment under a long-term capital lease. Future lease payments as of May 31, 1997 were as follows:

1998..................................................................  $      59
1999..................................................................         40
2000..................................................................     --
                                                                              ---
    Total future minimum lease payments...............................         99
Less amount representing interest.....................................          8
                                                                              ---
    Present value of net minimum lease payments.......................         91
Less current portion..................................................         52
                                                                              ---
    Noncurrent portion................................................  $      39
                                                                              ---
                                                                              ---

(7) LINE OF CREDIT

    Surplus Direct has a bank line of credit for $4,000 which will expire in November 1997. Borrowings against the line of credit are at the bank's prime lending rate plus 2.0%. The line of credit is secured by Surplus Direct's accounts receivable and inventory. The line of credit contains certain restrictive covenants, including financial ratio requirements, which were not met at May 31, 1997. However, the bank has provided waivers until September 30, 1997 and amended the agreement to permit junior liens on Surplus Direct's assets, and to forbear from declaring any default on the debt while the Merger (note 15) is pending.

(8) LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                                      MAY 31,
                                                                                --------------------
                                                                                  1996       1997
                                                                                ---------  ---------
Note payable, bearing interest at 8.75% per annum with monthly principal and interest payments of $16 through September 10, 1999. Secured by various
  equipment and fixtures......................................................  $  --      $     386

    The long-term debt contains certain restrictive covenants which are the same as the line of credit. These covenants were waived by the bank until September 30, 1997. The debt has been classified as current due to the debt waiver not extending a full year.

                             SURPLUS SOFTWARE, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(9) INCOME TAXES

    The provision for income tax expense consists of the following:

                                                                              YEAR ENDED MAY 31,
                                                                        -------------------------------
                                                                          1995       1996       1997
                                                                        ---------  ---------  ---------
Current income taxes:
  Federal taxes.......................................................  $      85  $     166  $    (225)
  State taxes.........................................................         17         15     --
                                                                        ---------  ---------  ---------
                                                                              102        181       (225)
                                                                        ---------  ---------  ---------
Deferred income taxes:
  Federal taxes.......................................................        (20)        22          6
  State and local taxes...............................................         (4)         5          1
                                                                        ---------  ---------  ---------
                                                                              (24)        27          7
                                                                        ---------  ---------  ---------
                                                                        $      78  $     208  $    (218)
                                                                        ---------  ---------  ---------
                                                                        ---------  ---------  ---------

    The actual expense differs from the "expected" expense computed by applying the U.S. federal corporate rate as follows:

                                                                                YEAR ENDED MAY 31,
                                                                         ---------------------------------
                                                                            1995        1996       1997
                                                                            -----     ---------  ---------
Computed "expected" income tax expense.................................   $      70   $     175  $    (866)
Increases (decreases) resulting from:
  State income taxes, net of federal tax benefit.......................           9          23       (107)
  Change in valuation allowance........................................      --          --            712
  Benefit or graduated tax brackets....................................      --          --             12
Other, net.............................................................          (1)         10         31
                                                                                ---   ---------  ---------
Actual tax expense (benefit)...........................................   $      78   $     208  $    (218)
                                                                                ---   ---------  ---------
                                                                                ---   ---------  ---------

    The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at May 31, 1995, 1996 and 1997 are derived primarily from net operating loss carryforwards, depreciation, inventory obsolescence reserve, bad debt and sales reserves and prepaid marketing expenses. Gross deferred tax assets and liabilities amounted to $103, $103 and $961, respectively, and $9, $35 and $256, respectively, at May 31, 1995, 1996 and 1997.

    The valuation allowance for deferred tax assets as of May 31, 1995, 1996 and 1997 was $0, $0 and $712, respectively. The net change in the total valuation allowance for the fiscal years ended May 31, 1995, 1996 and 1997 was an increase of $0, $0 and $712, respectively.

    At May 31, 1997, Surplus Direct had net operating loss carryforwards for federal and state income tax purposes of $1,776 and $2,471, respectively.

                             SURPLUS SOFTWARE, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(10) RELATED PARTY TRANSACTIONS

    Surplus Direct's two founding shareholders, Gregory J. Boudreau and Stephen
M. Wood (the Founding Shareholders), are equal partners in Surplus Multimedia, an inactive partnership as of May 31, 1997. Surplus Multimedia was formed in 1995 for purposes of purchasing product on behalf of Surplus Direct. At May 31, 1995, Surplus Direct had a payable to Surplus Multimedia of $320 for the purchase of inventory. Surplus Direct purchased inventory totaling approximately $1,500, $101 and $0 from Surplus Multimedia during the fiscal years ended May 31, 1995, 1996 and 1997, respectively. Such inventory had been purchased by Surplus Multimedia for approximately $1,013, $80 and $0, respectively.

    On January 30, 1997, Surplus Direct borrowed $2,000 on an unsecured basis from a preferred shareholder at an effective interest rate of 20%. The loan has been subsequently secured by a shared junior security interest (see note 15). The loan will be paid off concurrently with the closing of the Merger described in note 15. In the event the Merger does not occur, the loan is due and payable on December 31, 1997 or is convertible into common shares.

    As described in note 15, Surplus Direct has entered into a merger agreement with, and has also obtained financing from, Egghead, Inc. (Egghead). Commencing in February 1997, Surplus Direct also has purchased products for, and sold them to, Egghead at Surplus Direct's cost for sale through Egghead's retail stores. These sales, totalling $3,943, have been included in net sales to related parties.

(11) INVESTMENT IN JOINT VENTURE

    Effective November 22, 1996, Surplus Direct established a joint venture with Egghead. The joint venture is operating a retail outlet for surplus computer software, hardware and related products. Surplus Direct has invested $250 in this joint venture in consideration for its 50% interest and uses the equity method to account for the investment.

    Summary financial information of the joint venture's revenue, expenses, assets and liabilities as of May 31, 1997 are as follows:

Revenue.............................................................  $   5,613
Costs and expenses..................................................      5,770
                                                                      ---------
    Loss before income taxes........................................  $    (157)
                                                                      ---------
                                                                      ---------
Assets..............................................................  $   5,355
Liabilities.........................................................  $   5,034

(12) STOCKHOLDERS' EQUITY

    PREFERRED STOCK

    Pursuant to the terms of the Series A Preferred Stock Purchase Agreement, dated May 15, 1996, Surplus Direct issued 320,122 shares of Series A preferred stock (the Surplus Direct Preferred Stock). Total net proceeds from the sales were $2,045. As of May 31, 1997, Surplus Direct had issued an additional

                             SURPLUS SOFTWARE, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(12) STOCKHOLDERS' EQUITY (CONTINUED)
232,470 shares of Surplus Direct Preferred Stock at $6.56 per share for a total of $1,525. The terms of the Surplus Direct Preferred Stock are:

    - The holders of Surplus Direct Preferred Stock are entitled to voting rights whereby they receive the number of votes equal to the number of shares of common stock of Surplus Direct (the Surplus Direct Common Stock) into which the shares of Surplus Direct Preferred Stock could be converted.

    - The right to receive dividends on Surplus Direct Preferred Stock is not cumulative. No dividends may be paid on Surplus Direct Common Stock until all declared dividends on Surplus Direct Preferred Stock have been paid. No dividends had been declared as of May 31, 1996 and 1997.

    - Upon dissolution, liquidation, or winding-up of the affairs of Surplus Direct, the holders of Surplus Direct Preferred Stock receive preference over the holders of Surplus Direct Common Stock. The liquidation value is $6.56 per share for all outstanding shares of Surplus Direct Preferred Stock, adjusted for any stock dividends, stock splits, or dividends declared but unpaid.

    - Each share of Surplus Direct Preferred Stock is voluntarily convertible at any time after the date of issuance into such number of fully paid and nonassessable shares of Surplus Direct Common Stock as is determined by dividing the liquidation price by the conversion price. Conversion is automatic upon two conditions:

        (i) the closing of a public offering of Surplus Direct Common Stock which results in aggregate proceeds of at least $10,000 and at a public offering price of at least $15 per share; or

        (ii) the conversion or approval of the conversion by the holders of a majority of the originally issued shares of Surplus Direct Preferred Stock.

    COMMON STOCK

    After payment of Surplus Direct Preferred Stock preferences, holders of Surplus Direct Common Stock shall be entitled to receive, upon dissolution, liquidation, or winding-up of the affairs of Surplus Direct:

        (i) $5 per share for each outstanding share of Surplus Direct Common Stock if such event occurs prior to November 15, 1996; or

        (ii) $5 per share minus $.08 per month for each month if such event occurs after November 15, 1996, provided the amount distributed to holders of Surplus Direct Common Stock is not less than $3 per share.

    The above calculation would be appropriately adjusted for any stock dividend, split or combination of Surplus Direct Common Stock. Any remaining assets will be distributed ratably as though Surplus Direct Preferred Stock were converted to Surplus Direct Common Stock.

(13) STOCK OPTIONS

    In 1996, Surplus Direct adopted the 1996 Stock Option Plan (the Plan) under which Surplus Direct may issue incentive stock options to employees. Stock options are granted solely at the discretion of the

                             SURPLUS SOFTWARE, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(13) STOCK OPTIONS (CONTINUED)
Surplus Direct Board, and are issued at a price equal to the estimated fair market value of the Surplus Direct Common Stock at the date of grant. The term of each option granted is for such period as determined by the Surplus Direct Board, but not more than ten years from the date of grant. Options typically vest on a monthly basis. The maximum number of shares eligible to be granted under the Plan were 276,000 and 376,000 at May 31, 1996 and 1997, respectively.

    Surplus Direct applies APB Opinion No. 25 in accounting for the Plan and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had Surplus Direct determined compensation cost based on the fair value at the date of grant for its stock options under SFAS No. 123, Surplus Direct's net income would have been reduced to the pro forma amounts indicated below:

                                                                               YEAR ENDED MAY 31,
                                                                              --------------------
                                                                                1996       1997
                                                                              ---------  ---------
Net income:
  As reported...............................................................  $     308  $  (2,330)
  Pro forma.................................................................        291     (2,359)

Net income per share:
  As reported...............................................................       0.12      (0.86)
  Pro forma.................................................................       0.12      (0.87)

    The minimum value method was used to calculate pro forma compensation expense assuming an expected 10-year life with an exercise price equal to the fair value of the stock, an expected annual dividend yield of 0%, and a risk-free interest rate available for five-year investments of 6%.

    Stock option activity is summarized as follows:

                                                                     OUTSTANDING STOCK OPTIONS
                                                                   ------------------------------
                                                                    NUMBER OF   WEIGHTED AVERAGE
                                                                     SHARES      PRICE PER SHARE
                                                                   -----------  -----------------
Options outstanding, May 31, 1995................................      --           $  --
Granted..........................................................     109,000            1.50
                                                                   -----------          -----
Options outstanding, May 31, 1996................................     109,000            1.50
Granted..........................................................     119,900            1.61
Exercised........................................................     (33,334)           1.50
Canceled.........................................................      (3,450)           1.50
                                                                   -----------
Options outstanding, May 31, 1997................................     192,116       $    1.57
                                                                   -----------
                                                                   -----------

    At May 31, 1997, Surplus Direct has reserved 376,000 shares for issuance under the Plan, of which options for 181,434 shares were available for grant and options for 32,684 shares were exercisable at a weighted average exercise price of $1.57 per share. The weighted average remaining contractual life of options outstanding at May 31, 1997 was nine years.

                             SURPLUS SOFTWARE, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(14) NEW ACCOUNTING STANDARDS

    In February 1997, FASB issued SFAS No. 128, EARNINGS PER SHARE (SFAS 128). SFAS 128 establishes new standards for computing and presenting earnings per share and supersedes Accounting Principles Board Opinion No. 15, EARNINGS PER SHARE. SFAS 128 will be adopted by Surplus Direct in the quarter ending December 31, 1997. Earlier adoption is not permitted. Pro forma earnings (loss) per share under SFAS 128 for the fiscal years ended May 31, 1996 and 1997 would not differ materially from the earnings (loss) per share presently reported.

(15) DEFINITIVE MERGER AGREEMENT

    On April 30, 1997, Surplus Direct entered into a definitive agreement with Egghead whereby all of Surplus Direct's stock and options convertible into Surplus Direct Common Stock will be acquired by Egghead for up to 5,600,000 shares of Egghead common stock. This transaction will be accounted for under the purchase method of accounting. In conjunction with this agreement, Egghead has provided an interim bridge loan in the amount of $2,000 bearing interest at the prime rate plus 5% per annum. The loan is secured by a junior security interest shared with another related party in all assets of Surplus Direct. The loan matures in December 1997. The terms of Surplus Direct's indebtedness to such other related party and to Egghead prevent the payment of dividends by Surplus Direct without such lender's written consent. Surplus Direct is also prohibited under the Merger Agreement from declaring or paying any dividend prior to the effective time of the Merger without the prior written consent of Egghead.

                                                                       ANNEX I



                             AGREEMENT AND PLAN OF MERGER

                                        AMONG


                                    EGGHEAD, INC.,


                             NORTH FACE MERGER SUB, INC.,


                                SURPLUS SOFTWARE, INC.


                                         AND


                            THE PRINCIPAL SHAREHOLDERS OF
                                SURPLUS SOFTWARE, INC.


                                        as of


                                    April 30, 1997

                                       CONTENTS

ARTICLE I - DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . .    1
ARTICLE II - THE MERGER; EFFECTIVE TIME; CLOSING . . . . . . . . . . . . .   8
    2.1   The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
    2.2   Effective Time . . . . . . . . . . . . . . . . . . . . . . . . .   8
    2.3   Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

ARTICLE III - CHARTER DOCUMENTS; DIRECTORS AND OFFICERS  . . . . . . . . .   9
    3.1   Articles of Incorporation  . . . . . . . . . . . . . . . . . . .   9
    3.2   Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
    3.3   Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
    3.4   Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

ARTICLE IV - MERGER CONSIDERATION; CONVERSION OR
    CANCELLATION OF SHARES IN THE MERGER . . . . . . . . . . . . . . . . .  10
    4.1   Merger Consideration; Conversion or Cancellation of
          Shares; Holdback . . . . . . . . . . . . . . . . . . . . . . . .  10
    4.2   Exchange of Certificates . . . . . . . . . . . . . . . . . . . .  12
    4.3   Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . .  13
    4.4   Transfer of Shares After the Effective Time  . . . . . . . . . .  13
    4.5   Calculation of Merger Consideration  . . . . . . . . . . . . . .  14
    4.6   Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . .  15

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF THE
    COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
    5.1   Organization . . . . . . . . . . . . . . . . . . . . . . . . . .  16
    5.2   Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . .  16
    5.3   Authorization and Enforceability . . . . . . . . . . . . . . . .  17
    5.4   Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . .  18
    5.5   Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
    5.6   Compliance With Laws . . . . . . . . . . . . . . . . . . . . . .  19
    5.7   Compliance With Other Instruments  . . . . . . . . . . . . . . .  21
    5.8   Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . .  22
    5.9   Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
    5.10  Intellectual Property  . . . . . . . . . . . . . . . . . . . . .  26
    5.11  Financial Statements . . . . . . . . . . . . . . . . . . . . . .  26
    5.12  Absence of Certain Changes or Events . . . . . . . . . . . . . .  27
    5.13  Contracts and Leases . . . . . . . . . . . . . . . . . . . . . .  30

    5.14  Insider Interests  . . . . . . . . . . . . . . . . . . . . . . .  31
    5.15  Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . .  31
    5.16  S-4 Registration Statement and
          Proxy Statement/Prospectus . . . . . . . . . . . . . . . . . . .  32
    5.17  Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . .  32
    5.18  Property . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
    5.19  Customers and Suppliers  . . . . . . . . . . . . . . . . . . . .  34
    5.20  Orders, Commitments and Returns  . . . . . . . . . . . . . . . .  35
    5.21  Labor and Employment Matters . . . . . . . . . . . . . . . . . .  35
    5.22  Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . .  36
    5.23  Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
    5.24  Corporate Books and Records  . . . . . . . . . . . . . . . . . .  36
    5.25  Licenses, Permits, Authorizations  . . . . . . . . . . . . . . .  37
    5.26  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
    5.27  Absence of Questionable Payments . . . . . . . . . . . . . . . .  37
    5.28  Bank Accounts  . . . . . . . . . . . . . . . . . . . . . . . . .  38
    5.29  Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . .  38

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF
    EGGHEAD  AND MERGER SUB  . . . . . . . . . . . . . . . . . . . . . . .  38
    6.1   Organization . . . . . . . . . . . . . . . . . . . . . . . . . .  38
    6.2   Operations of Subsidiaries . . . . . . . . . . . . . . . . . . .  39
    6.3   Authorization and Enforceability . . . . . . . . . . . . . . . .  39
    6.4   Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . .  40
    6.5   Authorization for Egghead Common Shares  . . . . . . . . . . . .  40
    6.6   Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
    6.7   Compliance With Laws . . . . . . . . . . . . . . . . . . . . . .  41
    6.8   Compliance With Other Instruments  . . . . . . . . . . . . . . .  41
    6.9   Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
    6.10  Intellectual Property  . . . . . . . . . . . . . . . . . . . . .  42
    6.11  Reports and Financial Statements . . . . . . . . . . . . . . . .  43
    6.12  Absence of Certain Changes or Events . . . . . . . . . . . . . .  43
    6.13  Contracts and Leases . . . . . . . . . . . . . . . . . . . . . .  44
    6.14  Ownership of Merger Sub; No Prior Activities; Assets
          of Merger Sub  . . . . . . . . . . . . . . . . . . . . . . . . .  44
    6.15  Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . .  45
    6.16  S-4 Registration Statement and Proxy
          Statement/Prospectus . . . . . . . . . . . . . . . . . . . . . .  45
    6.17  Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . .  46
    6.18  Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . .  46
    6.19  Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . .  46

ARTICLE VII - ADDITIONAL COVENANTS AND AGREEMENTS  . . . . . . . . . . . .  46
    7.1   Conduct of Business of the Company . . . . . . . . . . . . . . .  46
    7.2   No Solicitations . . . . . . . . . . . . . . . . . . . . . . . .  48
    7.3   Meetings of Shareholders . . . . . . . . . . . . . . . . . . . .  50
    7.4   Registration Statement/Proxy Materials . . . . . . . . . . . . .  51
    7.5   Reasonable Efforts . . . . . . . . . . . . . . . . . . . . . . .  51
    7.6   Access to Information  . . . . . . . . . . . . . . . . . . . . .  52
    7.7   Indemnification of Directors and Officers  . . . . . . . . . . .  53
    7.8   Affiliates of Egghead and the Company  . . . . . . . . . . . . .  53
    7.9   Certain Covenants of Egghead . . . . . . . . . . . . . . . . . .  53
    7.10  Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . .  54
    7.11  Termination of Agreements  . . . . . . . . . . . . . . . . . . .  55
    7.12  Board Representation . . . . . . . . . . . . . . . . . . . . . .  55
    7.13  Dissenters' Rights Notices . . . . . . . . . . . . . . . . . . .  55
    7.14  Notification of Certain Matters  . . . . . . . . . . . . . . . .  55
    7.15  Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
    7.16  Repayment of Subordinated Loan . . . . . . . . . . . . . . . . .  56
    7.17  Egghead Bridge Loan  . . . . . . . . . . . . . . . . . . . . . .  56
    7.18  Company Employee Benefit Plans . . . . . . . . . . . . . . . . .  56
ARTICLE VIII - CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . . .  56
    8.1   Conditions to Each Party's Obligations . . . . . . . . . . . . .  56
    8.2   Conditions to Obligations of Egghead and Merger Sub  . . . . . .  58
    8.3   Conditions to Obligations of the Company and the
          Principal Shareholders . . . . . . . . . . . . . . . . . . . . .  61

ARTICLE IX - TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . .  62
    9.1   Termination  . . . . . . . . . . . . . . . . . . . . . . . . . .  62
    9.2   Alternative Transaction Definition . . . . . . . . . . . . . . .  64

ARTICLE X - SURVIVAL OF REPRESENTATIONS,
    INDEMNIFICATION AND REDUCTION OF MERGER
    CONSIDERATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
    10.1  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
    10.2  Indemnification; Reduction of Merger Consideration . . . . . . .  65
    10.3  Threshold and Limitations  . . . . . . . . . . . . . . . . . . .  65
    10.4  Shareholder Representative . . . . . . . . . . . . . . . . . . .  66
    10.5  Procedure for Indemnification  . . . . . . . . . . . . . . . . .  67
    10.6  Holdback . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
          10.6.1  Pledge . . . . . . . . . . . . . . . . . . . . . . . . .  69
          10.6.2  Release of Holdback Shares . . . . . . . . . . . . . . .  69

          10.6.3  Claims Procedure . . . . . . . . . . . . . . . . . . . .  70
          10.6.4  Voting; Disposition  . . . . . . . . . . . . . . . . . .  71
          10.6.5  Merger or Recapitalization . . . . . . . . . . . . . . .  71
          10.6.6  Taxation of Dividends  . . . . . . . . . . . . . . . . .  72
          10.6.7  Remedies . . . . . . . . . . . . . . . . . . . . . . . .  72

ARTICLE XI - MISCELLANEOUS AND GENERAL . . . . . . . . . . . . . . . . . .  72
    11.1  Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . .  72
    11.2  Disclosure Statements  . . . . . . . . . . . . . . . . . . . . .  74
    11.3  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
    11.4  Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
    11.5  Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
    11.6  No Assignment  . . . . . . . . . . . . . . . . . . . . . . . . .  75
    11.7  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . .  76
    11.8  Specific Performance; Arbitration  . . . . . . . . . . . . . . .  76
    11.9  Remedies Cumulative  . . . . . . . . . . . . . . . . . . . . . .  77
    11.10 No Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
    11.11 No Third Party Beneficiaries . . . . . . . . . . . . . . . . . .  77
    11.12 Jurisdiction . . . . . . . . . . . . . . . . . . . . . . . . . .  77
    11.13 Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . .  78
    11.14 Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
    11.15 Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . .  78

                                    EXHIBIT INDEX

     Exhibit 3.3     Directors of the Surviving Corporation
     Exhibit 3.4     Officers of the Surviving Corporation
     Exhibit 4.5(d)  Sample Calculation of Merger Consideration
     Exhibit 5.0     Company Disclosure Statement
     Exhibit 5.17    Company Tax Matters Certificate
     Exhibit 6.0     Egghead Disclosure Statement
     Exhibit 6.17    Egghead Tax Matters Certificate
     Exhibit 7.3     Shareholders Agreement
     Exhibit 7.17    Form of Bridge Loan Agreement
     Exhibit 8.1(g) Forms of Amendments to Employment Agreements with Greg Boudreau, Jon Brodeur, Stephen Wood, Joseph Charno,
                     David Barish, James Kirkish, Mark Daly, Richard Guerrero, Jeff Swan, Phillip Moore and Linda Alexander
     Exhibit 8.1(h)  Form of Registration Rights Agreement
     Exhibit 8.2(d)  List of Agreements to Be Terminated
     Exhibit 8.2(f)  Form of Opinion of Counsel for the Company
     Exhibit 8.2(l) Forms of Note Exchange and Stock Pledge Agreements with John Brodeur and David Barish, together with related Promissory Notes
     Exhibit 8.3(e)  Form of Opinion of Counsel for Egghead

                             AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of April 30, 1997, among Egghead, Inc., a Washington corporation ("Egghead"), North
Face Merger Sub, Inc., an Oregon corporation and a direct wholly owned subsidiary of Egghead ("Merger Sub"), Surplus Software, Inc., an Oregon corporation (the "Company"), and those shareholders of the Company listed on the signature pages hereto (the "Principal Shareholders").


                                  RECITALS

     WHEREAS, the Boards of Directors of Egghead, Merger Sub and the Company each have determined that it is in the best interests of their respective shareholders for Merger Sub to merge with and into the Company upon the terms and subject to the conditions of this Agreement (the "Merger"); and

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code (as defined below);

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, Egghead, the Company, Merger Sub, and the Principal Shareholders hereby agree as follows:


                                      ARTICLE I



                                     DEFINITIONS

     As used in this Agreement, the following terms shall have the respective meanings set forth below:

     "AAA Rules":  As defined in Section 11.8.

     "Acquisition Proposal":  As defined in Section 7.2(a).

     "Affiliate":  As defined in Rule 12b-2 under the Exchange Act.

     "Aggregate Common Consideration":  As defined in Section 4.1(a)(i).

     "Aggregate Preferred Consideration":  As defined in Section 4.1(a)(ii).

     "Agreement":  This Agreement.

     "Alternative Transaction":  As defined in Section 9.2.

     "Assumed Option":  As defined in Section 4.1(e).

     "Authorization": Any consent, approval or authorization of, expiration or termination of any waiting period requirement (including pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) by, or filing, registration, qualification, declaration or designation with, any Governmental Body.

     "Bridge Loan Agreement":  The Bridge Loan Agreement referred to in Section
7.17 to be entered into between Egghead and the Company in connection with the execution and delivery of this Agreement, in substantially the form attached hereto as Exhibit 7.17.

     "Certificates":  As defined in Section 4.2.

     "Claim Reserve Amount":  As defined in Section 10.6.3(c).

     "Claims":  As defined in Section 10.3(a).

     "Closing":  The closing of the Merger.

     "Closing Average":  As defined in Section 4.5(a)(i).

     "Closing Date":  The date on which the Closing occurs.

     "Code": The Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder, as in effect from time to time.

     "Common Exchange Ratio":  As defined in Section 4.1(a)(i).

     "Common Holdback Shares":  As defined in Section 4.1(a)(i).

     "Common Preference Shares":  As defined in Section 4.5(a)(i).

     "Company":  Surplus Software, Inc., an Oregon corporation.

     "Company Adverse Effect":  As defined in Section 5.1.

     "Company Affiliates":  As defined in Section 7.8.

     "Company Common Stock":  Common stock, no par value, of the Company.

     "Company Disclosure Statement": The disclosure statement dated the date of this Agreement delivered by the Company to Egghead.

     "Company Financial Statements":  As defined in Section 5.11.

     "Company Option Plans":  As defined in Section 4.1(e).

     "Company Preferred Stock": Series A Preferred Stock, no par value, of the Company.

     "Company Shareholders Meeting":  As defined in Section 7.3(a).

     "Company Shares": Collectively, the shares of Company Common Stock and Company Preferred Stock.

     "Company Tax Matters Certificate":  As defined in Section 5.17.

     "Confidentiality Agreement": The letter agreement between the Company and Egghead dated February 5, 1997.

     "Dissenting Shareholder":  As defined in Section 4.6.

     "Dissenting Shares":  As defined in Section 4.6.

     "DOL":  The United States Department of Labor.

     "Effective Time":  As defined in Section 2.2.

     "Egghead":  Egghead, Inc., a Washington corporation.

     "Egghead Adverse Effect":  As defined in Section 6.1.

     "Egghead Common Shares": Shares of common stock, par value $.01 per share, of Egghead.

     "Egghead Disclosure Statement": The disclosure statement dated the date of this Agreement delivered by Egghead to the Company.

     "Egghead Employee Stock Purchase Plan":  As defined in Section 6.4.

     "Egghead Financial Statements": The financial statements included in the Egghead SEC Reports.

     "Egghead Open Claim":  As defined in Section 10.6.3(c)

     "Egghead Option Plans": The stock option plans for employees, officers and directors of Egghead and the stock option agreements for certain former executive officers identified in the Egghead SEC Reports, together with the Egghead Employee Stock Purchase Plan.

     "Egghead SEC Reports":  As defined in Section 6.11.

     "Egghead Shareholders Meeting":  As defined in Section 7.3(b).

     "Egghead Tax Matters Certificate":  As defined in Section 6.17.


     "Employee Benefit Plan":  As defined in Section 5.8(a).

     "Employment Agreements":  The Employment Agreements referred to in
Section 8.1(g).

     "Environmental Laws":  As defined in Section 5.6(c).

     "ERISA": The Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder, as in effect from time to time.

     "Exchange Act":  The Securities Exchange Act of 1934, as amended.

     "Exchange Agent":  As defined in Section 4.2.

     "Exchange Ratios":  As defined in Section 4.1(a)(ii).

     "GAAP":  Generally accepted accounting principles in the United States.

     "Governmental Body": Any federal, state, municipal, political subdivision or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

     "Holdback Shares":  As defined in Section 4.1(a)(ii).

     "Holdback Termination Date":  The date one year following the Closing Date.

     "HSR Act": The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indemnitees":  As defined in Section 7.7.

     "Indemnified Parties":  As defined in Section 10.2.

     "Intellectual Property": All intellectual property rights, including, but not limited to, patents, patent applications, trademarks, trademark applications and registrations, service marks, service mark applications and registrations, copyrights, licenses and customer lists, proprietary processes, formulae, inventions, trade secrets, know-how, development tools and other proprietary rights used by the Company and its Subsidiaries or Egghead and its Subsidiaries, as the case may be, pertaining to any product, software or service manufactured, marketed, licensed or sold by the Company and its Subsidiaries or Egghead and its Subsidiaries, as the case may be, in the conduct of their business or used, employed or exploited in the development, license, sale, marketing, distribution or maintenance thereof, and all documentation and media constituting, describing or relating to the above, including, but not limited to, manuals, memoranda, know-how, notebooks, software, records and disclosures.

     "Intellectual Property Licenses": All license agreements or other agreements which in any way affect the rights of the Company or of Egghead to any of their respective Intellectual Property.

     "IRS":  The United States Internal Revenue Service.

     "Issuance":  As defined in Section 7.3(b).

     "Losses":  As defined in Section 10.2.

     "Merger": The merger of Merger Sub with and into the Company as contemplated by this Agreement.

     "Merger Consideration":  As defined in Section 4.5(d).

     "Merger Documents":  As defined in Section 2.2.

     "Merger Sub": North Face Merger Sub, Inc., an Oregon corporation and a direct wholly owned Subsidiary of Egghead.

     "Nasdaq/NM":  The Nasdaq National Market.

     "Operative Documents": This Agreement (including all Exhibits hereto, the Company Disclosure Statement and the Egghead Disclosure Statement), the Shareholders Agreement, the Registration Rights Agreement attached hereto as
Exhibit 8.1(h), the Amendments to the Employment Agreements referred to in
Section 8.1(g), the Promissory Notes referred to in Section 8.2(l), the Note Exchange and Stock Pledge Agreement referred to in Section 8.2(l), the Bridge Loan Agreement and any other documents the execution of which is necessary in order to consummate the Merger.

     "Option":  As defined in Section 4.1(e).

     "Oregon Law": The Oregon Business Corporation Act and case law and other official interpretations of such statute.

     "Oregon Secretary of State":  As defined in Section 2.2.

     "Outstanding Company Common":  As defined in Section 4.1(a)(i).

     "Outstanding Company Preferred":  As defined in Section 4.1(a)(ii).

     "Person": Any individual or corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

     "Personal Property":  As defined in Section 5.18(b).

     "Preferred Exchange Ratio":  As defined in Section 4.1(a)(ii).

     "Preferred Holdback Shares":  As defined in Section 4.1(a)(ii).

     "Preferred Preference Shares":  As defined in Section 4.5(b)(i).

     "Principal Shareholders": Those shareholders of the Company listed on the signature pages hereto.

     "Proxy Expenses":  As defined in Section 11.1.

     "Proxy Statement/Prospectus":  As defined in Section 7.4.

     "Qualified stock option":  As defined in Section 4.1(e).

     "Real Property":  As defined in Section 5.18(a).

     "Regulated Substances":  As defined in Section 5.6(d).

     "Release":  As defined in Section 5.6(f).

     "Respective Representatives":  As defined in Section 7.6.

     "Response Period":  As defined in Section 10.6.3(b).

     "S-4 Registration Statement":  As defined in Section 7.4.

     "SEC":  The Securities and Exchange Commission.

     "Securities Act":  The Securities Act of 1933, as amended.

     "Shareholder Representative":  As defined in Section 10.4(a).

     "Shareholders": All the shareholders of the Company immediately prior to the Effective Time.

     "Shareholders Agreement":  As defined in Section 7.3(a).

     "Subsidiary": As to any Person, any other Person of which at least 50% of the equity or voting interests are owned, directly or indirectly, by such first Person.

     "Superior Proposal":  As defined in Section 7.2(a).

     "Surviving Corporation":  The surviving corporation in the Merger.

     "Taxes": All taxes, charges, fees, levies or other assessments, including, but not limited to, income, excise, gross receipts, property, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, severance, stamp, occupation, windfall profits, social security and unemployment or other taxes imposed by the United States or any agency or instrumentality thereof, any state, county, local or foreign government, or any agency or instrumentality thereof, and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies or other assessments.

     "Tax Returns": All tax returns, information returns and reports for Taxes required to be filed with any Governmental Body.

     "Third Party":  As defined in Section 9.2.

     "Third Party Claim":  As defined in Section 10.5(a).

     "Threshold":  As defined in Section 10.3.

     "Total Common Equivalents":  As defined in Section 4.5(a)(ii).

     "Total Option Shares":  As defined in Section 4.1(a)(i).

                                      ARTICLE II

                         THE MERGER; EFFECTIVE TIME; CLOSING


2.1  THE MERGER

     Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the provisions of Oregon Law and with the effects provided under Oregon Law. The separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the Surviving Corporation and shall be governed by the laws of the State of Oregon. Notwithstanding the foregoing, at any time prior to the Closing Date, Egghead may elect, with the consent of the Company (such consent not to be unreasonably withheld), to have Merger Sub be the Surviving Corporation so long as such action does not result in the inability to satisfy any of the conditions set forth in Article VIII.


2.2  EFFECTIVE TIME

     As soon as practicable following satisfaction or waiver of the conditions set forth in Article VIII, the parties shall file with the Secretary of State of the State of Oregon (the "Oregon Secretary of State") all documents (executed in accordance with the relevant provisions of Oregon Law) required to be filed under Oregon Law to consummate the Merger (the "Merger Documents"). The Merger shall become effective on the date and at the time (the "Effective Time") that the Merger Documents have been accepted for filing by the Oregon Secretary of State (or such later date and time as may be specified in the Merger Documents).


2.3  CLOSING

     Subject to the fulfillment or waiver of the conditions set forth in Article VIII, the Closing shall take place (a) at the offices of Perkins Coie, 1201 Third Avenue, Seattle, Washington, at 10:00 a.m. within one business day of the date of receipt of the last of the approvals required by Sections 8.1(a) and
(b), or (b) at such other place and/or time and/or on such other date as Egghead and the Company may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article VIII.

                                     ARTICLE III

                      CHARTER DOCUMENTS; DIRECTORS AND OFFICERS


3.1  ARTICLES OF INCORPORATION

     The Articles of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and of Oregon Law, except that the Merger Documents shall amend such Articles of Incorporation to provide that the name of the Surviving Corporation shall be the name of the Company.

3.2  BYLAWS

     The Bylaws of Merger Sub in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with the terms thereof, of the Articles of Incorporation of the Surviving Corporation and of Oregon Law.

3.3  DIRECTORS

     The individuals named on Exhibit 3.3 hereto shall, from and after the Effective Time, be the directors of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

3.4  OFFICERS

     The individuals named on Exhibit 3.4 hereto shall, from and after the Effective Time, be the officers of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

                                      ARTICLE IV

                         MERGER CONSIDERATION; CONVERSION OR
                         CANCELLATION OF SHARES IN THE MERGER


4.1  MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF SHARES; HOLDBACK

     Subject to the provisions of this Article IV, at the Effective Time, by virtue of the Merger and without any action by the holders thereof, the shares of capital stock of the constituent corporations shall be converted as follows:

     (a) Other than Company Shares as to which dissenters' rights of appraisal have been exercised:

          (i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into that number of Egghead Common Shares as is determined by dividing (i) the number of Egghead Common Shares determined in accordance with Section 4.5(a) below (the "Aggregate Common Consideration"), by (ii) the sum of (A) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (the "Outstanding Company Common") plus (B) the total number of shares of Company Common Stock subject to Options (as defined in paragraph (e) below) outstanding immediately prior to the Effective Time (the "Total Option Shares") (such ratio of Egghead Common Shares to Outstanding Company Common plus Total Option Shares being referred to herein as the "Common Exchange Ratio"); provided, however, that an aggregate of 10% of the Aggregate Common Consideration issuable in respect of the Outstanding Company Common (together with any dividends or distributions accrued or made with respect to such 10% of the Aggregate Common Consideration after the Effective Time and any other securities or property which may be issued after the Effective Time in exchange for such 10% of the Aggregate Common Consideration in any merger or recapitalization or similar transaction involving Egghead, the "Common Holdback Shares") shall be held by, and pledged by the holders of the Aggregate Common Consideration on a pro rata basis to, Egghead to secure the indemnification obligations of the Shareholders through a reduction of the Merger Consideration (as defined below) pursuant to Section 10.6.1 hereof.

          (ii) Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into that number of Egghead Common Shares as is determined by dividing (A) the number of Egghead Common Shares determined in accordance with Section 4.5(b) below (the "Aggregate Preferred Consideration"), by (B) the total number of shares of Company Preferred

Stock issued and outstanding immediately prior to the Effective Time (the "Outstanding Company Preferred") (such ratio of Egghead Common Shares to shares of Company Preferred Stock being referred to herein as the "Preferred Exchange Ratio" and the Common Exchange Ratio and the Preferred Exchange Ratio being together referred to herein as the "Exchange Ratios"); provided, however, that an aggregate of 10% of the Aggregate Preferred Consideration (together with any dividends or distributions accrued or made with respect to such 10% of the Aggregate Preferred Consideration after the Effective Time and any other securities or property which may be issued after the Effective Time in exchange for such 10% of the Aggregate Preferred Consideration in any merger or recapitalization or similar transaction involving Egghead, the "Preferred Holdback Shares" and together with the Common Holdback Shares, the "Holdback Shares") shall be held by, and pledged by the holders of the Aggregate Preferred Consideration on a pro rata basis to, Egghead to secure the indemnification obligations of the Shareholders through a reduction of the Merger Consideration pursuant to Section 10.6.1 hereof.

     (b) If, prior to the Effective Time, Egghead should split or combine the Egghead Common Shares, or pay a stock dividend or other stock distribution in Egghead Common Shares, or otherwise change the Egghead Common Shares into any other securities, or make any other dividend or distribution on the Egghead Common Shares, then the Exchange Ratios and the number of Egghead Common Shares constituting the Aggregate Common Consideration and Aggregate Preferred Consideration issuable in the Merger in respect of Company Shares shall be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

     (c) All the Company Shares owned by each Shareholder shall be aggregated prior to applying the Common Exchange Ratio or the Preferred Exchange Ratio, as the case may be, for purposes of determining the number of Egghead Common Shares to be issued to such Shareholder in the Merger.

     (d) Each share of common stock, $.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one issued and outstanding share of common stock of the Surviving Corporation.

     (e) At the Effective Time, (i) each outstanding option to purchase Company Shares (each, an "Option") issued pursuant to the Company's 1996 Stock Option Plan (the "Company Option Plan"), whether vested or unvested, shall be assumed by Egghead and shall constitute an option (an "Assumed Option") to acquire, on the same terms and conditions (except with respect to the vesting schedule, as set forth below) as were applicable under such Option prior to the Effective Time, a number of Egghead Common Shares (rounded down to the nearest whole number) determined by multiplying (A) the Common Exchange Ratio by (B) the number of Company Shares then subject to purchase pursuant to such Option, at a price per share equal to the aggregate exercise price for the Company Shares then subject to purchase pursuant to such Option divided by the number of full Egghead Common Shares deemed to be purchasable pursuant to such Assumed Option; provided, however, that, with respect to an Option to which Section 421 of the Code applies by reason of its qualification under Section 422 or 423 of the Code (a "qualified stock option"), in no event shall the terms of any Assumed Option give the holder of a qualified stock option additional benefits that he or she did not have under such qualified stock option, (ii) any references in each such Assumed Option to the Company shall be deemed to refer to Egghead, where appropriate, and (iii) Egghead shall assume the obligations of the Company under the Company Option Plan. Egghead shall file on or prior to the Closing Date, and maintain the effectiveness of, a registration statement or registration statements on Form S-8 with respect to the Egghead Common Shares subject to such Assumed Options for so long as such Assumed Options remain outstanding. Egghead shall use reasonable efforts to take such actions as are necessary for the conversion of the Assumed Options pursuant to this Section 4.1(e), including the reservation, issuance and listing of Egghead Common Shares as is necessary to effectuate the transactions contemplated by this Section 4.1(e). Promptly after the Effective Time, Egghead shall take all necessary action to ensure that in the event any Assumed Option holder's employment with the Surviving Corporation or Egghead (or any of their Subsidiaries) is terminated without cause (as defined in the Company's 1996 Stock Option Plan as currently in effect) after the Effective Time, the vesting schedule applicable to such Assumed Option will be accelerated such that the Assumed Option will vest and become exercisable as to 50% of any Egghead Common Shares as to which the Assumed Option had not yet become vested and exercisable as of the date of such termination. Promptly after the Effective Time, Egghead will prepare and distribute to holders of Assumed Options a notice explaining the effect of the conversion of such holder's Options into Asumed Options.

4.2  EXCHANGE OF CERTIFICATES

     At the Effective Time, all Company Shares converted into Egghead Common Shares pursuant to Section 4.1 shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and each holder of Company Shares shall thereafter cease to have any rights as a Shareholder with respect to such Company Shares, except the right to receive in exchange therefor at the Closing, upon surrender at the Closing of one or more certificates that immediately prior to the Effective Time represented issued and outstanding Company Shares ("Certificates") in accordance with this Section 4.2, and subject to the pledge by the Shareholders of the Holdback Shares as provided above and in
Section 10.6, a certificate evidencing a number of whole Egghead Common Shares equal to the number of shares of Company Common Stock or Company Preferred Stock, as the case may be, represented by such surrendered Certificate multiplied by the Common Exchange Ratio or the Preferred Exchange Ratio, as the case may be, less the Common Holdback Shares or Preferred Holdback Shares, as the case may be, and cash in lieu of fractional Egghead Common Shares as contemplated by Section 4.3. The Certificates so surrendered shall forthwith be canceled. Certificates representing the Common Holdback Shares or Preferred Holdback Shares, as the case may be, shall be retained by Egghead in accordance with Section 10.6 of this Agreement. The Egghead Common Shares that each Shareholder shall be entitled to receive pursuant to the Merger shall be deemed to have been issued at the Effective Time. Until surrendered, each outstanding Certificate shall, upon and after the Effective Time, be deemed for all purposes (other than to the extent provided in the following two sentences) to evidence only the right to receive, upon surrender of the Certificate, the number of Egghead Common Shares which the holder of such Certificate is then entitled to receive pursuant to the terms of this Agreement. Unless and until such outstanding Certificates are so surrendered, the holders thereof shall not be entitled to receive any dividends or distributions of any kind payable to the holders of record of Egghead Common Shares. Upon the surrender of any such Certificate, however, there shall be paid to the record holder of the certificate issued in exchange therefor the aggregate amount of dividends and distributions (without interest), if any, which theretofore became payable in respect of the Egghead Common Shares to which such holder is entitled under Section 4.1, and such surrendered Certificate shall be duly canceled.

4.3  FRACTIONAL SHARES

     No fractional Egghead Common Shares shall be issued in the Merger. In lieu of any such fractional securities, each holder of Company Shares who would otherwise have been entitled to a fraction of an Egghead Common Share upon surrender of Certificates for exchange pursuant to this Article IV will be paid an amount in cash (without interest) equal to the last reported sale price of one Egghead Common Share on the Nasdaq/NM on the last business day prior to the Closing Date, multiplied by such fraction.

4.4  TRANSFER OF SHARES AFTER THE EFFECTIVE TIME

     No transfers of Company Shares shall be made on the stock transfer books of the Company after the close of business on the day prior to the date of the Effective Time.

4.5  CALCULATION OF MERGER CONSIDERATION

     (a) The number of Egghead Common Shares constituting the Aggregate Common Consideration shall be the total number of Egghead Common Shares determined under subsections (i) and (ii) below, rounding down to the nearest whole share:

          (i) a number of Egghead Common Shares (the "Common Preference Shares") equal to (A) the Outstanding Company Common plus the Total Option Shares; multiplied by (B) $5.00, less $.08 for each calendar month fully elapsed between November 15, 1996 and the Closing Date (as adjusted for any stock split, stock dividend or similar event with respect to the Company Common Stock occurring after the date hereof); divided by (C) the average of the closing sale prices for Egghead Common Shares on the Nasdaq/NM over the 30 calendar day period ending three days prior to the Closing Date (the "Closing Average"); and

          (ii) a number of Egghead Common Shares determined by subtracting the Common Preference Shares and the Preferred Preference Shares (as defined below) from 5,600,000 and multiplying the result so obtained by a fraction, the numerator of which is the sum of the Outstanding Company Common and the Total Option Shares, and the denominator of which is the sum of (A) the Outstanding Company Common, (B) the number of shares of Company Common Stock into which the Outstanding Company Preferred is convertible in accordance with the Company's Articles of Incorporation immediately prior to the Closing, (C) the Total Option Shares and (D) the number of shares of capital stock of the Company, if any, issuable upon exercise, conversion or exchange of, or otherwise in respect of, any other securities or rights of the Company then outstanding (such denominator being referred to herein as the "Total Common Equivalents").

     (b) The number of Egghead Common Shares constituting the Aggregate Preferred Consideration shall be the total number of Egghead Common Shares determined under subsections (i) and (ii) below, rounding down to the nearest whole share:

          (i) a number of Egghead Common Shares (the "Preferred Preference Shares") equal to (A) the Outstanding Company Preferred; multiplied by (B) $6.56 (as adjusted for any stock split, stock dividend or similar event with respect to the Company Preferred Stock or otherwise affecting the conversion ratio of Company Preferred Stock into Company Common Stock under the Company's Articles of Incorporation occurring after the date hereof); divided by (C) the Closing Average; and

          (ii) a number of Egghead Common Shares determined by subtracting the Common Preference Shares and the Preferred Preference Shares from 5,600,000 and multiplying the result so obtained by a fraction, the numerator of which is the Outstanding Company Preferred and the denominator of which is the Total Common Equivalents.

     (c)  Notwithstanding any other provisions of this Agreement:

          (i) In no event shall the total number of Egghead Common Shares issuable pursuant to this Agreement in respect of Company Shares and Options exceed 5,600,000;


          (ii) In the event that the number of Egghead Common Shares determined solely under Section 4.5(b)(i) above would have equaled or exceeded 5,600,000 but for the limitation imposed by Section 4.5(c)(i) above, the Aggregate Preferred Consideration shall be 5,600,000 Egghead Common Shares, and the Aggregate Common Consideration shall be zero Egghead Common Shares;

          (iii) In the event that the number of Egghead Common Shares determined solely under Sections 4.5(b)(i) and 4.5(a)(i) above would have equaled or exceeded 5,600,000 but for the limitation imposed by
Section 4.5(c)(i) above, the Aggregate Preferred Consideration shall be limited to the Preferred Preference Shares and the Aggregate Common Consideration shall be equal to 5,600,000 less the Preferred Preference Shares.

     (d) An example of how the Aggregate Common Consideration and the Aggregate Preferred Consideration (together, the "Merger Consideration") would be calculated, based on a specified assumed Closing Average, and how the Exchange Ratios would be calculated pursuant to Section 4.1 above, is attached hereto as
Exhibit 4.5(d). The parties agree that such example shall govern the calculation of the Merger Consideration under this Section 4.5 and the Exchange Ratios under Section 4.1 once the definitive Closing Average is established.

4.6  DISSENTERS' RIGHTS

     Any issued and outstanding Company Shares held by any Shareholder who, in accordance with Oregon Law, dissents from the Merger (a "Dissenting Shareholder") and requires appraisal of such Dissenting Shareholder's shares ("Dissenting Shares") shall not be converted or canceled as described elsewhere in this Article IV but instead shall become the right to receive from the Surviving Corporation such consideration as may be determined to be due to such Dissenting Shareholder pursuant to Oregon Law; provided, however, that Dissenting Shares outstanding at the

Effective Time and held by a Dissenting Shareholder who shall after the Effective Time withdraw such Dissenting Shareholder's demand for appraisal or lose such Dissenting Shareholder's right of appraisal as provided by Oregon Law shall be deemed to be converted as of the Effective Time into the right to receive the consideration that would otherwise have been payable in respect thereof if no dissent had been made.

                                      ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company (which term for purposes of the provisions in this Article V other than Sections 5.1, 5.2, 5.3 and 5.4 shall include all of the Company's Subsidiaries) hereby represents and warrants to Egghead and Merger Sub that, as of the date of this Agreement and as of the Closing Date, except as set forth in the Company Disclosure Statement:

5.1  ORGANIZATION

     The Company is a corporation duly organized and validly existing under the laws of the state of Oregon and has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement and to carry out the provisions of this Agreement and consummate the transactions contemplated hereby. The Company is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of the Company and its Subsidiaries taken as a whole (a "Company Adverse Effect"). The Company has obtained from the appropriate Governmental Bodies all approvals and licenses necessary for the conduct of its business and operations as currently conducted, which approvals and licenses are valid and remain in full force and effect, except where the failure to have obtained such licenses or approvals or the failure of such licenses and approvals to be valid and in full force and effect would not have a Company Adverse Effect.

5.2  SUBSIDIARIES

     (a) The name, jurisdiction of incorporation and jurisdictions of foreign qualification of each of the Company's Subsidiaries are as set forth in
Section 5.2(a) of the Company Disclosure Statement.  Except as set forth in
Section 5.2(a) of the Company Disclosure Statement, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in, or otherwise control, any corporation, partnership, joint venture or other entity, and has no agreement or commitment to purchase any such interest. Except as set forth in Section 5.2(a) of the Company Disclosure Statement, the Company owns 100% of the issued and outstanding shares of capital stock, or other ownership interests, of each of the Company's Subsidiaries, free and clear of any lien, encumbrance, preemptive right, right of first offer or refusal, or other prior claim, and all the issued and outstanding shares of capital stock, or other ownership interests, of the Company's Subsidiaries are duly authorized and validly issued, fully paid and nonassessable, and were issued and acquired in compliance with all applicable federal, state and foreign securities and other laws.

     (b) Each Subsidiary of the Company (i) is a corporation or other legal entity duly organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization and has the full power and authority to own, operate and lease its properties and conduct its business and operations as currently conducted, except where the failure to be duly organized, validly existing and in good standing would not have a Company Adverse Effect, (ii) is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a Company Adverse Effect, and
(iii) has obtained from the appropriate Governmental Bodies all approvals and licenses necessary for the conduct of its business and operations as currently conducted, which approvals and licenses are valid and remain in full force and effect, except where the failure to have obtained such approvals and licenses or the failure of such approvals and licenses to be valid and in full force and effect would not have a Company Adverse Effect.

5.3  AUTHORIZATION AND ENFORCEABILITY

     This Agreement and the consummation of the transactions contemplated hereby have been approved by the Company's Board of Directors and have been duly authorized by all other necessary corporate action on the part of the Company (except for the approval of the Shareholders as contemplated by Section 7.3(a)). This Agreement has been duly executed and delivered by the Company and the Principal Shareholders and constitutes a valid and binding agreement of the Company and the Principal Shareholders, enforceable against the Company and the Principal Shareholders in accordance with its terms. The Company has delivered to Egghead true and correct copies of resolutions adopted by the Company's Board of Directors approving this Agreement.

5.4  CAPITAL STOCK

     (a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock, of which 2,733,834 shares are outstanding as of the date hereof, and 3,000,000 shares of Company Preferred Stock, of which 552,592 shares are outstanding as of the date hereof. The outstanding Company Shares are held of record and beneficially by the Shareholders as set forth in the Company Disclosure Statement. All outstanding Company Shares are duly authorized, validly issued, fully paid and nonassessable, and issued in compliance with all federal, state and foreign securities laws. True and correct copies of the stock records of the Company, showing all issuances and transfers of shares of capital stock of the Company since inception, have been provided to Egghead.

     (b) There are outstanding on the date hereof no rights of first refusal, preemptive rights, conversion rights, options, warrants or other rights to acquire, directly or indirectly, capital stock from the Company or, to the Company's knowledge, from any Shareholder of the Company, except (i) Company Preferred Stock convertible into 552,592 shares of Company Common Stock and
(ii) Options representing in the aggregate the right to purchase up to 194,116 shares of Company Common Stock. Set forth in Section 5.4(b) of the Company Disclosure Statement is a spreadsheet accurately reflecting the number of Options outstanding, the grant dates, vesting schedules and exercise prices thereof (in each case, as applicable), and the identities of the holders thereof and an indication of their relationships to the Company. The respective exercise prices of all such Options are at least equal to the fair market value per share of Company Common Stock on the date such Options were granted.

     (c) Except as set forth in Section 5.4(c) of the Company Disclosure Statement, the Company is not a party or subject to any agreement or understanding, and there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any securities of the Company or the voting by any director of the Company. Except as set forth in Section 5.4(c) of the Company Disclosure Statement, no Shareholder or any Affiliate thereof is indebted to the Company, the Company is not indebted to any of its Shareholders or any Affiliate thereof and the Company is not under any contractual or other obligation to register any of its presently outstanding securities or any of its securities which may hereafter be issued.

5.5  LITIGATION

     Except as disclosed in Section 5.5 of the Company Disclosure Statement, there are no actions, suits, investigations or proceedings (adjudicatory, rulemaking or otherwise) pending or, to the Company's knowledge, threatened against the Company (or any Employee Benefit Plan), or any property of the Company (including the Company's Intellectual Property), in any court or before any arbitrator of any kind or before or by any Governmental Body. To the Company's knowledge, there is no valid basis for any claim, action, suit, arbitration, proceeding or investigation which could reasonably be expected (a) to be materially adverse to the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), sales, margins, profitability, condition (financial or other) or prospects of the Company before or by any Person or
(b) to have a material adverse effect on the Company's ability to perform its obligations under this Agreement. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which the Company or any of its officers or directors is a party which involve the transactions contemplated herein. Section 5.5 of the Company Disclosure Statement sets forth a description of any material disputes involving the Company which have been settled or resolved by arbitration or litigation since the Company's inception.

5.6  COMPLIANCE WITH LAWS

     (a) The Company has at all times complied, and is in compliance, with all federal, state, local and foreign laws, rules, regulations, ordinances, judgments, decrees and orders applicable to it, to its employees, or to the Real Property and the Personal Property, the failure to comply with which would, individually or in the aggregate, have, or reasonably be expected to have, a Company Adverse Effect or a material adverse effect on the ability of the Company to perform its obligations under this Agreement, including, without limitation, all such laws, rules, ordinances, decrees and orders relating to intellectual property protection, antitrust matters, consumer protection, currency exchange, environmental protection, equal employment opportunity, health and occupational safety, pension and employee benefit matters, securities and investor protection matters, labor and employment matters. The Company has not received any notification of any asserted present or past unremedied failure by the Company to comply with any of such laws, rules, ordinances, decrees or orders.

     (b) The Company is not currently in material violation of any applicable building, zoning, environmental or other law, ordinance or regulation in respect of the Real Property or its offices, structures or operations. No such law, ordinance or regulation would reasonably be expected to prevent the use of substantially all of the Real Property for the conduct thereon of the business of the Company.

     (c) To the Company's best knowledge, the Company is not in violation of, and has not violated, in connection with the ownership, use, maintenance or operation of the Real Property or the Personal Property or the conduct of its business, any applicable federal, state, county or local statutes, laws, regulations, guidances, rules, ordinances, codes, licenses, permits, judgments, writs, decrees, injunctions or orders of any Governmental Body relating to environmental (air, water, groundwater, soil, noise or odor) matters ("Environmental Laws"), including, by way of illustration and not by way of limitation, the Clean Air Act, the Federal Water Pollution Control Act, the Resources Conservation and Recovery Act and the regulations issued thereunder, the Comprehensive Environmental, Response, Compensation, and Liability Act, the Clean Water Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Hazardous Waste Control Act, comparable Oregon laws, and the regulations issued thereunder, and all other applicable federal, state, county, local and foreign environmental requirements where such violation might have a Company Adverse Effect.

     (d) Except as specifically set forth in Section 5.6(d) of the Company Disclosure Statement, the Company has not, in violation of any Environmental Laws, transported, stored, treated, recycled, handled or disposed of, or allowed or arranged for any Third Party to transport, store, treat, recycle, handle or dispose of (i) any flammable substances, explosives, radioactive materials, hazardous substances, hazardous wastes, toxic substances, pollutants, contaminants or any wastes, materials or substances identified in or regulated by any Environmental Laws; (ii) asbestos, polychlorinated biphenyls, urea formaldehyde, nuclear fuel or material, chemical waste, carcinogens and radon, all to the extent regulated by any Environmental Laws; and (iii) gasoline, oil and other petroleum products (collectively, "Regulated Substances"), to or at any location other than a location lawfully permitted to receive such material for such purposes at such time. Set forth in Section 5.6(d) of the Company Disclosure Statement is a complete and accurate list of all locations to which the Company has ever transported, or caused to be transported or allowed or arranged for any Third Party to transport, any type of Regulated Substances for storage, treatment, handling, processing, burning, recycling or disposal, as required by the Environmental Laws.

     (e) Except as specifically set forth in Section 5.6(e) of the Company Disclosure Statement, no real property ever owned by the Company, including, but not limited to, all surface and subsurface soil, sediments, groundwater and surface water located on, in or under such real property, was during the period of use by the Company being contaminated with any Regulated Substances or constituents thereof, which contamination has given or may give rise to any material obligation under any Environmental Laws, the common law or otherwise. To the knowledge of the Company, except as specifically set forth in Section 5.6(e) of the Company Disclosure Statement, no real property adjacent to or adjoining the Real Property has been so contaminated. To the knowledge of the Company, except as specifically set forth in

Section 5.6(e) of the Company Disclosure Statement, no polychlorinated biphenyls, lead-based materials or asbestos are present in or on the Real Property or in any equipment located therein, in violation of any Environmental Laws.

     (f) Except as specifically set forth in Section 5.6(f) of the Company Disclosure Statement, the Company has recorded or filed, and has provided to Egghead, true, accurate and complete copies of all reports with respect to any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of drums, barrels, containers or other closed receptacles) (any of the foregoing, a "Release"), caused by the Company and required by any Environmental Laws to be filed by the Company with any Governmental Body. Except as set forth in Section 5.6(f) of the Company Disclosure Statement, the Company has maintained all environmental and operating documents and records substantially in the manner and for the time periods required by any Environmental Laws.

     (g) Except as specifically set forth in Section 5.6(g) of the Company Disclosure Statement, the Company has not caused the Release of any Regulated Substances or constituents thereof on, from or off-site of its property, or of any Release from any facility owned or operated by third parties but with respect to which any of them is alleged to have liability.

     (h) Except as specifically set forth in Section 5.6(h) of the Company Disclosure Statement, there are not tanks which, when considered with all associated piping, are located either wholly or partially below the surface of the ground, and, without regard to whether they are in contact with soil, within a building or contamination structure or otherwise are located in, on or under the Real Property, and, except as specifically set forth in Section 5.6(h) of the Company Disclosure Statement, the Real Property, or any portion thereof, is not a "wetland" as defined by any law, environmental or otherwise, and is not subject to regulation.

5.7  COMPLIANCE WITH OTHER INSTRUMENTS

     (a) The Company is not in violation of any term of its Articles of Incorporation, Bylaws or other organizational documents. The Company is not in violation of any agreement or instrument relating to indebtedness for borrowed money or any other agreement to which it is a party or by which it is bound, except for violations which, whether individually or in the aggregate, (i) have been validly waived and are disclosed in Section 5.7(a) of the Company Disclosure Statement or (ii) would not have a Company Adverse Effect or a material adverse effect on the ability of the Company to perform its obligations under this Agreement.

     (b) The execution, delivery and performance of this Agreement by the Company and the Principal Shareholders and the consummation of the transactions contemplated hereby will not (i) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or Governmental Body applicable to the Company, (ii) require any Authorization or any consent or approval of any Governmental Body or nongovernmental Person, except compliance with applicable securities laws, compliance with the HSR Act, the approval of the shareholders of each of the Company and Egghead and the filing of the Merger Documents with the Oregon Secretary of State (all such Authorizations and other consents or approvals to be duly obtained at or prior to the Closing),
(iii) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which the Company is a party or by which it is bound or to which any assets of the Company are subject, (iv) result in the creation of any lien or encumbrance upon the assets of the Company or upon any outstanding Company Shares or other securities of the Company, (v) conflict with any provision of the Company's Articles of Incorporation or Bylaws (or equivalent organizational documents), or
(vi) invalidate or adversely affect any permit, license, authorization or status used in the conduct of the Company's business.

5.8  EMPLOYEE BENEFIT PLANS

     (a) Section 5.8 of the Company Disclosure Statement sets forth an accurate and complete list and description of, and the annual amount expected to be paid for the Company's current fiscal year pursuant to, each employee benefit plan, policy, program, contract or arrangement covering or benefiting any officer, employee, former employee, director or former director of the Company or any dependents or beneficiaries of any such Person, or with respect to which the Company has (or could have) any material obligation or liability, including, but not limited to, each "employee benefit plan," within the meaning of Section 3(3) of ERISA, and each retirement, pension, deferred compensation, profit-sharing, stock bonus, savings, bonus, severance, cafeteria, medical, dental, vision, life insurance, disability, accident insurance, medical expense reimbursement, dependent care expense reimbursement or tuition reimbursement plan, policy or program, each sick pay, holiday and vacation policy or program, each executive or deferred compensation plan or contract, each stock purchase, stock option or stock appreciation rights plan or arrangement, each severance agreement or plan and each employment, consulting or personal services contract with any officer, director or employee (such items are hereinafter referred to collectively as "Employee Benefit Plans" and each individually as an "Employee

Benefit Plan"). The Company has no agreement, arrangement, commitment or obligation to create any employee benefit plan, policy, program, contract or arrangement not identified in the Company Disclosure Statement or to modify or amend any existing Employee Benefit Plan.

     (b) The Company has delivered to Egghead true, correct and complete copies of all Employee Benefit Plans (including all amendments thereto), together with, to the extent applicable to a particular Employee Benefit Plan, the following:
(i) copies of the annual reports (Form 5500 series) filed with respect to the Employee Benefit Plan for the last three years; (ii) copies of the summary plan descriptions, summary annual reports, summaries of material modifications and all material employee manuals or communications filed or distributed with respect to the Employee Benefit Plan during the last three years; (iii) copies of any insurance contracts or trust agreements through which the Employee Benefit Plan is funded; (iv) copies of all contracts relating to the Employee Benefit Plan; (v) a copy of the most recent Internal Revenue Service determination letter issued with respect to the Employee Benefit Plan; and
(vi) notice of any material adverse change occurring with respect to the Employee Benefit Plan since the date of the most recently completed and filed annual report.

     (c) With respect to each Employee Benefit Plan: (i) the Company is, and at all times has been, in compliance with, and such Employee Benefit Plan is, and at all times has been, maintained, administered and operated in compliance with, the terms of such Employee Benefit Plan and all applicable laws, rules and regulations, including, but not limited to, ERISA and the Code; (ii) all Tax Returns and other information relating to such Employee Benefit Plan required to be filed with any Governmental Body have been accurately, timely and properly filed; (iii) all notices, statements, reports and other disclosures required to be given or made to participants in such Employee Benefit Plan or their beneficiaries have been accurately, timely and properly disclosed or provided;
(iv) neither the Company nor any other fiduciary of such Employee Benefit Plan has engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of Section 404 of ERISA with respect to such Employee Benefit Plan and which is not otherwise exempt from the prohibited transactions provisions of ERISA; and (v) no event has occurred or, to the Company's best knowledge, is threatened or about to occur that would constitute a prohibited transaction under Section 406 or 407 of ERISA or under Section 4975 of the Code and which is not otherwise exempt from the prohibited transaction provisions of ERISA or the Code. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is and at all times since inception has been so qualified, and its related trust is and at all times since inception has been exempt from taxation under Section 501(a) of the Code. Each Employee Benefit Plan that constitutes a "group health plan" within the meaning of Section 4980B(g)(2) of the Code or Section 607(1) of ERISA has been administered and operated at all times in compliance with the requirements of Section 4980B(f) of the Code and Title I, Subtitle B, Part 6 of ERISA.

     (d) All contributions and other payments required to have been made by the Company (including any pretax or post-tax contributions or payments by employees or their dependents) to any Employee Benefit Plan (or to any Person pursuant to the terms thereof) have been so made, and the amount of any such payment or contribution obligation that has accrued, but is not yet due, as of the date hereof, has been properly reflected in the Company Financial Statements in accordance with GAAP.

     (e) There are no actions, suits or claims (other than routine claims for benefits) pending, and to the Company's knowledge there are no actions, suits or claims threatened, with respect to any Employee Benefit Plan or against the assets of any Employee Benefit Plan, nor, to the Company's knowledge, is there a reasonable basis for any such action, suit or claim. None of the Employee Benefit Plans is currently under investigation, audit or review, directly or indirectly, by the IRS, the DOL or any other Governmental Body, and, to the Company's knowledge, no such action is contemplated or under consideration by the IRS, DOL or any other Governmental Body.

     (f) The Company does not maintain or contribute to, and has never maintained or contributed to (or been obligated to contribute to), any multi-employer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA, or any plan that is subject to Section 302 or Title IV of ERISA or
Section 412 of the Code.


     (g) The Company is not, and has never been, a member of (i) a controlled group of corporations, within the meaning of Section 414(b) of the Code, (ii) a group of trades or businesses under common control, within the meaning of
Section 414(c) of the Code, (iii) an affiliated service group, within the meaning of Section 414(m) of the Code, or (iv) any other group of Persons, organizations and/or entities that is treated as a single employer under
Section 414(o) of the Code.

     (h) No Employee Benefit Plan that is an "employee welfare benefit plan" within the meaning of Section 3(l) of ERISA provides, or has any obligation to provide, benefits with respect to current or former employees of the Company or any other entity beyond their retirement or other termination of service, including, without limitation, post-retirement (or post-termination) medical, dental, life insurance, severance or any other similar benefit, whether provided on an insured or self-insured basis, other than continuation coverage required to be provided under
Section 4980B of the Code or Title I, Subtitle B, Part 6 of ERISA.

     (i) The consummation of any transaction contemplated hereby will not result in any (i) payment (whether of severance pay or otherwise) becoming due from the Company to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement or (ii) benefit under any Employee Benefit Plan being established or becoming accelerated, vested or payable.

5.9  TAXES

     The Company has (a) duly and timely filed, including valid extensions, with the appropriate Governmental Bodies all Tax Returns required to have been filed with respect to the Company and its business, all of which Tax Returns are true, correct and complete and (b) paid in full or provided for all Taxes that are due or claimed to be due by any Governmental Body (whether or not shown as due on the Tax Returns). Except as described in Section 5.9 of the Company Disclosure Statement, (i) the reserves and provisions for Taxes reflected in the Company Financial Statements are adequate for the payment of current Taxes not yet due and payable; (ii) no unresolved claim for assessment or collection of Taxes has been asserted or threatened against the Company, and no audit or investigation by any Governmental Body is under way with respect to Taxes, interest or other charges; (iii) to its knowledge, no circumstances exist or have existed which would constitute grounds for assessment against the Company of any Tax liability with respect to any period for which Tax Returns have been filed; (iv) the Company has not filed or entered into any election, consent or extension agreement or any waiver that extends any applicable statute of limitations;
(v) any Taxes incurred by the Company or accrued by it since May 31, 1996 have arisen in the ordinary course of business; and (vi) the Company has not filed any consent to the application of Section 341(f)(2) of the Code to any assets held, acquired or to be acquired by it. The Company has furnished Egghead with complete and correct copies of all Tax Returns filed by the Company. There are no Tax liens on any property or assets of the Company other than liens for Taxes not yet due and payable. No claim has been made by an authority in any jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. The Company (1) has not made any payments, is not obligated to make any payments, and is not a party to any agreement (including this Agreement) that could obligate it to make any payments that will not be deductible under Section 280G of the Code; (2) has not been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(2)(i) of the Code; (3) is not a party to any Tax allocation or sharing agreement;
(4) has not been a member of an affiliated group filing a consolidated income Tax Return; and (5) does not have any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferor or successor by contract or otherwise.

5.10  INTELLECTUAL PROPERTY

      The Company owns, or has the defensible right to use, all Intellectual Property used in the Company's business, except where the failure to own or have the right to use such Intellectual Property, in the aggregate, would not be reasonably expected (so far as can be foreseen at the time) to have a Company Adverse Effect. Neither the Company's operations nor any of its Intellectual Property or Intellectual Property Licenses infringe or provide any basis to believe that its operations or any of its Intellectual Property or Intellectual Property Licenses would infringe upon any validly issued or pending trademark, trade name, service mark, copyright or, to the Company's knowledge, any validly issued or pending patent or other right of any other Person, nor, to the Company's knowledge, is there any infringement by any other Person of any of the Company's Intellectual Property or of any other intellectual property to which the Company's Intellectual Property Licenses relate.

5.11  FINANCIAL STATEMENTS

      The Company has provided to Egghead true and correct copies of its
(a) audited consolidated balance sheets as of May 31, 1995 and 1996, and related audited statements of operations, shareholders' equity and cash flows for the fiscal years then ended and (b) unaudited consolidated balance sheets as of February 28, 1997, and related unaudited statements of operations, shareholders' equity and cash flows for the three fiscal quarters then ended (collectively, including the notes thereto, the "Company Financial Statements"). Each of the Company Financial Statements (including the related notes) presents fairly, in all material respects, the consolidated financial position, results of operations, cash flows and shareholders' equity of the Company and its Subsidiaries as of the respective dates and for the respective periods thereof, all in conformity with GAAP consistently applied during the periods involved, except as otherwise noted therein. The Company has no liabilities or financial obligations (absolute, accrued, contingent or otherwise) required to be disclosed in the Financial Statements or notes thereto, in accordance with GAAP, which are not fully reflected or reserved against in the February 28, 1997 balance sheet, except such liabilities or obligations that (i) are listed in
Section 5.11 of the Company Disclosure Statement or (ii) are not in excess of $25,000 in the aggregate or $5,000 individually. The Company maintains standard systems of accounting which are adequate for its business. The Company has not agreed to be a guarantor, indemnitor, surety or other obligor of any indebtedness of any other Person. All outstanding Options have been granted at exercise prices at least equal to the fair market value per share of Company Common Stock on the respective dates such Options were granted, and, in the event the Merger is completed pursuant to this Agreement, Egghead will not be required to recognize any charge against earnings or other expense in respect of the Options.

5.12  ABSENCE OF CERTAIN CHANGES OR EVENTS

      Except as specifically set forth in Section 5.12 of the Company Disclosure Statement and except for transactions specifically contemplated in this Agreement, since May 31, 1996, neither the Company nor any of its officers or directors in their representative capacities on behalf of the Company has:

      (a) taken any action or entered into or agreed to enter into any transaction, agreement or commitment other than in the ordinary course of business or involving an insignificant obligation or expenditure;

      (b) forgiven or canceled any indebtedness or waived any claims or rights of material value (including, without limitation, any indebtedness owing by any shareholder, officer, director, employee or Affiliate of the Company);

      (c) granted, other than in the ordinary course of business and consistent with past practice, any increase in the compensation of directors, officers, employees or consultants (including any such increase pursuant to any employment agreement or bonus, pension, profit-sharing, lease payment or other plan or commitment);

      (d) experienced any material adverse change in the Company's business, properties, operations, condition (financial or other), assets, liabilities or prospects;

      (e) borrowed or agreed to borrow any funds, incurred or become subject to, whether directly or by way of assumption or guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise), except liabilities and obligations that (i) were incurred in the ordinary course of business and consistent with past practice or (ii) are not in excess of $25,000 in the aggregate or $5,000 individually, or increased, or experienced any change in any assumptions underlying, or methods of calculating, any bad debt, contingency or other reserves;

      (f) paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice, or not in excess of $25,000 in the aggregate or $5,000 individually, of claims, liabilities and obligations reflected or reserved against in the May 31, 1996 balance sheet or incurred in the ordinary course of business and consistent with past practice since
May 31, 1996, or prepaid any obligation having a fixed maturity of more than 90 days from the date such obligation was issued or incurred;

      (g) permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge, except
(i) assessments for current Taxes not yet due and payable, (ii) landlord's liens for rental payments not yet due and payable, and (iii) mechanics', materialmen's, carriers' and other similar statutory liens securing indebtedness that was incurred in the ordinary course of business and is not yet due and payable;

      (h) written down the value of any inventory (including write-downs by reason of shrinkage, markdown or obsolescence) or written off as uncollectible any notes or accounts receivable, except any such write-downs or write-offs that were not material in amount or significance to the Company and were in the ordinary course of business and consistent with past practice;

      (i) sold, transferred or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except the sale of inventory in the ordinary course of business and consistent with past practice;

      (j) disposed of or permitted to lapse any rights to the use of any trademark, trade name, patent or copyright, or disposed of or disclosed to any Person without obtaining an appropriate confidentiality agreement from any such Person any trade secret, formula, process or know-how not theretofore a matter of public knowledge;

      (k) except as disclosed in the Financial Statements, made any single capital expenditure or commitment in excess of $25,000 for additions to property, plant, equipment or intangible capital assets or made aggregate capital expenditures in excess of $25,000 for additions to property, plant, equipment or intangible capital assets;

      (l) made any change in any method of accounting or accounting practice or internal control procedure;

      (m) issued any capital stock or other securities (other than grants of options under the Company Option Plans or the issuance of Company Common Stock upon the exercise of options granted under the Company Option Plans), or declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company, or otherwise permitted the withdrawal by any of the holders of capital stock of the Company of any cash or other assets (real, personal or mixed, tangible or intangible), in compensation, indebtedness or otherwise, other than payments of compensation in the ordinary course of business and consistent with past practice;

      (n) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of the Company's shareholders, officers, directors or employees or any Affiliate thereof, except for (i) compensation paid to officers and employees at rates not exceeding the rates of compensation paid during the fiscal year last ended, and
(ii) funds advanced to the Company's employees for travel expenses in the ordinary course of business and consistent with past practice;

      (o) entered into or agreed to enter into, or otherwise suffered to be outstanding, any power of attorney of the Company or any obligations or liabilities (absolute, accrued, contingent or otherwise) of the Company, as guarantor, surety, cosigner, endorser, comaker, indemnitor or otherwise in respect of the obligation of any other Person;

      (p) received notice of, or otherwise obtained knowledge of (i) any claim, action, suit, arbitration, proceeding or investigation involving, pending against or threatened against the Company or any employee of the Company in any court or before any arbitrator of any kind or before or by any Governmental Body; (ii) any valid basis for any action, claim, suit, arbitration, proceeding, investigation or the application of any fine or penalty adverse to the Company or any employee of the Company; or (iii) any outstanding or unsatisfied judgments, orders, decrees or stipulations to which the Company or any employee of the Company is a party and where such items in clause (i), (ii) or (iii) above relate directly to the transactions contemplated herein or which would be reasonably expected to have a Company Adverse Effect;

      (q) entered into or agreed to any sale, assignment, transfer or license of any patents, trademarks, copyrights, trade secrets or other intangible assets of the Company or any amendment or change to any existing license or other agreement relating to Intellectual Property, other than in the ordinary course of business;

      (r) received notice that there has been a loss of, or contract cancellation by, any material current or prospective customer, licensor or distributor of the Company; or

      (s) agreed, whether in writing or otherwise, to take any action described in this Section 5.12.

5.13  CONTRACTS AND LEASES

      Section 5.13 of the Company Disclosure Statement contains an accurate and complete listing of all material contracts, leases, agreements or understandings, whether written or oral, to which the Company is a party or by which the Company is bound, including, without limitation, security agreements, license agreements, equipment leases, sales agreements, distributorship agreements, credit agreements and instruments relating to the borrowing of money; provided, however, that such list need not include oral agreements to purchase inventory of the Company made in the ordinary course of the Company's business, consistent with past practices, that are converted to written purchase orders or other written form within 24 hours after such oral agreement is made. Each of such contracts, leases, agreements and understandings is in full force and effect and is valid, binding and enforceable in accordance with its terms against each party thereto, and (A) none of the Company or, to the Company's knowledge, any other party thereto has breached any of the above or is in default thereunder, (B) no event has occurred which, with notice or lapse of time, or both, would constitute such a breach or default, (C) no claim of material default thereunder has been asserted or threatened, and (D) none of the Company or, to the Company's knowledge, any other party thereto is seeking the termination or renegotiation thereof or substitute performance thereunder, or intends to refuse to renew or continue, or to exercise or decline to exercise any right or option under such contract, lease, agreement or understanding.
True and complete copies of each such written contract, lease, agreement or understanding (and written summaries of the terms of any such oral contracts, leases, agreements and understandings) have been heretofore delivered to Egghead. Except as specifically set forth in Section 5.13 of the Company Disclosure Statement, the Company has no:

      (a) outstanding sales or service contracts, bids, commitments or proposals which are priced significantly lower than the Company's customary list price for such products or services such that the contract, bid, commitment or proposal might be expected by the Company to result in any loss upon completion or performance thereof, or the realization of less than the Company's usual and customary margins upon completion or performance thereof;

      (b) contracts with its officers, directors, employees, shareholders, agents, consultants, advisors, suppliers, vendors or dealers that are not, except as provided by law to the contrary without regard to the express terms of such contract, cancelable by the Company within 30 days' notice without liability, penalty or premium exceeding $5,000;

      (c) agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings, or any compensation agreement or arrangement affecting or relating to former employees of the Company;

      (d) employment agreement, whether express or implied, or any other agreement for services that contains any severance or termination pay liabilities or obligations;

      (e) noncompetition agreement or other restriction from carrying on its business anywhere in the world;

      (f) liability or obligation with respect to the return of inventory or merchandise other than on account of a defective condition, incorrect quantities or missed delivery dates; or

      (g) disagreement with any of its suppliers, vendors, customers, licensors or licensees.

5.14  INSIDER INTERESTS

      Except as set forth in Section 5.14 of the Company Disclosure Statement, no Shareholder, officer, director, Affiliate or other representative of the Company has any interest (other than as a shareholder of the Company) (a) in any of the Company's Real Property or Personal Property or (b) to the Company's knowledge, in any agreement, contract, arrangement or obligation relating to the Company, its present or prospective business or its operations. The Company and its Shareholders, officers and directors have no interest, either directly or indirectly, in any Person that presently (i) provides any services, produces and/or sells any products or product lines, or engages in any activity which is competitive with the business in which the Company is now engaged or proposes to engage (other than as a beneficial owner of shares in a publicly held company aggregating less than 5% of the total outstanding equity interest in such company, held for investment only); (ii) is a supplier, customer or creditor, or has an existing contractual relationship with any of the Company's employees (or Persons performing similar functions); or (iii) has any direct or indirect interest in any asset or property, real or personal, tangible or intangible, of the Company or any property, real or personal, tangible or intangible, that is necessary or desirable for the present or anticipated future conduct of the Company's business.

5.15  BROKERS AND FINDERS

      Except as set forth in Section 5.15 of the Company Disclosure Statement, neither the Company nor any Principal Shareholder has employed any investment banker, broker, finder, consultant or intermediary, in connection with the transactions contemplated by this Agreement, which would be entitled to any investment banking, brokerage, finder's or similar fee or commission payable by the Company in connection with this Agreement or the transactions contemplated hereby.

5.16  S-4 REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS

      None of the information supplied or to be supplied by the Company or the Principal Shareholders for inclusion or incorporation by reference in the S-4 Registration Statement or the Proxy Statement/Prospectus will (a) in the case of the S-4 Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (b) in the case of the Proxy Statement/Prospectus, at the time of mailing the Proxy Statement/Prospectus, at the time of the Egghead Shareholders Meeting and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company or its Principal Shareholders, officers or directors shall occur that is required to be described in the Proxy Statement/Prospectus or the S-4 Registration Statement, the Company shall notify Egghead thereof by reference to this Section 5.16 and cooperate with Egghead in preparing and filing with the SEC and, as required by law, disseminating to the shareholders of Egghead and the Company an amendment or supplement which accurately describes such event or events in compliance with all provisions of applicable law.

5.17  TAX MATTERS

      The representations set forth in the numbered paragraphs of the form of Tax Matters Certificate of the Company attached hereto as Exhibit 5.17 (the "Company Tax Matters Certificate") are true and correct in all respects, and such representations are hereby incorporated herein by reference with the same effect as if set forth herein in their entirety.

5.18  PROPERTY

      (a) The Company owns no real property and leases no real property other than as set forth in Section 5.18(a) of the Company Disclosure Statement, which contains a complete and accurate list of all real property of the Company which is owned, leased, rented or used by the Company (the "Real Property").

      (b) The Company has separately delivered to Egghead a complete and accurate report for the period beginning June 1, 1996 of the Company's fixed asset and roll-forward schedule, which lists all leasehold interests in personal property, improvements, leased equipment and other furniture, equipment and personal property (the "Personal Property"), showing aggregate additions, deletions and changes through February 28, 1997. The Real Property and the Personal Property include all properties and assets (whether real, personal or mixed, tangible or intangible) (other than, in the case of the Personal Property, property rights with an individual value of less than $5,000) reflected in the May 31, 1996 balance sheet and all the properties and assets purchased by the Company since May 31, 1996 (except for such properties or assets sold since such date in the ordinary course of business and consistent with past practice). The Real Property and the Personal Property include all material property used in the business of the Company.

      (c) The Company's leasehold interest in each parcel of Real Property is free and clear of all liens, mortgages, pledges, deeds of trust, security interests, charges, encumbrances and other adverse claims or interests of any kind. Each lease of any portion of the Real Property is valid, binding and enforceable in accordance with its terms against the parties thereto and any other Person with an interest in such Real Property, the Company has performed in all material respects all obligations imposed upon it thereunder, and neither the Company nor any other party thereto is in material default thereunder nor is there any event which with notice or lapse of time, or both, would constitute a material default thereunder. Except as set forth in Section 5.18(c) of the Company Disclosure Statement, no consent is required from any Person under any lease or other agreement or instrument relating to the Real Property in connection with the consummation of the transactions contemplated by this Agreement, and the Company has not received notice that any party to any such lease or other agreement or instrument intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. The Company has not granted any lease, sublease, tenancy or license of, or entered into any rental agreement or contract of sale with respect to, any portion of the Real Property.

      (d) The Company's offices, stores, warehouses and other structures and its Personal Property are of a quality consistent with industry standards, are in good operating condition and repair, normal wear and tear excepted, are adequate for the uses to which they are being put, and comply in all material respects with applicable safety and other laws and regulations.

      (e) Except as set forth in Section 5.18(e) of the Company Disclosure Statement, and except for (i) assessments for current Taxes not yet due and payable, (ii) landlord's liens for rental payments in respect of the Real Property incurred in the ordinary course of business and not yet due and payable, and (iii) mechanics', materialmen's, carriers' and other similar statutory liens securing indebtedness that was incurred in the ordinary course of business and is not yet due and payable, the Personal Property is free and clear of all liens, and, other than leased Personal Property which is so noted on the list supplied pursuant to clause (a) of this Section 5.18, the Company owns such Personal Property.

      (f) Each lease, license, rental agreement, contract of sale or other agreement to which the Personal Property is subject is valid, binding and enforceable in accordance with its terms against the parties thereto, the Company has performed in all material respects all obligations imposed on it thereunder, and neither the Company nor, to the Company's knowledge, any other party thereto is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default by the Company or, to the Company's knowledge, any other party thereunder. Except as set forth in
Section 5.18(f) of the Company Disclosure Statement, no consent is required from any Person under any lease or other agreement or instrument relating to the Personal Property in connection with the consummation of the transactions contemplated by this Agreement, and the Company has not received notice that any party to any such lease or other agreement or instrument intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. The Company has not granted any lease, sublease, tenancy or license of any portion of the Personal Property.

      (g) Neither the whole nor any portion of the leaseholds or any other assets or property of the Company is subject to any currently outstanding governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor has any such condemnation, expropriation or taking been proposed.

5.19  CUSTOMERS AND SUPPLIERS

      The Company has disclosed in writing to Egghead (a) a complete and accurate list of the customers of the Company accounting for 5% or more of the Company's sales during the six-month period ended February 28, 1997, showing the approximate total sales by the Company to each such customer during such period, and (b) a complete and accurate list of the suppliers of the Company from whom the Company has purchased 5% or more of the goods or services purchased by the Company during the six-month period ended February 28, 1997. The Company has no basis to expect any material modification to its relationship with any such customer or supplier with whom the Company has a written agreement, contract or other commitment.

5.20  ORDERS, COMMITMENTS AND RETURNS

      Section 5.20 of the Company Disclosure Statement contains (a) an accurate summary of the Company's total backlog of orders as of April 5, 1997 (including all accepted and unfulfilled sales orders) and (b) the aggregate of all outstanding purchase orders issued by the Company as of February 28, 1997 (which include all contracts or commitments for the purchase by the Company of merchandise, materials or other supplies). A list of all outstanding purchase orders for inventory in excess of $5,000 as of February 28, 1997, categorized by vendor, has been provided by the Company to Egghead in writing. All such sale and purchase commitments were made in the ordinary course of business. Except as set forth in the Company Disclosure Statement, there are no outstanding claims in excess of $50,000 in the aggregate or $20,000 individually against the Company to return products or merchandise by reason of alleged failure to conform to customer expectations, defective products, missed delivery dates or otherwise, or of products in the possession of customers under an understanding that such products would be returnable.

5.21  LABOR AND EMPLOYMENT MATTERS

      There are no material labor disputes, employee grievances or disciplinary actions pending or, to the Company's knowledge, threatened against or involving the Company or any of its present or former employees, and the Company has not experienced any work stoppage or other labor difficulty since its incorporation. The Company has complied with all provisions of law relating to employment and employment practices, terms and conditions of employment, wages and hours, the failure to comply with which would be reasonably expected to have a material adverse effect upon the business properties, operations, condition (financial or other) or prospects of the Company. The Company is not engaged in any unfair labor practice and has no liability for any arrears of wages or Taxes or penalties for failure to comply with any such provisions of law. No collective bargaining agreement is binding on the Company, and the Company has no knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor union or other employee organization with respect to employees of the Company. Each employee, officer and consultant of the Company has executed a nondisclosure agreement in the form provided to Egghead. To the Company's knowledge, no employee (or Person performing similar functions) of the Company is in violation of any such agreement or any employment agreement, noncompetition agreement, patent disclosure agreement, invention assignment agreement, proprietary information agreement or other contract or agreement relating to the relationship of such employee with the Company or any other party, and the Company will use its best efforts to prevent any such violation.
Section 5.21 of the Company Disclosure Statement sets forth a true and complete list of (a) the names and current compensation amounts of all directors and officers of the Company; (b) the wage rates for nonsalaried and nonofficer salaried employees of the Company by classification, and all labor union contracts (if any); (c) all group insurance programs in effect for employees of the Company; and (d) the names and current compensation packages of all independent contractors and consultants of the Company. The Company is not in default with respect to any of its obligations referred to above and has no obligation or liability for severance or back pay owed through or by virtue of the Closing. Except as disclosed in Section 5.21 of the Company Disclosure Statement, all employees of the Company are employed on an "at will" basis.

5.22  ACCOUNTS RECEIVABLE

      All accounts receivable of the Company reflected in the February 28, 1997 balance sheet, or existing at the Effective Time, represent (or will represent) sales actually made in the ordinary course of business and were recorded (or will be recorded) in the Company's books consistently with generally accepted principles governing revenue recognition, consistently applied during the periods involved. The bad debt reserves and sales return allowances, if any, reflected in the February 28, 1997 balance sheet are in conformity with GAAP consistently applied during the periods involved. Set forth in Section 5.22 of the Company Disclosure Statement is a full and complete list and aging study of all consolidated accounts receivable of the Company existing as of February 28, 1997.

5.23  INVENTORY

      The inventory reflected in the February 28, 1997 balance sheet and the related reserve are reflected in conformity with GAAP consistently applied during the periods involved. All items in the inventory reflected in the February 28, 1997 balance sheet or as currently owned by the Company are of a quality and quantity usable and salable in the ordinary course of the Company's business. Such inventory consists of merchandise, materials and supplies used or sold in the business of the Company.

5.24  CORPORATE BOOKS AND RECORDS

      The Company has furnished to Egghead or its representatives for their examination true and complete copies of (a) the Articles of Incorporation and Bylaws of the Company as currently in effect, including all amendments thereto,
(b) the minute books of the Company, and (c) the stock transfer books of the Company. Such minutes reflect all meetings of the Company's Shareholders, Board of Directors and any committees thereof since the Company's inception, and accurately reflect in all material respects the events of and actions taken at such meetings. Such stock transfer books accurately reflect all issuances and transfers of shares of capital stock of the Company since its inception.

5.25  LICENSES, PERMITS, AUTHORIZATIONS

      Except as identified in Section 5.25 of the Company Disclosure Statement and except where the failure to obtain any of the following would not have a Company Adverse Effect, the Company has received all currently required Authorizations, licenses, orders, registrations and permits of all Governmental Bodies. The Company has not received any notifications of any asserted present failure by it to have obtained any such Authorization, license, order, registration or permit, or past and unremedied failure to obtain such items.

5.26  INSURANCE

      The Company maintains (a) insurance on all of its property (including leased premises) that insures against loss or damage by fire or other casualty (including extended coverage) and (b) insurance against liabilities, claims and risks of a nature and in such amounts as are normal and customary in the Company's industry for companies of similar size and financial condition. All insurance policies of the Company are in full force and effect, all premiums with respect thereto covering all periods up to and including the date this representation is made have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of law currently applicable to the Company and of all agreements to which the Company is a party, will remain in full force and effect through the respective expiration dates of such policies without the payment of additional premiums, and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. The Company has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

5.27  ABSENCE OF QUESTIONABLE PAYMENTS

      Neither the Company nor any Principal Shareholder, director, officer, agent, employee or other Person acting on behalf of the Company has used any Company funds for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to domestic or foreign governmental officials or others. The Company has adequate financial controls to prevent such improper or unlawful contributions, payments, gifts, entertainment or expenditures. Neither the Company nor any current director, officer, agent, employee or other Person acting on behalf of the Company has accepted or received any improper or unlawful contributions, payments, gifts or expenditures. The Company has at all times complied, and is in compliance, in all respects with the Foreign Corrupt Practices Act and all foreign laws and regulations relating to prevention of corrupt practices and similar matters.

5.28  BANK ACCOUNTS

      Section 5.28 of the Company Disclosure Statement sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes or accounts of any nature and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

5.29  FULL DISCLOSURE

      The Company Financial Statements, the representations and warranties and other agreements of the Company contained in this Agreement, and all information in the Company Disclosure Statement and in the Exhibits hereto do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements so made or information so delivered not misleading, and no other information furnished by the Company to Egghead or its representatives in connection with this Agreement or by the Company to the Shareholders in connection with their approval of the Merger and execution and delivery of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made or information so delivered not misleading.

                                      ARTICLE VI

                      REPRESENTATIONS AND WARRANTIES OF EGGHEAD
                                    AND MERGER SUB

      Each of Egghead and Merger Sub hereby represents and warrants to the Company that, as of the date of this Agreement and as of the Closing Date, except as set forth in the Egghead Disclosure Statement:

6.1   ORGANIZATION

      Egghead is a corporation duly organized and validly existing under the laws of the state of Washington and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted, to enter into this Agreement and to carry out the provisions of this Agreement and consummate the transactions contemplated hereby. Egghead is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of Egghead and its Subsidiaries taken as a whole (an "Egghead Adverse Effect"). Egghead has obtained from the appropriate Governmental Bodies all approvals and licenses necessary for the conduct of its business and operations as currently conducted, which approvals and licenses are valid and remain in full force and effect, except where the failure to have obtained such approvals or licenses or the failure of such approvals and licenses to be valid and in full force and effect would not have an Egghead Adverse Effect.

6.2   OPERATIONS OF SUBSIDIARIES

      Each Subsidiary of Egghead (a) is a corporation or other legal entity duly organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization and has the full power and authority to own its properties and conduct its business and operations as currently conducted, except where the failure to be duly organized, validly existing and in good standing would not have an Egghead Adverse Effect, (b) is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have an Egghead Adverse Effect, and (c) has obtained from the appropriate Governmental Bodies all approvals and licenses necessary for the conduct of its business and operations as currently conducted, which approvals and licenses are valid and remain in full force and effect, except where the failure to have obtained such approvals and licenses or the failure of such approvals and licenses to be valid and in full force and effect would not have an Egghead Adverse Effect.

6.3   AUTHORIZATION AND ENFORCEABILITY

      This Agreement and the consummation of the transactions contemplated hereby have been approved by the respective Boards of Directors of Egghead and Merger Sub and by Egghead as the sole shareholder of Merger Sub, and have been duly authorized by all other necessary corporate action on the part of each of them (except for the approval of Egghead's shareholders contemplated by Section 7.3(b)). This Agreement has been duly executed and delivered by Egghead and Merger Sub and constitutes a valid and binding agreement of Egghead and Merger Sub, enforceable against Egghead and Merger Sub in accordance with its terms. Egghead has delivered to the Company true and correct copies of resolutions adopted by the Board of Directors of each of Egghead and Merger Sub approving this Agreement.

6.4   CAPITAL STOCK

      The authorized capital stock of Egghead consists of (a) 50,000,000
Egghead Common Shares and (b) 16,569,848 shares of preferred stock, $.01 par value per share, of which 3,413,460 shares are designated as Series A Preferred Stock, 1,656,388 shares are designated as Series B Preferred Stock and 1,500,000 shares are designated as Series C Preferred Stock. All the outstanding Egghead Common Shares are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock of Egghead is entitled to preemptive or cumulative voting rights. As of the close of business on February 28, 1997, 17,591,087 Egghead Common Shares and no shares of preferred stock were issued and outstanding, and since that date there have been no further issuances of Egghead Common Shares, except in connection with the exercise of options issued pursuant to the Egghead Option Plans, and except for issuances of Egghead Common Shares pursuant to the Egghead, Inc. 1989 Employee Stock Purchase Plan (the "Egghead Employee Stock Purchase Plan"). Except as disclosed in the Egghead SEC Reports, all outstanding shares of capital stock of the Subsidiaries of Egghead are owned by Egghead or a direct or indirect wholly owned Subsidiary of Egghead, free and clear of all liens, charges, encumbrances, claims and options of any nature. There are outstanding on the date hereof no options, warrants or other rights to acquire capital stock from Egghead or any of its Subsidiaries, nor are there any securities outstanding which are directly or indirectly convertible into or exchangeable for shares of capital stock of Egghead or any of its Subsidiaries, except options to purchase Egghead Common Shares granted pursuant to the Egghead Option Plans and rights existing under the Egghead Employee Stock Purchase Plan. As of the close of business on February 28, 1997, there were 1,768,857 Egghead Common Shares available for issuance upon exercise of stock options not yet granted, 3,583,538 Egghead Common Shares reserved for issuance upon exercise of stock options outstanding as of such date, and 323,844 Egghead Common Shares reserved for issuance under the Egghead Employee Stock Purchase Plan. Egghead has not declared, and no Person has any accrued right to receive, any distribution with respect to shares of capital stock of Egghead. Except as set forth in Section 6.4 of the Egghead Disclosure Statement, between February 28, 1997 and the date of this Agreement, Egghead has not granted any additional options to purchase Egghead Common Shares pursuant to the Egghead Option Plans.

6.5   AUTHORIZATION FOR EGGHEAD COMMON SHARES

      Prior to the Effective Time, Egghead will have taken all necessary action to permit it to issue the number of Egghead Common Shares required to be issued pursuant to Article IV. The Egghead Common Shares issued pursuant to Article IV will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no shareholder of Egghead will have any preemptive right of subscription or purchase in respect thereof. The issuance of the Egghead Common Shares pursuant to this Agreement will be registered under the Securities Act and registered or exempt from registration under any applicable state securities laws.

6.6  LITIGATION

     Except as disclosed in the Egghead SEC Reports or in Section 6.6 of the Egghead Disclosure Statement, there are no material actions, suits, investigations or proceedings (adjudicatory, rulemaking or otherwise) pending or, to the knowledge of Egghead, threatened against Egghead or any of its Subsidiaries, or any property of Egghead or any such Subsidiary (including any Intellectual Property), in any court or before any arbitrator of any kind or before or by any Governmental Body. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which Egghead or any of its officers or directors is a party which involve the transactions contemplated herein.

6.7  COMPLIANCE WITH LAWS

     Egghead has at all times complied, and is in compliance, with all federal, state, local and foreign laws, rules, regulations, ordinances, decrees and orders applicable to it, to its employees, or to its real property or personal property, the failure to comply with which would, individually or in the aggregate, have, or reasonably be expected to have, an Egghead Adverse Effect or a material adverse effect on the ability of Egghead to perform its obligations under this Agreement, including, without limitation, all such laws, rules, ordinances, decrees and orders relating to intellectual property protection, antitrust matters, consumer protection, currency exchange, environmental protection, equal employment opportunity, health and occupational safety, pension and employee benefit matters, securities and investor protection matters, labor and employment matters and trading-with-the-enemy matters. Egghead has not received any notification of any asserted present or past unremedied failure by Egghead to comply with any of such laws, rules, ordinances, decrees or orders.

6.8  COMPLIANCE WITH OTHER INSTRUMENTS

     (a) Neither Egghead nor any of its Subsidiaries is in violation of any term of (i) its charter, Bylaws or other organizational documents or (ii) any agreement or instrument relating to indebtedness for borrowed money or any other agreement to which it is a party or by which it is bound, except for violations the consequences of which, whether individually or in the aggregate, would not have an Egghead Adverse Effect or a material adverse effect on the ability of Egghead to perform its obligations under this Agreement.

      (b) The execution, delivery and performance of this Agreement by Egghead and Merger Sub and the consummation of the transactions contemplated hereby will not (i) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or Governmental Body applicable to Egghead or Merger Sub, (ii) require any Authorization or any consent or approval of any Governmental Body or nongovernmental Person, except compliance with applicable securities laws, compliance with the HSR Act, the approval of the shareholders of each of the Company and Egghead and the filing of all documents necessary to consummate the Merger with the Oregon Secretary of State (all such Authorizations and other consents or approvals to be duly obtained at or prior to the Closing), (iii) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which Egghead or Merger Sub is a party or by which it is bound or to which any assets of the Company are subject, (iv) result in the creation of any lien or encumbrance upon the assets of Egghead or Merger Sub or upon any outstanding securities of Egghead or Merger Sub, (v) conflict with any provision of the charter or Bylaws of Egghead or Merger Sub, or (vi) invalidate or adversely affect any permit, license, authorization or status used in the conduct of Egghead's business.

6.9   TAXES

      Egghead and its Subsidiaries have filed all Tax Returns required to be filed by them and have paid all Taxes shown to be due thereon, other than Taxes appropriate reserves for which have been made in the Egghead Financial Statements (and, to the extent material, such reserves have been accurately described to the Company). There are no assessments or adjustments for Taxes that have been asserted in writing against Egghead or its Subsidiaries for any period for which Egghead has not made appropriate reserves in the Egghead Financial Statements.

6.10  INTELLECTUAL PROPERTY

      Egghead and its Subsidiaries own, or have the defensible right to use, all Intellectual Property used in Egghead's business, except where the failure to own or have the right to use such Intellectual Property, in the aggregate, would not be reasonably expected (so far as can be foreseen at the time) to have an Egghead Adverse Effect. Neither Egghead's operations nor any of its Intellectual Property or Intellectual Property Licenses infringe or provide any basis to believe that its operations or any of its Intellectual Property or Intellectual Property Licenses would infringe upon any validly issued or pending trademark, trade name, service mark, copyright or, to Egghead's knowledge, any validly issued or pending patent or other right of any other Person, nor, to Egghead's knowledge, is there any infringement by any other Person of any of Egghead's Intellectual Property or of any other intellectual property to which Egghead's Intellectual Property Licenses relate.

6.11  REPORTS AND FINANCIAL STATEMENTS

      Except as set forth in Section 6.11 of the Egghead Disclosure Statement, Egghead has timely filed all reports (including, without limitation, proxy statements) required to be filed with the SEC since January 1, 1994 (collectively, the "Egghead SEC Reports"), and has previously furnished or made available to the Company true and complete copies of all Egghead SEC Reports. None of the Egghead SEC Reports, as of their respective dates (as amended through the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes) included in the Egghead SEC Reports presents fairly, in all material respects, the consolidated financial position of Egghead and its Subsidiaries as of the respective date thereof, and the other related financial statements (including the related notes) included therein present fairly, in all material respects, the results of operations and the cash flows of Egghead and its Subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein. Egghead has no liabilities or financial obligations (absolute, contingent or otherwise) required to be disclosed in its financial statements or the notes thereto in accordance with GAAP which are not fully reflected or reserved against in the unaudited balance sheet contained in its report on Form 10-Q for the quarter ended December 28, 1996, except such liabilities or obligations that would not be reasonably expected (so far as can be foreseen at the time) to have an Egghead Adverse Effect. Except as set forth in Section 6.11 of the Egghead Disclosure Statement, all of the Egghead SEC Reports, as of their respective dates (as amended through the date hereof), complied in all material respects with the requirements of the Exchange Act and the applicable rules and regulations thereunder.

6.12  ABSENCE OF CERTAIN CHANGES OR EVENTS

      During the period since December 28, 1996, and except as disclosed in the Egghead SEC Reports, (a) the business of Egghead has been conducted only in the ordinary course, consistent with past practice, (b) Egghead has not entered into any material transaction other than in the ordinary course of business and consistent with past practice, and (c) there has not been any material adverse change in the business, properties, operations, condition (financial or other), assets, liabilities or the reasonably foreseeable prospects of Egghead and its Subsidiaries taken as a whole (other than as a result of economic or political developments of general applicability).

6.13  CONTRACTS AND LEASES

      The Egghead SEC Reports contain an accurate and complete list of all material contracts, leases, agreements or understandings, whether written or oral, required to be described therein or filed as exhibits thereto pursuant to the Exchange Act and the applicable rules and regulations thereunder. Each of such contracts, leases, agreements and understandings is in full force and effect and is valid, binding and enforceable in accordance with its terms against each party thereto, and (a) none of Egghead or its Subsidiaries or, to Egghead's knowledge, any other party thereto has breached any of the above or is in default thereunder, (b) no event has occurred which, with notice or lapse of time, or both, would constitute such a breach or default, (c) no claim of material default thereunder has, to Egghead's knowledge, been asserted or threatened, and (d) none of Egghead or its Subsidiaries or, to Egghead's knowledge, any other party thereto is seeking the termination or renegotiation thereof or substitute performance thereunder or intends to refuse to renew or continue, or to exercise or decline to exercise any right or option under, such contract, lease, agreement or understanding.

6.14  OWNERSHIP OF MERGER SUB; NO PRIOR ACTIVITIES; ASSETS OF MERGER SUB

      (a) Merger Sub was formed by Egghead solely for the purpose of engaging in the transactions contemplated hereby.

      (b) As of the date hereof and at the Effective Time, the capital stock of Merger Sub is and will be owned 100% by Egghead directly. There are not as of the date hereof and there will not be at the Effective Time any outstanding or authorized options, warrants, calls, rights, commitments or any other agreements of any character which Merger Sub is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of capital stock of Merger Sub.

      (c) As of the date hereof and at the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated thereby and hereby, Merger Sub has not and will not have incurred, directly or indirectly through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

      (d) Egghead will take all action necessary to ensure that Merger Sub at no time prior to the Effective Time owns any asset other than an amount of cash necessary to incorporate Merger Sub and to pay the expenses of the Merger attributable to Merger Sub if the Merger is consummated.

6.15  BROKERS AND FINDERS

      Except for the fees and expenses payable to Donaldson, Lufkin & Jenrette, Egghead has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

6.16  S-4 REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS

      None of the information supplied or to be supplied by Egghead or Merger Sub for inclusion or incorporation by reference in the S-4 Registration Statement or the Proxy Statement/Prospectus will (a) in the case of the S-4 Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (b) in the case of the Proxy Statement/Prospectus, at the time of mailing the Proxy Statement/Prospectus, at the time of the Egghead Shareholders Meeting and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Egghead, its officers and directors or any of its Subsidiaries shall occur that is required to be described in an amendment of, or a supplement to, the Proxy Statement/Prospectus or the S-4 Registration Statement, Egghead shall notify the Company thereof by reference to this Section 6.16 and, in the case of the Proxy Statement/Prospectus or the S-4 Registration Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of Egghead and the Company, and such amendment or supplement shall comply with all provisions of applicable law. The S-4 Registration Statement will comply (with respect to Egghead and Merger Sub) as to form in all material respects with the provisions of the

Securities Act. The Proxy Statement/Prospectus will comply (with respect to Egghead and Merger Sub) in all material respects with the requirements of the Exchange Act and the applicable rules and regulations thereunder.

6.17  TAX MATTERS

      The representations set forth in the numbered paragraphs of the form of Tax Matters Certificate of Egghead attached hereto as Exhibit 6.17 (the "Egghead Tax Matters Certificate") are true and correct in all respects, and such representations are hereby incorporated herein by reference with the same effect as if set forth herein in their entirety.

6.18  FULL DISCLOSURE

      The Egghead Financial Statements, the representations and warranties and other agreements of Egghead contained in this Agreement, and all information in the Egghead Disclosure Statement and in the Exhibits hereto do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements so made or information so delivered not misleading and no other information furnished by Egghead to the Company or its representatives in connection with this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made or information so delivered not misleading.

6.19  EMPLOYEE BENEFIT PLANS

      The Egghead Employee Benefit Plans are as described in the Egghead SEC Reports.

                                     ARTICLE VII

                         ADDITIONAL COVENANTS AND AGREEMENTS

7.1   CONDUCT OF BUSINESS OF THE COMPANY

      Except as contemplated by this Agreement or as set forth in the Company Disclosure Statement, during the period from the date of this Agreement to the Effective Time, (a) the Company will conduct its operations according to its ordinary course of business and consistent with past practice, (b) the Company will not enter into any material transaction other than in the ordinary course of business and consistent with past practice, and (c) to the extent consistent with the foregoing, with no less diligence and effort than would be applied in the absence of this Agreement, the Company will seek to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it with the objective that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement, prior to the Effective Time, the Company will not, and will not permit any of its Subsidiaries to, without the prior written consent of Egghead, which consent shall not be unreasonably withheld:

     (a) except for Company Shares issued upon exercise of Options outstanding as of the date hereof, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrance of (i) any additional shares of its capital stock of any class (including the Company Shares), or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock other than grants of nonqualified stock options to new employees in the ordinary course of business and consistent with past practice in an aggregate amount not to exceed 25,000 shares of Company Common Stock (the shares issuable in respect of any such options granted to be included in the definition of Total Option Shares for purposes of this Agreement), all such options to have exercise prices no less than the fair market value per share of Company Common Stock on the date of grant, or (ii) any other securities in respect of, in lieu of or in substitution for Company Shares outstanding on the date hereof;

     (b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities (including the Company Shares);

     (c) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to the Company's shareholders in their capacity as such;

     (d) (i) grant any material increases in the compensation of any of its directors, officers or key employees, (ii) pay or agree to pay any pension, retirement allowance or other material employee benefit not required or contemplated by any Employee Benefit Plan as in effect on the date hereof to any such director, officer or key employee, whether past or present, (iii) enter into any new, or materially amend any existing, employment agreement with any such director, officer or key employee, (iv) enter into any new, or materially amend any existing, severance agreement with any such director, officer or key employee, or (v) except as may be required to comply with applicable law, amend any existing, or become obligated under any new, Employee Benefit Plan;

     (e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

     (f) make any acquisition, by means of merger, consolidation or otherwise, of (i) any direct or indirect ownership interest in or assets comprising any business enterprise or operation or (ii) except in the ordinary course of business and consistent with past practice, any other assets in excess of $25,000;

     (g)  adopt any amendments to its Articles of Incorporation or Bylaws;

     (h) incur any indebtedness for borrowed money or guarantee any such indebtedness or, except in the ordinary course of business and consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person;

     (i) engage in the conduct of any business the nature of which is materially different than the business the Company is currently engaged in;

     (j) enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a change of control of the Company or its Subsidiaries;

     (k) enter into any contract, arrangement or understanding requiring the purchase of equipment, materials, supplies or services over a period greater than 12 months and for the expenditure of greater than $25,000 per year which is not cancelable without penalty on 30 days' or less notice, except in the ordinary course of business for the purchase of merchandise to be resold by the Company; or

     (l) authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

7.2  NO SOLICITATIONS

     (a) The Company shall not, directly or indirectly, through any Shareholder, officer, director, employee, representative or agent of the Company or any of its Subsidiaries, solicit or encourage (including by way of furnishing information) the initiation of any inquiries or proposals regarding any merger, sale of substantial assets, sale of shares of capital stock (including, without limitation, by way of a tender offer) or similar transactions involving the Company or any of its Subsidiaries (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"); provided, however, that nothing contained in this Agreement shall prevent the Board of Directors of the Company from referring any Third Party to this Section 7.2 or from making a copy of this Section 7.2 available to any Third Party. Nothing contained in this
Section 7.2 shall prevent the Board of Directors of the Company from considering, negotiating, approving and recommending to the shareholders of the Company (after consulting with its financial advisors, and determining after consulting with counsel that the Board of Directors is required to do so in order to discharge properly its fiduciary duties) a Superior Proposal. A "Superior Proposal" shall mean an unsolicited bona fide Acquisition Proposal made by a Third Party on terms that a majority of the members of the Company's Board of Directors determines in their good faith reasonable judgment (based on the advice of an independent financial advisor) would be more favorable to the Company's shareholders than the transactions contemplated by this Agreement and for which any required financing is committed or which, in the good faith reasonable judgment of a majority of such members (after consultation with an independent financial advisor), is reasonably capable of being financed by such Third Party.

     (b) The Company shall promptly (but in no case later than 24 hours) notify Egghead after receipt of any Acquisition Proposal or any request for nonpublic information relating to the Company or any of its Subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any of its Subsidiaries by any Person that informs the Board of Directors of the Company or such Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Egghead shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

     (c) If the Board of Directors of the Company receives a request for material nonpublic information by a party who makes a bona fide Acquisition Proposal and the Board of Directors of the Company determines that such proposal is a Superior Proposal then, and only in such case, the Company may, subject to the execution of a confidentiality agreement substantially similar to that then in effect between the Company and Egghead, provide such party with access to information regarding the Company. The Company will promptly (but in no case later than 24 hours) notify Egghead of any determination by the Company's Board of Directors that a "Superior Proposal" has been made.

     (d) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than Egghead and Merger Sub) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any Third Party from any confidentiality or standstill agreement to which the Company is a party.

     (e) The Company shall ensure that the officers, directors and employees of the Company and its Subsidiaries, and any investment banker or other advisor or representative retained by the Company, are aware of the restrictions described in this Section 7.2.

7.3  MEETINGS OF SHAREHOLDERS

     (a) The Company will take all action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a meeting of its Shareholders (the "Company Shareholders Meeting") as promptly as practicable to consider and vote upon the Merger. Subject to the fiduciary duties of the Company's Board of Directors under applicable law as advised by counsel, the Board of Directors of the Company shall recommend and declare advisable such approval, and the Company shall as promptly as possible following dissemination of the Proxy Statement/Prospectus take all lawful action to solicit, and use all reasonable efforts to obtain, such approval. Pursuant to the terms of the Shareholders Agreement attached hereto as Exhibit 7.3 (the "Shareholders Agreement"), Affiliates who are Shareholders of the Company each have agreed to vote all Company Shares owned by them or over which they have voting control, or to execute or cause to be executed consents, to grant their approval of the Merger and this Agreement. Any other Affiliates of the Company have signed a letter containing certain representations relating to securities law restrictions.

     (b) Egghead will take all action necessary in accordance with applicable law, the rules and regulations of the Nasdaq/NM, and Egghead's Articles of Incorporation and Bylaws to convene a meeting of its shareholders (the "Egghead Shareholders Meeting") as promptly as practicable to consider and vote upon the issuance of Egghead Common Shares in the Merger (the "Issuance"). Subject to the fiduciary duties of Egghead's Board of Directors under applicable law as advised by counsel, the Board of Directors of Egghead shall recommend and declare advisable such approvals and Egghead shall take all lawful action to solicit, and use all reasonable efforts to obtain, such approval.

     (c) Egghead, as the sole shareholder of Merger Sub, will act by written consent to approve the Merger and the adoption of this Agreement by Merger Sub, which consent Egghead and Merger Sub represent and warrant will constitute the requisite approval of the Merger and this Agreement by Merger Sub.

7.4  REGISTRATION STATEMENT/PROXY MATERIALS

     Egghead and the Company will, as promptly as practicable, prepare and file with the SEC preliminary proxy materials (requesting confidential treatment thereof) that will constitute a proxy statement in connection with the vote of Egghead's shareholders with respect to the Issuance, and the vote of the Company's Shareholders with respect to the Merger, together with any amendments thereof or supplements thereto (in each case, in the form or forms mailed to Egghead's and the Company's shareholders, the "Proxy Statement/Prospectus"). Egghead will also prepare and file with the SEC a registration statement on Form S-4 (the "S-4 Registration Statement"), containing the definitive Proxy Statement/Prospectus, in connection with the registration under the Securities Act of the Egghead Common Shares issuable upon conversion of the Company Shares and the other transactions contemplated hereby. Egghead and the Company will use all reasonable efforts to have the S-4 Registration Statement declared effective as promptly as practicable, and also will take any other action required to be taken under federal or state securities laws, and will use all reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to shareholders of Egghead and the Company at the earliest practicable date. If at any time prior to the Effective Time any event relating to or affecting the Company or Egghead shall occur as a result of which it is necessary, in the opinion of counsel for the Company or of counsel for Egghead, to supplement or amend the S-4 Registration Statement in order to make such document not misleading in light of the circumstances existing at the time approval of the shareholders of the Company or of Egghead is sought, the Company and Egghead will forthwith prepare and file with the SEC an amendment or supplement to the S-4 Registration Statement so that such document, as so supplemented or amended, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Egghead or its successor shall make such periodic filings with the SEC and take such other reasonable actions as may be necessary to satisfy the current public information requirements of Rule 144 under the Securities Act.

7.5  REASONABLE EFFORTS

     (a) The Company and Egghead shall, and shall use all reasonable efforts to cause their respective Subsidiaries to: (i) promptly make all filings and seek to obtain all Authorizations required under all applicable laws with respect to the Merger and the other transactions contemplated hereby and will cooperate with each other with respect thereto; (ii) use all reasonable efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to satisfy the conditions set forth in
Article VIII and to consummate and make effective the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein as soon as practicable (including seeking to remove promptly any injunction or other legal barrier that may prevent such consummation); and
(iii) not take any action which might reasonably be expected to impair the ability of the parties to consummate the Merger at the earliest possible time (regardless of whether such action would otherwise be permitted or not prohibited hereunder).

     (b) Without limiting the generality of the foregoing, the Company and Egghead shall (i) cooperate in the preparation and filing of such materials as may be required in order to comply with the requirements of the HSR Act, and
(ii) use commercially reasonable efforts to prevent the entry in a judicial or administrative proceeding brought under any antitrust law of any permanent or preliminary injunction or other order that would make consummation of the transactions contemplated by this Agreement in accordance with the terms hereof unlawful, or would prevent, delay or impose conditions on such consummation. Notwithstanding any other provision of this Agreement, in response to any action taken or threatened to be taken by any court or Governmental Body, Egghead shall not be required under this Agreement to sell, license or otherwise dispose of, hold separate or otherwise divest itself of any portion of its business or assets or any portion of the business or assets of the Surviving Corporation or agree to any limitations or restrictions in connection with its operation of such businesses which are likely to have a material effect on the expected benefits of the transactions contemplated hereby to Egghead, in order to consummate the transactions contemplated hereby.

7.6  ACCESS TO INFORMATION

     Subject to currently existing contractual and legal restrictions applicable to the Company (which the Company represents and warrants are not material) or to Egghead (which Egghead represents and warrants are not material), and upon reasonable notice, each of the Company and Egghead shall (and shall cause each of its Subsidiaries to), afford to officers, employees, counsel, accountants and other authorized representatives of the other party (the "Respective Representatives") access, during normal business hours throughout the period prior to the Effective Time or until this Agreement is terminated, to its properties, books and records (including, without limitation, the work papers of independent accountants) and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Respective Representatives all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 7.6 shall affect or be deemed to modify any of the respective representations or warranties made by Egghead or the Company. The use and protection of all information provided by one party to the other pursuant to this Section 7.6 shall be governed by the Confidentiality Agreement.

7.7  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Egghead and Merger Sub agree that all rights to exculpation and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers (the "Indemnitees") of the Company as provided in its charter or bylaws or in any agreement shall survive the Merger and shall continue in full force and effect in accordance with their terms. For six years from the Effective Time, Egghead shall indemnify the Indemnitees to the same extent as such Indemnitees are entitled to indemnification pursuant to the preceding sentence.

7.8  AFFILIATES OF EGGHEAD AND THE COMPANY

     Set forth in Section 7.8 of the Company Disclosure Statement are the names of all Persons who may be deemed to be Affiliates of the Company for purposes of Rule 145 under the Securities Act (the "Company Affiliates"). Each such Company Affiliate has executed the Shareholders Agreement or, in the case of Company Affiliates who are not Shareholders of the Company, a letter containing comparable terms with respect to the restrictions described in this paragraph, which provides that such Company Affiliate will not sell, pledge, transfer or otherwise dispose of any Egghead Common Shares issued to such Company Affiliate pursuant to the Merger, except pursuant to an effective registration statement or in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act.

7.9  CERTAIN COVENANTS OF EGGHEAD

     Except as otherwise permitted in this Agreement, prior to the Effective Time, Egghead will not, without the prior written consent of the Company:

     (a) except for Egghead Common Shares issued under the Egghead Employee Stock Purchase Plan or upon exercise of options granted under the Egghead Option Plans, and except for option grants under the Egghead Option Plans, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrance of
(i) any additional shares of its capital stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock or
(ii) any other securities in respect of, in lieu of, or in substitution for, Egghead Common Shares outstanding on the date hereof;

      (b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities;

      (c) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to Egghead's shareholders in their capacity as such;

      (d) adopt a plan of complete or partial liquidation, dissolution, merger or consolidation, restructuring, recapitalization or other reorganization of Egghead (other than the Merger);

      (e) make any acquisition, by means of merger, consolidation or otherwise, of (i) any direct or indirect ownership interest in or assets comprising any business enterprise or operation or (ii) except in the ordinary course of business and consistent with past practice, any other assets; provided, however, that this covenant shall not restrict any acquisition of assets the value of which is less than 10% of Egghead's total assets;

      (f) adopt any amendments to its Articles of Incorporation, or take any other action requiring a vote of the holders of Egghead Common Shares, which would adversely affect the terms and provisions of the Egghead Common Shares or the rights of the holders of such shares, including, without limitation, the authorization or issuance of any shares of capital stock with rights superior to the Egghead Common Shares; or

      (g) authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

7.10  TAX MATTERS

      Neither the Company nor Egghead shall take any action that would cause its representations set forth in Sections 5.17 or 6.17, as the case may be, not to be true in all material respects from and after the date hereof until the Effective Time. Each party agrees to report the Merger on all tax returns and other filings as a tax-free reorganization under Section 368(a) of the Code except where, in the opinion of tax counsel to such party, there is not "substantial authority," as defined in
Section 6662 of the Code, to support such a position. The Company and Egghead agree to deliver certificates substantially in the form of the Company Tax Matters Certificate and the Egghead Tax Matters Certificate, respectively, to Perkins Coie in connection with any legal opinion such firm may be asked to render in connection with the transactions contemplated by this Agreement, whether prior to or at the Closing or both.

7.11  TERMINATION OF AGREEMENTS

      The Company shall take all necessary efforts to ensure that the agreements listed in Exhibit 8.2(d) are terminated prior to the Closing.

7.12  BOARD REPRESENTATION

      At or prior to the Closing, Egghead's Board of Directors shall appoint Greg Boudreau and Jon Brodeur to serve as directors of Egghead effective as of the Effective Time. Egghead shall take all requisite action to amend its Bylaws, if necessary, to increase the size of its Board of Directors in order to effect the appointments contemplated by this Section 7.12. In connection with the first annual meeting of Egghead shareholders following the Effective Time, Egghead will nominate Greg Boudreau and Jon Brodeur to serve as directors of Egghead for terms to be determined by Egghead.

7.13  DISSENTERS' RIGHTS NOTICES

      The Company, in cooperation with Egghead, shall timely provide to its Shareholders all notices and other communications as are required under Oregon Law in connection with such Shareholders' statutory dissenters' rights, to the extent applicable to the Merger.

7.14  NOTIFICATION OF CERTAIN MATTERS

      Each party to this Agreement shall give prompt notice to the other of
(a) the occurrence or nonoccurrence of any event which would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate and (b) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 7.14 shall not limit or otherwise affect the remedies available to any party hereunder.

7.15  PUBLICITY

      Egghead and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement prior to such consultations, except as may be required by law or any listing agreement with the Nasdaq/NM.

7.16  REPAYMENT OF SUBORDINATED LOAN

      Egghead will pay or cause to be paid at Closing the indebtedness (the "Subordinated Debt") of the Company (not to exceed $2,000,000 plus accrued interest) under the Convertible Subordinated Note dated January 30, 1997 between the Company and SV Capital Partners, L.P. issued by the Company pursuant to a Convertible Subordinated Note Purchase Agreement of even date therewith.

7.17  EGGHEAD BRIDGE LOAN

      Within three business days after the execution and delivery of this Agreement, Egghead and the Company shall enter into the Bridge Loan Agreement, in substantially the form attached hereto as Exhibit 7.17, providing for a loan from Egghead to the Company in the amount of $2,000,000 on the terms and subject to the conditions specified therein.

7.18  COMPANY EMPLOYEE BENEFIT PLANS

      The Company shall take all action necessary to amend the Surplus
Software, Inc. 401(k) plan, effective at or prior to the Effective Time, so that the plan is not a "standardized" plan under the applicable ERISA rules. The Company shall cooperate with Egghead and its advisors in connection with the foregoing to ensure that such amendment is satisfactory to Egghead. The Company and Egghead shall cooperate to ensure orderly continuation of the Company's Employee Benefit Plans or orderly transfer of employees of the Company to Employee Benefit Plans of Egghead, as the parties shall mutually agree prior to Closing.

                                     ARTICLE VIII

                                      CONDITIONS

8.1   CONDITIONS TO EACH PARTY'S OBLIGATIONS

      The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the

Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefited thereby, to the extent permitted by applicable law:

      (a)  COMPANY SHAREHOLDER APPROVAL

      This Agreement and the transactions contemplated hereby shall have been duly approved or ratified by the requisite holders of Company Shares in accordance with applicable provisions of the Oregon Law and the Articles of Incorporation and Bylaws of the Company.

      (b)  EGGHEAD SHAREHOLDER APPROVAL

      The Issuance shall have been duly approved by the requisite holders of Egghead Common Shares in accordance with applicable provisions of the Washington Business Corporations Act, the Articles of Incorporation and Bylaws of Egghead and the rules and regulations of the SEC and Nasdaq/NM.

      (c)  AUTHORIZATIONS

      All Authorizations required in connection with the execution and delivery of this Agreement and the performance of the obligations hereunder shall have been made or obtained, and the parties shall have received notification of the expiration or early termination of the waiting period under the HSR Act.

      (d)  NO INJUNCTION, ILLEGALITY

      There shall not be in effect any judgment, writ, order, injunction or decree of any court or Governmental Body of competent jurisdiction restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement or permitting such consummation only subject to any condition or restriction unacceptable to either of Egghead or the Company, each in its reasonable judgment, and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger that makes the consummation of the Merger illegal.

      (e)  REGISTRATION STATEMENT

      The S-4 Registration Statement shall have been declared effective by the SEC under the Securities Act and shall be effective at the Effective Time. No stop order suspending effectiveness of the S-4 Registration Statement shall have been issued by the SEC, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws or the Securities Act or Exchange Act relating to the Issuance or trading of the Egghead Common Shares shall have been received.

      (f)  TAX OPINION

      Egghead and the Company shall have received an opinion of Perkins Coie to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of Egghead, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code; (iii) no gain or loss will be recognized by the Company, Egghead or Merger Sub as a result of the Merger; and
(iv) no gain or loss will be recognized by a shareholder of the Company as a result of the Merger with respect to the Company Shares converted solely into Egghead Common Shares. In rendering such opinion, Perkins Coie shall receive and rely upon representations contained in certificates of the Company and Egghead substantially in the form of the Company Tax Matters Certificate and the Egghead Tax Matters Certificate, respectively, as well as representations of certain shareholders of the Company contained in the Shareholders Agreement.

      (g)  AMENDMENTS TO EMPLOYMENT AGREEMENTS

      Amendments to the Employment Agreements between the Company and each of Greg Boudreau, Jon Brodeur, Stephen Wood, Joseph Charno, David Barish, Mark Daly, James Kirkish, Richard Guerrero, Phillip Moore, Jeff Swan and Linda Alexander, in substantially the forms attached hereto as Exhibit 8.1(g)-1 through 8.1(g)-11, shall be in effect at the Effective Time.

      (h)  REGISTRATION RIGHTS AGREEMENT

      The Registration Rights Agreement, in substantially the form attached hereto as Exhibit 8.1(h), shall have been executed and delivered by all parties thereto and shall be in effect at the Effective Time.

8.2   CONDITIONS TO OBLIGATIONS OF EGGHEAD AND MERGER SUB

      The respective obligations of Egghead and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by Egghead and Merger Sub, as the case may be, to the extent permitted by applicable law:

      (a)  REPRESENTATIONS AND WARRANTIES TRUE

      The representations and warranties of the Company contained herein (including the Company Disclosure Statement) or otherwise required hereby to be made after the date hereof in a writing expressly referred to herein by or on behalf of the Company or any Company Affiliate pursuant to this Agreement shall have been true and correct when made and shall be true and correct, in all material respects, as of the Closing Date as though made on that date; provided, however, that any such representation or warranty that by its terms is qualified by materiality shall be true and correct in all respects as of the Closing Date as though made on that date.

      (b)  PERFORMANCE

      The Company and the Principal Shareholders shall have performed or complied in all material respects with all agreements, covenants and conditions contained herein required to be performed or complied with by them prior to or at the Closing.

      (c)  CONSENTS OBTAINED

      All consents, waivers, approvals, Authorizations or orders required to be obtained from any Person under any contract or agreement, or otherwise, or from any Governmental Body, and all filings required to be made, by the Company in connection with the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made.

      (d)  TERMINATION OF CONTRACTS

      The contracts, agreements and other instruments listed on Exhibit 8.2(d) shall have been duly and validly terminated without any liability on the part of the Company.

      (e)  OFFICERS' CERTIFICATE

      The Company shall have delivered to Egghead a certificate, dated the Closing Date, signed by the President of the Company, in form and substance satisfactory to Egghead, certifying as to the fulfillment of the conditions specified in Sections 8.2(a) through (d) and as to the incumbency of any officers of the Company who are signatories of the Agreement or any Operative Documents.

      (f)  OPINION OF COUNSEL FOR THE COMPANY

      Egghead shall have received from Tonkon, Torp, Galen, Marmaduke & Booth an opinion, dated the Closing Date, substantially in the form attached hereto as
Exhibit 8.2(f).

      (g)  FIRPTA CERTIFICATE

      Egghead shall have received a certificate from the Company pursuant to
Section 1445 of the Code (and a certificate or certificates under any analogous provisions under state or local law) to the effect than an interest in the Company is not a "United States real property interest" within the meaning of
Section 897 of the Code (and any analogous provisions under state or local law).

      (h)  DISSENTING SHARES

      Dissenters' rights of appraisal shall not have been exercised as to more than 5% of the total Company Shares outstanding immediately prior to the Effective Time.

      (i)  PROCEEDINGS AND DOCUMENTS; SECRETARY'S CERTIFICATE

      All corporate and other proceedings in connection with the transactions contemplated hereby, and all documents and instruments incident to such transactions, shall have been approved by Egghead's counsel (which approval shall not be unreasonably withheld), and Egghead shall have received a certificate of the Secretary of the Company, in form and substance satisfactory to Egghead, as to the authenticity and effectiveness of the actions of the Board of Directors and shareholders of the Company authorizing the Merger and the transactions contemplated by this Agreement and such other documents as are specified by Egghead's counsel.

      (j)  EGGHEAD BRIDGE LOAN

      The Company shall have complied in all material respects with its obligations under the Bridge Loan Agreement referred to in Section 7.17 above, and there shall have occurred no event of default thereunder.

      (k)  INDEBTEDNESS

      The Company's indebtedness to U.S. Bank of Oregon and SV Capital Partners, L.P. shall not have been accelerated. There shall exist no event of default under any agreement with either of the foregoing which has not been validly waived in writing. The Waiver and Forbearance Agreements entered into with such parties in connection with the execution and delivery of this Agreement and the Bridge Loan Agreement shall be in full force and effect with respect to all parties thereto and there shall have occurred no material breach or violation thereof by any party thereto.

      (l)  SHAREHOLDER DEBT

      Jonathan Brodeur and David Barish shall have performed all of their respective obligations under the Note Exchange and Stock Pledge Agreements attached hereto as Exhibit 8.2(l)-1 and 8.2(l)-2 and, in accordance therewith, shall have executed and delivered the Promissory Notes in substantially the forms attached hereto as Exhibit 8.2(l)-3 and 8.2(l)-4.

8.3   CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE PRINCIPAL SHAREHOLDERS

      The obligations of the Company and the Principal Shareholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

      (a)  REPRESENTATIONS AND WARRANTIES TRUE

      The representations and warranties of Egghead and Merger Sub contained herein (including the Egghead Disclosure Statement) or otherwise required hereby to be made after the date hereof in a writing expressly referred to herein by or on behalf of Egghead and Merger Sub pursuant to this Agreement shall have been true and correct when made and shall be true and correct, in all material respects, as of the Closing Date as though made on that date; provided, however, that any such representation or warranty that by its terms is qualified by materiality shall be true and correct in all respects as of the Closing Date as though made on that date.

      (b)  PERFORMANCE

      Egghead shall have performed or complied in all material respects with all agreements, covenants and conditions contained herein required to be performed or complied with by it prior to or at the Closing.

      (c)  CONSENTS OBTAINED

      All consents, waivers, approvals, Authorizations or orders required to be obtained from any Person under any contract or agreement, or otherwise, or from any Governmental Body, and all filings required to be made, by Egghead or Merger Sub in connection with the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made.

      (d)  OFFICERS' CERTIFICATE

      Egghead shall have delivered to the Company a certificate, dated the Closing Date, signed by the President or any Vice President of Egghead, in form and substance satisfactory to the Company, certifying as to the fulfillment of the conditions specified in Sections 8.3(a) through (c) and as to the incumbency of any officers of Egghead who are signatories of the Agreement or any Operative Documents.

      (e)  OPINION OF COUNSEL FOR EGGHEAD

      The Company shall have received from Perkins Coie an opinion, dated the Closing Date, substantially in the form attached hereto as Exhibit 8.3(e).

      (f)  PROCEEDINGS AND DOCUMENTS; SECRETARY'S CERTIFICATE

      All corporate and other proceedings in connection with the transactions contemplated hereby, and all documents and instruments incident to such transactions, shall have been approved by the Company's counsel (which approval shall not be unreasonably withheld), and the Company shall have received a certificate of the Secretary of Egghead, in form and substance satisfactory to the Company, as to the authenticity and effectiveness of the actions of the Board of Directors and shareholders of Egghead authorizing the Merger and the transactions contemplated by this Agreement and such other documents as are specified by the Company's counsel.

      (g)  EGGHEAD BRIDGE LOAN

      Egghead shall have complied with its obligations under the Bridge Loan Agreement referred to in Section 7.17 above.

                                      ARTICLE IX

                                     TERMINATION

9.1   TERMINATION

      This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the shareholders of the Company or Egghead:

      (a) by mutual written consent duly authorized by the Boards of Directors of Egghead and the Company; or

      (b) by either Egghead or the Company if the Merger shall not have been consummated by September 30, 1997 (provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

      (c) by either Egghead or the Company if there shall be any law or regulation that makes the consummation of the Merger illegal or otherwise prohibited or if a court of competent jurisdiction or Governmental Body shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except if the party relying on such order, decree or ruling or other action has not complied with its obligations under
Section 7.5; or

      (d) by Egghead or the Company if, at either the Egghead Shareholders Meeting (including any adjournment or postponement thereof) or the Company Shareholders Meeting (including any adjournment or postponement thereof), the requisite vote of the shareholders of Egghead or the Company, respectively, shall not have been obtained; or

      (e) by Egghead if (i) the Board of Directors of the Company shall fail to recommend or withdraw, modify or change its recommendation of this Agreement or the Merger in a manner adverse to Egghead or shall have resolved to do any of the foregoing; (ii) the Board of Directors of the Company shall have resolved to recommend, or have recommended, to the shareholders of the Company an Alternative Transaction; or (iii) a tender offer or exchange offer for 25% or more of the outstanding shares of Company voting stock is commenced (other than by Egghead or an Affiliate of Egghead) and the Board of Directors of the Company has resolved to recommend, or has recommended, that the shareholders of the Company tender their shares in such tender offer or exchange offer; or

      (f) by Egghead, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions set forth in Section 8.2(a) or 8.2(b) would not be satisfied; or

      (g) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Egghead set forth in this Agreement such that the conditions set forth in Section 8.3(a) or 8.3(b) would not be satisfied; or

      (h) by the Company if the Board of Directors of Egghead shall fail to recommend or withdraw, modify or change its recommendation of the Issuance in a manner adverse to the Company or shall have resolved to do any of the foregoing; or

      (i) by the Company or Egghead if the Board of Directors of the Company shall have resolved to accept a Superior Proposal.

9.2   ALTERNATIVE TRANSACTION DEFINITION

      As used herein, "Alternative Transaction" means any of (i) a transaction pursuant to which any Person (or group of Persons) other than Egghead, the Company or their Affiliates (a "Third Party") acquires more than 25% of the outstanding shares of the Company whether from such party or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 25% of the outstanding equity securities of the Company, or the entity surviving such merger or business combination, or (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of Subsidiaries of the Company, and the entity surviving any merger or business combination, including any of them) of the Company, or any of its Subsidiaries having a fair market value (as determined by the Board of Directors of Egghead in good faith) equal to more than 25% of the fair market value of all the assets of the Company, and its Subsidiaries, taken as a whole, immediately prior to such transaction.

                                      ARTICLE X

                     SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION
                        AND REDUCTION OF MERGER CONSIDERATION

10.1  SURVIVAL

      All representations and warranties contained in this Agreement, the Operative Documents or any certificate delivered pursuant hereto or thereto shall survive the Effective Time for a period of one year, and shall not be deemed waived or otherwise affected by any investigation made or any knowledge acquired with respect thereto, or by any notice delivered pursuant to
Section 11.3. The covenants and agreements contained in this Agreement or in the other Operative Documents shall survive the Effective Time and shall continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms. The Confidentiality Agreement shall survive termination of this Agreement as provided therein.

10.2  INDEMNIFICATION; REDUCTION OF MERGER CONSIDERATION

      (a)  From and after the Closing Date, and to the extent provided in
Section 10.6, all the Shareholders (including without limitation the Principal Shareholders) shall jointly and severally indemnify and hold Egghead and its officers, directors and Affiliates (the "Indemnified Parties") harmless from and against, and shall reimburse the Indemnified Parties for, any and all losses, damages, debts, liabilities, obligations, judgments, orders, awards, writs, injunctions, decrees, fines, penalties, taxes, costs or expenses (including but not limited to any legal or accounting fees or expenses) actually incurred (on an after-tax basis) ("Losses") and arising out of or in connection with (i) any inaccuracy in any representation or warranty made by the Company in this Agreement, any other Operative Document or in any certificate delivered pursuant hereto or thereto, or (ii) any failure by the Company or any Principal Shareholder to perform or comply, in whole or in part, with any covenant or agreement in this Agreement or in any other Operative Document.

      (b) This Article X shall be binding on, and enforceable against, each Shareholder, whether or not such Shareholder has executed this Agreement, upon the approval of this Agreement and the transactions contemplated hereby by the requisite holders of Company Shares. The indemnification obligations of the Shareholders pursuant to Section 10.1 above shall be satisfied through a reduction of the Merger Consideration effected by cancellation or other disposition by Egghead of Holdback Shares pursuant to Section 10.6 of this Agreement.

10.3  THRESHOLD AND LIMITATIONS

      (a) No Indemnified Party shall be entitled to receive any indemnification payment with respect to any claims for indemnification under this Article X ("Claims") until the aggregate Losses for which such Indemnified Parties would be otherwise entitled to receive indemnification exceed $300,000 (the "Threshold"); provided, however, that such Threshold shall not apply with respect to any Claim based on a breach of the representations and warranties set forth in Section 5.11 or Section 5.22 of this Agreement, to the extent that the Losses covered by any such Claim arise from the inadequacy of the reserves or allowances for sales returns or doubtful accounts reflected in the Company's February 28, 1997 balance sheet plus any monthly increases in such reserves or allowances made in the ordinary course of business and consistent with past practices after February 28, 1997 not to exceed (i) 50% of return sales for each month, in the case of the sales returns allowance, and (ii) 0.4% of sales for each month, in the case of the allowance for bad debts and doubtful accounts; and provided further, however, that once such aggregate Losses exceed the

Threshold, such Indemnified Parties shall be entitled to indemnification for the aggregate amount of all Losses without regard to the Threshold.

      (b) The liability of the Shareholders hereunder for Losses incurred by Indemnified Parties is expressly and exclusively limited to the Holdback Shares pledged pursuant to Section 10.6, except to the extent otherwise provided in
Section 10.6.7 and Section 11.8.

      (c) For purposes of any Claim based on a breach of the representations and warranties contained in Section 5.23 or 5.11 of this Agreement, to the extent that the Losses covered by any such Claim arise from the inadequacy of the Company's reserve for inventory obsolescence, the reserve for inventory obsolescence contained in the Company's February 28, 1997 balance sheet shall be deemed to be increased by an amount equal to 1% of the Company's sales per month completed after February 28, 1997 and prior to the assertion of such Claim.

10.4  SHAREHOLDER REPRESENTATIVE

      (a) Prior to the Closing Date, the holders of a majority in interest of the Shareholders' interest in the Holdback Shares shall select a Person (the "Shareholder Representative") to act for and on behalf of all holders of the Holdback Shares with respect to all matters arising in connection with Sections 10.5 or 10.6, including, without limitation, the power and authority, in his or her sole discretion, to:

           (i) take any action contemplated to be taken by the Shareholder Representative under Section 10.5 or 10.6;

           (ii) negotiate, determine, defend and settle any dispute which may arise under Section 10.5 or 10.6; and

           (iii) make, execute, acknowledge and deliver any releases, assurances, receipts, requests, instructions, notices, agreements, certificates and any other instruments, and to generally do any and all things and to take any and all actions which may be requisite, proper or advisable in connection with Sections 10.5 or 10.6.

      (b) The holders of a majority in interest of the Shareholders' interest in the Holdback Shares may replace the Shareholder Representative at any time with a substitute Shareholder Representative who shall have all the powers and responsibilities of the Shareholder Representative set forth in this Article X.

      (c) Neither the Shareholder Representative, nor any substitute Shareholder Representative, shall be liable to any Person for any action taken or any omission to act, in good faith, in connection with the Shareholder Representative's responsibilities as Shareholder Representative.

      (d) Promptly following his or her selection, the Shareholder Representative, or any substitute Shareholder Representative, shall provide Egghead with a written certification of his or her selection and of the address for notices to such Shareholder Representative. Egghead may thereafter deal exclusively with the Shareholder Representative in connection with the Claims procedure in reliance on such certification. Whenever in connection with the provisions of this Article X Egghead shall receive any certificate or other written correspondence from the Shareholder Representative, such certificate or other written correspondence shall be full authorization to Egghead for any action taken or suffered in good faith by it under the provisions of this
Article X in reliance thereon.

10.5  PROCEDURE FOR INDEMNIFICATION

      (a) An Indemnified Party shall notify the Shareholder Representative in writing, with a copy to any counsel of which the Shareholder Representative may have notified Egghead in accordance with Section 11.3, reasonably promptly after the assertion against the Indemnified Party of any claim by a Third Party (a "Third Party Claim") in respect of which the Indemnified Party intends to base a Claim for indemnification hereunder, but the failure or delay so to notify the Shareholder Representative and any such counsel shall not relieve the Shareholders of any obligation or liability that they may have to the Indemnified Party, except to the extent that the Shareholder Representative demonstrates that its ability to defend or resolve such Third Party Claim is adversely affected thereby.

      (b)  (i) Subject to the rights and duties of any insurer or other
Third Party having potential liability therefor, the Shareholder Representative shall have the right, upon written notice given to the Indemnified Party within 30 days after receipt of the notice from the Indemnified Party of any Third Party Claim, to assume the defense or handling of such Third Party Claim, at the Shareholders' sole expense, in which case the provisions of Section 10.5(b)(ii) below shall govern.


           (ii) The Shareholder Representative shall select counsel acceptable to the Indemnified Party in connection with conducting the defense or handling of such Third Party Claim, and the Shareholder Representative shall defend or handle such Third Party Claim in consultation with the Indemnified Party and shall keep the Indemnified Party timely apprised of the status of such Third Party Claim. Neither the Shareholder Representative nor any Shareholder shall, without the prior written consent of the Indemnified Party, agree to a settlement of any Third Party Claim, unless (A) the settlement provides an unconditional release and discharge of the

Indemnified Party and the Indemnified Party is reasonably satisfied with such discharge and release and (B) Egghead shall not have reasonably objected to any such settlement on the ground that the circumstances surrounding the settlement could result in an Egghead Adverse Effect or a material adverse impact on the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or prospects of the Surviving Corporation. The Indemnified Party shall cooperate with the Shareholder Representative and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

      (c) (i) If the Shareholder Representative does not give written notice to the Indemnified Party within 30 days after receipt of the notice from the Indemnified Party of any Third Party Claim of the Shareholder
Representative's election to assume the defense or handling of such Third Party Claim, the provisions of Section 10.5(c)(ii) below shall govern.

           (ii) The Indemnified Party may, at the Shareholders' expense (which shall be paid from time to time by the Shareholder Representative as such expenses are incurred by the Indemnified Party), select counsel in connection with conducting the defense or handling of such Third Party Claim and defend or handle such Third Party Claim in such manner as it may deem appropriate; provided, however, that the Indemnified Party shall keep the Shareholder Representative timely apprised of the status of such Third Party Claim and shall not settle such Third Party Claim without the prior written consent of the Shareholder Representative, which consent shall not be unreasonably withheld.
If the Indemnified Party defends or handles such Third Party Claim, the Shareholder Representative shall cooperate with the Indemnified Party and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at the expense of the Shareholders.

      (d) If the Indemnified Party intends to seek indemnification hereunder, other than for a Third Party Claim, then it shall notify the Shareholder Representative, with a copy to any counsel of which the Shareholder Representative may have notified Egghead in accordance with Section 11.3, in writing within 60 days after its discovery of facts upon which it intends to base its Claim for indemnification hereunder (such date of discovery being the date on which Egghead's Chief Executive Officer or Chief Financial Officer obtains actual knowledge of such facts), but the failure or delay so to notify the Shareholder Representative or any such counsel shall not relieve the Shareholders of any obligation or liability that the Shareholders may have to the Indemnified Party, except to the extent that the Shareholder Representative demonstrates that its ability to defend or resolve such Claim is adversely affected thereby.

      (e) The Indemnified Party shall notify the Shareholder Representative, with a copy to any counsel of which the Shareholder Representative may have notified Egghead in accordance with Section 11.3, of a Claim even though the amount thereof plus the amount of other Claims previously notified by the Indemnified Party aggregate less than the Threshold.

10.6  HOLDBACK

      10.6.1   PLEDGE

      The Holdback Shares (which shall include for purposes of this Section 10.6 any distributions accrued or made thereon after the date of this Agreement, the net proceeds of any sale of Holdback Shares and any other securities or property which may be issued after the date hereof in exchange for such shares in any merger or recapitalization or similar transaction involving Egghead) shall be deemed as of the Effective Time to be pledged by the Shareholders to, and certificates representing the Holdback Shares shall be held by, Egghead or any successor thereto pursuant to this Agreement. The Shareholders shall deliver to Egghead at the Closing appropriate stock powers endorsed in blank and such other documentation as Egghead may reasonably prescribe to carry out the purposes of this Section 10.6. So long as any Holdback Shares are held by Egghead hereunder, Egghead shall have, and the Shareholders by execution and/or approval of this Agreement hereby grant, effective as of the Effective Time, a perfected, first-priority security interest in such Holdback Shares to secure payment of amounts payable by the Shareholders in respect of Claims under this Article X. In connection therewith, each Shareholder shall execute and deliver such instruments as Egghead may from time to time reasonably request for the purpose of evidencing and perfecting such security interest.

      10.6.2   RELEASE OF HOLDBACK SHARES

      Egghead shall hold the Holdback Shares in accordance with this Agreement and shall transfer the Holdback Shares only as follows:

      (a) Holdback Shares shall be retransferred to Egghead in respect of a Claim made by Egghead, or transferred to an Indemnified Party by Egghead in respect of a Claim made by such Indemnified Party, under this Article X when, and to the extent, authorized under Section 10.6.3 below.

      (b) On the Holdback Termination Date, any Holdback Shares (excluding Holdback Shares retransferred to Egghead or transferred by Egghead to an Indemnified Party pursuant to Section 10.6.3, or held in reserve pending resolution of an Egghead Open Claim) shall be released to the Shareholders pro rata in accordance with their percentage interest in the Holdback Shares; provided, however, that no Holdback Shares shall be released to any Shareholder who has not previously surrendered all of such Shareholder's Certificates in accordance with
Section 4.2.

      (c) After the Holdback Termination Date, when a final determination is made with respect to any Egghead Open Claim, the number of Holdback Shares transferable to Egghead as a result of such final determination shall be transferred to Egghead from the Claim Reserve Amount for such Egghead Open Claim, and the Holdback Shares included in such Claim Reserve Amount remaining after such transfer shall be released to the Shareholders pro rata in accordance with their percentage interest in the Holdback Shares; provided, however, that no Holdback Shares shall be released to any Shareholder who has not previously surrendered all of such Shareholder's Certificates in accordance with
Section 4.2.

      10.6.3   CLAIMS PROCEDURE

      The procedure for payment from the Holdback Shares of indemnification amounts to which Egghead or other Indemnified Parties may become entitled under this Article X shall be as follows:

      (a) Subject to the limitation that written notice of any claim for payment from the Holdback Shares of indemnification amounts hereunder must be given to the Shareholder Representative, with a copy to any counsel of which the Shareholder Representative may have notified Egghead in accordance with
Section 11.3, not later than the Holdback Termination Date, from time to time as Egghead determines that it or another Indemnified Party is entitled to an indemnification payment from the Holdback Shares for a Claim under this
Article X, Egghead shall give written notice of the Claim, in accordance with
Section 10.5, to the Shareholder Representative describing in such notice the nature of the Claim, the amount thereof if then ascertainable and, if not then ascertainable, the estimated maximum amount thereof, and the provisions in this Agreement on which the Claim is based.

      (b) If Egghead has not received written objection to a Claim in accordance with the preceding subparagraph (a) from the Shareholder Representative within 30 business days after notice of such Claim is delivered (the "Response Period"), the Claim stated in such notice shall be conclusively deemed to be approved by the Shareholder Representative on behalf of the Shareholders, and Egghead shall promptly thereafter transfer to the Indemnified Party from the Holdback Shares an amount of Holdback Shares equal in value to the amount of such Claim. The Holdback Shares to be transferred shall be rounded to the nearest whole share and shall be valued on the basis of the average of the last reported sale prices of Egghead

Common Shares on the Nasdaq/NM over the 20 trading days immediately preceding the Closing Date.

      (c) If, within the Response Period, Egghead shall have received from the Shareholder Representative a written objection to the claim specifying the nature of and grounds for such objection, then such Claim shall be deemed to be an "Egghead Open Claim," and Egghead shall reserve within the Holdback Shares a number of Holdback Shares equal in value to the amount of such Egghead Open Claim (which amount designated for each Egghead Open Claim is referred to herein as the "Claim Reserve Amount"). The number of Holdback Shares to be reserved shall be determined (rounded to the nearest whole share) by dividing the amount of the Egghead Open Claim by the average of the last reported sales prices of Egghead Common Shares on the Nasdaq/NM over the 20 trading days immediately preceding the Closing Date.

      (d) The Claim Reserve Amount for each Egghead Open Claim shall be transferred by Egghead from the Holdback Shares only in accordance with either
(i) a mutual agreement between Egghead and the Shareholder Representative which shall be memorialized in writing or (ii) a final and binding arbitration decision or order pertaining to the Egghead Open Claim.

      10.6.4   VOTING; DISPOSITION

      Until retransferred to Egghead or transferred to an Indemnified Party in accordance with the provisions of this Article X, the Holdback Shares shall be held of record by the Shareholders for all purposes (including federal income tax purposes), and the Shareholders shall have full right to vote the Holdback Shares on all matters coming before the shareholders of Egghead. No interest in the Holdback Shares may be sold or transferred to any Third Party prior to any distribution of the Holdback Shares pursuant to Section 10.6.2(b) or (c).

      10.6.5   MERGER OR RECAPITALIZATION

      In the event of any merger or recapitalization or similar transaction involving Egghead prior to the time when all Holdback Shares have been transferred or released in accordance with the terms of this Section 10.6, such Holdback Shares shall be converted or exchanged in accordance with such transaction in the same manner as other Egghead Common Shares, and any securities or property issued in conversion or exchange thereof shall then be included within the definition of Holdback Shares and shall otherwise become subject to this Agreement in lieu of such Egghead Common Shares.

      10.6.6   TAXATION OF DIVIDENDS

      For federal and state income tax purposes, any dividends or other distributions with respect to the Holdback Shares shall be income of the Shareholders.

      10.6.7   REMEDIES

      The Holdback Shares are the exclusive source from which any and all potential claims for indemnification by Egghead and the other Indemnified Parties under this Article X shall be satisfied. The rights, remedies and powers set forth in this Article X for satisfaction of Claims and in
Section 11.8 below are the exclusive remedies for satisfaction of Claims or other disputes arising under this Agreement, except any claim involving an assertion of intentional fraud or fraud in the inducement.

                                      ARTICLE XI

                              MISCELLANEOUS AND GENERAL

11.1  FEES AND EXPENSES

      (a) Except as set forth in this Section 11.1 or as otherwise provided herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Egghead shall pay 100% of all fees and expenses, other than attorneys' fees (as to which each party shall bear its own expenses), incurred in connection with the printing and filing of the Proxy Statement/Prospectus (including any preliminary materials relating thereto) and the S-4 Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto (together, the "Proxy Expenses"); provided further, however, that the Company shall pay 100% of the Proxy Expenses in the event that this Agreement is terminated under circumstances involving an obligation on the part of the Company to pay a fee pursuant to the following subsection (b) of this
Section 11.1.

      (b) The Company shall pay Egghead a fee of $2,000,000 upon the earliest to occur of the following events:

           (i) the termination of this Agreement by Egghead or the Company pursuant to Section 9.1(d) as a result of the failure to receive the requisite vote for approval and adoption by the shareholders of the Company;

           (ii)     the termination of this Agreement by Egghead pursuant to
      Section 9.1(e);

           (iii)    the termination of this Agreement by Egghead pursuant to
      Section 9.1(f) after a breach by the Company of this Agreement; or

           (iv) the termination of this Agreement by the Company or Egghead pursuant to Section 9.1(i).

      (c) Egghead shall pay the Company a fee of $2,000,000, upon the earliest to occur of the following events:

           (i)      termination of this Agreement by the Company pursuant to
      Section 9.1(g) after a breach by Egghead of this Agreement; or

           (ii)     the termination of this Agreement by the Company pursuant to
      Section 9.1(h).

      (d) Egghead shall pay the Company a fee of $1,000,000 and an amount equal to the reasonable, documented expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby, not to exceed $300,000 in the aggregate, in the event that the Company or Egghead terminates this Agreement pursuant to Section 9.1(d) as a result of the failure to receive the requisite vote for approval of the Issuance by the shareholders of Egghead.

      (e) The fees payable pursuant to Sections 11.1(b), 11.1(c) and 11.1(d) shall be paid within one business day after the first to occur of the events described in Section 11.1(b), 11.1(c) or 11.1(d), as the case may be, and the expenses payable pursuant to Section 11.1(a) or 11.1(d) shall be paid within five business days after receipt by Egghead or the Company, as the case may be, of written documentation of the amount of expenses so payable; provided, however, that in no event shall Egghead or the Company, as the case may be, be required to pay such fees or expenses to the other, if, immediately prior to the termination of this Agreement, the party to receive the fees or expenses was in material breach of its obligations under this Agreement; provided further, that any obligation on the part of Egghead to pay fees and expenses pursuant to
Section 11.1(c) or 11.1(d) above may be satisfied by Egghead by offsetting any such amounts against amounts owing from the Company to Egghead pursuant to the Bridge Loan Agreement (and the Promissory Note contemplated thereby), as provided therein.

11.2  DISCLOSURE STATEMENTS

      Any disclosure made with reference to one or more Sections of the Company Disclosure Statement or the Egghead Disclosure Statement shall be deemed disclosed with respect to each other section therein as to which such disclosure is relevant, provided that such relevance is reasonably apparent.

11.3  NOTICES

      All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by facsimile (subject to confirmation of receipt), or seven days after being mailed by first-class mail, postage prepaid and return receipt requested, in each case to the applicable addresses set forth below:

               If to the Company:

                    Surplus Software, Inc.
                    Suite 100
                    489 North 8th Street
                    Hood River, OR 97301
                    Attn:  Jonathan Brodeur, President
                    Facsimile:  (541) 387-6093

                    with a copy to:

                    Tonkon, Torp, Galen, Marmaduke & Booth
                    1600 Pioneer Tower
                    888 S.W. Fifth Avenue
                    Portland, OR 97204-2099
                    Attn:  Ronald L. Greenman, Esq.
                    Facsimile:  (503) 274-8779

               If to the Principal Shareholders or the Shareholder
               Representative:


                    To the Shareholder Representative at the address provided to the Company by written notice upon appointment of the Shareholder Representative.

               If to Egghead:

                    Egghead, Inc.
                    22705 East Mission Ave.
                    Liberty Lake, WA  99019
                    Attn:  George P. Orban, Chief Executive Officer
                    Facsimile:  (509) 921-7388

                    with a copy to:

                    Perkins Coie
                    1201 Third Avenue, 40th Floor
                    Seattle, WA  98101-3099
                    Attn:  Evelyn Cruz Sroufe, Esq.
                    Facsimile:  (206) 583-8500

or to such other address as such party shall have designated by notice so given to each other party.

11.4  AMENDMENTS


      This Agreement may be amended by Egghead and the Company at any time prior to the Effective Time; provided, however, that no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Common Stock or Company Preferred Stock shall be converted upon consummation of the Merger without the prior written consent of the Principal Shareholders. This Agreement may not be amended except by an instrument in writing signed by Egghead and the Company.

11.5  WAIVER

      At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

11.6  NO ASSIGNMENT

      This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns; provided, however, that except as otherwise expressly set forth in this Agreement, neither the rights nor the obligations of any party may be assigned or delegated without the prior written consent of the other parties.

11.7  ENTIRE AGREEMENT

      Except as otherwise provided herein, this Agreement (together with the Confidentiality Agreement, to the extent set forth in Section 7.6) embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. There are no representations, warranties or covenants by the parties hereto relating to such matter other than those expressly set forth in this Agreement (including the Company Disclosure Statement and the Egghead Disclosure Statement) and any writings expressly required hereby.

11.8  SPECIFIC PERFORMANCE; ARBITRATION

      The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that, prior to the Effective Time, any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper to enforce this Agreement or to prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief. Any controversies or claims arising out of or relating to this Agreement after the Effective Time shall be fully and finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA Rules"), conducted by one arbitrator either (a) mutually agreed upon by Egghead and the Shareholder Representative or (b) chosen in accordance with the AAA Rules, except that the parties thereto shall have any right to discovery as would be permitted by the Federal Rules of Civil Procedure for a period of 90 days following the commencement of such arbitration, and the arbitrator thereof shall resolve any dispute which arises in connection with such discovery. The prevailing party shall be entitled to costs, expenses and reasonable attorneys' fees, and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction identified in Section 11.12. For purposes of this Agreement, the prevailing party shall mean the party who more substantially prevailed in the prosecution of the claims asserted or the defense thereof (including prosecution and defense of any counterclaims) as determined by the arbitrator. Arbitration proceedings shall be conducted in Seattle, Washington.

11.9   REMEDIES CUMULATIVE

       All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

11.10  NO WAIVER

       The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

11.11  NO THIRD PARTY BENEFICIARIES

       This Agreement is not intended to be for the benefit of and shall not be enforceable by any Person who is not a party hereto except for the indemnification provisions contained in Section 7.7, which provisions may be enforced by any Indemnitee referred to therein and the provisions of Article X relating to indemnification, which provisions may be enforced by any officer, director or Affiliate of Egghead who has incurred Losses.

11.12  JURISDICTION

       Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Western District of Washington or any court of the state of Washington located in the city of Seattle in any action, suit or proceeding arising in connection with this Agreement and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 11.12 and shall not be deemed to be a general submission to the jurisdiction of said courts or in the state of Washington other than for such purpose. Egghead and the Company hereby waive any right to a trial by jury in connection with any such action, suit or proceeding.

11.13  GOVERNING LAW

       This Agreement and all disputes hereunder shall be governed by and construed and enforced in accordance with the internal laws of the State of Oregon, without regard to principles of conflict of laws.

11.14  HEADINGS

       The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Unless otherwise specified, (a) the terms "hereof" and "herein" and similar terms refer to this Agreement as a whole and (b) references herein to Articles or Sections refer to articles or sections of this Agreement.

11.15  COUNTERPARTS

       This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies, each signed by less than all, but together signed by all, the parties hereto.

     IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties set forth below.


EGGHEAD, INC.                           SURPLUS SOFTWARE, INC.


By:       /s/ George P. Orban           By:  /s/ Jonathan W. Brodeur
     --------------------------------        ---------------------------
     Name:  George P. Orban                  Name:  Jonathan W. Brodeur
            -------------------------               --------------------
     Title:  Chief Executive Officer         Title:  President
            -------------------------               --------------------



NORTH FACE MERGER SUB, INC.             PRINCIPAL SHAREHOLDERS:

By:       /s/ Brian W. Bender                /s/ David J. Barish
     --------------------------------   --------------------------------
     Name:  Brian W. Bender             Name:  David J. Barish
            -------------------------
     Title:  President
            -------------------------

                                             /s/ Gregory J. Boudreau
                                        --------------------------------
                                        Name:  Gregory J. Boudreau


                                             /s/ Jonathan W. Brodeur
                                        --------------------------------
                                        Name:  Jonathan W. Brodeur


                                             /s/ Stephen M. Wood
\                                       --------------------------------
                                        Name:  Stephen M. Wood


                                             /s/ Joseph Charno
                                        --------------------------------
                                        Name:  Joseph Charno


                                             /s/ Douglas Zimmerman
                                        --------------------------------
                                        Name:  Douglas Zimmerman

                                        Olympic Venture Partners III, L.P.
                                        By:  OVMC III, L.P.
                                        Its:  General Partner

                                        By:  /s/ Gerard H. Langeler
                                             ---------------------------
                                           Name:  Gerard H. Langeler
                                                  ----------------------
                                           Its:  General Partner
                                                 -----------------------

                                        OVP III Entrepreneurs Fund
                                        By:  OVMC III, L.P.
                                        Its:  General Partner

                                        By:  /s/ Gerard H. Langeler
                                             ---------------------------
                                           Name:  Gerard H. Langeler
                                                  ----------------------
                                           Its:  General Partner
                                                 -----------------------

                                        SV Capital Partners, L.P.
                                        By:  SV Capital Management, Inc.
                                        Its:  General Partner

                                        By:  /s/ W. H. Wagner
                                             ---------------------------
                                           Name:  W. H. Wagner
                                                  ----------------------
                                           Its:  Managing Director
                                                 -----------------------

                      AMENDMENT TO AGREEMENT AND PLAN OF MERGER


    AMENDMENT, dated as of May 23, 1997 (this "Amendment"), to the Agreement and Plan of Merger, dated as of April 30, 1997 (the "Merger Agreement"), among Egghead, Inc., a Washington corporation ("Egghead"), North Face Merger Sub, Inc., an Oregon corporation and a direct wholly owned subsidiary of Egghead ("Merger Sub"), Surplus Software, Inc., an Oregon corporation (the "Company"), and those shareholders of the Company listed on the signature pages hereto (the "Principal Shareholders").

                                 W I T N E S S E T H:

    WHEREAS, Egghead, Merger Sub, the Company and the Principal Shareholders have agreed to amend the Merger Agreement, subject to the terms and conditions of this Amendment;

    NOW, THEREFORE, the parties hereto hereby agree as follows:

1.  DEFINITIONS

    Capitalized terms used but not defined herein are used as defined in the Merger Agreement.

2.  AMENDMENTS TO THE MERGER AGREEMENT

    (a) The second paragraph of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

    "WHEREAS, the Boards of Directors of Egghead, Merger Sub and the Company each have determined that it is in the best interests of their respective shareholders for the Company to merge with and into Merger Sub upon the terms and subject to the conditions of this Agreement (the "Merger"); and"

    (b) The definition of "Merger" in Article I of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

     "Merger": The merger of the Company with and into Merger Sub as contemplated by this Agreement."

    (c) Section 2.1 of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

    "2.1  THE MERGER


          Upon the terms and subject to the conditions of this Agreement, at the Effective Time, the Company shall be merged with and into Merger Sub in accordance with the provisions of Oregon Law and with the effects provided under Oregon Law. The separate corporate existence of the Company shall thereupon cease, and Merger Sub shall be the Surviving Corporation and shall be governed by the laws of the State of Oregon."

    (d) Section 4.1(d) of the Merger Agreement is hereby deleted in its entirety; and the present Section 4.1(e) of the Merger Agreement is hereby redesignated as Section 4.1(d).

3.  MISCELLANEOUS

    Except as expressly amended and modified hereby, the Merger Agreement is hereby reaffirmed and remains in full force and effect. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment. This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Amendment shall be governed and construed in accordance with the internal laws of the State of Oregon, without regard to principles of conflict of laws.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective duly authorized representatives as of the date first above written.

                                       EGGHEAD, INC.


                                       By /s/ George P. Orban
                                          ------------------------------------
                                          Name:  George P. Orban
                                          Title:  Chairman


                                       NORTH FACE MERGER SUB, INC.


                                       By /s/ Brian W. Bender
                                          ------------------------------------
                                          Name:  Brian W. Bender
                                          Title:  President and Secretary


                                       SURPLUS SOFTWARE, INC.


                                       By /s/ Jonathan W. Brodeur
                                          ------------------------------------
                                          Name:  Jonathan W. Brodeur
                                          Title:  President


                                       PRINCIPAL SHAREHOLDERS

                                       /s/ David J. Barish
                                       ---------------------------------------
                                       David J. Barish


                                       /s/ Gregory J. Boudreau
                                       ---------------------------------------
                                       Gregory J. Boudreau

                                       /s/ Stephen M. Wood
                                       --------------------------------------
                                       Stephen M. Wood


                                       /s/ Joseph Charno
                                       --------------------------------------
                                       Joseph Charno


                                       /s/ Douglas Zimmerman
                                       --------------------------------------
                                       Douglas Zimmerman


                                       Olympic Venture Partners III, L.P.
                                       By:  OVMC III, L.P.
                                       Its:  General Partner


                                       /s/ Gerard H. Langeler
                                       --------------------------------------
                                       Gerard H. Langeler
                                       Its:  General Partner


                                       OVP III Entrepreneurs Fund
                                       By:  OVMC III, L.P.
                                       Its:  General Partner


                                       /s/ Gerard H. Langeler
                                       --------------------------------------
                                       Gerard H. Langeler
                                       Its:  General Partner


                                       SV Capital Partners, L.P.
                                       By:  SV Capital Management, Inc.
                                       Its:  General Partner


                                       /s/ W. H. Wagner
                                       --------------------------------------
                                       W. H. Wagner
                                       Its:  Managing Director

                                                                      ANNEX II



                                SHAREHOLDERS AGREEMENT


    This SHAREHOLDERS AGREEMENT (this "Agreement"), dated as of April 30, 1997, is made and entered into among Egghead, Inc., a Washington corporation ("Egghead"), Surplus Software, Inc., an Oregon corporation ("Seller"), and certain shareholders of Seller listed on Schedule A attached (individually, a "Seller Shareholder" and, collectively, the "Seller Shareholders").

                                       RECITALS

    A. Concurrently herewith, Egghead, North Face Merger Sub, Inc., an Oregon corporation and wholly owned subsidiary of Egghead ("Merger Sub"), and Seller have entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Merger Sub will merge with and into Seller (the "Merger"). Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Merger Agreement.

    B. Approval of the Merger Agreement by the Seller's shareholders and approval of the issuance of Egghead Common Shares in the Merger by Egghead's shareholders are each conditions to the consummation of the Merger.

    C. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code.

    D. As a condition to the parties' entering into the Merger Agreement, Egghead has required that the Seller Shareholders agree, and each of the Seller Shareholders have agreed, to enter into this Agreement.

                                      AGREEMENT

    In consideration of the foregoing and the mutual covenants contained herein, the parties hereto agree as follows:

    1.   REPRESENTATIONS AND WARRANTIES OF EACH SELLER SHAREHOLDER

    Each Seller Shareholder represents and warrants to Egghead that:

         (a)  GENERAL REPRESENTATIONS.

              (i) As of the date hereof, such Seller Shareholder owns beneficially or of record the number of Shares set forth on Schedule A hereto, and there are no outstanding proxies with respect to such Shares.

              (ii) Such Seller Shareholder has the requisite power to enter into this Agreement and to carry out his, her or its obligations hereunder. If such Seller Shareholder is a corporation or other entity, the execution and delivery of this Agreement by such Seller Shareholder and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of such Seller Shareholder.

              (iii) This Agreement is a legal and valid agreement and obligation binding upon such Seller Shareholder, enforceable against such Seller Shareholder in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally and by general equitable principles.

              (iv) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time or both) under, any provision of (A) in the case of a Seller Shareholder which is a corporation or other entity, its charter, bylaws or other organizational documents or (B) in the case of any Seller Shareholder, any agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Seller Shareholder or to his, her or its property or assets.

              (v) No consent, approval, order or authorization of, or registration, declaration or filing with, any court or Governmental Body, is required by or with respect to such Seller Shareholder in connection with the execution and delivery of this Agreement or the consummation by such Seller Shareholder of the transactions contemplated hereby.

        (b)   SECURITIES ACT COVENANTS AND REPRESENTATIONS.

              (i) Such Seller Shareholder has been advised that the offering, sale and delivery of Egghead Common Shares pursuant to the Merger will be registered under the Securities Act on a Registration Statement on Form S-4. Such Seller Shareholder has also been advised, however, that, to the extent such Seller

Shareholder is considered an Affiliate of Seller at the time the Merger Agreement is submitted for a vote of the shareholders of Seller, any public offering or sale by such Seller Shareholder of any Egghead Common Shares received by such Seller Shareholder in the Merger will, under current law, require (A) further registration under the Securities Act of such Egghead Common Shares to be sold by such Seller Shareholder or (B) compliance with Rule 145 promulgated by the SEC under the Securities Act or (C) the availability of another exemption from such registration under the Securities Act.

              (ii) Such Seller Shareholder has read this Agreement and the Merger Agreement and has discussed their requirements and other applicable limitations upon such Seller Shareholder's ability to sell, transfer or otherwise dispose of Egghead Common Shares, to the extent such Seller Shareholder believed necessary, with such Seller Shareholder's counsel or counsel for Seller.

              (iii) Such Seller Shareholder also understands that stop transfer instructions will be given to Egghead's transfer agent with respect to Egghead Common Shares and that a legend will be placed on the certificates for the Egghead Common Shares issued to such Seller Shareholder in the Merger, or any substitutions.

        (c)   TAX COVENANTS AND REPRESENTATIONS.

        In addition to, and not in lieu of, the representations set forth in clause (b) above, each Seller Shareholder represents and warrants to Egghead that, except for distributions permitted by clause (d) below, such Seller Shareholder does not now, and will not at the Effective Time, have any plan or intention to sell, transfer or otherwise dispose of a number of Egghead Common Shares to be received by such Seller Shareholder in the Merger that would reduce such Seller Shareholder's ownership of Egghead Common Shares to a number of shares having a value, as of the Effective Time, of less than 75% of the value of all of the formerly outstanding capital stock of Seller held by such Seller Shareholder as of the same date. Furthermore, each Seller Shareholder that will make a distribution permitted by clause (d) below represents and warrants that it does not now and will not at the Effective Time, and to its knowledge its partners do not now and will not at the Effective Time, have any plan or intention to sell, transfer or otherwise dispose of a number of Egghead Common Shares to be received by such Seller Shareholder in the Merger that would, taking into account any sales, transfers or dispositions by the Seller Shareholder described in the previous sentence, reduce the aggregate number of Egghead Common Shares held by such Seller Shareholder and its partners to a number having a value, as of the Effective Time, of less than 75% of the value of all of the Egghead Common Shares received by such Seller Shareholder in the Merger. For purposes of these representations, shares of Seller capital stock exchanged for cash or other property and Shares exchanged for cash in lieu of fractional Egghead Common Shares will be treated as outstanding Seller capital stock, and any Egghead Common Shares held by such Seller Shareholder on the date hereof and otherwise sold, redeemed or disposed of prior to or subsequent to the Effective Time will be considered in making this representation. Such representations will be relied upon by Perkins Coie in issuing the opinion at the Effective Time pursuant to
Section 8.3(e) of the Merger Agreement. Between the date of this Agreement and the Effective Time, each Seller Shareholder shall notify Perkins Coie and Egghead of any change or event that would cause this Section 1(c) to be untrue or inaccurate in any respect.

        (d)   CERTAIN PARTNERSHIPS.

        Notwithstanding the representations contained in clauses (b) and (c) above, after the Effective Time a Seller Shareholder which is and has been since its formation a general or limited partnership for income tax purposes, as determined under Section 7701 of the Code and the underlying Treasury Regulations, may distribute all or part of the Egghead Common Shares received by such Seller Shareholder in the Merger to all of its partners for no additional consideration and in a transaction in which no gain or loss is recognized for income tax purposes; provided, however, that (i) any such transfer shall be made pro rata based on each partner's ownership interest in such Seller Shareholder,
(ii) prior to any distribution pursuant to this clause (d), each partner of such Seller Shareholder shall agree in writing to be bound by the terms of clause (c) above to the same extent as the Seller Shareholder that transferred the Egghead Common Shares to such partner and (iii) the partnership interest in the Seller Shareholder held by each partner at the time of the distribution has been continuously held by such partner, and is unchanged from the proportionate interest held by such partner, since the execution of the Merger Agreement.

    2.  REPRESENTATIONS AND WARRANTIES OF EGGHEAD AND SELLER

        (a)   Egghead represents and warrants to the Seller Shareholders that:

              (i) Egghead is a corporation duly organized, validly existing and in good standing under the laws of the state of Washington.

              (ii) Egghead has the requisite corporate power to enter into this Agreement and to carry out its obligations hereunder.

              (iii) This Agreement is a legal and valid agreement and obligation binding upon Egghead, enforceable against Egghead in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally and by general equitable principles.

        (b)   Seller represents and warrants to Egghead that:

              (i) Seller is a corporation duly organized and validly existing under the laws of the state of Oregon.

              (ii) Seller has the requisite corporate power to enter into this Agreement and to carry out its obligations hereunder.

              (iii) This Agreement is a legal and valid agreement and obligation binding upon Seller, enforceable against Seller in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally and by general equitable principles.

    3.  OBLIGATION OF THE SELLER SHAREHOLDERS TO APPROVE MERGER

        (a) Each Seller Shareholder hereby irrevocably agrees to attend any special meeting of the shareholders of Seller called for the purpose of approving the Merger Agreement and/or the Merger (the "Seller Shareholders Meeting"), in person or by proxy, and to vote (or cause to be voted) all Shares, and any other voting securities of Seller, whether issued heretofore or hereafter, that such Seller Shareholder owns or has the right to vote, for approval and adoption of the Merger and the Merger Agreement, such agreement to vote to apply also to any adjournment or adjournments of the Seller Shareholders Meeting.

        (b)   To the extent inconsistent with the foregoing provisions of this
Section 3, each Seller Shareholder hereby revokes any and all previous proxies with respect to such Seller Shareholder's Shares or any other voting securities of Seller.

    4.  TERMINATION OF AGREEMENTS

    Subject to and effective upon consummation of the Merger, each Seller Shareholder hereby irrevocably waives, and agrees to execute any agreement providing for the termination of, (a) any and all preemptive rights, rights of first refusal or first offer and registration rights with respect to any Shares or other securities of Seller or any securities issued in exchange therefor and
(b) any and all stock purchase agreements or other agreements pursuant to which such securities were purchased from the Company and any and all shareholders agreements or other agreements among shareholders of the Company or between shareholders and the

Company, other than the promissory notes between Jonathan W. Brodeur and David
J. Barish and the Company.

    5.   TERMINATION

    This Agreement shall terminate on the earlier of (a) mutual written consent of the parties hereto or (b) the date on which the Merger Agreement is terminated in accordance with Article IX thereof. Upon the termination of this Agreement pursuant to this Section 5, none of the parties to this Agreement shall have any further obligation hereunder.

    6.   NOTICES

    All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by facsimile and confirmed by return facsimile, or seven days after being mailed by first-class mail, postage prepaid and return receipt requested in each case to the applicable addresses set forth below:

         If to Egghead:

              Egghead, Inc.
              22705 East Mission Ave.
              Liberty Lake, WA  99019
              Attn:  George P. Orban, Chief Executive Officer
              Facsimile:  (509) 921-7388

         with a copy to:

              Perkins Coie
              1201 Third Avenue, 40th Floor
              Seattle, Washington  98101-3099
              Attn.:  Evelyn Cruz Sroufe, Esq.
              Facsimile:  (206) 583-8500

         If to Seller:

              Surplus Software, Inc.
              489 North 8th Street, Suite 100
              Hood River, Oregon 97301
              Attn:  Jonathan Brodeur President
              Facsimile:  (541) 387-6093
         with a copy to:

              Tonkon, Torp, Galen, Marmaduke & Booth
              1600 Pioneer Tower
              888 S.W. Fifth Avenue
              Portland, OR  97204-2099
              Attn:  Ronald L. Greenman, Esq.
              Facsimile:  (503) 274-8779

         If to the Seller Shareholders, to their respective addresses set forth on Schedule A hereto, with copies to:

              Tonkon, Torp, Galen, Marmaduke & Booth
              1600 Pioneer Tower
              888 S.W. Fifth Avenue
              Portland, OR  97204-2099
              Attn:  Ronald L. Greenman, Esq.
              Facsimile:  (503) 274-8779

or to such other address as such party shall have designated by notice so given to each other party.

    7.   TRANSFER; ASSIGNMENT

    Neither this Agreement nor any of the rights, interests or obligations in this Agreement shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

    8.   AMENDMENT

    This Agreement cannot be amended or modified except by a written instrument executed by the parties to this Agreement who propose to be bound by the amendment or modification.

    9.   HEADINGS

    The headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of or affect the meaning or interpretation of this Agreement.

    10.  ENTIRE AGREEMENT

    This Agreement supersedes any and all oral or written agreements and understandings heretofore made relating to the subject matter hereof and contains the entire agreement of the parties hereto relating to the subject matter hereof.

    11.  GOVERNING LAW

    This Agreement shall be governed by and construed in accordance with the internal laws of the state of Oregon without regard to conflicts-of-laws principles.

    12.  REMEDIES

    Each party hereto acknowledges that the other parties to this Agreement may not have an adequate remedy at law for money damages if this Agreement is not performed by such party in accordance with its terms and, therefore, agrees that each party shall be entitled to specific performance of, and injunctive relief to prevent any violation of, the terms hereof, in addition to any other remedy or relief available at law or in equity, and further agrees not to take action, directly or indirectly, in opposition to any other party's seeking such specific enforcement or injunctive relief.

    13.  SEVERABILITY

    If any term of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such term to the other parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law; provided, however, that in such event the parties shall negotiate in good faith in an attempt to agree to another provision (in lieu of the term or application held to be invalid or unenforceable) that will be valid and enforceable and will carry out the parties' intentions hereunder.

    14.  NO WAIVER

    The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

    15.  NO THIRD PARTY BENEFICIARIES

    This Agreement is not intended to be for the benefit of and shall not be enforceable by any Person who or which is not a party hereto.

    16.  LIMITATION ON LIABILITY

    No Seller Shareholder shall have any liability hereunder for any actions or omissions of any other Seller Shareholder.

    17.  COUNTERPARTS

    This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which together constitute one and the same instrument.

    18.  AFFILIATE STATUS

    The execution of this Agreement by each of the Seller Shareholders shall not be deemed to be an admission by such Seller Shareholder that such Seller Shareholder is an "affiliate" of Seller within the meaning of Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

                        [This space intentionally left blank.]

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.





EGGHEAD, INC.                               SURPLUS SOFTWARE, INC.




By  /s/ Brian W. Bender                     By   /s/ Jonathan W. Brodeur
   --------------------------------            ---------------------------
  Its    Chief Financial Officer              Its     President
     -----------------------------                ------------------------



                                            SELLER SHAREHOLDERS:



                                              /s/ David J. Barish
                                            ------------------------------
                                            David J. Barish


                                            Address:


                                            14505 N.E. Richard Lane
                                            Newberg, OR 97132


                                              /s/ Gregory J. Boudreau
                                            ------------------------------
                                            Gregory J. Boudreau


                                            Address:


                                            2645 Kinsley Road
                                            Hood River, OR 97031


                                              /s/ Jonathan W. Brodeur
                                            ------------------------------
                                            Jonathan W. Brodeur


                                            Address:


                                            16 Prospect Avenue
                                            Hood River, OR 97031

                                              /s/ Stephen M. Wood
                                            ------------------------------
                                            Stephen M. Wood


                                            Address:


                                            5520 Skyline Drive
                                            Hood River, OR 97031


                                              /s/ Joseph Charno
                                            ------------------------------
                                            Joseph Charno


                                            Address:


                                            1773 SW North Star Loop
                                            Troutdale, OR  97060


                                              /s/ Douglas Zimmerman
                                            ------------------------------
                                            Douglas Zimmerman


                                            Address:


                                            4481 Tyler Drive
                                            Hood River, OR  97031


                                            SV Capital Partners, L.P.
                                            By:  SV Capital Management, Inc.
                                            Its:  General Partner


                                            By:  /s/ W. H. Wagner
                                               ---------------------------
                                              Name:  W. H. Wagner
                                                    ----------------------
                                              Its:  Managing Director
                                                   -----------------------


                                            Address:


                                            P.O. Box 460567
                                            San Antonio, Texas 78246-0567

                                            Olympic Venture Partners III, L.P.
                                            By:  OVMC III, L.P.
                                            Its:  General Partner


                                            By:  /s/ Gerald H. Langeler
                                                --------------------------
                                              Name:  Gerald H. Langeler
                                                   -----------------------
                                              Its:  General Partner
                                                   ------------------------


                                            Address:


                                            2420 Carillon Point
                                            Kirkland, WA 98033


                                            OVP III Entrepreneurs Fund
                                            By:  OVMC III, L.P.
                                            Its:  General Partner


                                            By:  Gerald H. Langeler
                                                --------------------------
                                              Name:  Gerald H. Langeler
                                                   -----------------------
                                              Its:  General Partner
                                                   ------------------------


                                            Address:


                                            2420 Carillon Point
                                            Kirkland, WA 98033

                                      SCHEDULE A
                                          TO
                                SHAREHOLDERS AGREEMENT



                                                           SHARES OF COMPANY
                                                               COMMON STOCK
                        SHARES OF      SHARES ISSUABLE        ISSUABLE UPON
                         COMPANY       UPON EXERCISE OF       CONVERSION OF
                         COMMON           OUTSTANDING            COMPANY
SELLER SHAREHOLDERS      STOCK             OPTIONS           PREFERRED STOCK        TOTALS
--------------------------------------------------------------------------------------------
David J. Barish          58,000                                                     58,000
--------------------------------------------------------------------------------------------
Gregory J. Boudreau   1,080,002                                                  1,080,002
--------------------------------------------------------------------------------------------
Jonathan Brodeur        205,334                                                    205,334
--------------------------------------------------------------------------------------------
Joseph Charno            33,334                                                     33,334
--------------------------------------------------------------------------------------------
Stephen M. Wood       1,106,668                                                  1,106,668
--------------------------------------------------------------------------------------------
Douglas Zimmerman        72,000                                                     72,000
--------------------------------------------------------------------------------------------
Olympic Venture
  Partners III, L.P.                                                304,878        304,878
--------------------------------------------------------------------------------------------
OVP III Entrepreneurs
  Fund                                                               15,244         15,244
--------------------------------------------------------------------------------------------
SV Capital Partners,
  L.P.                                                              228,659        228,659
--------------------------------------------------------------------------------------------
     TOTAL            2,555,338                                     548,781      3,104,119
--------------------------------------------------------------------------------------------


                                                                       ANNEX III

                            EMPLOYMENT AGREEMENT AMENDMENT


    This is an Amendment to the currently existing Employment Agreement (the "Employment Agreement") between SURPLUS SOFTWARE, INC. ("SSI") and GREGORY BOUDREAU ("Employee") dated May 15, 1996. The terms of this Amendment shall supersede and take precedence over any conflicting terms in the Employment Agreement and the Employment Agreement shall be deemed to be amended as provided herein. Terms defined in the Employment Agreement shall have the same meaning in this Amendment unless otherwise defined herein. This Amendment is entered into as of April 30, 1997.


                                       RECITALS


    SSI is a party to a Merger Agreement of even date herewith (the "Merger Agreement") pursuant to which SSI will merge with an acquisition subsidiary (the "Subsidiary") of Egghead, Inc. ("Egghead"). SSI and Employee desire to revise the Employment Agreement to reflect certain changes in the terms of Employee's employment with SSI following the merger of SSI and the Subsidiary (the "Merger").


    NOW, THEREFORE, the parties agree as follows:

    1.   CONDITION TO EFFECTIVENESS.

    This Amendment shall become effective automatically at, but not until, the effective time of the Merger as provided in the Merger Agreement.

    2.   DEFINITION OF EMPLOYMENT AGREEMENT.

    The term "Employment Agreement" as used in this Amendment shall mean the Employment Agreement referred to above and the Assignment of Inventions and Confidentiality Agreement referenced as Exhibit A in such Employment Agreement. A breach of the Assignment of Inventions and Confidentiality Agreement will be deemed to be a breach of the Employment Agreement.

    3.   TERMINATION.

         (a) In the event of termination of the employment of Employee by SSI without cause within three years following the effective time of the Merger, Employee shall be paid, upon delivery to SSI of a general release of liability by Employee in a form acceptable to SSI, one hundred percent (100%) of the annual base monthly salary payable to Employee in effect at the effective date of the Merger for a period of twelve (12) months from the date of termination, payable in substantially equal installments at the same intervals as other employees of SSI are paid, and during such twelve (12) month period SSI shall continue to provide any health insurance coverage previously provided by SSI for Employee at SSI's cost; provided that in the event of a breach of the Assignment of Inventions and Confidentiality Agreement by Employee, SSI's obligations to make such payments and to provide such health insurance coverage shall terminate and shall be of no further force and effect.

         (b) The provisions of paragraph 3(a) above shall supersede, take precedence over and replace the first sentence in paragraph 7.6 of the Employment Agreement.

         (c) The definition of "for cause" in the Employment Agreement is modified in the following respects: clauses (a), (b), (e) and (f) are revised in their entirety to read as follows:

              (a) failure or refusal to carry out the directions of the Board of Directors of SSI, or directions of the Egghead Board of Directors communicated to Employee, which directions are reasonably consistent with the duties herein set forth to be performed by Employee;

              (b) violation of a state or federal criminal law involving the commission of a crime against SSI or Egghead or a felony;

              (e) any incident compromising Employee's reputation or ability to represent SSI (or if requested by Egghead, to represent Egghead) with the public;

              (f) any act or omission which substantially impairs the business, good will or reputation of SSI or Egghead; or any other material breach of the Employment Agreement.


    4.   OPTIONS.

    Employee's rights with respect to existing stock options are set forth in the Merger Agreement. Following the effective date of the Merger, Employee will be allowed to participate in Egghead's employee stock option plan.

    5.   BONUS.

    At or promptly after the effective date of the Merger, SSI shall pay Employee a cash bonus of three hundred sixty one thousand, six hundred sixty seven dollars

($361,667). Such bonus shall be in addition to, and shall not be in lieu of, any other bonus to which Employee may be entitled under the Employment Agreement.

    6.   LIFE INSURANCE PREMIUMS.

    Immediately upon the effectiveness of this Amendment, paragraph 6 of the Employment Agreement shall be deleted and shall be of no further force and effect. The parties intend that Employee shall thenceforth pay for the life insurance policy therein mentioned and that Employee's salary after the Merger shall have been increased by an amount sufficient to permit Employee to assume the cost of premiums on such life insurance policy, net of applicable taxes and payroll deductions, out of such salary increase.

    7.   BENEFITS.

    Following the Merger becoming effective, the fringe benefit programs concerning 401(k) contributions and medical benefits (the "SSI Benefit Programs") applicable to Employee will continue or, if inferior to the benefits under similar programs then being offered by Egghead to its employees ("Egghead Benefits"), will be replaced by such Egghead Benefits.

    8.   PROPRIETARY INFORMATION REGARDING EGGHEAD.

    The term "Proprietary Information" in the Assignment of Inventions and Confidentiality Agreement shall be deemed to include confidential information regarding Egghead known to Employee, and such information regarding Egghead shall be treated as Proprietary Information for all purposes under the Assignment of Inventions and Confidentiality Agreement as though specifically included therein.

    9.   SALARY ADJUSTMENT.

    At the effective date of the Merger, Employee's base salary shall be adjusted to a new annual rate of one hundred thousand dollars ($100,000) per year.

    NOW, THEREFORE, the parties have executed this Amendment as of date first set forth above.

SURPLUS SOFTWARE, INC.




By  /s/ Jonathan Brodeur                       /s/ Gregory Boudreau
   --------------------------------         -------------------------
    Its    President                           Gregory Boudreau
       ---------------------------

                            EMPLOYMENT AGREEMENT AMENDMENT


    This is an Amendment to the currently existing Amended and Restated Employment Agreement (the "Employment Agreement") between SURPLUS SOFTWARE, INC. ("SSI") and JONATHAN BRODEUR ("Employee") dated May 15, 1996. The terms of this Amendment shall supersede and take precedence over any conflicting terms in the Employment Agreement and the Employment Agreement shall be deemed to be amended as provided herein. Terms defined in the Employment Agreement shall have the same meaning in this Amendment unless otherwise defined herein. This Amendment is effective April 30, 1997.

                                       RECITALS

    SSI is a party to a Merger Agreement of even date herewith (the "Merger Agreement") pursuant to which SSI will merge with an acquisition subsidiary (the "Subsidiary") of Egghead, Inc. ("Egghead"). SSI and Employee desire to revise the Employment Agreement to reflect certain changes in the terms of Employee's employment with SSI following the merger of SSI and the Subsidiary (the "Merger").

    NOW, THEREFORE, the parties agree as follows:

    1.   CONDITION TO EFFECTIVENESS.

    This Amendment shall become effective automatically at, but not until, the effective time of the Merger as provided in the Merger Agreement.

    2.   DEFINITION OF EMPLOYMENT AGREEMENT.

    The term "Employment Agreement" as used in this Amendment shall mean the Employment Agreement referred to above and the Assignment of Inventions and Confidentiality Agreement referenced as Exhibit A in such Employment Agreement. A breach of the Assignment of Inventions and Confidentiality Agreement will be deemed to be a breach of the Employment Agreement.

    3.   TERMINATION.

         (a) In the event of termination of the employment of Employee by SSI without cause within three years following the effective time of the Merger, Employee shall be paid, upon delivery to SSI of a general release of liability by Employee in a form acceptable to SSI, one hundred percent (100%) of the annual base monthly salary payable to Employee in effect at the effective date of the Merger for a period of twelve (12) months from the date of termination, payable in substantially equal installments at the same intervals as other employees of SSI are paid, and during such twelve (12) month period SSI shall continue to provide any health insurance coverage previously provided by SSI for Employee at SSI's cost; provided that in the event of a breach of the Assignment of Inventions and Confidentiality Agreement by Employee, SSI's obligations to make such payments and to provide such health insurance coverage shall terminate and shall be of no further force and effect.

         (b) The provisions of paragraph 3(a) above shall supersede, take precedence over and replace the first sentence in paragraph 6.6 of the Employment Agreement.

         (c) The definition of "for cause" in the Employment Agreement is modified in the following respects: clauses (a), (b), (e) and (f) are revised in their entirety to read as follows:

              (a) failure or refusal to carry out the directions of the Board of Directors of SSI, or directions of the Egghead Board of Directors communicated to Employee, which directions are reasonably consistent with the duties herein set forth to be performed by Employee;

              (b) violation of a state or federal criminal law involving the commission of a crime against SSI or Egghead or a felony;

              (e) any incident compromising Employee's reputation or ability to represent SSI (or if requested by Egghead, to represent Egghead) with the public;

              (f) any act or omission which substantially impairs the business, good will or reputation of SSI or Egghead; or any other material breach of the Employment Agreement.

    4.   OPTIONS.

    Employee's rights with respect to existing stock options are set forth in the Merger Agreement.

    Following the effective date of the Merger, Employee will be allowed to participate in Egghead's employee stock option plan.

    5.   BONUS.

    At or promptly after the effective date of the Merger, SSI shall pay Employee a cash bonus of one hundred eighty six thousand, six hundred sixty six dollars ($186,666). Such bonus shall be in addition to, and shall not be in lieu of, any other bonus to which Employee may be entitled under the Employment Agreement.

    6.   LIFE INSURANCE PREMIUMS.

    The parties intend that Employee shall thenceforth pay for the life insurance policy therein mentioned and that Employee's salary after the Merger shall have been increased by an amount sufficient to permit Employee to assume the cost of premiums on such life insurance policy, net of applicable taxes and payroll deductions, out of such salary increase.

    7.   BENEFITS.

    Following the Merger becoming effective, the fringe benefit programs concerning 401(k) contributions and medical benefits (the "SSI Benefit Programs") applicable to Employee will continue or, if inferior to the benefits under similar programs then being offered by Egghead to its employees ("Egghead Benefits"), will be replaced by such Egghead Benefits.

    8.   PROPRIETARY INFORMATION REGARDING EGGHEAD.

    The term "Proprietary Information" in the Assignment of Inventions and Confidentiality Agreement shall be deemed to include confidential information regarding Egghead known to Employee, and such information regarding Egghead shall be treated as Proprietary Information for all purposes under the Assignment of Inventions and Confidentiality Agreement as though specifically included therein.

    9.   SALARY ADJUSTMENT.

    At the effective date of the Merger, Employee's base salary shall be adjusted to a new annual rate of one hundred fifteen thousand dollars ($115,000) per year.

    NOW, THEREFORE, the parties have executed this Amendment as of date first set forth above.

SURPLUS SOFTWARE, INC.




By  /s/ Jonathan Brodeur                       /s/ Jonathan Brodeur
   --------------------------------         -------------------------
    Its    President                          Jonathan Brodeur
       ---------------------------

                            EMPLOYMENT AGREEMENT AMENDMENT


    This is an Amendment to the currently existing Employment Agreement (the "Employment Agreement") between SURPLUS SOFTWARE, INC. ("SSI") and STEPHEN WOOD ("Employee") dated May 15, 1996. The terms of this Amendment shall supersede and take precedence over any conflicting terms in the Employment Agreement, and the Employment Agreement shall be deemed to be amended a provided herein. Terms defined in the Employment Agreement shall have the same meaning in this Amendment unless otherwise defined herein. This Amendment is entered into as of April 30, 1997.

                                       RECITALS

    SSI is a party to a Merger Agreement dated of even date herewith (the "Merger Agreement") pursuant to which SSI will merge with an acquisition subsidiary (the "Subsidiary") of Egghead, Inc. ("Egghead"). SSI and Employee desire to revise the Employment Agreement to reflect certain changes in the terms of Employee's employment with SSI following the merger of SSI and the Subsidiary (the "Merger").

    NOW, THEREFORE, the parties agree as follows:

    1.   CONDITION TO EFFECTIVENESS.

    This Amendment shall become effective automatically at, but not until, the effective time of the Merger as provided in the Merger Agreement.

    2.   DEFINITION OF EMPLOYMENT AGREEMENT.

    The term "Employment Agreement" as used in this Amendment shall mean the Employment Agreement referred to above and the Assignment of Inventions and Confidentiality Agreement referenced as Exhibit A in such Employment Agreement. A breach of the Assignment of Inventions and Confidentiality Agreement will be deemed to be a breach of the Employment Agreement.

    3.   TERMINATION.

         (a) In the event of termination of the employment of Employee by SSI without cause within three years following the effective time of the Merger, Employee shall be paid, upon delivery to SSI of a general release of liability by Employee in a form acceptable to SSI, one hundred percent (100%) of the annual base monthly salary payable to Employee in effect at the effective date of the Merger for a period of twelve (12) months from the date of termination, payable in substantially equal installments at the same intervals as other employees of SSI are paid, and during such twelve (12) month period SSI shall continue to provide any health insurance coverage previously provided by SSI for Employee at SSI's cost; provided that in the event of a breach of the Assignment of Inventions and Confidentiality Agreement by Employee, SSI's obligations to make such payments and to provide such health insurance coverage shall terminate and shall be of no further force and effect.

         (b) The provisions of paragraph 3(a) above shall supersede, take precedence over and replace the first two sentences in paragraph 7.6 of the Employment Agreement.

         (c) The definition of "for cause" in the Employment Agreement is modified in the following respects: clauses (a), (b), (e) and (f) are revised in their entirety to read as follows:

              (a) failure or refusal to carry out the directions of the Board of Directors of SSI, or directions of the Egghead Board of Directors communicated to Employee, which directions are reasonably consistent with the duties herein set forth to be performed by Employee;

              (b) violation of a state or federal criminal law involving the commission of a crime against SSI or Egghead or a felony;

              (e) any incident compromising Employee's reputation or ability to represent SSI (or if requested by Egghead, to represent Egghead) with the public;

              (f) any act or omission which substantially impairs the business, good will or reputation of SSI or Egghead; or any other material breach of the Employment Agreement.

    4.   OPTIONS.

    Employee's rights with respect to existing stock options are set forth in the Merger Agreement. Following the effective date of the Merger, Employee will be allowed to participate in Egghead's employee stock option plan.

    5.   BONUS.

    At or promptly after the effective date of the Merger, SSI shall pay Employee a cash bonus of three hundred sixty one thousand, six hundred sixty seven ($361,667).
                                         -2-

  Such bonus shall be in addition to, and shall not be in lieu of, any other bonus to which Employee may be entitled to under the Employment Agreement.

    6.   LIFE INSURANCE PREMIUMS.

    The parties intend that Employee shall thenceforth pay for the life insurance policy therein mentioned and that Employee's salary after the Merger shall have been increased by an amount sufficient to permit Employee to assume the cost of premiums on such life insurance policy, net of applicable taxes and payroll deductions, out of such salary increase.

    7.   BENEFITS.

    Following the Merger becoming effective, the fringe benefit programs concerning 401(k) contributions and medical benefits (the "SSI Benefit Programs") applicable to Employee will continue or, if inferior to the benefits under similar programs then being offered by Egghead to its employees ("Egghead Benefits"), will be replaced by such Egghead Benefits.

    8.   PROPRIETARY INFORMATION REGARDING EGGHEAD.

    The term "Proprietary Information" in the Assignment of Inventions and Confidentiality Agreement shall be deemed to include confidential information regarding Egghead known to Employee, and such information regarding Egghead shall be treated as Proprietary Information for all purposes under the Assignment of Inventions and Confidentiality Agreement as though specifically included therein.

    9.   SALARY ADJUSTMENT.

    At the effective date of the Merger, Employee's base salary shall be adjusted to a new annual rate of one hundred thousand dollars ($100,000) per year.

    NOW, THEREFORE, the parties have executed this Amendment as of date first set forth above.

SURPLUS SOFTWARE, INC.




By  /s/ Jonathan Brodeur                      /s/ Stephen Wood
   --------------------------------         ------------------------------
    Its    President                             Stephen Wood
       ---------------------------

                                                                 ANNEX IV

                   [DONALDSON, LUFKIN & JENRETTE LETTERHEAD]


                                April 30, 1997




Board of Directors
Egghead, Inc.
22705 East Mission Road
Liberty Lake, WA  99019

Dear Sirs:

     You have requested our opinion as to the fairness from a financial point of view to Egghead, Inc. ("Egghead") and its shareholders of the consideration to be paid by Egghead pursuant to the terms of the Agreement and Plan of Merger dated as of April 30, 1997 (the "Agreement"), by and among Egghead, North Face Merger Sub, Inc., a wholly owned subsidiary of Egghead ("Merger Sub"), Surplus Software, Inc. ("Surplus") and those shareholders of Surplus identified on the signature pages thereto, pursuant to which Merger Sub will be merged (the "Merger") with and into Surplus.

     Pursuant to the Agreement, (i) all outstanding shares of common stock, no par value, of Surplus ("Surplus Common Stock") and all outstanding shares of Series A Preferred Stock, no par value, of Surplus ("Surplus Preferred Stock") will be converted into shares of common stock, par value $.01 per share, of Egghead ("Egghead Common Stock"), and (ii) all outstanding options to purchase shares of Surplus Common Stock will be converted into options to acquire shares of Egghead Common Stock. The aggregate consideration payable in the Merger on account of all outstanding shares of Surplus Common Stock and Surplus Preferred Stock and options to purchase shares of Surplus Common Stock will be 5,600,000 shares of Egghead Common Stock (including shares of Egghead Common Stock issuable upon conversion of shares of Surplus Common Stock and Surplus Preferred Stock and shares of Egghead Common Stock subject to options) (the "Merger Consideration").

     In arriving at our opinion, we have reviewed drafts dated April 14, 1997 of the Agreement, the Bridge Loan Documents, the Registration Rights Agreement and the other Exhibits to the Agreement. We also have reviewed financial and other information that was publicly available or furnished to us by Egghead and Surplus including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of Surplus and Egghead prepared by their respective managements. In addition, we have compared certain financial and securities data of Egghead and Surplus with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of Egghead Common Stock and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

     In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Egghead and Surplus or their respective representatives, or that was otherwise reviewed by us. In particular, we have discussed with the managements of Egghead and Surplus the opportunities for obtaining operating efficiencies as a result of the Merger. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of Egghead and Surplus as to the future operating and financial performance of Egghead and Surplus. We have not made any independent evaluation of Surplus's assets or liabilities or any independent verification of any of the information reviewed by us, and you have acknowledged that we have not assumed any responsibility for making any such evaluation or verification.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may occur which would affect our opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion as to the prices at which Egghead Common Stock will actually trade at any time. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by Egghead's Board of Directors, nor does it address the Board's decision to proceed with the Merger in lieu of other uses of capital or Egghead Common Stock. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed transaction.

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. DLJ has performed investment banking and other services for Egghead in the past, including acting as financial advisor to Egghead in connection with the sale of its corporate, government and education division to Software Spectrum, Inc. in May 1996, and has been compensated for such services. In addition, Steven E. Lebow, a managing director of DLJ, is a member of Egghead's Board of Directors.

     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Merger Consideration to be paid by Egghead pursuant to the Agreement is fair to Egghead and the holders of Egghead Common Stock from a financial point of view.

                              Very truly yours,

                              DONALDSON, LUFKIN & JENRETTE
                              SECURITIES CORPORATION



                              By: Steven J. Dietz
                                  ----------------------------------
                                  Steven J. Dietz
                                  Senior Vice President

                                                                         ANNEX V



                             1995 OREGON REVISED STATUTES
                        TITLE 7. CORPORATIONS AND PARTNERSHIPS
                           CHAPTER 60. PRIVATE CORPORATIONS
                                  DISSENTERS' RIGHTS
                   (RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES)



60.551.  DEFINITIONS FOR 60.551 TO 60.594.

    As used in ORS 60.551 to 60.594:
    (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.
    (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.
    (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under ORS 60.554 and who exercises that right when and in the manner required by ORS 60.561 to 60.587.
    (4) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.
    (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.
    (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
    (7) "Shareholder" means the record shareholder or the beneficial shareholder.

(1987 c. 52 s 124; 1989 c. 1040 s 30)

60.554.  RIGHT TO DISSENT.

    (1) Subject to subsection (2) of this section, a shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate acts:
    (a) Consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by ORS 60.487 or the articles of incorporation and the shareholder is entitled to vote on the merger or if the corporation is a subsidiary that is merged with its parent under ORS 60.491;
    (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;
    (c) Consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;
    (d) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:
    (A) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; or
    (B) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under ORS 60.141; or
    (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
    (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under ORS 60.551 to 60.594 may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.
    (3) Dissenters' rights shall not apply to the holders of shares of any class or series if the shares of the class or series were registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System as a National Market System issue on the record date for the meeting of shareholders at which the corporate action described in subsection (1) of this section is to be approved or on the date a copy or summary of the plan of merger is mailed to shareholders under ORS 60.491, unless the articles of incorporation otherwise provide.

(1987 c. 52 s 125; 1989 c. 1040 s 31; 1993 c. 403 s 9)

60.557.  DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

    (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares regarding which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.
    (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:
    (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and
    (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

(1987 c. 52 s 126)

60.561.  NOTICE OF DISSENTERS' RIGHTS.

    (1) If proposed corporate action creating dissenters' rights under ORS
60.554 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under ORS 60.551 to 60.594 and be accompanied by a copy of ORS 60.551 to 60.594.
    (2) If corporate action creating dissenters' rights under ORS 60.554 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send the shareholders entitled to assert dissenters' rights the dissenters' notice described in ORS 60.567.

(1987 c. 52 s 127)

60.564.  NOTICE OF INTENT TO DEMAND PAYMENT.

    (1)  If proposed corporate action creating dissenters' rights under ORS
60.554 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights shall deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated and shall not vote such shares in favor of the proposed action.
    (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter.

(1987 c. 52 s 128)

60.567.  DISSENTERS' NOTICE.

    (1)  If proposed corporate action creating dissenters' rights under ORS
60.554 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of ORS 60.564.
    (2) The dissenters' notice shall be sent no later than 10 days after the corporate action was taken, and shall:
    (a) State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;
    (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
    (c) Supply a form for demanding payment that includes the date of the first announcement of the terms of the proposed corporate action to news media or to shareholders and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;
    (d) Set a date by which the corporation must receive the payment demand. This date may not be fewer than 30 nor more than 60 days after the date the subsection (1) of this section notice is delivered; and
    (e)  Be accompanied by a copy of ORS 60.551 to 60.594.

(1987 c. 52 s 129)

60.571.  DUTY TO DEMAND PAYMENT.

    (1) A shareholder sent a dissenters' notice described in ORS 60.567 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to ORS 60.567 (2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.
    (2) The shareholder who demands payment and deposits the shareholder's shares under subsection (1) of this section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
    (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

(1987 c. 52 s 130)

60.574.  SHARE RESTRICTIONS.

    (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under ORS 60.581.
    (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

60.577   PAYMENT.

    (1) Except as provided in ORS 60.584, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with ORS 60.571, the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.
    (2)  The payment must be accompanied by:
    (a) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year and the latest available interim financial statements, if any;
    (b)  A statement of the corporation's estimate of the fair value of the shares;
    (c)  An explanation of how the interest was calculated;
    (d) A statement of the dissenter's right to demand payment under ORS 60.587; and
    (e)  A copy of ORS 60.551 to 60.594.

(1987 c. 52 s 132; 1987 c. 579 s 4)

60.581.  FAILURE TO TAKE ACTION.

    (1) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
    (2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under ORS 60.567 and repeat the payment demand procedure.

(1987 c. 52 s 133)

60.584.  AFTER-ACQUIRED SHARES.

    (1) A corporation may elect to withhold payment required by ORS 60.577 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.
    (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares plus accrued interest and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of such demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares an explanation of how the interest was calculated and a statement of the dissenter's right to demand payment under ORS 60.587.

(1987 c. 52 s 134)

60.587.  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

    (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under ORS
60.577 or reject the corporation's offer under ORS 60.584 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:
    (a) The dissenter believes that the amount paid under ORS 60.577 or offered under ORS 60.584 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;
    (b) The corporation fails to make payment under ORS 60.577 within 60 days after the date set for demanding payment; or
    (c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.
    (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within 30 days after the corporation made or offered payment for the dissenter's shares.

(1987 c. 52 s 135)

60.591.  COURT ACTION.

    (1) If a demand for payment under ORS 60.587 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand under ORS 60.587 and petition the court under subsection (2) of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
    (2) The corporation shall commence the proceeding in the circuit court of the county where a corporation's principal office is located, or if the principal office is not in this state, where the corporation's registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
    (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
    (4) The jurisdiction of the circuit court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the court order appointing them, or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
    (5) Each dissenter made a party to the proceeding is entitled to judgment for:

    (a) The amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation; or
    (b) The fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under ORS 60.584.

(1987 c. 52 s 136)

60.594.  COURT COSTS AND COUNSEL FEES.

    (1) The court in an appraisal proceeding commenced under ORS 60.591 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under ORS 60.587.

    (2) The court may also assess the fees and expenses of counsel and experts of the respective parties in amounts the court finds equitable:
    (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of ORS 60.561 to 60.587; or
    (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.
    (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to counsel reasonable fees to be paid out of the amount awarded the dissenters who were benefited.

(1987 c. 52 s 137)

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). Section 10 of the Restated Bylaws of the registrant (Exhibit
3.2 hereto) provides for indemnification of the registrant's directors and officers to the maximum extent permitted by Washington law.

    Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, self-dealing or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article VII of the Restated Articles of Incorporation of the registrant (Exhibit 3.1 hereto) contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the registrant and its shareholders.

    Officers and directors of the registrant are covered by insurance (with certain exceptions and certain limitations) that indemnifies them against losses and liabilities arising from certain alleged "wrongful acts," including alleged errors or misstatements, or certain other alleged wrongful acts or omissions constituting neglect or breach of duty.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits

           2.1X Agreement and Plan of Merger, dated April 30, 1997 (included as Annex I to the Joint Proxy Statement/Prospectus).

     (i)   3.1  Restated Articles of Incorporation of Egghead, Inc.

   (vii)   3.2  Restated Bylaws of Egghead, Inc.

           5.1X Opinion of Perkins Coie regarding legality of Egghead Common Shares.

           8.1X Opinion of Perkins Coie as to certain federal income tax consequences.

    (ix)  10.1* Microsoft 1995/1996 Channel Agreement dated July 1, 1995, as amended through January 1, 1996.

     (x)  10.2* Amendment No. 1 to the Microsoft 1995/1996 Channel Agreement, with attached addenda and amendments to the addenda of such Agreement, through June 30, 1997.

     (x)  10.3** Form of Change of Control Agreement.

     (x)  10.4** Executive Deferred Compensation Plan and related documents effective July
                  1, 1996.
          10.5  Intentionally left blank.
          10.6  Intentionally left blank.
          10.7  Intentionally left blank.
          10.8  Intentionally left blank.

     (v)  10.9* Reseller Agreement with WordPerfect Corporation dated April 1, 1994.

    (vi)  10.10* Microsoft 1994/1995 Channel Agreement dated July 1, 1994.

    (vi)  10.11* Addendum to the Microsoft 1994/1995 Channel Agreement dated July 1, 1994.

   (vii)  10.11a Amendment No. 1 to the Addendum to the Microsoft 1994/1995 Channel
                  Agreement (appointment as a Large Account Reseller) dated July 1994.

    (vi)  10.12* Follow-up letter dated August 2, 1994, from Microsoft regarding Microsoft
                  1994/1995 Channel Agreement dated July 1, 1994.

   (vii)  10.13* Addendum to the 1994/1995 Microsoft Channel Agreement dated January 1995.

          10.14 Intentionally left blank.

          10.15 Lease, as amended, dated June 9, 1988, between Sammamish Park Place I
                  Limited Partnership as Landlord and DJ&J Software Corporation as Tenant
                  regarding registrant's administrative headquarters. (Previously filed with registrant's Form 10-K for the fiscal year ended April 1, 1989, as
                  Exhibit 10.46.)

          10.16 First Amendment to June 9, 1988 Lease between Sammamish Park Place I
                  Limited Partnership and DJ&J Software Corporation dated October 4, 1989.
                  (Previously filed with registrant's Form 10-K for the fiscal year ended
                  March 31, 1990, as Exhibit 10.46a.)

          10.17 Lease dated March 23, 1992 between Sammamish Park Place II Limited
                  Partnership as Landlord and DJ&J Software Corporation as Tenant
                  regarding registrant's administrative headquarters. (Previously filed with registrant's Form 10-K for the fiscal year ended March 28, 1992, as
                  Exhibit 10.47.)

          10.18 Lease Termination and Rent Payment Agreement between Sammamish Park Place
                  II Limited Partnership as Landlord and DJ&J Software Corporation as
                  Tenant regarding registrant's administrative headquarters. (Previously filed with registrant's Form 10-Q for the quarter ended July 2, 1994.)

    (vi)  10.18a First Amendment to Lease Termination and Rent Payment Agreement between
                  Sammamish Park Place II Limited Partnership as Landlord and DJ&J
                  Software Corporation as Tenant.

    (vi)  10.18b Second Amendment to Lease Termination and Rent Payment Agreement between
                  Sammamish Park Place II Limited Partnership as Landlord and DJ&J
                  Software Corporation as Tenant.

   (iii)  10.19 Lease dated March 23, 1989, between The CHY Company as Landlord and DJ&J
                  Software Corporation as Tenant regarding registrant's Sacramento distribution facility.

   (iii)  10.20 First amendment to lease between The CHY Company as Landlord and DJ&J
                  Software as Tenant regarding registrant's Sacramento distribution facility.

     (x)  10.21 Lease dated May 15, 1995 between Central Valley Limited Liability Company as Lessor and DJ&J Software Corporation d/b/a Egghead Software as
                  Lessee, regarding registrant's Sacramento distribution facility, with attached Exercise of Option extending lease term date to September 30,
                  1998.

     (i)  10.22 Lease Agreement dated January 7, 1988 with Granite Properties, a limited partnership, as Landlord and DJ&J Software Corporation, as Tenant,
                  regarding registrant's Lancaster distribution facility.
          10.23 Intentionally left blank.

          10.24 Intentionally left blank.

  (viii)  10.25 Asset Purchase Agreement by and among Software Spectrum, Inc., Egghead,
                  Inc. and DJ&J Software Corporation dated as of March 23, 1996 with
                  Exhibits 4.11 and 4.12 thereto.

          10.26 Intentionally left blank.

          10.27 Form of Indemnification Agreement between registrant and its directors.
                  (Previously filed with registrant's Form 10-Q for the quarter ended
                  December 31, 1994 as same exhibit number.)

          10.28 Form of Indemnification Agreement between DJ&J Software Corporation and its directors. (Previously filed with registrant's Form 10-Q for the quarter ended December 31, 1994 as same exhibit number.)

    (vi)  10.29 Revolving Loan Agreement dated September 30, 1994 among Seattle-First
                  National Bank and U.S. Bank of Washington, National Association,
                  Egghead, Inc. and DJ&J Software Corporation.

          10.30 Revolving Loan Agreement dated September 30, 1993 among Seattle-First
                  National Bank and U.S. Bank of Washington, National Association,
                  Egghead, Inc. and DJ&J Software Corporation. (Previously filed with registrant's Form 10-Q for the quarter ended October 16, 1993, as same exhibit number.)

          10.31 Intentionally left blank.

          10.32 Intentionally left blank.

          10.33** Executive employment agreement between Egghead, Inc. and Terence M. Strom dated June 28, 1993. (Previously filed with registrant's Form 10-Q for the quarter ended October 16, 1993, as Exhibit 10.34.)

    (ii)  10.34** Egghead, Inc. 1989 Executive Retention Incentive Stock Option Plan.

    (ii)  10.35** Egghead, Inc. 1989 Executive Retention Incentive Stock Option Agreement
                  between Egghead, Inc. and Stuart M. Sloan dated February 23, 1989.

    (ii)  10.36** Egghead, Inc. 1989 Executive Retention Non-Qualified Stock Option
                  Agreement between Egghead, Inc. and Stuart M. Sloan dated February 23,
                  1989.

   (iii)  10.36a** Amendment No. 1 to Egghead, Inc. 1989 Executive Retention Non-Qualified
                  Stock Option Agreement between Egghead, Inc. and Stuart M. Sloan dated
                  April 17, 1991.

          10.37 Intentionally left blank.

          10.38 Intentionally left blank.

    (ii)  10.39** Egghead, Inc. 1989 Executive Retention Incentive Stock Option Agreement
                  between Egghead, Inc. and Ronald A. Weinstein dated February 23, 1989.

   (iii)  10.39a** Amendment No. 1 to Egghead, Inc. 1989 Executive Retention Incentive Stock
                  Option Agreement between Egghead, Inc. and Ronald A. Weinstein dated
                  April 17, 1991.

    (ii)  10.40** Egghead, Inc. 1989 Executive Retention Non-Qualified Stock Option
                  Agreement between Egghead, Inc. and Ronald A. Weinstein dated February
                  23, 1989.

   (iii)  10.40a** Amendment No. 1 to Egghead, Inc. 1989 Executive Retention Non-Qualified
                  Stock Option Agreement between Egghead, Inc. and Ronald A. Weinstein dated April 17, 1991.

          10.41 Intentionally left blank.

          10.42 Intentionally left blank.

    (ii)  10.43** Egghead, Inc. 1989 Executive Retention Incentive Stock Option Agreement
                  between Egghead, Inc. and Matthew J. Griffin dated February 23, 1989.

    (ii)  10.44** Egghead, Inc. 1989 Executive Retention Non-Qualified Stock Option
                  Agreement between Egghead, Inc. and Matthew J. Griffin dated February
                  23, 1989.

   (iii)  10.44a** Egghead, Inc. 1989 Executive Retention Non-Qualified Stock Option
                  Agreement between Egghead, Inc. and Matthew J. Griffin dated April 17,
                  1991.

          10.45 Intentionally left blank.

          10.46 Intentionally left blank.

          10.47 Intentionally left blank.

          10.48** Egghead, Inc. 1989 Employee Stock Purchase Plan. (Previously filed with registrant's Form S-8 dated June 23, 1990, as Exhibit 10.)

          10.49** Egghead, Inc. 1993 Stock Option Plan. (Previously filed with registrant's
                  Form 10-Q dated for the quarter ended October 16, 1993, as Exhibit
                  10.31.)

    (ix)  10.50** Egghead, Inc. Restated Nonemployee Director Stock Option Plan.

     (x)  10.51** Resignation & Release Agreement between Peter F. Grossman and Egghead,
                  Inc. and DJ&J Software Corporation effective April 29, 1997.

     (x)  10.52** Resignation & Release Agreement between Ronald J. Smith and Egghead, Inc.
                  and DJ&J Software Corporation effective February 15, 1997.

     (x)  10.53** Resignation & Release Agreement between Terrence M. Strom and Egghead,
                  Inc. and DJ&J Software Corporation effective February 15, 1997.

          21.1X List of subsidiaries of Egghead, Inc.

          23.1X Consent of Arthur Andersen LLP.

          23.2X Consent of KPMG Peat Marwick LLP.

          23.3X Consent of Donaldson Lufkin & Jenrette.

          23.4X Consent of Perkins Coie (contained in the opinions filed as Exhibits 5.1 and 8.1 hereto).

          24.1X Power of Attorney (contained on signature page).

          27.1X Financial Data Schedule

          99.1X Form of Proxy for Special Meeting to be mailed to Egghead Shareholders.

------------------------

  X Filed herewith.

 (i) Previously filed with registrant's Registration Statement on Form S-1, Registration No. 33-21472, as same exhibit number.

 (ii) Previously filed with registrant's Form 8-K dated February 23, 1989, as Exhibits 10.1 to 10.13.

 (iii) Previously filed with registrant's Form 10-K for the fiscal year ended March 29, 1992, as same exhibit number.

 (iv) Reserved.

 (v) Previously filed with registrant's Form 10-K for the fiscal year ended April 2, 1994, as same exhibit number.

 (vi) Previously filed with registrant's Form 10-Q for the quarter ended October 1, 1994.

 (vii) Previously filed with registrant's Form 10-K for the fiscal year ended April 1, 1995, as same exhibit number.

(viii) Previously filed with registrant's Form 8-K dated March 23, 1996, as
     Exhibit 2.1.

 (ix) Previously filed with registrant's Form 10-K for the fiscal year ended March 30, 1996, as same exhibit number.

 (x) Previously filed with registrant's Form 10-K for the fiscal year ended March 29, 1997, as same exhibit number.

   * Confidential portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to an Application for Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Each exhibit has been marked to identify the confidential portions that are omitted.

  ** Designates management contract or compensatory plan or arrangement.

ITEM 22. UNDERTAKINGS.

    The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act), that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 promulgated under the Securities Act, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

    The registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Liberty Lake, State of Washington, on July 14, 1997.

                                EGGHEAD, INC.

                                By                GEORGE P. ORBAN
                                     -----------------------------------------
                                                  George P. Orban
                                              CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    Each person whose individual signature appears below hereby authorizes George P. Orban and Brian W. Bender, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the following capacities on July 14, 1997.

          SIGNATURE                        TITLE
------------------------------  ---------------------------

       GEORGE P. ORBAN
------------------------------  Chairman of the Board and
       George P. Orban            Chief Executive Officer

       BRIAN W. BENDER
------------------------------  Secretary and Chief
       Brian W. Bender            Financial Officer

      RICHARD P. COOLEY
------------------------------  Director
      Richard P. Cooley

       ERIC P. ROBISON
------------------------------  Director
       Eric P. Robison

       TERENCE M. STROM
------------------------------  Director
       Terence M. Strom

       SAMUEL N. STROUM
------------------------------  Director
       Samuel N. Stroum

      MELVIN A. WILMORE
------------------------------  Director
      Melvin A. Wilmore